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As filed with the Securities and Exchange Commission on March 26, 2004

Registration No. 333-113585

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIED MOTION TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	3825 (Primary standard industrial classification code number)	84-0518115 (I.R.S. Employer Identification No.)
23 Inverness Way East, Suite 150 Englewood, Colorado 80112 (303) 799-8520 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

RICHARD D. SMITH, Chief Executive Officer
Allied Motion Technologies Inc.
23 Inverness Way East, Suite 150
Englewood, Colorado 80112
(303) 799-8520
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
JAMES J. TANOUS, Esq.	ELAM M. HITCHNER, III, Esq.
Jaeckle Fleischmann & Mugel, LLP	Pepper Hamilton LLP
800 Fleet Bank Building	3000 Two Logan Square
Twelve Fountain Plaza	Philadelphia, Pennsylvania 19103-2799
Buffalo, New York 14202-2292	(215) 981-4000
(716) 856-0600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement is declared effective and all other conditions to the merger (the "Merger") of Owosso Corporation ("Owosso" or the "Company") with and into AMOT, Inc., a wholly-owned subsidiary of Allied Motion Technologies Inc. (the "Registrant" or "Allied Motion"), pursuant to the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

        If the securities registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(5)

Common Stock	532,125(2)	N/A	$178,262(1)	$ 22.59

Warrants	300,000(3)	N/A	$1,305,000(6)	$165.34

Subordinated Debt Securities	$500,000(4)		$500,000	$ 63.35

Total			$1,983,262	$251.28

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act, based on the product of (a) 532,125 and (b) $.335, the average of the bid and asked price for shares of Owosso Common Stock, as reported on the Over-the-Counter Bulletin Board on March 9, 2004.

(2)
This Registration Statement relates to the common stock, no par value per share, of the Registrant (the "Allied Motion Common Stock") estimated to be issuable to holders of Owosso's no par value common stock (the "Owosso Common Stock") and holders of preferred stock, $0.01 par value per share, of Owosso (the "Owosso Preferred Stock" and, together with Owosso Common Stock, the "Owosso Stock") in connection with the Merger. The number of shares to be registered pursuant to this Registration Statement is based upon the maximum number of shares of Allied Motion Common Stock expected to be issued in connection with the Merger, calculated as (a) the product of 5,824,306, the aggregate number of shares of Owosso Common Stock outstanding on March 9, 2004 and an exchange ratio of .068 per share of Allied Motion Common Stock for each share of Owosso Common Stock and (b) the product of 1,071,428, the aggregate number of shares of Owosso Preferred Stock outstanding on March 9, 2004 and an exchange ratio of .127 per share of Allied Motion Common Stock for each share of Owosso Preferred Stock.

(3)
Based on the maximum number of warrants to purchase the Registrant's common stock expected to be issued in connection with the Merger, calculated as the product of (a) 1,071,428, the aggregate number of shares of Owosso Preferred Stock outstanding on March 9, 2004 and (b) an exchange ratio of 0.28 per share of Owosso Preferred Stock.

(4)
This is the maximum principal amount of subordinated debt securities that may be issued to holders of Owosso Preferred Stock in connection with the Merger.

(5)
Previously paid on March 15, 2004. The registration fee has been calculated pursuant to Section 6(b) of the Securities Act and Fee Advisory #7 for Fiscal Year 2004 issued by the Securities and Exchange Commission (SEC) on January 26, 2004 by multiplying .00012670 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

(6)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the product of (a) 300,000 and (b) $4.35, the average of the high and low prices for Allied Motion Common Stock on March 9, 2004.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS OF ALLIED MOTION TECHNOLOGIES INC.	PROXY STATEMENT OF OWOSSO CORPORATION

MERGER PROPOSAL

To the Shareholders of Owosso Corporation:

        You are cordially invited to attend a Special Meeting of shareholders of Owosso Corporation ("Owosso") to be held at the offices of Pepper Hamilton LLP, 30th Floor, Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania, on April 27, 2004, at 10:00 a.m., local time.

        At the Special Meeting, you will be asked to adopt and approve the merger agreement dated February 10, 2004 pursuant to which Owosso has agreed to merge with and into AMOT, Inc., a wholly-owned subsidiary of Allied Motion Technologies Inc., a publicly-traded Colorado corporation ("Allied Motion"). If the merger is completed, each outstanding share of Owosso's no par value common stock (other than shares held by holders who validly perfect appraisal rights under Pennsylvania law) will be exchanged for .068 of a share of the no par value common stock of Allied Motion (the "Allied Motion Common Stock"). Each outstanding share of Owosso's $.01 par value Class A convertible preferred stock (the "Owosso Preferred Stock") will be exchanged for:

  •
  cash in the amount of $.9333 per share;

  •
  .127 of a share of Allied Motion Common Stock; and

  •
  a warrant to purchase .28 shares of Allied Motion Common Stock.

        In the event that the custom motors and gear motors design and manufacturing business currently operated by Owosso's wholly-owned subsidiary, Stature Electric Inc., achieves certain gross revenue during the calendar year ending December 31, 2004, Allied Motion will also issue up to $500,000 in subordinated promissory notes on a prorated basis to holders of Owosso Preferred Stock. In connection with the consummation of the merger, Allied Motion expects to issue approximately 532,200 shares of Allied Motion Common Stock, representing approximately 9.6% of the Allied Motion Common Stock outstanding as of February 10, 2004.

        After careful consideration, the Owosso Board of Directors unanimously adopted and approved the merger agreement and has determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Owosso. The Owosso Board of Directors recommends that you vote "FOR" the adoption and approval of the merger agreement.

        At the special meeting, shares of Owosso Common Stock and Owosso Preferred Stock will vote together as a single class, with each share of Owosso Common Stock having one vote and each share of Owosso Preferred Stock having one vote for each share of Owosso Common Stock into which it is then convertible, and the adoption and approval of the merger agreement will require the affirmative vote of at least a majority of such shares cast at the special meeting. In addition, the affirmative vote at the special meeting of a majority of the outstanding shares of Owosso Preferred Stock, voting as a single class, is required to approve and adopt the merger agreement.

        In connection with the merger agreement, each of George B. Lemmon, Jr., The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese entered into agreements with Allied Motion pursuant to which they agreed to vote their shares of Owosso Common Stock (representing, in the aggregate, approximately 63.37% of the outstanding shares of Owosso Common Stock) and Owosso Preferred Stock (representing, in the aggregate, 100% of the outstanding shares of Owosso Preferred Stock) in favor of the adoption and approval of the merger agreement, and have granted an irrevocable proxy to vote their shares of Owosso Common Stock and Owosso

Preferred Stock, as applicable, in favor of the adoption and approval of the merger agreement to certain representatives of Allied Motion.

        Allied Motion Common Stock is listed on the NASDAQ Small Cap Market under the symbol "AMOT," and Owosso Common Stock is quoted on the OTCBB under the symbol "OWOS.BB." Based upon the closing price of Allied Motion Common Stock on the NASDAQ Small Cap Market on March 25, 2004, the last practicable trading day date before the printing of this proxy statement/prospectus, Allied Motion Common Stock had a value of $4.04 per share. You should be aware that, because the number of shares of Allied Motion Common Stock you will receive in connection with the merger is based on a fixed exchange ratio, the value of Allied Motion Common Stock is subject to change.

        The Owosso Board of Directors has fixed the close of business on March 26, 2004 as the record date for the determination of Owosso shareholders entitled to notice of, and to vote at, the Special Meeting.

        This document is a prospectus of Allied Motion relating to the issuance of shares of Allied Motion Common Stock in connection with the merger and a proxy statement for Owosso to use in soliciting proxies for the Special Meeting.

        We strongly urge you to read and consider carefully this proxy statement/prospectus in its entirety, including the matters discussed in this proxy statement/prospectus under the section entitled "Risk Factors" beginning on page 7.

        Whether or not you plan to attend the Special Meeting in person, please take the time to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card(s) and promptly returning the card(s) in the accompanying prepaid envelope.

George B. Lemmon, Jr. President and Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE ALLIED MOTION COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This joint proxy statement/prospectus is dated March 26, 2004, and is first being mailed to Owosso shareholders on or about March 30, 2004.

22543 Fisher Road
P.O. Box 6660
Watertown, New York 13601

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on April 27, 2004

To the Shareholders of Owosso Corporation:

        Owosso Corporation ("Owosso") will hold a special meeting of its shareholders at the offices of Pepper Hamilton LLP, 30th Floor, Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania, local time, on April 27, 2004 at 10:00 a.m., for the following purposes:

  (1)
  To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 10, 2004, by and among Allied Motion Technologies Inc., a Colorado corporation ("Allied Motion"), Owosso Corporation, a Pennsylvania corporation, and AMOT, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Allied Motion, a copy of which is attached as Appendix A to the accompanying proxy statement/prospectus.

  (2)
  To transact any other business that may properly come before the meeting and any adjournment or postponement of the special meeting.

        These items are more fully described in the proxy statement/prospectus that accompanies this notice. We encourage you to read the proxy statement/prospectus carefully.

        Only holders of Owosso's Common Stock or Preferred Stock at the close of business on March 26, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the special meeting, shares of Owosso Common Stock and Owosso Preferred Stock will vote together as a single class, with each share of Owosso Common Stock having one vote and each share of Owosso Preferred Stock having one vote, or one vote for each share of Owosso Common Stock into which each share of Owosso Preferred Stock is then convertible, and the adoption and approval of the merger agreement will require the affirmative vote of at least a majority of such shares cast at the special meeting. In addition, the affirmative vote at the special meeting of a majority of the outstanding shares of Owosso Preferred Stock, voting as a single class, is required to approve and adopt the merger agreement.

        In connection with the merger agreement, each of George B. Lemmon, Jr., The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese entered into agreements with Allied Motion pursuant to which they agreed to vote their shares of Owosso Common Stock (representing, in the aggregate, approximately 63.37% of the outstanding shares of Owosso Common Stock) and Owosso Preferred Stock (representing, in the aggregate, 100% of the outstanding shares of Owosso Preferred Stock) in favor of the adoption and approval of the merger agreement, and have granted an irrevocable proxy to vote their shares of Owosso Common Stock and Owosso Preferred Stock, as applicable, in favor of the adoption and approval of the merger agreement to certain representatives of Allied Motion.

        All Owosso shareholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card(s) as promptly as possible to ensure your representation at the special meeting. We have enclosed a postage prepaid envelope for that purpose. It is important that you return your proxy to ensure the satisfaction of the quorum requirements for the conduct of business at the special meeting of shareholders. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting.

By Order of the Board of Directors
George B. Lemmon, Jr. President and Chief Executive Officer

March 26, 2004

        PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

IMPORTANT

        This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of Owosso Corporation to its shareholders and a prospectus of Allied Motion Technologies Inc. for the shares of Allied Motion Common Stock that Allied Motion will issue to Owosso shareholders in connection with the merger.

        Except as otherwise specifically noted, references to "shares of Owosso Common Stock" or "Owosso common shares" refer to shares of Owosso Common Stock, par value $0.01 per share; references to "shares of Owosso Preferred Stock" or "Owosso preferred shares" refer to shares of Owosso Class A Convertible Preferred Stock, par value $0.01 per share; and references to "outstanding shares of Owosso Common Stock," "outstanding Owosso common shares," "outstanding shares of Owosso Preferred Stock" or "outstanding Owosso preferred shares" do not include shares held by Owosso or by any wholly-owned subsidiary of Owosso.

        Except as otherwise specifically noted, references to "shares of Allied Motion Common Stock" refer to shares of Allied Motion Common Stock, no par value per share, and references to "outstanding shares of Allied Motion Common Stock" do not include shares held by Allied Motion or by any wholly-owned subsidiary of Allied Motion.

        Selected information from this proxy statement/prospectus is highlighted in this proxy statement/prospectus under the section entitled "Questions and Answers About the Merger" beginning on page i and "Summary" beginning on page 1. However, these sections do not include all of the information that may be important to you. To better understand the merger agreement and the merger contemplated by the merger agreement, and for a complete description of their legal terms, you should carefully read this entire proxy statement/prospectus, including the appendices.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
The Companies
The Merger
Owosso Stock Options
Interests of Certain Persons in the Merger
Votes Required; Voting Agreements
Reasons for the Merger
Recommendations to Owosso Shareholders
Non-Solicitation Covenant
Conditions to Completion of the Merger
Termination of the Merger Agreement
Termination Fee
Resale of Allied Motion Common Stock
Accounting Treatment
Comparison of Shareholder Rights
Appraisal Rights
Tax Consequences
Certain Historical and Pro Forma Per Share Data
Comparative Per Share Market Price Information and Dividend Policy
RISK FACTORS
Risk Factors Relating to the Merger
Risk Factors Relating to Allied Motion
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE OWOSSO SPECIAL MEETING
Time and Place; Purposes
Record Date
Recommendation of the Owosso Board of Directors
Quorum; Votes Required for Approval
Voting; Revocation of Proxies
Persons Making the Solicitation; Solicitation Expenses
Voting Securities and Principal Holders Thereof
THE MERGER
Background to the Merger
Recommendation of the Owosso Board of Directors
Owosso's Reasons for the Merger
Allied Motion's Reasons for the Merger
Material United States Federal Income Tax Consequences
Appraisal Rights
Effects on the Market for Owosso Common Stock
Exchange Act Registration
Accounting Treatment for the Merger
Resale of Allied Motion Common Stock
Leased Employee Agreement
INTERESTS OF CERTAIN PERSONS IN THE MERGER
MATERIAL CONTACTS BETWEEN ALLIED MOTION AND OWOSSO
THE MERGER AGREEMENT
General Terms of the Merger Agreement
Treatment of Securities in the Merger
Exchange of Certificates
Issuance of Subordinated Notes

Representations and Warranties
Covenants
Acquisition Transactions
Owosso Shareholder Approval
NASDAQ Quotation
Indemnification; Insurance
Employee Matters
Additional Covenants
Conditions to the Merger
Termination of the Merger Agreement; Effects of Termination
Amendment; Extension; Waiver
Assignment
Fees and Expenses
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
INFORMATION ABOUT ALLIED MOTION
Business
Properties
Legal Proceedings
Comparative Per Share Market Price Information and Dividend Policy
Allied Motion Selected Historical Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Quantitative and Qualitative Disclosures About Market Risk
Independent Auditors' Report
Allied Motion Consolidated Balance Sheets
Allied Motion Consolidated Statements of Operations
Allied Motion Consolidated Statements of Stockholders' Investment
Allied Motion Consolidated Statements of Cash Flows
Allied Motion Notes to Consolidated Financial Statements
Directors of Allied Motion
Executive Officers of Allied Motion
Summary of Compensation of Executive Officers
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Employment Agreements With Executive Officers
Change in Control Arrangements
Compensation Committee Interlocks and Insider Participation
Compensation of Directors
INFORMATION ABOUT OWOSSO CORPORATION
Business
Properties
Legal Proceedings
Owosso Selected Historical Consolidated Financial Data
Condensed Consolidated Statements of Operations (Unaudited)
Condensed Consolidated Balance Sheets (Unaudited)
Condensed Consolidated Statements of Cash Flows (Unaudited)
Notes to Condensed Consolidated Financial Statements (Unaudited)
Independent Auditors' Report
Owosso Consolidated Statements of Operations
Owosso Consolidated Balance Sheets
Owosso Consolidated Statements of Changes in Stockholders' (Deficit) Equity
Owosso Consolidated Statements of Cash Flows
Notes to Owosso's Consolidated Financial Statements
Management's Discussion and Analysis of Financial Condition and Results of Operations
Quantitative and Qualitative Disclosures About Market Risk

COMPOSITION OF THE BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT OF THE SURVIVING CORPORATION
DESCRIPTION OF ALLIED MOTION CAPITAL STOCK
Authorized Capitalization
Voting Rights
Dividends
Rights Upon Liquidation
Relationship to Preferred Stock
Transfer Agent
DESCRIPTION OF THE WARRANTS
General
Exercise of Warrants
No Rights or Obligations As Shareholders
Adjustments
Consolidation, Merger, etc.
Reservation of Common Stock
DESCRIPTION OF THE SUBORDINATED NOTES
General
Subordination
Events of Default
COMPARISON OF SHAREHOLDER RIGHTS
Corporate Governance
Authorized Capital Stock
Board Authority to Issue Capital Stock
Voting Power of Capital Stock
Board of Directors
Shareholder Meetings
Voting Rights with respect to Extraordinary Corporate Transactions
Indemnification of Directors, Officers and Employees
Limitation of Liability of Directors
Dissenters' and Appraisal Rights
Payment of Dividends
Additional Rights of Owosso Preferred Stock Holders
Business Combinations and Anti-Takeover Provisions
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
MISCELLANEOUS
APPENDIX A	Agreement and Plan of Merger, dated as of February 10, 2004, by and among Allied Motion Technologies Inc., AMOT, Inc. and Owosso Corporation.
APPENDIX B	Dissenter's Rights Provisions (Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended).

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What am I being asked to vote on?

A:
Owosso shareholders are being asked to approve and adopt the Agreement and Plan of Merger, dated as of February 10, 2004, by and among Allied Motion, Owosso and AMOT, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Allied Motion. Under the merger agreement, Owosso would merge with and into AMOT with AMOT surviving the merger as a wholly-owned subsidiary of Allied Motion, as more fully described below in this proxy statement/prospectus.

Q:
What will happen to my shares of Owosso Common Stock and Owosso Preferred Stock after the merger?

A:
Following completion of the merger and in the absence of proper exercise of appraisal rights with respect to your shares of Owosso Common Stock, your shares of Owosso Preferred Stock and Owosso Common Stock will represent solely the right to receive the merger consideration described below, and trading in shares of Owosso Common Stock on the OTC Bulletin Board will cease. Price quotations for Owosso Common Stock will no longer be available, and Owosso will cease filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Q:
Does the Owosso board of directors recommend the approval of the merger agreement?

A:
Yes. The Owosso Board of Directors has unanimously approved the merger and recommends that you vote "FOR" the adoption and approval of the merger agreement. As more fully described in this proxy statement/prospectus, the Owosso board of directors considered many factors in deciding to recommend the adoption and approval of the merger agreement, including the risk of remaining independent and the value of the merger consideration as compared to remaining independent.

Q:
Why has the merger been proposed?

A:
As more fully described in this proxy statement/prospectus, the Owosso Board of Directors has proposed the merger because, in its business judgment, it believes that the merger represents the strategic alternative that is in the best interest of Owosso and is even more favorable to Owosso than Owosso's continuing to operate as an independent company.

Q:
What will I receive in exchange for my shares of Owosso Common Stock and Owosso Preferred Stock?

A:
If you own shares of Owosso Common Stock, you will receive .068 of a share of Allied Motion Common Stock in exchange for each share of Owosso Common Stock owned at the time we complete the merger (unless you properly exercise appraisal rights). If you own shares of Owosso Preferred Stock, in exchange for each share of Owosso Preferred Stock owned at the time we complete the merger you will receive:

  •
  cash in the amount of $.9333,

  •
  .127 of a share of Allied Motion Common Stock, and

  •
  warrants to purchase .28 of a share of Allied Motion Common Stock.

  In addition, in the event that the custom motors and gear motors design and manufacturing business currently operated by Owosso's wholly-owned subsidiary, Stature Electric Inc., achieves certain gross revenue during the calendar year ending December 31, 2004, Allied Motion will also issue up to $500,000 in subordinated promissory notes on a prorated basis to holders of Owosso Preferred Stock.

i

  Allied Motion will not issue fractional shares of Allied Motion Common Stock. Any Owosso shareholder otherwise entitled to receive a fractional share of Allied Motion Common Stock will receive a cash payment instead of a fractional share.

Q:
Where will shares of Allied Motion Common Stock be traded?

A:
Allied Motion Common Stock is currently traded on the NASDAQ Small Cap Market under the symbol "AMOT."

Q:
What will happen to my options to purchase shares of Owosso Common Stock?

A:
Prior to the effective time of the merger, Owosso will accelerate the vesting of all outstanding options and, upon consummation of the merger, each option holder will be entitled to receive a payment from Owosso in cash for each vested stock option he or she then holds equal to the excess, if any, of $.30 over the exercise price for each vested stock option. For a more detailed description of the conversion of Owosso stock options in connection with the merger, see the section of this proxy statement/prospectus entitled "The Merger—Stock Options" beginning on page 32.

Q:
What vote of Owosso shareholders is needed to approve and adopt the merger agreement?

A:
At the special meeting, shares of Owosso Common Stock and Owosso Preferred Stock will vote together as a single class, with each share of Owosso Common Stock having one vote and each share of Owosso Preferred Stock having one vote, or one vote for each share of Owosso Common Stock into which each share of Owosso Preferred Stock is then convertible, and the adoption and approval of the merger agreement will require the affirmative vote of at least a majority of such shares cast at the special meeting. In addition, the affirmative vote at the special meeting of a majority of the outstanding shares of Owosso Preferred Stock, voting as a single class, is required to approve and adopt the merger agreement.

  In connection with the merger agreement, each of George B. Lemmon, Jr., The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese entered into agreements with Allied Motion pursuant to which they agreed to vote their shares of Owosso Common Stock (representing, in the aggregate, approximately 63.37% of the outstanding shares of Owosso Common Stock) and Owosso Preferred Stock (representing, in the aggregate, 100% of the outstanding shares of Owosso Preferred Stock) in favor of the merger, and have granted an irrevocable proxy to vote their shares of Owosso Common Stock and Owosso Preferred Stock, as applicable, in favor of the merger agreement to certain representatives of Allied Motion.

Q:
Are the Allied Motion shareholders also required to approve the merger agreement?

A:
Allied Motion has determined that the approval of the merger agreement by its shareholders is not necessary.

Q:
When and where will Owosso hold the special meeting of Owosso shareholders?

A:
Owosso will hold the special meeting of Owosso shareholders at the offices of Pepper Hamilton LLP, 30th Floor, Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania, on April 27, 2004, beginning at 10:00 a.m., local time.

Q:
What rights do I have if I oppose the merger?

A:
You can vote against the merger by indicating a vote against the proposal on your proxy card(s) and signing and mailing your proxy card(s), or by voting against the merger in person at the special meeting. Under Pennsylvania law, dissenting Owosso shareholders have the right to receive the appraised value of their shares of common stock in connection with the proposed merger. For a detailed discussion of these rights, see the section of this proxy statement/prospectus entitled "The Merger—Appraisal Rights" beginning on page 23.

Q:
Will Owosso shareholders be taxed on the Allied Motion Common Stock that they receive in exchange for their shares of Owosso Common Stock and Owosso Preferred Stock?

A:
Yes. It is intended that the merger constitute a taxable sale of assets and liquidation of Owosso under the Internal Revenue Code, and Allied Motion and Owosso have agreed to treat the merger consistently with this intention for all purposes at all times prior to and following the closing of the transactions contemplated by the merger agreement, unless required to do otherwise by law. For a more detailed description of the tax consequences to you of the merger, see the section of this proxy statement/prospectus entitled "The Merger—Material United States Federal Income Tax Consequences" beginning on page 22.

Q:
What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, indicate on your proxy card(s) how you want to vote on the merger agreement. Please note that Owosso is providing separate proxy cards for holders of Owosso Common Stock and Owosso Preferred Stock. If you hold both Owosso Common Stock and Owosso Preferred Stock, please complete and return both of the provided proxy cards. Then sign, date and mail your proxy card(s) in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

  If you sign, date and send in your proxy card, but do not indicate how you want to vote on the merger agreement proposal, your proxy card will be voted in favor of such proposal.

  After the merger is completed, Owosso shareholders will receive written instructions and a letter of transmittal for exchanging their shares of Owosso Common Stock and/or Owosso Preferred Stock for shares of Allied Motion Common Stock, warrants to purchase common stock and cash instead of fractional shares of Allied Motion Common Stock.

  Please do not send in your Owosso stock certificates until you receive the instructions and letter of transmittal.

Q:
If my shares of Owosso Common Stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the proposed merger agreement.

Q:
May I change my vote even after submitting a proxy card?

A:
Yes. If you are a holder of record, there are three ways you can change your proxy instructions after you have submitted your proxy card. First, you may send a written notice revoking your proxy to the person to whom you submitted your proxy. Second, you may complete and submit a new proxy card. The latest proxy actually received by Owosso before the special meeting of Owosso shareholders will be counted, and any earlier proxies will be revoked. Third, you may attend the Owosso special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke your proxy.

  If your shares are held in the name of a broker or nominee and you have instructed your broker or nominee to vote your shares, you must follow the directions you receive from your broker or nominee in order to change or revoke your vote.

Q:
What happens if I sell my shares of Owosso Common Stock or Owosso Preferred Stock before the special meeting?

A:
The record date for the Owosso special meeting is earlier than the expected completion date of the merger. If you held your shares of Owosso Common Stock or Owosso Preferred Stock on the record date but have transferred those shares after the record date and before the merger, you will retain your right to vote at the Owosso special meeting but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your shares of Owosso Common Stock or Owosso Preferred Stock.

Q:
Should I send in my Owosso stock certificates now?

A:
No. After the merger is completed, we will send you written instructions for exchanging your Owosso stock certificates.

Q:
When do you expect to complete the merger?

A:
Owosso and Allied Motion are working to complete the merger as quickly as possible. We currently expect to complete the merger in the second quarter of 2004, although we cannot assure you that all conditions to the completion of the merger will be satisfied by then.

Q:
Who should I contact if I have questions about the merger and need additional copies of the proxy statement?

A:
If you have more questions about the merger or would like additional copies of the accompanying proxy statement/prospectus, you should contact:

    Jeffrey Swanson
    Corporate Controller
    Owosso Corporation
    22543 Fisher Road, PO Box 6660
    Watertown, NY 13601
    (315) 782-5910

        Owosso has supplied all information contained in this proxy statement/prospectus relating to Owosso, and Allied Motion has supplied all information contained in this proxy statement/prospectus relating to Allied Motion.

SUMMARY

        The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the merger agreement, you should carefully read this entire document. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information" beginning on page 157.

        Throughout this proxy statement/prospectus when we use the term "we," "us," or "our," we are referring to both Allied Motion and Owosso.

The Companies

Allied Motion Technologies Inc.
23 Inverness Way East, Suite 150
Englewood, CO 80112
Phone: (303) 799-8520

        Allied Motion Technologies Inc. (NASDAQ: AMOT), formerly known as Hathaway Corporation, and which is referred to in this proxy statement/prospectus as Allied Motion, designs, manufactures and sells motor and servo motion products primarily for the Commercial Motor, Industrial Motion Control, and Aerospace and Defense markets. Three companies form the core of Allied Motion: Computer Optical Products, Inc.; Emoteq Corporation; and Motor Products Corporation.

Owosso Corporation
22543 Fisher Road, PO Box 6660
Watertown, NY 13601
Phone: (315) 782-5910

        Owosso Corporation (OTCBB: OWOS.BB), which is referred to in this proxy statement/prospectus as Owosso, conducts business through it sole operating subsidiary, Stature Electric, Inc. Stature Electric, Inc., which is referred to in this proxy statement/prospectus as "Stature", which represents Owosso's historical motors segment, is a custom designer and manufacturer of motors and gear motors, including alternate current (AC), direct current (DC) and universal.

AMOT, Inc.
c/o Allied Motion Technologies Inc.
23 Inverness Way East, Suite 150
Englewood, CO 80112
Phone: (303) 799-8520

        AMOT, Inc., a Pennsylvania corporation, which is referred to in this proxy statement/prospectus as AMOT, is a wholly-owned subsidiary of Allied Motion created solely for the purpose of effecting the merger.

The Merger

        In the merger, Owosso will merge with and into AMOT, with AMOT continuing as the surviving corporation after the merger as a direct or indirect wholly-owned subsidiary of Allied Motion. In the merger, each share of Owosso Common Stock (unless the holder properly exercises appraisal rights) will be converted into the right to receive .068 of a share of Allied Motion Common Stock and each share of Owosso Preferred Stock will be converted into:

  •
  cash in the amount of $.9333,

  •
  .127 of a share of Allied Motion Common Stock, and

  •
  warrants to purchase .28 of a share of Allied Motion Common Stock.

In addition, in the event that the custom motors and gear motors design and manufacturing business currently operated by Stature achieves certain gross revenue during the calendar year ending December 31, 2004, Allied Motion will also issue subordinated promissory notes up to $500,000 on a prorated basis to holders of Owosso Preferred Stock. Any Owosso shareholder entitled to receive a fractional share of Allied Motion Common Stock after giving effect to the conversion of all Owosso shares owned by the shareholder will receive a cash payment instead of the fractional share. In the transaction, Allied Motion expects to issue approximately 532,200 shares of Allied Motion Common Stock, representing approximately 9.6% of the Allied Motion Common Stock outstanding as of February 10, 2004.

        The merger agreement is the legal document that governs the merger and the other transactions contemplated by the merger agreement. We have attached the merger agreement as Appendix A to this proxy statement/prospectus. We urge you to read it carefully in its entirety.

Owosso Stock Options

        Prior to the effective time of the merger, Owosso will accelerate the vesting of all outstanding options and, upon consummation of the merger, each option holder will be entitled to receive a payment from Owosso in cash for each vested stock option he or she then holds equal to the excess, if any, of $.30 over the exercise price for each vested stock option. For a more detailed description of the conversion of Owosso stock options in connection with the merger, see the section of this proxy statement/prospectus entitled "The Merger—Stock Options" beginning on page 32.

Interests of Certain Persons in the Merger

        You should be aware that a number of directors and officers of Owosso have interests in the merger that may be different from, or in addition to, your interests as a shareholder of Owosso. Certain executive officers and directors of Owosso will have a continuing equity interest in Allied Motion following the merger. Further, the directors and officers of Owosso have an interest in continuing rights to liability insurance and indemnification for losses relating to his or her service as an officer or director of Owosso before the merger. For a more detailed description of the interests of certain persons in the merger, see the section of this proxy statement/prospectus entitled "Interests of Certain Persons in the Merger" beginning on page 27.

Votes Required; Voting Agreements

        At the special meeting, shares of Owosso Common Stock and Owosso Preferred Stock will vote together as a single class, with each share of Owosso Common Stock having one vote and each share of Owosso Preferred Stock having one vote, or one vote for each share of Owosso Common Stock into which each share of Owosso Preferred Stock is then convertible, and the adoption and approval of the merger agreement will require the affirmative vote of at least a majority of such shares cast at the special meeting. In addition, the affirmative vote at the special meeting of a majority of the outstanding shares of Owosso Preferred Stock, voting as a single class, is required to approve and adopt the merger agreement.

        As of the record date for the special meeting, directors and executive officers of Owosso and their affiliates, as a group, beneficially owned and had the right to vote 2,610,743 shares of Owosso Common Stock and 518,433 shares of Owosso Preferred Stock, representing an aggregate of approximately 45.4% of the total voting power of the Owosso common shares and Owosso preferred shares entitled to vote at the special meeting, voting together as a single class with the Owosso preferred shares voting on an as-converted basis, and approximately 48.4% of the Owosso Preferred Stock voting as a separate class. Owosso expects the directors and sole executive officer of Owosso and their affiliates to vote their Owosso Common Stock and Owosso Preferred Stock in favor of the approval of the merger agreement.

        In connection with the merger agreement, each of George B. Lemmon, Jr., The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese entered into agreements with Allied Motion pursuant to which they agreed to vote their shares of Owosso Common Stock (representing, in the aggregate, approximately 63.37% of the outstanding shares of Owosso Common Stock) and Owosso Preferred Stock (representing, in the aggregate, 100% of the outstanding shares of Owosso Preferred Stock) in favor of the merger, and have granted an irrevocable proxy to vote their shares of Owosso Common Stock and Owosso Preferred Stock, as applicable, in favor of the merger agreement to certain representatives of Allied Motion.

Reasons for the Merger

        The board of directors of Owosso believes that the merger is fair to, and in the best interests of, Owosso and its shareholders. For a description of the factors on which the board of directors based its determination, see the section of this proxy statement/prospectus entitled "The Merger—Owosso's Reasons for the Merger" beginning on page 18.

        The board of directors of Allied Motion believes that the merger is in the best interests of Allied Motion and its shareholders. For a description of the factors on which the board of directors based its determination, see the section of this proxy statement/prospectus entitled "The Merger—Allied Motion's Reasons for the Merger" beginning on page 20.

Recommendations to Owosso Shareholders

        The board of directors of Owosso unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommends that Owosso shareholders vote at the special meeting "FOR" approval of the merger agreement.

        You should refer to the factors considered by the Owosso board of directors in making its decision to approve the merger agreement as described in detail in the sections of this proxy statement/prospectus entitled "The Merger—Recommendation of the Owosso Board of Directors" beginning on page 18 and "The Merger—Owosso's Reasons for the Merger" beginning on page 18.

Non-Solicitation Covenant

        Owosso has agreed in the merger agreement not to initiate, solicit, negotiate, knowingly encourage or provide confidential information to facilitate any proposal or offer to acquire the business, properties or assets of Owosso and its subsidiaries, or capital stock of Owosso or any of its subsidiaries. This covenant is subject to exceptions in connection with unsolicited bona fide written offers for potential or proposed acquisition transactions under specified circumstances, which are described more fully under the section of this proxy statement/prospectus entitled "The Merger Agreement—Covenants—Acquisition Transactions" beginning on page 36.

Conditions to Completion of the Merger

        Owosso and Allied Motion will not complete the merger unless a number of conditions are satisfied or waived, including adoption and approval of the merger agreement by the Owosso shareholders and other closing conditions described more fully under the section of this proxy statement/prospectus entitled "The Merger Agreement—Conditions to the Merger" beginning on page 39.

Termination of the Merger Agreement

        Owosso and Allied may terminate the merger agreement by mutual agreement, and the merger agreement may otherwise be terminated under certain other circumstances described more fully under the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination of the Merger Agreement; Effects of Termination" beginning on page 40.

Termination Fee

        Owosso has agreed to pay Allied Motion a fee equal to $500,000 if the merger agreement is terminated under certain circumstances as more fully under the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination of the Merger Agreement; Effects of Termination" beginning on page 40.

Resale of Allied Motion Common Stock

        All of the shares of Allied Motion Common Stock that Owosso shareholders receive in connection with the merger may be sold immediately, subject to certain restrictions imposed under Rule 145 of the Securities Act of 1933 with respect to shares received by affiliates of Owosso.

        In connection with the merger, each of The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese will execute agreements pursuant to which they will agree not to sell any shares of Allied Motion Common Stock for a period of 180 days without the prior written consent of Allied. George Lemmon, Jr. will execute a similar agreement containing a restrictive term of 365 days.

Accounting Treatment

        Allied Motion will account for the merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Comparison of Shareholder Rights

        Upon the completion of the merger, each Owosso shareholder will become a shareholder of Allied Motion. Colorado law and Allied Motion's certificate of incorporation and bylaws govern the rights of Allied Motion shareholders, which may differ in some respects from Owosso shareholders' rights under Pennsylvania law and Owosso's articles of incorporation and bylaws. For a summary of these material differences, see the discussion under the section of this proxy statement/prospectus entitled "Comparison of Shareholder Rights" beginning on page 147.

Appraisal Rights

        Under Pennsylvania law, holders of Owosso Common Stock will be entitled to appraisal rights. Holders of Owosso Preferred Stock are not entitled to appraisal rights. For a detailed discussion of the appraisal rights of holders of Owosso Common Stock, see the section of this proxy statement/prospectus entitled "The Merger—Appraisal Rights" beginning on page 23.

Tax Consequences

        It is intended that the merger constitute a taxable sale of assets and liquidation of Owosso under the Internal Revenue Code, and Allied Motion and Owosso have agreed to treat the merger consistently with this intention for all purposes at all times prior to and following the closing, unless required to do otherwise by law. For a more detailed description of the tax consequences of the merger, see the section of this proxy statement/prospectus entitled "The Merger—Material United States Federal Income Tax Consequences" beginning on page 22.

Certain Historical and Pro Forma Per Share Data

        The following table presents historical per share data for Allied Motion as of and for the year ended December 31, 2003, and for Owosso as of and for the year ended October 26, 2003 and as of and for the quarter ended February 1, 2004. The table also presents combined pro forma per share data for Allied Motion and equivalent pro forma per share data for Owosso as of and for the year ended December 31, 2003. The pro forma per share data, which is presented for comparative purposes only, assumes for income statement purposes that the merger had been completed at the beginning of the fiscal period presented and assumes for balance sheet purposes that the merger had been completed on December 31, 2003. The unaudited pro forma per share data does not reflect any payment that may be required to be made in connection with the exercise of dissenters' rights by holders of Owosso Common Stock in connection with the merger. Allied Motion did not declare any cash dividends on its common stock during the periods presented.

        The unaudited comparative per share data does not purport to be, and you should not rely on it as, indicative of:

  •
  the results of operations or financial position which would have been achieved if the merger had been completed at the beginning of the period or as of the date indicated, or

  •
  the results of operations or financial position which may be achieved in the future.

        It is important that when you read this information, you read along with it the separate financial statements and accompanying notes of Allied Motion and Owosso that are included in this proxy statement/prospectus. It is also important that you read the pro forma combined condensed financial information and accompanying notes included in this proxy statement/prospectus beginning on page 43 under "Unaudited Pro Forma Combined Condensed Financial Statements of Allied Motion."

	Allied Motion Historical Per Share Data	Owosso Historical Per Share Data		Combined Allied Motion Pro Forma Per Share Data	Owosso Equivalent Pro Forma Per Share Data(1)
Book value per share
December 31, 2003	$3.20	N/A		$3.46	$0.23
October 26, 2003	N/A	($0.51)		N/A	N/A
February 1, 2004	N/A	($0.64)		N/A	N/A
Earnings (loss) per share from continuing operations
Year ended December 31, 2003	$0.19	N/A		($0.94)	($0.06)
Year ended October 26, 2003	N/A	($1.00)	(2)	N/A	N/A
Quarter ended February 1, 2004	N/A	($0.07)	(2)	N/A	N/A

(1)
The Owosso equivalent pro forma per share data was calculated by multiplying the applicable combined Allied Motion pro forma per share data by 0.068, the exchange ratio in the merger.

(2)
Per share data excludes the effect of a preferred stock dividend.

Comparative Per Share Market Price Information and Dividend Policy

        Shares of Allied Motion Common Stock are listed on The NASDAQ Small Cap Market. Shares of Owosso Common Stock are quoted on Over-the-Counter Bulletin Board. On February 9, 2004, the last trading day before the announcement of the proposed merger, the Allied Motion Common Stock closed at $4.40 per share, and the Owosso Common Stock closed at $0.06 per share. On March    , 2004, the Allied Motion Common Stock closed at $4.04 per share, and the Owosso Common Stock closed at $0.263 per share. The Owosso Preferred Stock is not listed or quoted on any exchange. For further information, see page 52.

        Allied Motion has not declared or paid cash dividends on shares of Allied Motion Common Stock, and Owosso has not declared or paid cash dividends on shares of Owosso Common Stock or Owosso Preferred Stock. Allied Motion currently intends to retain any future earnings to fund operations and the continued development of its business, and, thus, does not expect to pay any cash dividends on the Allied Motion Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by Allied Motion's Board of Directors and will be based upon Allied Motion's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors.

RISK FACTORS

        By receiving Allied Motion Common Stock in connection with the merger, you will be subject to the risks of ownership of that security. Unless the context requires otherwise, the use of the term "combined company" in this proxy statement/prospectus refers to the combined company of Allied and AMOT after giving effect to the merger.

Risk Factors Relating to the Merger

The price of Allied Motion Common Stock following the merger may fluctuate widely and rapidly and prevent shareholders from selling their stock at a profit.

        In the merger, each share of Owosso Common Stock will be converted into the right to receive .068 of a share of Allied Motion Common Stock, and each share of Owosso Preferred Stock will be converted into the right to receive:

  •
  cash in the amount of $.9333,

  •
  .127 of a share of Allied Motion Common Stock, and

  •
  a warrant to purchase .28 of a share of Allied Motion Common Stock.

Allied Motion and Owosso will not adjust the exchange ratio as a result of any change in the market price of Allied Motion Common Stock between the date of this proxy statement/prospectus and the date the Owosso shareholders receive shares of Allied Motion Common Stock in exchange for shares of Owosso Common Stock or Owosso Preferred Stock. The market price of Allied Motion Common Stock will likely be different, and may be lower, on the date Owosso shareholders receive shares of Allied Motion Common Stock from the market price of shares of Allied Motion Common Stock today.

        Since January 1, 2003 and through March 25, 2004 the market price of Allied Motion Common Stock, has ranged from a low of $1.50 per share to a high of $5.46 per share. Fluctuations may occur, among other reasons, in response to:

  •
  changes in the business, operations or prospects of Allied Motion and its subsidiaries;

  •
  announcements by Allied Motion or its competitors;

  •
  the assessment of, and reaction to, the merger by the market generally; and

  •
  general market and economic conditions.

        The trading price of Allied Motion Common Stock could continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond Allied Motion's control. The stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. Owosso shareholders are urged to obtain current market quotations for Allied Motion Common Stock and Owosso Common Stock prior to voting to adopt and approve the merger agreement.

Difficulties associated with integrating Allied Motion and Owosso could affect the combined company's ability to realize cost savings.

        Allied Motion and Owosso expect the combined company to realize cost savings and other financial and operating benefits from the merger, but there can be no assurance regarding when or the extent to which the combined company will be able to realize these benefits. There are a number of risks and challenges involved with integrating Owosso's business and operations with Allied Motion's businesses, each of which could be difficult to overcome. These risks and challenges include:

  •
  retaining key employees;

  •
  retaining Owosso's customer base; and

  •
  integrating the operations, procedures and systems of Allied Motion and Owosso.

        Current and potential employees of Owosso may be unsure about their role following the merger. Other current or potential employees could decide that they do not wish to work for a subsidiary of Allied Motion following completion of the merger. The combination of these two factors could impair the combined company's ability to attract and retain key employees. Difficulties associated with integrating Allied Motion and Owosso would have an adverse effect on the combined company's ability to realize the expected financial and operational benefits of the merger.

The sole executive officer and directors of Owosso have interests in the merger that may differ from the interests of Owosso shareholders generally.

        When you consider the recommendation of Owosso's board of directors to adopt the merger agreement, you should also remember that Owosso's sole executive officer and directors participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, your interests in the merger. These interests include the right of Owosso's directors to indemnification and insurance coverage for acts or omissions occurring before the merger is completed. These interests could make it more likely that Owosso's directors and sole executive officer will support the merger. You should consider carefully whether these interests might have influenced Owosso's directors and sole executive officer to support and recommend the merger and decide for yourself whether the merger is in your best interests.

The sale of a substantial amount of Allied Motion Common Stock after the merger could adversely affect the market price of Allied Motion Common Stock.

        All of the shares of Allied Motion Common Stock that Owosso shareholders receive in the merger may be sold immediately, subject to certain restrictions imposed under Rule 145 of the Securities Act of 1933 with respect to shares received by "affiliates" of Owosso within the meaning of Rule 145. Substantially all of the outstanding shares of Allied Motion Common Stock are freely tradable (subject to certain Rule 144 restrictions in the case of Allied Motion affiliates). The sale of a substantial amount of Allied Motion Common Stock after the merger could adversely affect its market price. It could also impair Allied Motion's ability to raise money through the issuance of more stock or other forms of capital. In addition, the issuance of shares of Allied Motion Common Stock by Allied Motion after the merger could adversely affect its market price.

The merger agreement requires Owosso to pay Allied Motion a termination fee of $500,000 in certain instances, which could deter a third party from proposing an alternative transaction to the merger.

        Under the terms of the merger agreement, Owosso may be required to pay to Allied Motion a termination fee of $500,000 if the merger agreement is terminated under certain circumstances. The effect of this termination fee may discourage competing bidders from presenting proposals to acquire or merge with Owosso that may be more favorable to Owosso and its shareholders than the terms of the merger. For a more complete description of the termination rights of each party and the termination fee payable under the merger agreement, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination of the Merger Agreement; Effects of Termination" beginning on page 40. In addition, Owosso will incur significant costs associated with the merger, including legal, accounting, financial printing and financial advisory fees. Many of these fees must be paid regardless of whether the merger is completed. For a more complete discussion regarding the payment of fees associated with the merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Fees and Expenses" beginning on page 42.

Risk Factors Relating to Allied Motion

Allied Motion depends on its key personnel.

        Allied Motion is dependent upon the continued contributions of its senior corporate management, particularly Richard Smith, chief executive officer and chief financial officer, Richard Warzala, president and chief operating officer, and certain key employees of Allied Motion for its future success. If Mr. Smith or Mr. Warzala no longer serve in their positions at Allied Motion, Allied Motion's business, as well as the market price of Allied Motion Common Stock, could be substantially adversely affected. Allied Motion cannot assure you that it will be able to retain the services of Mr. Smith or Mr. Warzala or any other members of its senior management or key employees.

Allied Motion may experience operational and financial risks in connection with its acquisitions.

        Allied Motion's future growth may be a function, in part, of acquisitions. To the extent that Allied Motion grows through acquisitions, it will face the operational and financial risks commonly encountered with that type of a strategy. Allied Motion would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting its ongoing business, dissipating its limited management resources and impairing its relationships with employees and customers of acquired businesses as a result of changes in ownership and management.

Allied Motion has existing debt and refinancing risks that could affect its cost of operations.

        Allied Motion has both fixed and variable rate indebtedness and may incur indebtedness in the future, including borrowings under its existing or new credit facilities, to finance possible acquisitions and for general corporate purposes. As a result, Allied Motion is and expects to be subject to the risks normally associated with debt financing including:

  •
  that interest rates may rise;

  •
  that Allied Motion's cash flow will be insufficient to make required payments of principal and interest;

  •
  that any default on Allied Motion's debt could result in acceleration of those obligations;

  •
  that Allied Motion may be unable to refinance or repay the debt as it becomes due; and

  •
  that any refinancing will not be on terms as favorable as those of the existing debt.

Allied Motion's operating results are likely to fluctuate significantly.

        Allied Motion's quarterly and annual operating results are affected by a wide variety of factors that could materially adversely affect revenues and profitability, including:

  •
  competitive pressures on selling prices;

  •
  the timing of customer orders and the deferral or cancellation of orders previously received;

  •
  development of and response to new technologies;

  •
  fulfilling backlog on a timely basis;

  •
  the level of orders received which can be shipped in a quarter; and

  •
  the timing of investments in engineering and development.

        As a result of the foregoing and other factors, Allied Motion has and may continue to experience material fluctuations in future operating results on a quarterly or annual basis which could materially and adversely affect its business, financial condition, operating results and stock price.

Allied Motion's operating results depend in part on its ability to contain or reduce costs.

        Allied Motion's efforts to maintain and improve profitability depend in part on its ability to reduce costs of materials, components, supplies and labor. While the failure of any single cost containment effort by itself would not significantly impact Allied Motion's results, we cannot make any assurances that we will continue to be successful in implementing cost reductions and maintaining a competitive cost structure.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For those statements, both Allied Motion and Owosso claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Allied Motion's and Owosso's anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "should," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks" or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of each company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on the merger and/or on each company's respective businesses, financial condition or results of operations. Other unknown or unpredictable factors also could have material adverse effects on Allied Motion's and Owosso's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this proxy statement/prospectus may not occur. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this proxy statement/prospectus.

        Neither Allied Motion nor Owosso is under any obligation, and neither Allied Motion nor Owosso intends, to make publicly available any update or other revisions to any of the forward-looking statements contained in this proxy statement/prospectus to reflect circumstances existing after the date of this proxy statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

THE OWOSSO SPECIAL MEETING

        This proxy statement/prospectus is furnished to Owosso shareholders in connection with the solicitation of proxies by Owosso's board of directors from the holders of Owosso Common Stock and Owosso Preferred Stock for use at the special meeting of Owosso shareholders. This proxy statement/prospectus is also furnished to Owosso shareholders as a prospectus of Allied Motion in connection with the issuance by Allied Motion of shares of Allied Motion Common Stock and warrants to purchase Allied Motion Common Stock to Owosso shareholders in connection with the merger.

        We are first furnishing this proxy statement/prospectus to Owosso's shareholders on or about March 30, 2004.

Time and Place; Purposes

        Owosso will hold the special meeting on April 27, 2004 at 10:00 a.m., local time, at the offices of Pepper Hamilton LLP, 30th Floor, Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania. At the special meeting (and any adjournment or postponement of the meeting), Owosso common shareholders and Owosso preferred shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Record Date

        The board of directors of Owosso has fixed the close of business on March 26, 2004 as the record date for the determination of the holders of Owosso Common Stock and Owosso Preferred Stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Owosso Common Stock and Owosso Preferred Stock on the record date are entitled to vote at the special meeting. On the record date, there were 5,824,306 shares of Owosso Common Stock outstanding and 1,071,428 shares of Owosso Preferred Stock outstanding.

Recommendation of the Owosso Board of Directors

        The board of directors of Owosso unanimously approved the merger agreement and the transactions contemplated by the merger agreement and declared them advisable, and unanimously recommends that shareholders vote at the special meeting "FOR" approval and adoption of the merger agreement.

Quorum; Votes Required for Approval

        The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Owosso Common Stock and Owosso Preferred Stock is necessary to constitute a quorum at the special meeting.

        At the special meeting, shares of Owosso Common Stock and Owosso Preferred Stock will vote together as a single class, with each share of Owosso Common Stock having one vote and each share of Owosso Preferred Stock having one vote, or one vote for each share of Owosso Common Stock into which each share of Owosso Preferred Stock is then convertible, and the adoption and approval of the merger agreement will require the affirmative vote of at least a majority of such shares cast at the special meeting. In addition, the affirmative vote at the special meeting of a majority of the outstanding shares of Owosso Preferred Stock, voting as a single class, is required to approve and adopt the merger agreement.

        In connection with the merger agreement, each of George B. Lemmon, Jr., The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese entered into agreements with Allied Motion pursuant to which they agreed to vote their shares of Owosso Common Stock (representing, in the aggregate, approximately 63.37% of the outstanding shares of Owosso

Common Stock) and Owosso Preferred Stock (representing, in the aggregate, 100% of the outstanding shares of Owosso Preferred Stock) in favor of the merger, and have granted an irrevocable proxy to vote their shares of Owosso Common Stock and Owosso Preferred Stock, as applicable, in favor of the merger agreement to certain representatives of Allied Motion.

        As of the record date for the special meeting, directors and executive officers of Owosso and their affiliates, as a group, beneficially owned and had the right to vote 2,610,743 shares of Owosso Common Stock and 518,433 shares of Owosso Preferred Stock, representing an aggregate of approximately 45.4% of the total voting power of the Owosso common shares and Owosso preferred shares entitled to vote at the special meeting, voting together as a single class with the Owosso preferred shares voting on an as-converted basis, and approximately 48.4% of the Owosso Preferred Stock voting as a separate class. Owosso expects directors and executive officers of Owosso and their affiliates to vote their Owosso Common Stock and Owosso Preferred Stock in favor of the approval of the merger agreement.

Voting; Revocation of Proxies

        You may cause your Owosso shares to be voted by returning the enclosed proxy card(s) by mail or voting in person at the special meeting. Please note that Owosso is providing separate proxy cards for holders of Owosso Common Stock and Owosso Preferred Stock, and that any shareholder who holds both Owosso Common Stock and Owosso Preferred Stock should receive two different proxy cards, both of which the shareholder will need to complete, sign and return to have all shares of Owosso Common Stock and Owosso Preferred Stock held by such holder represented by proxy at the special meeting. The proxies will vote all shares of Owosso Common Stock and Owosso Preferred Stock represented by properly executed proxy cards received before or at the special meeting, unless revoked, in accordance with the instructions indicated on those proxy cards. If you do not indicate instructions for a proposal on a properly executed and delivered proxy, the proxies will vote the shares covered by the proxy "FOR" the proposal. We urge you to mark your proxy card(s) to indicate how to vote your shares.

        Abstentions may be specified on the proposal. Owosso will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether there is a quorum. In the event that you submit a proxy marked "ABSTAIN" with respect to the proposal, your vote will not be taken into consideration and all shares of Owosso Common Stock or Owosso Preferred Stock subject to the proxy will not be counted for purposes of determining the number of votes cast.

        If your shares are held in the name of a bank, broker or a nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares or when granting or revoking a proxy. Absent specific instructions from you, your broker is not permitted to vote your shares. A "broker non-vote" occurs when a bank, broker or nominee does not vote on a proposal because it does not have discretionary voting power for that proposal and it has not received instructions from the beneficial owner on how to vote on that proposal. Owosso will count broker non-votes as present and represented at the special meeting for purposes of determining a quorum, but the bank, broker or nominee will not vote those shares on any proposal submitted to shareholders.

        If you are a holder of record, you may revoke your proxy at any time before it is voted by:

  •
  written notice addressed to Owosso Corporation, 22543 Fisher Road, P.O. Box 6660, Watertown, New York 13601, Attention: George B. Lemmon, Jr., President and Chief Executive Officer;

  •
  timely submission of a subsequently dated proxy card; or

  •
  appearing in person and voting at the special meeting.

        Your attendance at the special meeting will not by itself revoke your proxy.

        Owosso is not aware of any business to be acted on at the special meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented at the special meeting, or any adjournment of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law.

Persons Making the Solicitation; Solicitation Expenses

        The proxies of the shareholders of Owosso are being solicited by Owosso's board of directors. Owosso will pay its own costs of soliciting proxies and will share equally with Allied Motion the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Owosso will also request banks, brokers and other nominees of shares of Owosso's common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. In addition to this solicitation by mail, officers and regular employees of Owosso may solicit proxies in person or by mail, telephone, facsimile or other means of electronic transmission. We will not pay any additional compensation to directors, officers or employees for such solicitation efforts.

        Owosso shareholders should not send in any stock certificates with their proxy cards. Owosso common shareholders and Owosso preferred shareholders will receive a transmittal letter with instructions for the surrender of their Owosso stock certificates as soon as practicable after completion of the merger.

Voting Securities and Principal Holders Thereof

        The following table sets forth information, as of March 25, 2004, with respect to the beneficial ownership of shares of Owosso Common Stock and Owosso Preferred Stock by each person who is known to Owosso to be the beneficial owner of more than five percent of either class of stock, by each director or nominee for director, by Owosso's sole executive officer, and by all directors and the sole executive officer as a group. Unless otherwise indicated, each person listed has sole voting power and sole investment power over the shares indicated.

	Common Stock			Class A Convertible Preferred Stock
Name(1)	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding	Percent of Voting Power
Executive Officers and Directors:
George B. Lemmon, Jr.	2,455,015	(2)	42.6%	—	—	35.6%
Harry E. Hill	39,642	(3)	*	—	—	*
Lowell P. Huntsinger	7,142	(4)	*	518,433	48.4%	7.6%
Eugene P. Lynch	24,142	(5)	*	—	—	*
Harry Holiday, III	84,802		*	—	—	*
All directors and executive officers as a group (5 persons)	2,610,743	(6)	44.8%	518,433	48.4%	45.4%
Other Shareholders:
John R. Reese c/o Lazard Asset Management LLC 30 Rockefeller Plaza New York, NY 10112-6300	524,602	(7)	9.0%	—	—	7.6%
Morris R. Felt 34348 NYS Route 12 Clayton, NY 13624	—		*	259,216	24.2%	3.8%
Randall V. James 11620 Court of Palms Unit 204 Ft. Myers, FL 33908	16,090		*	293,779	27.4%	4.5%
John F. Northway, Sr. Trust, U/A/D July 23, 1984 1150 Cleveland Street Clearwater, FL 33755	687,949	(8)	11.8%	—	—	10.0%
Innisfree Capital, L.L.C. 324 East 50th Street New York, NY 10022	549,600	(9)	9.4%	—	—	8.0%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each person named in the table is: c/o Owosso Corporation, 22543 Fisher Road, P.O. Box 6660, Watertown, New York 13601. In connection with the merger agreement, the John F. Northway, Sr. Trust and each of Messrs. Lemmon, Jr., Reese, Huntsinger, Felt and James entered into voting agreements with Allied Motion pursuant to which each agreed to vote such person's shares of Owosso Common Stock or Owosso Preferred Stock, as applicable, in favor of the merger agreement and has granted an irrevocable proxy to vote such person's shares of Owosso Common Stock or Owosso Preferred Stock, as applicable, in favor of the merger agreement to certain representatives of Allied Motion.

(2)
Includes 130,800 shares of Owosso Common Stock purchasable upon the exercise of stock options and 2,090,671 shares of Owosso Common Stock held by a limited partnership of which a limited partnership controlled by Mr. Lemmon is the general partner. 217,538 shares are held by Mr. Lemmon, Jr. jointly with his wife.

(3)
Includes 13,000 shares of Owosso Common Stock purchasable upon the exercise of stock options. 1,000 shares are held by Mr. Hill as custodian for his children.

(4)
Includes 15,000 shares of Owosso Common Stock purchasable upon the exercise of stock options.

(5)
Includes 11,000 shares of Owosso Common Stock purchasable upon the exercise of stock options. 5,000 shares are deemed to be beneficially owned by Mr. Lynch as a trustee of a trust under which the children of Mr. Lemmon, Jr. are beneficiaries.

(6)
Includes 233,800 shares of Owosso Common Stock purchasable upon the exercise of stock options.

(7)
12,000 shares are deemed to be beneficially owned by Mr. Reese as trustee under a trust under which his family members are beneficiaries. 512,602 shares are held by Mr. Reese jointly with his wife.

(8)
All of these shares are held by the Northway Family Limited Partnership, of which John F. Northway, Sr. Trust is the General Partner. The Trustees of the John F. Northway, Sr. Trust are First National Trust Company of Florida and Martha Johnson. As Co-Trustees, First National Trust Company of Florida and Martha Johnson may be deemed to be beneficial owners.

(9)
Information with respect to beneficial ownership is based upon information furnished by the shareholder pursuant to Schedule 13G/A filed with the SEC, dated February 21, 2003. Innisfree Capital L.L.C. reports shared voting power and shared dispositive power. The shares are owned directly by Innisfree Partners, L.P., a Delaware limited partnership ("IP"). They are also beneficially owned by Innisfree Capital, L.L.C., a Delaware limited liability company ("IC"), which serves as the general partner and investment manager of IP, and by James B. Dinneen, Jr., who is the managing member of IC.

THE MERGER

        This section of the proxy statement/prospectus describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read the merger agreement carefully in its entirety.

Background to the Merger

        In 1998, Owosso formulated a long-term plan to concentrate on value-added components for industry. In connection with its implementation of that plan, Owosso began a series of divestitures beginning with the sale of the four businesses comprising its historical Agricultural Equipment segment. The sale of the last of those businesses was completed in January 2001 with the divestiture of Sooner Trailer Manufacturing Company. During that time, however, Owosso experienced a significant downturn in its operating results, and at the end of fiscal 2000 was out of compliance with various covenants under its bank credit facility.

        In March 2001, the Owosso board of directors formed a special committee for the purpose of evaluating the merits of a possible sale of the Company, a refinancing of the Company's existing debt and preferred stock, and to explore the possibility of other strategic alternatives designed to enhance shareholder value. The special committee began discussing these alternatives with Banc of America Securities LLC, which is sometimes referred to in this proxy statement/prospectus as "BOA", an investment banking firm familiar with Owosso and the industry in which it operates. As part of its efforts to gauge and solicit interest in the business of Owosso, BOA arranged introductory investment conferences between Owosso and certain potential buyers.

        These preliminary meetings and subsequent contacts resulted in several prospective buyers expressing interest in purchasing either Owosso's Coils segment or Owosso's Motors segment. However, none of the prospective buyers expressed an interest in purchasing Owosso's entire business. After analyzing the offers received by the various potential buyers solicited by BOA, Owosso's board of directors determined that it was in the best interest of the company to discontinue discussions regarding a potential sale transaction at that time.

        Throughout fiscal 2001, Owosso remained out of compliance with financial covenants, including maintenance of minimum operating profit, under its bank credit facility. As a result, Owosso and its lenders entered into a series of amendments to the facility, and in each case Owosso's lenders agreed to forebear from exercising their rights and remedies under the facility.

        In order to meet the lenders' requirements for reduced outstanding balances and to secure the lenders' agreement to forebear, Owosso engaged in a series of divestitures of its operating subsidiaries. On October 26, 2001, Owosso completed the sale of the assets of the remaining businesses in its Coils segment. In July, 2002, Owosso sold its Motor Products subsidiaries, Motor Products Owosso Corporation and Motor Products Ohio Corporation, which are referred to collectively in this proxy statement/prospectus as "Motor Products", to Allied Motion. As a result of these transactions, Stature was left as Owosso's lone operating subsidiary.

        At the time of its purchase of Motor Products, Allied Motion expressed an interest in purchasing Stature. Owosso's board of directors determined at that time that it was in the best interest of the company to decline pursuing a potential sale transaction with Allied Motion and instead attempt to refinance Owosso's existing credit facility and develop Owosso independently as the manufacturing markets began to recover from an industry-wide economic decline.

        Following the divestiture of Motor Products through June 2003, Owosso attempted to refinance its credit facility without success. At the same time, Stature's operating results continued to decline. As a result, the Company entered into additional amendments to its credit facility, and in each case Owosso's lenders agreed to continue to forebear from exercising their rights and remedies under the facility despite Owosso's noncompliance with financial covenants.

        During their meeting on June 5, 2003, Owosso's board of directors discussed the viability of Stature and the strategic direction of Owosso in light of the company's inability to refinance its credit facility. Evaluating the company's weakened capital structure and greatly reduced sales base, and recognizing the general loss of Owosso's ability to leverage investment expenses, attract talented management, and compete on a global basis, the board decided that it would be in the best interest of Owosso to explore a potential sale of the company to Allied Motion in order to enhance shareholder value. Following the June 5, 2003 meeting, George B. Lemmon, Jr., the company's President and Chief Executive Officer, initiated telephone conversations with representatives of Allied Motion to ascertain their interest in a possible transaction involving Owosso.

        On July 28, 2003, members of Owosso's board of directors and each of the holders of Owosso preferred shares traveled to Owosso, Michigan to visit with the executive officers of Allied Motion and to visit the facilities of Owosso's former subsidiaries comprising Motor Products. During the visit, the Owosso directors and the Owosso Preferred Stock holders gained a better understanding of Allied Motion's operating strategy and philosophies as well as the changes that had been implemented at Motor Products since its acquisition by Allied Motion. The group of Owosso directors present were enthusiastic about Allied Motion's operating approach, its executive management team and the changes that had been implemented at Motor Products. The group felt that Owosso and Stature would achieve better future growth as a part of Allied Motion rather than on a stand-alone business, and recommended to the full Owosso board that the company pursue discussions with Allied Motion regarding a potential sale transaction. Subsequent to the July 28, 2003 meeting, George B. Lemmon, Jr. and certain executive officers of Allied Motion began discussions regarding the terms of a potential sale transaction.

        The tentative terms of a proposed sale transaction were submitted to Owosso's board of directors for consideration during special meetings held via teleconference on August 19 and 22, 2003. At the August 22, 2003 meeting, the tentative terms were approved and the board authorized Owosso's management to negotiate a definitive agreement between the parties.

        On August 28, 2003, Owosso and Allied Motion signed a non-binding letter of intent in which it was agreed that Allied Motion would acquire Owosso in a merger transaction. The letter of intent also granted Allied Motion an exclusive period in which to conduct due diligence and negotiate and sign a definite merger agreement with Owosso. On October 17, 2003, prior to the end of the period of exclusivity, Allied Motion informed Owosso that it would not be able to complete the transaction under the terms outlined in the letter of intent as a result of the findings produced by their due diligence investigation.

        On November 17, 2003, after several weeks of discussions and negotiations, Owosso and Allied Motion signed a new non-binding letter of intent, which did not include any term of exclusivity, superseding the letter of intent dated August 28, 2003 and outlining revised terms and conditions relating to a potential merger transaction.

        Between November 17, 2003 and February 9, 2004, Owosso, directly and through its advisors, continued negotiations with Allied Motion to finalize the terms of a definitive merger agreement. During this time, Owosso received indications of interest from multiple third parties regarding a potential purchase of Stature. Owosso's board determined that it would be in the best interest of Owosso to continue negotiations with Allied Motion regarding a sale transaction involving Owosso's entire business rather than to explore a potential sale transaction involving only Stature.

        On February 9, 2004, the Owosso board of directors held a special meeting to review and discuss the potential transaction with Allied Motion and the terms and conditions of the merger agreement. After considering the terms of the proposed transaction and considering the advice of its advisors, the Owosso board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        On February 10, 2004, Allied Motion and Owosso signed the merger agreement, and both parties issued press releases announcing the execution of the merger agreement.

Recommendation of the Owosso Board of Directors

        On February 10, 2004, the Owosso board:

  •
  unanimously approved the merger agreement,

  •
  determined that the merger agreement and the merger were advisable and fair to, and in the best interest of, Owosso, and

  •
  recommended that Owosso's shareholders vote their shares in favor of the merger agreement.

        The board of directors of Owosso unanimously recommends that shareholders vote at the special meeting "FOR" adoption and approval of the merger agreement.

Owosso's Reasons for the Merger

        The Owosso board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the directors made their respective determinations based on the totality of the information presented to them, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors. In reaching its determination to recommend that shareholders vote in favor of the merger agreement, the Owosso board consulted with management and its legal counsel and considered the following material factors:

  •
  Throughout the process that Owosso has conducted of evaluating its strategic alternatives, including the proposed transaction with Allied Motion, the Owosso board considered possible alternatives to a transaction, including continuing to execute on its strategic plan as an independent company. However, while the Owosso board considered remaining independent a viable alternative, it considered the merger with Allied Motion and the associated strategic fit and the revenue base and financial resources of Allied Motion to be a significant benefit that could not be obtained by remaining an independent company, with its perceived risks and challenges.

  •
  The consideration to be paid to Owosso shareholders provides an opportunity for Owosso shareholders to participate in the future growth in the value of the surviving company following the merger as shareholders of Allied Motion.

  •
  The surviving company would be stronger than either Allied Motion or Owosso operating independently because of the strategic fit between the lines of business in which Allied Motion and Owosso operate and the complementary nature of the management teams. The Owosso board viewed the merger as an effective way to carry on Owosso's business and provide it with a competitive advantage as part of a larger organization with a broader service offerings, increased diversification, a wider revenue base and deeper financial resources.

  •
  Market forces in the domestic manufacturing sector are forcing both Allied Motion and Owosso to source components and complete products globally. Developing and managing this process is expensive and time consuming and it is more cost effective to approach global sources with higher volumes as a result of a combined entity.

  •
  Allied Motion's senior operating executives have the type of experience and talent that Owosso requires to grow into the future. However, Owosso does not have the ability to recruit this type of management because of its size and capital structure.

  •
  Recent changes in the rules and regulations of being a publicly-traded company have dramatically increased the costs of operations. These expenses have a relatively high fixed cost component and a small variable component. Therefore, it is more cost effective to distribute these costs over a larger enterprise.

  •
  Owosso and its representatives may, in certain circumstances, furnish information to, or enter into discussions with, third parties making acquisition proposals not solicited after the date of the merger agreement.

  •
  Under the merger agreement, the Owosso board has the right, subject to providing prior notice to Allied, to withdraw or modify its recommendation in favor of the merger agreement and terminate the merger agreement if Owosso receives a superior proposal and the Owosso board determines, in good faith and after receiving the advice of its outside legal counsel, that it is required to do so in order to comply with its fiduciary obligations to Owosso's shareholders under applicable law.

        In addition to those set forth above, in the course of its deliberations, the Owosso board considered a number of additional factors relevant to the merger, including:

  •
  historical information concerning Owosso and Allied Motion and their respective businesses, financial performance, condition, operations, management and position in their respective industries, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the merger;

  •
  current industry, market and economic conditions, including the potential effects of a continued economic recovery;

  •
  current financial market conditions and historical market prices, volatility and trading information for Owosso Common Stock and Allied Motion Common Stock, and various factors that might affect the market value of Allied Motion Common Stock in the future;

  •
  the effect of the merger on Owosso customers, employees and other constituencies; and

  •
  the terms of the merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the negotiations between Owosso and Allied Motion.

        The potential negative factors the Owosso board considered include:

  •
  that because the consideration to be paid by Allied Motion in the merger is in part Allied Motion Common Stock, Owosso shareholders will be subject to the risks associated with being a Allied Motion stockholder, as detailed in this proxy statement/prospectus under the section entitled "Risk Factors;"

  •
  that because Owosso shareholders will receive common stock of Allied Motion, they will no longer be entitled to share directly, exclusively and entirely in the growth and performance of the Owosso business, but Owosso shareholders will nonetheless continue to share indirectly in the future growth and performance of Owosso's business after the closing of the merger as a part of Allied Motion;

  •
  that entering into a definitive agreement with Allied Motion, and that certain provisions of the merger agreement, such as the non-solicitation and termination fee provisions, may have the effect of discouraging other prospective buyers from pursuing a more advantageous business combination with Owosso;

  •
  the substantial time and effort that Owosso management has devoted, and will continue to devote, to complete this transaction and to the integration of the businesses;

  •
  that pursuant to the merger agreement, Owosso is required to obtain Allied Motion's consent before it can take a variety of actions during the period of time between the signing of the merger agreement and the closing of the merger;

  •
  the risk that potential benefits and synergies sought in the merger may not be fully realized, if at all;

  •
  the risk that despite the efforts of the combined company, key management personnel of Owosso might not choose to remain employed by the combined company or employee attrition might occur;

  •
  the adverse effect on Owosso's business, operating results and financial condition and the effect on Owosso's ability to attract and retain key management personnel if the merger was not consummated following public announcement that the merger agreement had been entered into; and

  •
  the risk that the operations of Owosso would be disrupted by employee uncertainty following announcement of the merger.

        The Owosso board concluded, however, that many of these risks could be managed or mitigated by Owosso or by the surviving company or were unlikely to have a material effect on the merger or the surviving company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

        The foregoing discussion of factors considered by the Owosso board is not meant to be exhaustive but includes the material factors considered by the board in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that shareholders approve the merger agreement.

Allied Motion's Reasons for the Merger

        The board of directors of Allied Motion believes that the merger is fair to and in the best interests of Allied Motion and its shareholders. In reaching this determination, Allied Motion's board consulted with management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by Allied Motion's Board in reaching the foregoing conclusions are described below.

        In making its determination with respect to the merger, Allied Motion's board considered the following factors, all of which the board deemed favorable, in approving the merger:

  •
  Allied Motion has stated that its corporate strategy is to grow its business through both internal growth and strategic acquisitions. Allied Motion is acquiring Owosso for the purpose of acquiring Owosso's sole remaining operating company, Stature Electric, Inc. Stature's business is a strategic fit with the Allied Motion's business for the following reasons:

  •
  both companies operate motion related businesses, which is the sole focus of Allied Motion;

  •
  Stature is aligned with Allied Motion's driving force as a electro-magnetic motion technology/know-how company;

  •
  both companies apply engineered products to meet the exact needs of customer applications;

    •
    Stature's products are complimentary to Allied Motion's products and further expand Allied Motion's ability to offer a wider range of motion solutions to its customers;

    •
    Motor Products was previously a sister company of Stature and they previously shared a common sales force; and

    •
    the adjacent markets served by both companies allow for expanded sales of additional products within the served markets of the combined entity.

  •
  The combined companies will gain synergies through shared sales channels, manufacturing processes and strategic sourcing of materials.

  •
  Allied Motion management believes that the application of Allied's Systematic Tools, or "AST", within Stature, will provide the framework for improved performance and competitiveness of Stature in the future.

  •
  Allied Motion management believes it can bring the leadership and direction to establish a firm foundation and assist Stature in re-emerging as a growth business in the future.

  •
  Stature has an extensive design and applications engineering capability that will complement the needs of Allied Motion in its Commercial Motors segment and further enhances Allied Motion's ability to meet the future needs of its customers.

  •
  Stature has a history of strong financial performance and an excellent reputation for quality products and on-time delivery.

  •
  Stature has a stable and well trained workforce.

  •
  The State of New York, the City of Watertown, New York and Jefferson County, New York have offered Allied Motion financial incentives and strong support in completing the acquisition and to further create an economic climate that will help ensure Stature's long term viability in the region.

  •
  The total market capitalization of Allied Motion would increase as a result of the merger. The board believes that increased total market capitalization would provide Allied Motion shareholders with enhanced liquidity and would make Allied Motion Common Stock a more attractive investment for investors, thereby enhancing Allied Motion's ability to raise additional equity capital in the future.

        Allied Motion's board also considered the following factors, all of which the board considered negative, in its deliberations concerning the merger:

  •
  The significant transaction costs involved in connection with consummating the merger and the substantial management time and effort required to effectuate the merger and to integrate the businesses of Allied Motion and Stature.

  •
  The potential liabilities that may arise in connection with Owosso's divested business operations.

  •
  Allied Motion's debt obligations after the merger would increase significantly and could adversely affect the market for Allied Motion Common Stock or inhibit Allied Motion's ability to raise capital and issue equity in both the public and private markets.

  •
  The risk that the anticipated benefits of the merger might not be fully realized.

        In the opinion of Allied Motion's board, the factors listed above represent the material potential risks and adverse consequences to Allied Motion's existing shareholders which could occur as a result of the transaction. In considering the merger, the board considered the impact of these risks and consequences on Allied Motion's existing shareholders. In the opinion of the board, however, these potential risks and consequences were outweighed by the potential positive factors considered by the board which are described above. Accordingly, the Allied Motion board voted to approve the merger.

Material United States Federal Income Tax Consequences

        The following is a summary of certain U.S. federal income tax consequences of the merger to the holders of Owosso Common Stock and Owosso Preferred Stock. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement/prospectus as the "tax code", applicable Treasury regulations promulgated under the tax code by the Internal Revenue Service, referred to in this proxy statement/prospectus as the "IRS", and rulings and judicial interpretations of the IRS, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change occurring after this date, possibly with retroactive effect. There can be no assurance that future legislative, judicial or administrative action will not affect the accuracy of the statements or conclusions in this joint proxy statement/prospectus.

        This summary does not address all the U.S. federal income tax considerations that may be relevant to Owosso shareholders, particularly holders subject to special treatment under the tax code, including without limitation, persons who are dealers in securities, who are subject to the alternative minimum tax provisions of the tax code, who are foreign persons, insurance companies, tax-exempt organizations, financial institutions, or broker-dealers, who hold their shares as part of a hedge, straddle, conversion or other risk-reduction transaction, or who acquired their shares in connection with the exercise of employee stock options or otherwise as compensation.

        The following summary does not address the tax consequences of the merger under foreign, state or local tax laws.

        Unlike many mergers involving a stock for stock exchange, the exchange of Allied Motion Common Stock for Owosso Common Stock pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes.

        A shareholder of Owosso who exchanges Owosso Common Stock for Allied Motion Common Stock pursuant to the merger will recognize gain or loss equal to the difference between:

  •
  the fair market value of the Allied Motion Common Stock received by the shareholder pursuant to the merger agreement and any cash received instead of a fractional share, and

  •
  the tax basis in the Owosso Common Stock exchanged by such shareholder pursuant to the merger agreement.

Gain or loss must be determined separately for each block of Owosso Common Stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of Owosso Common Stock acquired by the shareholder at the same time and price. An Owosso shareholder who exercises dissenters' rights of appraisal and who receives a cash payment for his or her shares of Owosso stock pursuant to the Pennsylvania statute governing such rights will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

        A shareholder of Owosso who exchanges Owosso Preferred Stock pursuant to the merger will recognize gain or loss equal to the difference between:

  •
  the aggregate of the cash received in the merger, the fair market value of the Allied Motion Common Stock received by such shareholder, the fair market value of the warrants to purchase Allied Motion Common Stock received in the merger, and, for a shareholder who recognizes a loss on the merger, the current fair market value of the shareholder's subordinated promissory note that will be issued by Allied Motion if certain revenue targets are met by the custom motor and gear motors design and manufacturing business currently operated by Stature, and

  •
  the tax basis of the Owosso Preferred Stock exchanged by such shareholder pursuant to the merger agreement. Gain or loss must be determined separately for each block of Owosso Preferred Stock surrendered pursuant to the merger. For purposes of federal tax law, a block consists of shares of Owosso Preferred Stock acquired by the shareholder at the same time and price. A shareholder of Owosso who exchanges Owosso Preferred Stock and recognizes gain (taking into account the maximum amount that the shareholder could receive from the receipt of a subordinated promissory note from Allied Motion if certain revenue targets are met by the custom motor and gear motors design and manufacturing business currently operated by Stature) must report the gain on the merger pursuant to the installment method (unless an election is made to not use the installment method). For shareholders who report on the installment method, complex rules require an allocation of basis to each payment of consideration received, and if a subordinated promissory note is received, a portion of the payments on the note will be imputed as interest, taxable at ordinary income rates.

        Gain or loss recognized by an Owosso shareholder exchanging his or her Owosso Common Stock or Owosso Preferred Stock pursuant to the merger agreement or exchanging Owosso Common Stock pursuant to the exercise of dissenters' rights of appraisal will be capital gain or loss if such Owosso Common Stock or Owosso Preferred Stock is a capital asset in the hands of such shareholder. If the Owosso Common Stock or Owosso Preferred Stock has been held for more than one year, the gain or loss will be long-term.

        Neither Owosso nor Allied Motion has requested or will request a ruling from the IRS as to any of the tax effects to Owosso's shareholders of the merger, and no opinion of counsel has been or will be rendered to Owosso's shareholders with respect to any of the tax effects of the merger to Owosso's shareholders.

        An Owosso shareholder may be subject, under some circumstances, to backup withholding at a rate of 28% with respect to the amount of cash, if any, received as a holder of Owosso Common Stock instead of a fraction of a share of Allied Motion Common Stock in the merger and the amount of cash received as a holder of Owosso Preferred Stock, unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's U.S.federal income tax liability, provided the required information is furnished to the IRS.

        Determining the actual tax consequences of the merger to an Owosso shareholder may be complicated. The consequences will depend on the shareholder's specific situation and on variables not within the control of Owosso or Allied Motion.

        The federal income tax discussion set forth above is based upon current law and is intended for general information only. You are urged to consult your tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of state, local or other tax laws and of any proposed changes in those tax laws and the Internal Revenue Code.

Appraisal Rights

  Owosso Common Stock

        Under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, holders of shares of Owosso Common Stock have the right to dissent from the merger and obtain a cash payment of the "fair value" of their shares in cash in the event that the merger is consummated. The term "fair value" means the value of a share of Owosso Common Stock immediately before consummation of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. Neither Allied Motion nor Owosso can assure you as to the methodology a court would use to determine fair value or how a court would select which elements of value are to be included in this determination. The value so determined could be more or less than the consideration to be paid for each share of Owosso Common Stock in the merger. A copy of the applicable statute is included as Appendix B to this proxy statement/prospectus. The following summary of the provisions is qualified in its entirety by reference to Appendix B.

        If you wish to exercise dissenters' rights, you must do all of the following:

  •
  submit, before the vote upon the merger at the special meeting, a written notice to Owosso of your intention to demand payment of the fair value of your shares if the merger is consummated;

  •
  make no change in the beneficial ownership of the shares between the date of your notice and the date that the merger is consummated; and

  •
  not vote your shares of Owosso Common Stock in favor of the approval and adoption of the merger agreement.

        Voting against, abstaining from voting, or failing to vote on the approval and adoption of the merger agreement will not constitute written notice of an intent to demand payment for shares of Owosso Common Stock within the meaning of Subchapter D. You must send a separate, written notice of demand which includes your name, address and telephone number to:

    Owosso Corporation
    22543 Fisher Road, PO Box 6660
    Watertown, NY 13601
    Phone: (315) 782-5910
    Attention: Jeffrey Swanson

        In the event that, after filing a written notice to demand payment of fair value, you vote for approval and adoption of the merger agreement, or you deliver a proxy in connection with the special meeting that does not specify a vote against, or an abstention from voting on, approval and adoption of the merger agreement, you will have waived your dissenters' rights and will have nullified any written notice of an intent to demand payment that you previously submitted. However, failure to submit a proxy specifying a vote against or abstention from voting on the merger after filing a written notice to demand payment of fair value will not waive your dissenters' rights.

        You may assert dissenters' rights as to less than all of the shares registered in your name only if you dissent with respect to all shares owned by any one beneficial owner and you disclose the name and address of each person on whose behalf you are dissenting. The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and the record holder's remaining shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on the beneficial owner's behalf only if the beneficial owner submits to Owosso the record holder's written consents to the dissent no later than the time the beneficial owner asserts his or her dissenters' rights. A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by the beneficial owner are registered in the beneficial owner's name.

        If the merger agreement is approved and adopted, Owosso will deliver a further notice to all holders who have satisfied the foregoing requirements. This notice will instruct the holder on the procedure for obtaining payment and will include a copy of Subchapter D. Failure to strictly follow the procedures set forth in Subchapter D regarding perfection of dissenters' rights may result in a loss of the right to payment.

        The foregoing is only a summary of the rights of a dissenting shareholder of Owosso. If you intend to dissent from the merger, you should carefully review the applicable provisions of Subchapter D and should also consult with your attorney. Your failure to follow precisely the procedures summarized above may result in loss of your dissenters' rights. No additional notice of the events giving rise to dissenters' rights or any steps associated with asserting those rights will be furnished to you, except as indicated above or otherwise required by law.

  Owosso Preferred Stock

        Appraisal rights in connection with the merger are not available with respect to shares of Owosso Preferred Stock under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988.

Effects on the Market for Owosso Common Stock

        Following the merger, we intend to cause the shares of Owosso Common Stock to no longer be quoted on the OTC Bulletin Board. Following this event, shares of Owosso Common Stock will no longer be publicly traded and Owosso will no longer file periodic reports under the Exchange Act.

Exchange Act Registration

        Shares of Owosso Common Stock are currently registered under the Exchange Act. Following the merger, we will file a Form 15 with the SEC requesting the suspension and termination of registration of shares of Owosso Common Stock under the Exchange Act.

Accounting Treatment for the Merger

        Allied Motion will account for the merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Accordingly, the cost to acquire shares of Owosso Common Stock and Owosso Preferred Stock in excess of the carrying value of Owosso's assets and liabilities will be allocated to Owosso's assets and liabilities based on their fair values, with any excess being allocated to goodwill and any identified intangible assets. The determination of asset lives and required purchase accounting adjustments reflected in this document, including the allocation of the purchase price to the assets and liabilities of Owosso based on their respective fair values, is preliminary. For additional information, see the notes accompanying the Unaudited Pro Forma Combined Condensed Financial Statements of Allied Motion contained in this proxy statement/prospectus.

Resale of Allied Motion Common Stock

        Shares of Allied Motion Common Stock issued in connection with the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Allied Motion Common Stock issued to any Owosso shareholder that is, or is expected to be, an "affiliate" of Allied Motion or Owosso for purposes of Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of Owosso shareholders, if any, who become affiliates of Allied Motion). Persons that may be deemed to be "affiliates" of Allied Motion or Owosso for these purposes generally include individuals or entities that control, are controlled by, or are under common control with, Allied Motion or Owosso, and will include the directors and the sole executive officer of Owosso. The merger agreement requires Owosso to use its reasonable best efforts to cause each of its affiliates to execute a written agreement with Allied Motion to the effect that such affiliate will not transfer any shares of Allied Motion Common Stock received as a result of the merger, except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act.

        This proxy statement/prospectus does not cover resales of shares of Allied Motion Common Stock received by any person in connection with the merger, and Allied Motion has not authorized any person to make any use of this proxy statement/prospectus in connection with any resale of shares of Allied Motion Common Stock.

Leased Employee Agreement

        Subsequent to the execution of the merger agreement, Allied Motion, Owosso, Stature and Ron Wenzel entered into an agreement pursuant to which Allied Motion agreed to lease Mr. Wenzel to Owosso on an interim basis prior to the effective time of the merger. Under the terms of the agreement, Mr. Wenzel, who was recently hired by Allied Motion to manage Stature after consummation of the merger, will provide executive management services related to the production, marketing and sale of products manufactured by Stature at its Watertown, New York facility. During the term of the agreement, Owosso and Stature are obligated to pay Allied Motion an amount equal to Mr. Wenzel's salary, the cost of his fringe benefits and certain employment related expenses.

        The agreement is terminable at the option of Owosso or Allied Motion. In the event that Allied Motion terminates the agreement, Owosso has the right to elect to extend its term for a period of ninety days by delivering written notice to Allied Motion and Mr. Wenzel.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of Owosso's board of directors with respect to the merger agreement, Owosso's shareholders should be aware that some of Owosso's executive officers, directors and significant shareholders have interests in the merger and have arrangements that are different from, or in addition to, those of Owosso's shareholders generally. These interests and arrangements may create potential conflicts of interest. Owosso's board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Owosso's common and preferred shareholders vote in favor of approving the merger agreement.

Ownership of Directors and Officers

        As of the record date of the special meeting, directors and executive officers of Owosso beneficially owned in the aggregate 2,610,743 shares of Owosso's common stock, representing approximately 44.8% of the outstanding common stock, and 518,433 shares of Owosso Preferred Stock, representing approximately 48.4% of the outstanding preferred stock. Collectively, these Owosso common shares and Owosso preferred shares represented approximately 45.4% of the total voting power of the Owosso common shares and Owosso preferred shares as of the record date for the special meeting, voting together as a single class with the Owosso preferred shares voting on an as-converted basis. For a detailed discussion of Owosso stock held by directors, the sole executive officer and significant shareholders of Owosso, see the section of this proxy statement/prospectus entitled "The Owosso Special Meeting—Voting Securities and Principal Holders Thereof" beginning on page 13.

        Upon completion of the merger, the shares of Owosso Common Stock and Owosso Preferred Stock held by each of the directors and the sole executive officer of Owosso will be converted into shares of Allied Motion Common Stock on the same basis as all other shares of Owosso Common Stock and Owosso Preferred Stock.

Voting Agreements

        In connection with the merger agreement, each of George B. Lemmon, Jr., The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese entered into agreements with Allied Motion pursuant to which they agreed to vote their shares of Owosso Common Stock (representing, in the aggregate, approximately 63.37% of the outstanding shares of Owosso Common Stock) and Owosso Preferred Stock (representing, in the aggregate, 100% of the outstanding shares of Owosso Preferred Stock) in favor of the merger, and have granted an irrevocable proxy to vote their shares of Owosso Common Stock and Owosso Preferred Stock, as applicable, in favor of the approval and adoption of the merger agreement to certain representatives of Allied Motion.

Insurance; Indemnification

        For a period of not less than one year and not more than three years after the effective time of the merger, Allied Motion will cause to be maintained in effect a directors' and officers' liability insurance policy. Additionally, from and after the effective time of the merger, the surviving corporation will indemnify and hold harmless each present and former director and officer of Owosso or any of its subsidiaries, against any costs (including reasonable attorneys' fees), judgments incurred in connection with any threatened, pending or completed claim, action or suit existing or occurring at or before the effective time. For a more detailed discussion regarding the insurance coverage and indemnification rights to be received by Owosso's directors and officers in connection with the merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Indemnification; Insurance" beginning on page 37.

Salary Continuation Agreement

        On October 1, 2001, Owosso entered into a two-year Executive Salary Continuation Agreement with George B. Lemmon, Jr., Owosso's President and Chief Executive Officer. The initial term of the Agreement but was subsequently extended through July 1, 2004. The agreement provides that after a termination of employment at any time during a change of control period, the agreement will remain in effect until all of the obligations of the parties are satisfied or have expired. In the event of the termination of employment of Mr. Lemmon during the two year period following a change of control, Owosso will pay to Mr. Lemmon, in a lump sum, an amount equal to eighteen months' base salary, the aggregate fair market value of Owosso's common shares subject to all stock options outstanding and unexercised as of the date of termination of employment, whether vested or unvested, granted to Mr. Lemmon, over the aggregate exercise price of all such stock options in respect of which the fair market value exceeds the exercise price, as well as provide certain other benefits, including eighteen months of medical, dental, life and disability benefits. If Mr. Lemmon's employment is terminated other than during the two year period following a change of control, Owosso will pay Mr. Lemmon's base salary for twelve months thereafter as well as provide certain other benefits, including out-placement services and twelve months of medical, dental, life and disability benefits, as long as such termination was not for cause, which is defined as willful misconduct or gross negligence which has had an adverse effect on Owosso's business, operations, assets or properties so as to materially adversely affect the financial condition of Owosso and its subsidiaries taken as a whole.

        In connection with the merger, Mr. Lemmon's Executive Salary Continuation Agreement will be amended to modify the timing (but not the amounts) of payments made under the Agreement.

MATERIAL CONTACTS BETWEEN ALLIED MOTION AND OWOSSO

        Allied and Owosso have had a commercial relationship since July 30, 2002, when Allied acquired 100% of the stock of Motor Products from Owosso.

        Other than contacts relating to the merger agreement and the merger, which are described in the section of this proxy statement/prospectus entitled "Background of the Merger" beginning on page 16, there have been no material contacts between Allied and Owosso since July 30, 2002.

THE MERGER AGREEMENT

        This section of the proxy statement/prospectus describes certain aspects of the merger agreement and the proposed merger. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. We urge you to read the merger agreement carefully in its entirety.

General Terms of the Merger Agreement

        On February 10, 2004, Allied Motion, Owosso and AMOT entered into the merger agreement. The merger provided for by the merger agreement will become effective upon the filing of a properly executed certificate of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the Pennsylvania Business Corporation Law. The effective time of the merger is sometime referred to in this proxy statement/prospectus as the "effective time."

        At the effective time, Owosso will be merged with and into AMOT, with AMOT surviving as a direct or indirect wholly-owned subsidiary of Allied Motion, and the separate existence of Owosso will cease. AMOT as it will exist following the completion of the merger is sometime referred to as the "surviving corporation" in this proxy statement/prospectus. At the effective time:

  •
  the articles of incorporation and the bylaws of AMOT will become the articles of incorporation and bylaws of the surviving corporation;

  •
  the directors of AMOT will become the initial directors of the surviving corporation and the officers of AMOT will become the officers of the surviving corporation;

  •
  all debts, liabilities and duties of AMOT will become the debts, liabilities and duties of the surviving corporation; and

  •
  all properties, rights, privileges, powers and franchises of Owosso will belong to the surviving corporation.

        Prior to the effective time, Stature will merge with and into Owosso.

Treatment of Securities in the Merger

Owosso Common Stock and Preferred Stock

        The merger agreement provides that each share of Owosso Common Stock outstanding immediately prior to the effective time (other than shares as to which appraisal rights have been properly exercised) will at the effective time be converted into the right to receive .068 of a fully paid and nonassessable share of Allied Motion Common Stock (which, together with the cash in lieu of any fractional share of Allied Motion Common Stock described below, we sometimes refer to in this proxy statement/prospectus as the "common merger consideration.") However, any shares of Owosso Common Stock held in the treasury of Owosso or owned by Allied Motion will be cancelled without any payment for those shares.

        In addition, each share of Owosso Preferred Stock outstanding immediately prior to the effective time will, at the effective time, be converted into the right to receive:

  •
  cash in the amount of $.9333 per share;

  •
  .127 of a fully paid and nonassessable share of Allied Motion Common Stock; and

  •
  a warrant to purchase .28 shares of Allied Motion Common Stock (which, together with the cash in lieu of fractional shares described below, we sometimes refer to in this proxy statement/prospectus as the "preferred merger consideration," and together with the common merger consideration, we sometimes refer to in this proxy statement/prospectus as the "merger consideration").

However, any shares of Owosso Preferred Stock held in the treasury of Owosso or owned by Allied Motion will be cancelled without any payment for those shares.

        In the event that the custom motors and gear motors design and manufacturing business currently operated by Stature achieves certain gross revenue during the calendar year ending December 31, 2004, Allied Motion will also issue up to $500,000 in subordinated promissory notes on a prorated basis to holders of Owosso Preferred Stock.

        Allied Motion will not issue any fractional shares of Allied Motion Common Stock in the merger; instead, a cash payment will be made to the holders of shares of Owosso Common Stock and/or Owosso Preferred Stock who would otherwise be entitled to receive a fractional share of Allied Motion Common Stock. For a more detailed discussion regarding the treatment of fractional shares, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Cash Instead of Fractional Shares" beginning on page 31.

        As a result of the merger, all shares of Owosso Common Stock and Owosso Preferred Stock will no longer be outstanding and will be cancelled.

        If, between the date of the merger agreement and the effective time, the outstanding shares of Allied Motion Common Stock or Owosso Common Stock or Owosso Preferred Stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, split-up, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Allied Motion Common Stock or Owosso Common Stock or preferred stock), stock combination, exchange of shares, readjustment or otherwise, then the exchange ratio will be adjusted to preserve the economic effect of the merger to Owosso shareholders.

Appraisal Rights

        Shares of a holder of Owosso Common Stock who has properly demanded appraisal rights will not be converted into common merger consideration unless the holder loses his right to appraisal. Owosso must promptly notify Allied Motion of any demands for appraisal of shares and Allied Motion is entitled to participate in any negotiations or proceedings with respect to such demands. Owosso may not make any payments or settlement offers with respect to appraisal demands without Allied Motion's prior written consent and Owosso must make any and all payments resulting from such demands out of its own funds. For a more detailed discussion regarding appraisal rights of Owosso Common Stock, see the section of this proxy statement/prospectus entitled "The Merger—Appraisal Rights" beginning on page 23.

Exchange of Certificates

Exchange Agent and Exchange Procedures

        Allied Motion will appoint an exchange agent for purposes of administering the payment of the merger consideration. Prior to the effective time, Allied Motion will deposit with the exchange agent, for the benefit of the holders of shares of Owosso Common Stock and Owosso Preferred Stock, the merger consideration.

        As soon as practicable after the effective time, the exchange agent will mail to each holder of record of an Owosso certificate a letter of transmittal and instructions for exchanging the holder's Owosso certificates for the merger consideration. After receipt of the transmittal forms, each holder of an Owosso Common Stock certificate or an Owosso Preferred Stock certificate will be able to surrender his, her or its certificate to the exchange agent, and the holder will receive in exchange a book-entry statement reflecting (or, if requested, certificates representing) that number of whole shares of Allied Motion Common Stock to which the holder is entitled, together with:

  •
  any cash which may be payable instead of fractional shares of Allied Motion Common Stock;

  •
  any dividends or other distributions with respect to Allied Motion Common Stock having a record date and paid after the effective time; and

  •
  with respect to preferred shareholders, the cash and warrants described above.

In the event of a transfer of ownership of shares of Owosso Common Stock or Owosso Preferred Stock which is not registered on the transfer records of Owosso, a book-entry statement reflecting (or a certificate representing) the proper number of shares of Allied Motion Common Stock, any cash instead of fractional shares of Allied Motion Common Stock and applicable dividends and distributions may be issued and paid to a transferee if the Owosso certificate representing the applicable Owosso shares is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The consideration to be issued in the merger will be delivered by the exchange agent as promptly as practicable following surrender of a Owosso certificate and any other required documents. No interest will be payable on the merger consideration, regardless of any delay in making payments.

Dividends and Other Distributions

        Holders of shares of Owosso Common Stock or Owosso Preferred Stock will not be entitled to receive any dividends or distributions payable by Allied Motion with respect to Allied Motion Common Stock until they exchange their Owosso certificates for shares of Allied Motion Common Stock. After they deliver their Owosso certificates to the exchange agent, those shareholders will receive, subject to applicable law, the amount of dividends or other distributions on Allied Motion Common Stock having a record date after the effective time previously paid and, at the appropriate payment date, the amount of dividends or other distributions on Allied Motion Common Stock with a record date after the effective time and a payment date after the surrender of such Owosso certificates, without interest.

Cash Instead of Fractional Shares

        No fractional shares of Allied Motion Common Stock will be issued upon the surrender of Owosso certificates. No dividend or distribution will relate to any fractional share of Allied Motion Common Stock that would otherwise be issuable in the merger, and those fractional shares of Allied Motion Common Stock will not entitle the owner to any voting rights of a Allied Motion shareholder.

        Holders of shares of Owosso Common Stock or Owosso Preferred Stock otherwise entitled to fractional shares of Allied Motion Common Stock, if any, will receive a cash payment instead of the fractional share of Allied Motion Common Stock they would otherwise be entitled to receive upon surrender of their Owosso certificates. Following completion of the merger, the exchange agent will determine the excess of the number of whole shares of Allied Motion Common Stock delivered to the exchange agent by Allied Motion for distribution to Owosso shareholders over the aggregate number of whole shares of Allied Motion Common Stock to be distributed to Owosso shareholders. The exchange agent will then, on behalf of the former Owosso shareholders, sell the excess shares of Allied Motion Common Stock at the then-prevailing prices on the open market, in the manner provided for in the merger agreement, and make the proceeds available for distribution to the former holders of shares of Owosso Common Stock and/or Owosso Preferred Stock otherwise entitled to fractional shares of Allied Motion Common Stock upon surrender of their Owosso certificates. Allied Motion will pay all commissions, transfer taxes and other associated out-of-pocket transaction costs relating to the sale by the exchange agent of shares of Allied Motion Common Stock.

Return of Exchange Fund

        Any shares or cash held by the exchange agent on behalf of the former holders of shares of Owosso Common Stock or Owosso Preferred Stock that remains undistributed to the former Owosso shareholders for one year after the effective time will be delivered to Allied Motion and former Owosso shareholders that have not validly exchanged Owosso certificates for the merger consideration will be required to look as a general creditor only to Allied Motion for payment of the merger consideration, subject to applicable law.

        Each of the exchange agent, the surviving corporation and Allied Motion will be entitled to deduct and withhold from the consideration otherwise payable under the merger agreement to any holder of Owosso certificates any amounts that it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code and the rules and regulations promulgated under the Internal Revenue Code, or any provisions of state, local or foreign law. To the extent that amounts are so withheld by the exchange agent, the surviving corporation or Allied Motion, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of Owosso Common Stock or Owosso Preferred Stock, as the case may be, in respect of which the deduction and withholding was made.

Lost Certificates

        In the event any certificate is lost, stolen or destroyed, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the applicable merger consideration for which the certificate would have been exchanged under the merger agreement, provided that the person claiming that such certificate was lost, stolen or destroyed makes an affidavit of that fact and, if reasonably required by Allied Motion, posts a bond in such amount as Allied Motion may determine is reasonably necessary as indemnity against any claim that may be made against Allied Motion with respect to such certificate.

Stock Options

        Prior to the effective time, Owosso's Board of Directors must take any and all steps necessary to cancel any outstanding stock options or similar rights. Prior to the effective time of the merger, Owosso will accelerate the vesting of all outstanding options and, upon consummation of the merger, each option holder will be entitled to receive a payment from Owosso in cash for each vested stock option he or she then holds equal to the excess, if any, of $.30 over the exercise price for each vested stock option.

Issuance of Subordinated Notes

        In the event that the custom motors and gear motors design and manufacturing business currently operated by Stature achieves certain gross revenue during the calendar year ending December 31, 2004, Allied Motion will issue up to $500,000 in subordinated promissory notes on a prorated basis to holders of Owosso Preferred Stock.

Representations and Warranties

        In the merger agreement, Owosso and Allied Motion (along with AMOT) made representations and warranties to each other about their respective companies related to, among other things:

  •
  corporate organization and qualifications to do business;

  •
  capital structure;

  •
  corporate authority to enter into, and carry out the obligations under, the merger agreement;

  •
  approval of the merger agreement and related transactions by Owosso's and Allied Motion's respective boards of directors;

  •
  absence of any breach of organizational documents, laws or certain material agreements as a result of the merger agreement and the merger, as applicable to Allied Motion and Owosso;

  •
  required governmental consents and approvals;

  •
  compliance with laws;

  •
  documents filed with the SEC and the financial statements included in those documents;

  •
  payment of fees to brokers or investment bankers in connection with the merger;

  •
  absence of material adverse effects;

  •
  absence of undisclosed litigation;

  •
  tax matters;

  •
  employee benefit plans;

  •
  compliance with the federal securities laws;

  •
  possession of permits and licenses;

  •
  intellectual property and proprietary rights;

  •
  material contracts;

  •
  absence of undisclosed liabilities;

  •
  insurance;

  •
  environmental liabilities;

  •
  accuracy of information supplied in this proxy statement/prospectus;

  •
  transactions with affiliates;

  •
  labor relations;

  •
  dividends; and

  •
  product liability, product warranties and product labeling.

        Owosso also made additional representations and warranties to Allied Motion and AMOT related to state anti-takeover law. Allied Motion and AMOT have also represented and warranted that AMOT is a corporation formed solely for the purpose of consummating the merger and has not engaged in any business activity that was not contemplated in the merger agreement.

        The representations and warranties given by Owosso, Allied Motion and AMOT will not survive completion of the merger.

Covenants

        The merger agreement contains customary covenants as well as specific covenants relating to the conduct of the respective parties' businesses pending completion of the merger.

Conduct of Business Prior to the Merger

        Owosso agreed that, except as expressly contemplated or permitted by the merger agreement, Owosso and any subsidiary will conduct their businesses in the ordinary course consistent with past practices, and will use their best efforts to:

  •
  maintain and preserve intact their business organization and business relationships;

  •
  retain the services of their key officers and key employees; and

  •
  use their best efforts to limit Owosso's legal expenses incurred in connection with the merger agreement to $200,000.

        In addition, subject to certain exceptions, Owosso has agreed (as to itself and its subsidiaries) that, without Allied Motion's prior written consent, it will not take any of the following actions prior to the completion of the merger:

  •
  incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loan or advance;

  •
  make, declare or pay any dividends or make other distributions on any of its capital stock or redeem or purchase any shares of capital stock;

  •
  adjust, split, combine or reclassify its capital stock;

  •
  grant any right to acquire any shares of its capital stock;

  •
  issue any additional shares of capital stock except upon the exercise of stock options under Owosso's stock incentive plans;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of any of its lines of business, material properties or assets to any person, other than to a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except pursuant to contracts or agreements in force as of February 10, 2004;

  •
  except pursuant to contracts or agreements in force on February 10, 2004, make any material investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly-owned subsidiary of Owosso;

  •
  except for transactions in the ordinary course of business consistent with past practice which would not reasonably be expected to have a material adverse effect on Owosso, terminate, amend or waive any material provision of any Owosso material contract, or make any material change in any instrument or agreement governing the terms of any lease or contract other than normal renewals of contracts and leases without material adverse changes of terms;

  •
  except to the extent required by law or an existing agreement, increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers and other similar restrictions;

  •
  settle any material claim, action or proceeding;

  •
  amend its articles of incorporation or its bylaws or enter into any agreement with its shareholders in their capacity as such;

  •
  other than in the ordinary course of business consistent with past practice, sell or enter into contracts relating to intellectual property or marketing or distribution rights with respect to material products of Owosso or its subsidiaries;

  •
  enter into any "non-compete" or similar agreement that would materially restrict the businesses of the surviving corporation or its subsidiaries following the effective time or that would in any way restrict the businesses of Allied Motion and its subsidiaries (excluding the surviving corporation and its subsidiaries);

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  •
  implement or adopt any change in its accounting principles, practices or methods, other than as consistent with or as may be required by law, generally accepted accounting principles or regulatory guidelines;

  •
  settle or compromise any material liability for taxes, file any material tax return, make any material tax election or change any method of accounting for tax purposes;

  •
  enter into any new, or amend or otherwise alter any current, transaction with affiliates of Owosso;

  •
  permit the Owosso 401(k) plan to purchase or otherwise acquire additional shares of Owosso Common Stock; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by any of the above covenants.

        The term "material adverse effect," as used in the merger agreement, refers, with respect to Owosso or Allied Motion, as the case may be, to any change or effect that is or would reasonably be expected to be materially adverse to

  •
  the businesses, operations, results of operations or financial condition of such party and its subsidiaries taken as a whole, or

  •
  the ability of such party to consummate the transactions contemplated by the merger agreement in a timely manner;

except that a material adverse effect will not be deemed to include the impact of any change or effect relating to or arising from the execution, announcement or consummation of the merger agreement and the transactions contemplated by the merger agreement, including any impact on relationships, contractual or otherwise, with customers, suppliers or employees.

        Allied Motion has agreed that, prior to the completion of the merger:

  •
  Allied Motion will not adopt any amendments to its articles of incorporation that would materially adversely affect the terms and provisions of the Allied Motion Common Stock or the rights of the holders of shares of Allied Motion Common Stock without Owosso's prior consent;

  •
  neither Allied Motion nor any of its affiliates, without Owosso's consent, will, directly or indirectly, except under the merger agreement or the voting agreements, purchase or otherwise acquire any Owosso securities or otherwise intentionally vote or acquire the right to vote Owosso securities; and

  •
  Allied Motion will cause AMOT to perform its obligations under the merger agreement.

        In addition, Owosso and Allied Motion have agreed to use their reasonable best efforts until the effective time to ensure the qualification of the merger as a taxable sale of assets and liquidation of Owosso under the Internal Revenue Code.

Acquisition Transactions

        Owosso has agreed to immediately cease any existing discussions or negotiations with any parties (other than Allied Motion) with respect to any offer or other proposal to acquire the business, properties or assets of Owosso and its subsidiaries, or capital stock of Owosso or any of its subsidiaries, in each case whether by merger, purchase of assets, tender offer or otherwise (we refer in this proxy statement/prospectus to a transaction that meets these criteria as an "acquisition transaction").

        If Owosso receives a written proposal to enter into an acquisition transaction prior to the effective time that was not solicited after the date of the merger agreement which the Owosso board of directors or the special committee of the board determines in good faith, after consultation with their legal and financial advisors, is or could reasonably be expected to lead to delivery of a superior proposal, then Owosso may:

  •
  furnish information about Owosso to the person making the acquisition proposal; and

  •
  participate in discussions and negotiations with respect to the acquisition proposal.

        Prior to taking any of these actions, the Owosso board of directors or the special committee of the board must determine that such actions are required, after consulting with and taking into consideration the advice of their legal advisors, to comply with their fiduciary duties to Owosso. Owosso must also notify Allied Motion before it takes any such action, provide copies of any information provided to the person making the acquisition proposal, and enter into a confidentiality and standstill agreement with the person making the acquisition proposal.

        For purposes of the merger agreement, the term "superior proposal" means an acquisition proposal not solicited or encouraged, directly or indirectly, after the date of the merger agreement by Owosso, any of Owosso's representatives or other affiliates and which, in the good faith determination of Owosso's board of directors or the special committee of the board, taking into account, to the extent deemed appropriate by the Owosso board or the special committee, such interests and factors that may be considered under Pennsylvania law and the advice of a financial advisor of nationally recognized reputation, that:

  •
  if accepted, is highly likely to be consummated;

  •
  if consummated, would result in a transaction that is more favorable to Owosso than the transactions contemplated by the merger agreement; and

  •
  which financing, to the extent required, is then committed or which if not committed is capable of being obtained by such person.

        If the Owosso board or the special committee determines that an acquisition proposal is a superior proposal, then the board or the special committee may do any of the following if they determine, after consulting with and taking into consideration the advice of their legal advisors, that such action is required to comply with their fiduciary duties to Owosso:

  •
  withhold, withdraw, modify, change or fail to make in a manner adverse to Allied Motion their recommendations relating to this transaction, or propose publicly to do so;

  •
  approve, endorse or recommend any superior proposal, or propose publicly to do so;

  •
  cause Owosso to enter into any letter of intent, agreement in principle, acquisition agreements or similar agreement relating to any acquisition proposal; and

  •
  release any person making a superior proposal from confidentiality and standstill agreements.

        Prior to taking any of these actions, Owosso must negotiate for not less than five business days with Allied Motion to revise the merger agreement so that the superior proposal is no longer a superior proposal, if Allied Motion so requests.

        As discussed below, Allied Motion and Owosso have the right to terminate the merger agreement if Owosso takes or fails to take certain actions with respect to a superior proposal and under certain other circumstances.

Owosso Shareholder Approval

        Owosso has agreed to use its reasonable best efforts to cause a special meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the required shareholder approvals of the merger agreement. Owosso's board of directors is required to use its reasonable best efforts to obtain from its shareholders the votes required by Pennsylvania law or Owosso's charter in favor of the approval of the merger agreement and any other related matters required to be approved in connection with the merger, and to recommend to Owosso's shareholders that they so vote at the shareholder meeting or any adjournment or postponement of the meeting. However, Owosso's board of directors will not be required to use its reasonable best efforts to obtain those approvals or to make or continue to make such recommendations if Owosso's board of directors, after having received and considered the advice of, and after consultation with, its independent, outside legal counsel, determines that such action would cause the members of Owosso's board of directors to breach their fiduciary duties under applicable law. Unless the merger agreement is earlier terminated, Owosso is required to submit the merger agreement to its shareholders for approval at a duly held shareholder meeting, whether with or without the recommendation of its board of directors.

        In connection with the merger agreement, each of George B. Lemmon, Jr., The John F. Northway, Sr. Trust, Lowell Huntsinger, Morris R. Felt, Randall V. James and John Reese entered into agreements with Allied Motion pursuant to which they agreed to vote their shares of Owosso Common Stock (representing, in the aggregate, approximately 63.37% of the outstanding shares of Owosso Common Stock) and Owosso Preferred Stock (representing, in the aggregate, 100% of the outstanding shares of Owosso Preferred Stock) in favor of the merger, and have granted an irrevocable proxy to vote their shares of Owosso Common Stock and Owosso Preferred Stock, as applicable, in favor of the merger agreement to certain representatives of Allied Motion. These agreements and the obligations of the shareholders under the agreements will terminate at the effective time of the merger or after the termination of the merger agreement in certain limited circumstances (as described in the section below entitled "Termination of the Merger Agreement; Effects of Termination"), whichever is earlier.

NASDAQ Quotation

        Allied Motion has agreed to use its reasonable best efforts to cause the shares of Allied Motion Common Stock issuable in the merger (including the shares of Allied Motion Common Stock reserved for issuance upon exercise of the warrants given to holders of Owosso Preferred Stock) to be eligible for quotation on the NASDAQ Small Cap Market (or other market or exchange on which Allied Motion Common Stock is then traded or quoted) before the effective time.

Indemnification; Insurance

        For a period of not less than one year and not more than three years after the effective time, Allied Motion will cause to be maintained in effect a directors' and officers' liability insurance policy, underwritten by a reputable insurance company, with policy limits of not less than one million dollars ($1,000,000) and not more than three million dollars ($3,000,000), covering the directors and officer of Owosso.

        From and after the effective time, the surviving corporation will indemnify and hold harmless each present and former director and officer of Owosso or any of its subsidiaries, determined as of the effective time, against any costs (including reasonable attorneys' fees), judgments incurred in connection with any threatened, pending or completed claim, action or suit existing or occurring at or before the effective time. The surviving corporation will assume all rights of the indemnified parties to indemnification and exculpation from liabilities for acts or omissions occurring at or before the effective time as provided in the respective articles of incorporation or bylaws (or comparable organizational documents) of Owosso or any of its subsidiaries as in effect on the date of the merger agreement. Any indemnification agreements or arrangements of Owosso or any of its subsidiaries provided to Allied Motion prior to the date of the merger agreement will survive the merger and will continue in full force and effect in accordance with their terms. The rights of the indemnified parties under these agreements will not be amended in any manner that would adversely affect those rights, unless the modification is required by law.

        For two years after the effective time, the articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the indemnified parties described above with respect to indemnification and to limitation of certain liabilities of directors and officers than are contained as the date of the merger agreement in Owosso's charter and bylaws, and the certificate of incorporation and bylaws (or comparable organizational documents) of each subsidiary of the surviving corporation will contain the current provisions regarding indemnification of directors and officers. These provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the indemnified parties under those instruments.

        In the event that Allied Motion or the surviving corporation or their respective successors or assigns consolidate with or merge into another person and are not the continuing or surviving corporation or entity of such consolidation or merger or transfer or convey all or substantially all of their properties and assets to any person, then Allied Motion and the surviving corporation will ensure that proper provision be made so that the successors and assigns of Allied Motion or the surviving corporation assume the obligations of Allied Motion and the surviving corporation in the merger agreement relating to indemnification of directors and officers of Owosso and its subsidiaries.

Employee Matters

        From and after the effective time, Allied Motion has agreed to cause the surviving corporation to fulfill all employment, bonus, consulting, termination, severance, change in control and indemnification agreements that had been disclosed to Allied Motion as of the date of the merger agreement to which Owosso or any subsidiary was a party. The surviving corporation may amend, suspend or terminate any of these agreements to the extent permitted under the terms of the agreement.

        Allied Motion and the surviving corporation will cause their respective employee benefit and compensation plans that cover any of Owosso's employees who remain employed by the surviving corporation as of the effective time to count service that has been recognized by Owosso and its affiliates, without duplication of benefits, for purposes of determining eligibility to participate and vesting, but not benefit accrual, to the same extent such service was recognized under any similar Owosso benefit plan. However, the obligations of Allied Motion and the surviving corporation described in the previous sentence will not apply to newly established plans for which prior service is not taken into account.

        With respect to benefit plans that would otherwise be applicable to newly hired employees, Allied Motion and the surviving corporation will cause all waiting periods and pre-existing conditions and proof of insurability provisions for all conditions that any Owosso employee who remains employed by the surviving corporation as of the effective time has as of the effective time to be waived for such employee to the same extent such provisions are waived or satisfied under Owosso's benefit plans for the year in which the merger occurs. Allied Motion and the surviving corporation will give any Owosso employee who remains employed by the surviving corporation as of the effective time credit, for purposes of Allied Motion's and the surviving corporation's vacation and/or other paid leave benefit programs, for such employee's accrued and unpaid vacation and/or paid leave balance as of the effective time.

Additional Covenants

        Owosso and Allied Motion have agreed to other customary covenants in the merger agreement, relating to, among other matters:

  •
  access to information, and confidential treatment of that information;

  •
  actions that would result in a material breach of any of the representations and warranties or covenants set forth in the merger agreement;

  •
  the preparation of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part;

  •
  the taking of specified actions to facilitate completion of the merger and the other transactions contemplated by the merger agreement, and the taking of additional actions after the effective time that are necessary or desirable to carry out the purposes of the merger agreement;

  •
  the obtaining of any consents or approvals necessary in order to complete the merger and the other transactions contemplated by the merger agreement;

  •
  notification to the other parties to the merger agreement of specified matters prior to completion of the merger; and

  •
  the agreement not to take actions that would jeopardize qualification of the merger as a taxable sale of assets and liquidation of Owosso under U.S. tax laws.

Conditions to the Merger

        The respective obligations of Allied Motion and Owosso to effect the merger are subject to the satisfaction or waiver of a number of customary conditions before completion of the merger, including all of the following:

  •
  Owosso's shareholders must approve the merger agreement by the required vote;

  •
  the shares of Allied Motion Common Stock issuable to Owosso shareholders in the merger (including the shares of Allied Motion Common Stock reserved for issuance upon exercise of the warrants issued to holders of Owosso Preferred Stock) must have been authorized for quotation on the NASDAQ Small Cap Market (or other exchange on which Allied Motion Common Stock is then quoted or listed);

  •
  all notifications, consents, authorizations or other approvals required to be made with or obtained from any governmental entity before completion of the merger under applicable federal, state, local and foreign laws relating to the operation of Owosso's business or where the failure to obtain the required authorization or other consent would have a material adverse effect on either Owosso or Allied Motion. However, this condition applies to Owosso's obligation to complete the merger only to the extent that the failure to make or obtain the notification, consent, authorization or approval would make consummation of the merger an illegal act by Owosso;

  •
  the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and no stop order suspending that effectiveness will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

  •
  no injunction, statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal consummation of the merger, and no governmental entity will have instituted any proceeding or be threatening to institute any proceeding seeking such an order, injunction or decree;

  •
  the representations and warranties made in the merger agreement will be, as of the closing date of the merger, true in all material respects (in the case of representations not qualified by materiality) and in all respects (in the case of representations qualified by materiality); and

  •
  Allied Motion, AMOT and Owosso will have performed in all material respects all obligations required to be performed by each of them under the merger agreement at or prior to the effective time, and each party will have received certificates signed by an appropriate executive officer that effect.

        The obligations of Allied Motion to effect the merger are subject to the satisfaction or waiver of a number of additional conditions, including the following:

  •
  the execution of agreements by certain Owosso shareholders pursuant to which such shareholders agree to restrictions on the transfer of shares of Allied Motion Common Stock issued to them in the merger;

  •
  payment of Owosso's subordinated debt at approximately 40% of the total current principal amount outstanding;

  •
  continuation or prepayment of Owosso's industrial revenue bonds;

  •
  the "Net Liabilities" of Owosso (as defined in the merger agreement) shall not exceed $11,600,000;

  •
  entering into non-competition agreements with Owosso's preferred shareholders;

  •
  payment of Owosso's junior secured debt at approximately 60% of the total current principal amount outstanding;

  •
  the consummation of the sale of Owosso's owned real property located in Kilgore, Texas for a purchase price of not less than $311,000;

  •
  the consummation of the merger of Stature with and into Owosso;

  •
  the amendment of George B. Lemmon, Jr.'s Owosso Corporation Executive Salary Continuation Agreement, in a manner reasonably satisfactory to Allied Motion;

  •
  the release by certain Owosso shareholders of Owosso and Allied Motion of and from all claims which such shareholders may have had against Owosso or Allied Motion in any way related to such shareholders' ownership of Owosso capital stock or the merger agreement; and

  •
  repayment of all Owosso senior debt.

Termination of the Merger Agreement; Effects of Termination

        The merger agreement may be terminated at any time before the effective time:

  1)
  By the mutual written consent of Allied Motion and Owosso.

  2)
  By either Allied Motion or Owosso if any governmental entity that must grant a regulatory approval described as a condition to closing under the section of this proxy statement/

    prospectus entitled "Conditions to the Merger" beginning on page 39 has denied approval of the merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement.

  3)
  By Owosso (provided that Owosso is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a breach by Allied Motion or AMOT of its covenants or agreements or its representations or warranties set forth in the merger agreement, which is not cured as promptly as practicable and in any case within 30 days following written notice by Owosso to Allied Motion or which by its nature or timing cannot be cured prior to the closing date of the merger.

  4)
  By Allied Motion (provided that neither Allied Motion nor AMOT is then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a breach by Owosso of its covenants or agreements or its representations or warranties set forth in the merger agreement, or there has been a material breach (including any prohibited transfer or other disposition of any Owosso securities) by any party (other than Allied Motion) to a voting agreement entered into in connection with the merger agreement, and which, in either case, is not cured as promptly as practicable and in any case within 30 days following written notice by Allied Motion to Owosso or which by its nature or timing cannot be cured prior to the closing date of the merger.

  5)
  By Owosso if prior to receipt of the required shareholder approvals of the merger agreement Owosso receives a "superior proposal," and has otherwise complied with its obligations described under the section of this proxy statement/prospectus entitled "Acquisition Transactions" beginning on page 36.

  6)
  By Allied Motion, if the board of directors of Owosso has failed to recommend, or has withdrawn, or modified in any respect materially adverse to Allied Motion, its approval or recommendation of the merger agreement or has resolved to take any such action, or has recommended another "acquisition proposal" or if the board of directors of Owosso has resolved to accept a superior proposal or has failed publicly to affirm its approval or recommendation of the merger agreement within ten days of Allied Motion's request made after any acquisition proposal has been disclosed to Owosso's shareholders generally.

  7)
  By Allied Motion or Owosso if the shareholders of Owosso fail to approve the merger agreement upon a vote held at a duly held meeting of shareholders called for that purpose (including any adjournment or postponement).

  8)
  By Allied Motion or Owosso if the effective time has not occurred on or before July 1, 2004, unless the effective time has not occurred due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement.

        Owosso agrees to pay to Allied Motion a fee equal to $500,000, as follows:

  •
  the merger agreement is terminated as specified in paragraphs 5 or 6 of the list above;

  •
  Owosso terminates the merger agreement as specified in paragraph 8 of the list above at a time when Allied Motion would have been permitted to terminate the merger agreement as specified in paragraph 3 of the list above as a result of a willful or bad faith breach of any material covenant or agreement contained in the merger agreement, and prior to such termination, an acquisition proposal (other than pursuant to the merger agreement) shall have been disclosed publicly or to Owosso in excess of the aggregate merger consideration to be received by Owosso's shareholders in connection with the merger; or

  •
  the merger agreement is terminated as specified in paragraph 7 of the list above, if the officers of Allied Motion appointed under the voting agreements do not vote such shareholders' shares of Owosso Common Stock and Owosso Preferred Stock at the special meeting of Owosso shareholders in favor of the merger.

        The voting agreements executed in connection with the merger agreement and the obligations of the shareholders under the voting agreements will terminate at the effective time of the merger or the 90th day after the termination of the merger agreement, whichever is earlier. If the merger agreement is terminated as specified in paragraph 3 or paragraph 5 of the list above, the voting agreements and the obligations of shareholders under the voting agreements will terminate immediately.

Amendment; Extension; Waiver

Amendment

        The merger agreement may be amended by Allied Motion and Owosso in a written instrument signed by both parties prior to the effective time. However, after adoption of the merger agreement by Owosso's shareholders, no amendment may be made which by law requires further approval of the shareholders of Owosso without the further approval of Owosso's shareholders.

Extension; Waiver

        At any time prior to the effective time, Allied Motion and Owosso may, in writing, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or conditions contained in the merger agreement. However, after any approval of the transactions contemplated by the merger agreement by Owosso's shareholders, there may not be, without further approval of Owosso's shareholders, any extension or waiver of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the holders of Owosso securities under the merger agreement, other than as contemplated by the merger agreement.

Assignment

        The merger agreement and any rights, interests or obligations associated with it may not be assigned by any party to the merger agreement without the prior written consent of the other parties to the merger agreement. If consent is provided, the agreement will be binding on any successors and assigns.

Fees and Expenses

        Except as set forth in the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination of the Merger Agreement; Effects of Termination" beginning on page 40, all costs and expenses incurred in connection with the merger agreement and the related transactions will be paid by the party incurring the expenses. However, the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be divided equally between Allied Motion and Owosso.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined consolidated financial statements are presented to show the combination of Allied Motion and Owosso as if they had been combined for the year ended December 31, 2003. The unaudited pro forma combined condensed consolidated financial statements are based on the assumptions set forth in the related notes and should be read in conjunction with the separate historical consolidated financial statements of Allied Motion and Owosso and related notes thereto.

        Allied Motion's most recent fiscal year end is December 31, 2003, while Owosso's most recent fiscal year end is October 26, 2003. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 includes Allied Motion for the year ended December 31, 2003 and Owosso for the year ended October 26, 2003 with pro forma adjustments for acquisition debt and allocation of purchase price. The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2003 is presented as if the acquisition of Owosso had occurred on December 31, 2003 and combines Allied Motion's balance sheet as of December 31, 2003 with Owosso's balance sheet as of February 1, 2004, the date of Owosso's most recently completed fiscal quarter.

        The unaudited pro forma condensed combined financial statements give effect to:

  •
  The acquisition of 100% of Owosso's common stock in exchange for 396,121 shares of Allied Motion's common stock, valued at $1,790,000 or $4.52 per common share;

  •
  The acquisition of 100% of Owosso's preferred stock in exchange for: 1) $1,000,000 cash paid at closing, plus 2) 136,024 shares of Allied Motion's common stock, valued at $615,000, plus 3) 300,000 warrants to purchase Allied Motion common stock at a strike price of $4.41, valued at $725,000. The valuation of the warrants to be issued is preliminary and based on a Black-Scholes valuation model. Allied Motion intends to engage an independent third party to value these warrants after the closing of the acquisition. This independent valuation could significantly change the final value placed on these warrants.

  •
  The value of Allied Motion's common stock used to determine the overall purchase price was calculated using the average closing price for the two business days prior to and the two business days following the announcement of the acquisition of Owosso, as well as the closing price on the date the acquisition was announced. The transaction was announced on February 10, 2004 and the average closing price used to value the shares was $4.52 per share;

  •
  Changes to the combined company's debt obligations, including

  •
  The repayment of $4,650,000 under Owosso's existing bank facilities and $948,000 of Owosso's subordinated debt;

  •
  Additional borrowings of $4,931,000 under a revolving line of credit facility which, when combined with Allied Motion's line of credit balance of $750,000 results in a new revolving credit facility with an outstanding balance of $5,681,000;

  •
  The repayment of Allied Motion's term loan with an existing balance of $1,083,000;

  •
  Borrowings under a new term loan totaling $3,000,000;

  •
  Borrowings under a new subordinated debt facility totaling $750,000;

  •
  The assumption of $4,550,000 of Owosso's indebtedness;

  •
  Allied Motion will not be assuming $1,098,000 of Owosso's subordinated debt nor will it be assuming $529,000 of accrued interest;

  •
  The subsequent sale of a building owned by Owosso for $315,000, upon which the acquisition of Owosso is contingent;

  •
  The estimated accrued closing costs of $1,000,000 related to the acquisition;

  •
  Certain other adjustments made to record the assets and liabilities of Owosso at their estimated fair values.

        In accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141), the acquisition of Owosso will be recorded as a purchase for accounting purposes. The preliminary adjustments to net assets and goodwill which are shown in these unaudited condensed combined pro forma financial statements are based upon Allied Motion's current estimates. Allied Motion is in the process of obtaining valuations for inventory, property, plant and equipment and intangibles related to trade name and customer lists which could modify the amounts to be recorded as part of the acquisition.

        The pro forma adjustments do not reflect adjustments for anticipated operating efficiencies that the Company expects to achieve as a result of this acquisition. The pro forma adjustments also do not give effect to the pro rata effect of the issuance of up to an additional $500,000 of subordinated promissory notes if Owosso's revenues for the year ending December 31, 2004 are between $18,370,000 and $19,600,000.

        The historical and pro forma loss from continuing operations for Owosso included in these pro forma condensed combined consolidated financial statements for the year ended December 31, 2003 includes an impairment of goodwill for Owosso in the amount of $5,331,000.

        The pro forma financial information is for informational purposes only and does not purport to present what the Company's results would actually have been had these transactions actually occurred on the dates presented or to project the combined company's results of operations or financial position for any future period.

 ALLIED MOTION TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Historical For the Year Ended
	December 31, 2003 Allied Motion	October 26, 2003 Owosso	Pro Forma Adjustments	Pro Forma
Revenues	$39,434	$17,715	$—	$57,149
Cost of products sold	29,167	14,374	490 (a)	44,031

Gross margin	10,267	3,341	(490)	13,118
Operating costs and expenses:
Selling	2,022	711	—	2,733
General and administrative	4,596	2,594	—	7,190
Engineering and development	1,853	176	—	2,029
Amortization of intangibles and other	526	400	(25) (a)	901
Goodwill impairment expense	—	5,331	—	5,331 (b)

Total operating costs and expenses	8,997	9,212	(25)	18,184

Operating income (loss)	1,270	(5,871)	(465)	(5,066)
Other income (expense), net	(303)	(586)	62 (c)	(827)

Income (loss) before income taxes	967	(6,457)	(403)	(5,893)
Benefit (provision) for income taxes	(19)	604	153 (d)	738

Income (loss) from continuing operations	$948	$(5,853)	$(250)	$(5,155)

Basic income (loss) per share from continuing operations	$0.19			$(0.94)

Diluted income (loss) per share from continuing operations	$0.19			$(0.94)

Basic weighted average shares outstanding	4,925			5,457

Diluted weighted average shares outstanding	5,061			5,457

 ALLIED MOTION TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
BALANCE SHEET

(In thousands)

	Historical
	December 31, 2003 Allied Motion	February 1, 2004 Owosso	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$1,960	$659	$1,315	(e)	$3,934
Trade receivables, net	5,971	2,121	—		8,092
Inventories, net	3,867	1,974	—		5,841
Assets held for sale, net	—	350	(350	)(f)	—
Deferred income taxes	1,247	240	(240	)(g)	1,247
Prepaid expenses and other	592	237	—		829

Total current assets	13,637	5,581	725		19,943
Property, plant and equipment, net	6,423	4,542	2,450	(h)	13,415
Goodwill	5,213	3,074	321	(h)	8,608
Intangible assets	2,224	4,700	(1,700	)(h)	5,224
Other assets	—	130	—		130

Total Assets	$27,497	$18,027	$1,796		$47,320

LIABILITIES & STOCKHOLDERS' INVESTMENT
Current Liabilities
Accounts payable	$2,230	$1,885	$—		$4,115
Accrued liabilities and other	3,504	2,189	471	(i)	6,164
Current maturities of capital lease obligations	134	—	—		134
Debt obligations	1,833	11,161	(11,100	)(j)	1,894

Total current liabilities	7,701	15,235	(10,629)		12,307

Long-term debt	—	85	12,002	(j)	12,087
Long-term capital lease obligations	345	—	—		345
Common stock put option	—	600	(600	)(k)	—
Deferred income taxes	430	1,446	(1,446	)(g)	430
Accrued preferred stock dividends	—	4,379	(4,379	)(k)	—
Pension and post-retirement obligations	2,962	—	—		2,962

Total liabilities	11,438	21,745	(5,052)		28,131

Stockholders' Investment
Convertible stock	—	15,000	(15,000	)(l)	—
Common stock	8,383	20,839	(18,434	)(l)	10,788
Warrants to purchase common stock	—	—	725	(l)	725
Loan receivable from ESOP	(200)	—	—		(200)
Retained earnings (accumulated deficit)	7,797	(39,557)	39,557	(l)	7,797
Cumulative translation adjustment	79	—	—		79

Total Stockholders' Investment (Deficit)	16,059	(3,718)	6,848		19,189

Total Liabilities & Stockholders' Investment	$27,497	$18,027	$1,796		$47,320

 ALLIED MOTION TECHNOLOGIES INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        The accompanying unaudited pro forma condensed combined consolidated financial statements reflect the acquisition of 100% of the common and preferred stock of Owosso Corporation (Owosso) by Allied Motion Technologies Inc. (Allied Motion).

        The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 assumes that the acquisition of Owosso occurred as of January 1, 2003. The accompanying unaudited pro forma combined balance sheet as of December 31, 2003 assumes that the acquisition of Owosso occurred on December 31, 2003.

        The purchase price for the acquisition of Owosso was $15,278,000 which includes assumed debt of $10,148,000, Allied Motion common stock issued of $2,405,000, warrants issued to purchase Allied Motion common stock valued at $725,000, $1,000,000 in cash for all of Owosso's preferred stock and $1,000,000 in closing costs. The valuation of the warrants to be issued is preliminary and based on a Black-Scholes valuation model. Allied Motion intends to engage an independent third party to value these warrants after the closing of the acquisition. This independent valuation could significantly change the final value placed on these warrants. In addition, all Owosso stock options will be vested and cashed out, but because of the current exercise prices, the cash to be paid out is not significant.

Note 2—Pro Forma Adjustments

        The unaudited pro forma condensed combined consolidated financial statements reflect the following pro forma adjustments:

Statement of Operations—

  (a)
  To record additional depreciation and amortization related to amounts allocated to property and equipment based on preliminary valuations and estimated amortizable intangible assets. No amortization expense related to goodwill has been reflected in the pro forma adjustments. The additional amounts allocated to property and equipment in excess of Owosso's historical carrying value of $4,542,000 is being depreciated over a weighted average life of approximately five years. The reduction to the historical expense recorded by Owosso for the amortization of intangibles is a result of the purchase price allocation to intangible assets. Intangible assets are being amortized over an eight life.

  (b)
  The pro forma loss from continuing operations for 2003 includes the $5,331,000 charge for goodwill impairment from the historical Owosso financial statements.

  (c)
  To record interest expense related to the financing obtained to acquire Owosso, calculated using the interest rates indicated in note (j) as compared to actual recorded interest.

  (d)
  The tax effect for all pre-tax pro forma adjustments has been calculated to reflect the pro forma tax provision at anticipated effective tax rates of 38%.

Balance Sheet—

  (e)
  To record the impact on cash of the following:

Repayment of Owosso debt	$(5,598,000)
Repayment Allied Motion debt	(1,833,000)
Proceeds from new debt agreements	9,431,000
Payment to Owosso preferred shareholders	(1,000,000)
Proceeds from sale of building by Owosso	315,000

Pro forma adjustment	$1,315,000

  (f)
  To reflect the sale of an Owosso owned building with a net book value of $350,000 for $315,000 in projected cash; the sale of this building is a contingency to closing per the merger agreement.

  (g)
  To eliminate Owosso's deferred tax asset and deferred tax liability accounts as the book and tax basis of the acquired assets will be the same.

  (h)
  The purchase price has been allocated to Owosso's tangible and intangible assets and liabilities assumed on an estimated fair value basis. The final determination of the estimated fair value of Owosso's tangible and intangible assets acquired and liabilities assumed are subject to change and it is possible that the amounts ultimately recorded could equal, exceed, or be less than those estimated fair values indicated here.

Common stock issued (approximately 532,200 shares at $4.52 per share)	$2,405,000
Fair value of warrants issued (300,000 warrants; exercise price of $4.41)	725,000
Assumed debt of Owosso	10,148,000
Cash payment to Owosso preferred shareholders	1,000,000
Closing costs	1,000,000

Total purchase price	15,278,000
Less net cash received	(974,000)
Remaining amounts allocated on a fair value basis to the following:
Trade receivables	(2,121,000)
Inventories	(1,974,000)
Prepaid expenses and other	(237,000)
Property, plant and equipment	(6,992,000)
Intangible assets	(3,000,000)
Other assets	(130,000)
Accounts payable	1,885,000
Accrued liabilities and other	1,660,000

Goodwill	$3,395,000

  (i)
  To record estimated closing costs of $1,000,000 related to the transaction and to reflect the forgiveness of $529,000 in accrued interest on Owosso's debt.

  (j)
  To reflect the new debt of the combined entity of $13,981,000. The new debt will result from the following expected activity (in thousands):

	Historical balance	Repay	Not assumed	New debt agreements	Pro forma balance	Projected interest rate
Allied Motion
Revolving credit	$750	$(750)	$—	$5,681	$5,681	5.0%
Term loan	1,083	(1,083)	—	3,000	3,000	7.8%
Subordinated notes	—	—	—	750	750	6.5%

Total Allied Motion	$1,833	$(1,833)

Owosso
Revolving credit	$4,650	$(4,650)	—	—	—
Industrial revenue bonds	4,550	—	—	—	4,550	1.0%
Subordinated debt	2,046	(948)	(1,098)	—	—

Total Owosso	$11,246	$(5,598)

Total debt	$13,079	$(7,431)	$(1,098)	$9,431	$13,981

        It is estimated that $12,087,000 of the pro forma debt balance will be long-term and $1,894,000 will be classified as current based on the terms of the new debt agreements.

  (k)
  To eliminate the accrued preferred stock dividends of Owosso that will be forgiven upon closing of the acquisition and Owosso's common stock put option that will be cancelled per the merger agreement.

  (l)
  To reflect the elimination of Owosso's equity and reflect the issuance of Allied Motion's common stock and warrants to purchase common stock as consideration for the acquisition.

INFORMATION ABOUT ALLIED MOTION

Business

        Allied Motion Technologies Inc. was organized in 1962 under the laws of Colorado. Allied Motion is engaged in the business of designing, manufacturing and selling motor and servo motion products primarily to the Commercial Motor, Industrial Motion Control and Aerospace and Defense markets. Prior to July 29, 2002, Allied Motion was also engaged in designing, manufacturing and selling advanced systems and instrumentation to the worldwide power and process industries. As discussed more fully in Note 2 of the Notes to Consolidated Financial Statements, on July 29, 2002, Allied Motion sold substantially all of its Power and Process Business, and in March 2003 finalized the sale of the Calibrator Business, completing the sale of all its Power and Process Business, therefore transforming Allied Motion and focusing all of its resources in the motor and motion products markets (Motion Strategy). Allied Motion operates primarily in the United States and the United Kingdom. Prior to the sale of its Power and Process Business, Allied Motion also had joint venture investments in China. Prior to October 2002, Allied Motion was known as Hathaway Corporation. In connection with the sale of its Power and Process Business, the Hathaway name became the property of the buyers. At the October 2002 Annual Meeting of Shareholders, a proposal was approved to amend the Articles of Incorporation to change the company's name to Allied Motion Technologies Inc.

        Allied Motion utilizes its underlying core "Electromagnetic Motion Know How" to provide compact, high performance products as solutions to a variety of motion applications. The served markets include on and off road vehicles, semi-conductor equipment, packaging, medical, actuation, military, commercial aviation and industrial automation, and fiber-optic based telecommunications. End products using Allied Motion technology include HVAC systems for trucks, buses and off-road vehicles, medical equipment, processing equipment for the semiconductor industry, missile and munitions control systems for the military, anti-lock brake and fuel cell applications for the specialty automotive market, satellite tracking systems, MRI scanners, high definition printers and tunable lasers, wavelength meters and spectrum analyzers for the fiber optic industry as well as various applications in the medical market.

        Allied Motion is organized into three subsidiaries: Emoteq Corporation (Emoteq—Tulsa, OK), Computer Optical Products, Inc. (COPI—Chatsworth, CA), and Motor Products Corporation (Motor Products—Owosso, MI).

        Emoteq designs, manufactures and markets direct current brushless motors, related components, and drive and control electronics as well as a family of static frequency converters for military and aerospace applications and has extensive experience in power electronics design and software development required for the application of specialized drive electronics technology. Markets served include semiconductor manufacturing, industrial automation, medical equipment, and military and aerospace. Emoteq also manufactures precision direct current fractional horsepower motors and certain motor components and spare parts and replacement equipment for general-purpose instrumentation products. Industrial equipment and military products are the major application for the motors.

        Optical encoders are manufactured by COPI. They are used to measure rotational and linear movements of parts in diverse applications such as printers, sorting machinery, machine tools, robots, medical equipment, tunable lasers and spectrum analyzers. The primary markets for the optical encoders are in the industrial, computer peripheral manufacturing, medical and telecommunications sectors. COPI also designs, manufactures and markets fiber optic-based encoders with special characteristics, such as immunity to radio frequency interference and high temperature tolerance, suited for industrial, aerospace and military environments. Applications include airborne navigational systems, anti-lock braking transducers, missile flight surface controls and high temperature process control equipment.

        Motor Products, located in Owosso, Michigan has been a motor producer for more than sixty years and is a vertically integrated manufacturer of customized, highly engineered sub-fractional horsepower permanent magnet DC and brushless DC motors serving a wide range of original equipment applications. The motors are used in HVAC and actuation systems in a variety of markets including trucks, buses, RV's, off-road vehicles, health, fitness, medical and industrial equipment.

        Fiscal Year End Change.    Allied Motion changed its fiscal year end from June 30 to December 31 effective December 31, 2002; and, therefore, Allied Motion reported a six-month transition period ending December 31, 2002. The following table describes the periods presented in this proxy statement/prospectus.

Period:	Referred to as:
Audited results from January 1, 2003 through December 31, 2003	Year 2003
Unaudited results from January 1, 2002 through December 31, 2002	Twelve Month Comparative Period
Audited results from July 1, 2002 through December 31, 2002	Transition Period
Unaudited results from July 1, 2001 through December 31, 2001	Six Month Comparative Period
Audited results from July 1, 2001 through June 30, 2002	Fiscal Year 2002
Audited results from July 1, 2000 through June 30, 2001	Fiscal Year 2001

        Product Distributions.    Allied Motion maintains a direct sales force. In addition to its own marketing and sales force, Allied Motion has independent sales representatives and agents to sell its various product lines in certain markets.

        Competition.    Allied Motion faces competition in all of its markets, although the number of competitors varies depending upon the product. Allied Motion believes there are numerous competitors in the motion control market. Competition involves primarily product performance and price, although service and warranty are also important.

        Financial Information about Operating Segments.    The information required by this item is set forth in Note 11 of the Notes to Consolidated Financial Statements contained herein.

        Availability of Raw Materials.    All parts and materials used by Allied Motion are in adequate supply. No significant parts or materials are acquired from a single source.

        Seasonality of the Business.    Allied Motion's business is not of a seasonal nature; however, revenues may be influenced by customers' fiscal year ends and holiday seasons.

        Working Capital Items.    Allied Motion currently maintains inventory levels adequate for its short-term needs based upon present levels of production. Allied Motion considers the component parts of its different product lines to be readily available and current suppliers to be reliable and capable of satisfying anticipated needs.

        Sales to Large Customers.    During Year 2003, the Transition Period, and Fiscal Year 2002, no single customer accounted for more than 10% of total revenues. During Fiscal Year 2001 one customer accounted for 20% of Allied Motion's consolidated revenue from continuing operations. The customer is a leading manufacturer of test instrumentation for the fiberoptic telecommunications industry. During Fiscal Year 2002, the customer cancelled a $4.75 million order. Allied Motion's products are still designed into the customer's products, however deliveries of our products have been halted by the customer because of the economic downturn. Allied Motion is also delivering products to this customer under other orders at this time.

        Sales Backlog.    Allied Motion's backlog at December 31, 2003 consisted of sales orders totaling approximately $13,383,000 while backlog at December 31, 2002 was $13,663,000. In our commercial motors markets, Allied Motion is experiencing an increased number of its customers going on a "pull system" whereby Allied Motion agrees to maintain available inventory that the customer "pulls" or takes delivery as they need the products. At the time the customer pulls the product, Allied Motion records the order and sale. Approximately 50% of Allied Motion's customers in commercial motors markets were on a pull system in 2003 compared to 35% in 2002. Accordingly, this trend will reduce the amount of backlog since these customers are no longer giving Allied Motion long-term orders that it delivers against over time and, therefore, the amount of backlog compared to prior periods is not necessarily an accurate indication of the future sales of Allied Motion compared to prior periods.

        There can be no assurance that Allied Motion's backlog can be converted into revenue.

        Government Sales.    Approximately $86,000 of Allied Motion's backlog as of December 31, 2003 consisted of contracts with the United States Government. Allied Motion's contracts with the government contain a provision generally found in government contracts that permits the government to terminate the contract at its option. When the termination is attributable to no fault of Allied Motion, the government would, in general, have to pay Allied Motion certain allowable costs up to the time of termination, but there is no compensation for loss of profits.

        Engineering and Development Activities.    Allied Motion's expenditures on engineering and development for Year 2003 were $1,853,000. For the Transition Period, Fiscal Years 2002, and 2001 expenditures for engineering and development from continuing operations were $754,000, $846,000, and $962,000, respectively. Of these expenditures, no material amounts were charged directly to customers.

        Environmental Issues.    No significant pollution or other types of emission result from Allied Motion's operations and it is not anticipated that the Company's proposed operations will be materially affected by Federal, State or local provisions concerning environmental controls. However, there can be no assurance that any future regulations will not affect Allied Motion's operations.

        See "Legal Proceedings" below and Note 8 of the Notes to Consolidated Financial Statements for additional information regarding environmental issues.

        Foreign Operations.    The information required by this item is set forth in Note 11 of the Notes to Consolidated Financial Statements contained herein.

        Employees.    As of December 31, 2003, Allied Motion had approximately 343 full-time employees.

Properties

        As of December 31, 2003, Allied Motion occupies its administrative offices and manufacturing facilities as follows:

Description / Use	Location	Approximate Square Footage	Owned or Leased
Corporate headquarters	Englewood, Colorado	3,000	Leased
Office and manufacturing facility	Tulsa, Oklahoma	25,000	Leased
Office and manufacturing facility	Chatsworth, California	22,000	Leased
Office and manufacturing facility	Tulsa, Oklahoma	10,000	Leased
Office and manufacturing facility	Owosso, Michigan	82,500	Owned

        Allied Motion's management believes the above-described facilities are adequate to meet the company's current and foreseeable needs. All facilities described above are operating at less than full capacity.

Legal Proceedings

        In 2001, Allied Motion, with other parties, was named as a defendant in an environmental contamination lawsuit. The lawsuit relates to property that was occupied by Allied Motion's Power and Process Business over 37 years ago. Allied Motion agreed to settle the lawsuit and recorded an estimated charge for the settlement and related legal fees of $1,429,000 ($961,000 net of the tax effect) during the fiscal year ended June 30, 2002. The settlement agreement received court approval during the Transition Period. While Allied Motion believes that the suit against the company was without merit, it agreed to the settlement to eliminate future costs of defending itself and the uncertain risks associated with litigation. Additional information required by this item is set forth in Note 8 of the Notes to Consolidated Financial Statements contained herein.

        Allied Motion is also involved in certain actions that have arisen out of the ordinary course of business. Management believes that resolution of the actions will not have a significant or "material" adverse effect on Allied Motion's consolidated financial position or results of operations.

Comparative Per Share Market Price Information and Dividend Policy

        The following table sets forth for the calendar quarters indicated the range of the high and low bid information for Allied Motion Common Stock and Owosso Common Stock as quoted on the NASDAQ SmallCap Market. The Owosso Common Stock was de-listed from the NASDAQ SmallCap Market on July 8, 2003 and information presented below for such subsequent periods represent the high and the low over-the-counter market bid quotations for Owosso Common Stock. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Allied Motion Common Stock		Owosso Common Stock
	High	Low	High	Low
2004
Through March 25, 2004	$5.46	$3.80	$0.35	$0.06
2003
Fourth Quarter	4.47	3.05	0.12	0.05
Third Quarter	3.06	1.50	0.21	0.04
Second Quarter	2.14	1.50	0.58	0.15
First Quarter	2.11	1.58	0.43	0.22
2002
Fourth Quarter	2.79	1.70	0.66	0.35
Third Quarter	2.85	2.05	0.80	0.46
Second Quarter	3.15	2.25	0.80	0.38
First Quarter	3.00	2.60	0.52	0.23
2001
Fourth Quarter	3.25	1.75	0.83	0.18
Third Quarter	3.90	2.04	1.09	0.52
Second Quarter	4.84	3.10	1.37	0.75
First Quarter	6.94	2.94	1.50	0.94

        On February 9, 2004, the last trading day before we announced the merger, Allied Motion Common Stock closed at $4.40 per share and Owosso Common Stock closed at $0.06 per share. On March 25, 2004, the last practicable trading day before the printing of this proxy statement/prospectus, Allied Motion Common Stock closed at $4.04 per share and Owosso Common Stock closed at $0.263 per share. You may obtain more recent stock price quotes from most newspapers or other financial sources, and we encourage you to do so.

        As of March 25, 2003, there were approximately 552 holders of record of Allied Motion Common Stock and approximately 114 holders of record of Owosso Common Stock.

        As a result of the merger, there will be no change in the number of shares of Allied Motion Common Stock held by the officers and directors of Allied Motion or any person who is known to be the beneficial owner of more than five percent of Allied Motion's Common Stock. The percentage of present holdings by such officers, directors and more than five percent shareholders will be reduced as a result of the issuance of Allied Motion Common Stock pursuant to the merger and such percentage reduction will be proportional to all other holders of Allied Motion Common Stock.

        Allied Motion has not declared or paid cash dividends on shares of Allied Motion Common Stock, and Owosso has not declared or paid cash dividends on shares of Owosso Common Stock. Allied Motion currently intend to retain any future earnings to fund operations and the continued development of its business, and, thus, does not expect to pay any cash dividends on the Allied Motion Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by Allied Motion's Board of Directors and will be based upon Allied Motion's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors.

        Equity Compensation Plan.    The following table shows the equity compensation plan information of Allied Motion at December 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,323,430	$3.00	119,540

Allied Motion Selected Historical Consolidated Financial Data

        The following tables summarize data from Allied Motion's financial statements for the fiscal years 1999 through 2003 and the Transition and Comparative Periods and notes thereto; Allied Motion's complete financial statements and notes thereto are set forth herein.

Statements of Operations Data:	For the year ended December 31, 2003	For the Twelve Month Comparative Period ended December 31, 2002
	In thousands (except per share data)
Revenues from continuing operations	$39,434	$25,046

Income (loss) from continuing operations	$948	$(59)
Operating loss from discontinued operations	—	(735)
Gain on sale of power and process business, net of income taxes	—	1,019

Net income (loss)	$948	$225

Diluted income (loss) per share from continuing operations	$0.19	$(0.01)

Statements of Operations Data:	For the Six Month Transition Period ended December 31, 2002	For the Six Month Comparative Period ended December 31, 2001
	In thousands (except per share data)
Revenues from continuing operations	$17,191	$7,868

Income from continuing operations	$45	$60
Operating loss from discontinued operations	(736)	(223)
Gain on sale of power and process business, net of income taxes	1,019	—

Net income (loss)	$328	$(163)

Diluted income per share from continuing operations	$0.01	$0.01

Balance Sheet Data:	At December 31, 2003	At December 31, 2002
Total assets	$27,497	$28,348
Total current and long-term debt	$2,312	$4,133
	For the fiscal years ended June 30,
Statements of Operations Data:
	2002	2001	2000	1999
	In thousands (except per share data)
Revenues from continuing operations	$15,723	$21,188	$18,591	$12,980

Income (loss) from continuing operations	$(45)	$2,024	$1,918	$(641)
Operating income (loss) from discontinued operations	(221)	(28)	(443)	(884)

Net income (loss)	$(266)	$1,996	$1,475	$(1,525)

Diluted income (loss) per share from continuing operations	$(0.01)	$0.42	$0.40	$(0.15)

	At June 30,
Balance Sheet Data:
	2002	2001	2000	1999
Total assets	$22,629	$20,203	$19,937	$16,398
Total current and long-term debt	$—	$553	$1,546	$1,308

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

Business

        Allied Motion designs, manufactures and sells motion products to a broad spectrum of customers throughout the world primarily for the commercial motor, industrial motion control, and aerospace and defense markets. Allied Motion's products are in use in an ever-greater number of demanding applications in specialty automotive, HVAC, medical, health-fitness, defense, aerospace, semiconductor manufacturing, fiber optic-based telecommunications, printing, and graphic imaging market sectors, to name a few.

        Today, three companies form the core of Allied Motion. The companies, Emoteq, Computer Optical Products and Motor Products offer a wide range of standard motors, encoders and drives for original equipment manufacturers (OEM) and end user applications. A particular strength of each company is its ability to design and manufacture custom motion control solutions to meet the needs of its customers.

        Emoteq Corporation in Tulsa, Oklahoma develops and manufactures advanced servo motor and drive solutions. Emoteq has developed specialized, high performance servo solutions. As a result, Emoteq's products are at work in precision equipment applications around the world from semiconductor manufacturing equipment to fuel cell powered vehicles to high performance target tracking systems.

        Computer Optical Products (COPI) in Chatsworth, California solves difficult feedback application problems with innovative optical encoder solutions. Combining their considerable expertise in mechanical, optical, and electronic technologies, COPI's engineers have developed unique encoding solutions for numerous and diverse applications from pre-press imaging equipment to missile seeker heads. Integrating their custom high resolution sine-cosine optical encoders with customers' motor actuators is a particular strength of the company.

        Motor Products Corporation in Owosso, Michigan has been supplying fractional horsepower DC motors to original equipment manufacturers in a myriad of industries for over sixty years. Allied Motion acquired Motor Products in July 2002 to further Allied Motion's strategy to become a leading supplier in the motion industry. Motor Products specializes in the design of custom brush DC motors for specific customer applications, and supplies them with uniformly high quality in quantities ranging from tens to the tens of thousands. Motor Products motors are in use worldwide in commercial and industrial applications in HVAC and heat-transfer systems, fans and blowers, pumps, electro-mechanical actuators, and both over-the-road trucks and buses and off-road vehicles.

Business and Strategy Overview

        During 2002, management significantly changed the structure and strategy of Allied Motion. The Company had historically operated in two business segments under the name Hathaway Corporation: Motion Control and Power and Process. During 2002, the Company sold substantially all its power and process business segment and transformed the Company to a focused motion company under the name Allied Motion Technologies Inc.

        During 2002 and 2003, Allied Motion has made considerable progress in implementing its new corporate strategy, the driving force of which is "Applied Motion Technology/Know How", and in the transformation of Allied Motion into a growth oriented motion company. To ensure the implementation of all of our critical issues that are necessary to accomplish our overall strategy, we launched a formal process, called Strategy Deployment, in each Allied Motion operation. The Strategy Deployment process includes the development of action plans and a rigorous and regular implementation review process to ensure we achieve the objectives of our Strategic Plan.

        During 2003, Allied Motion initiated recruitment efforts for various engineering and sales and marketing positions to enhance its ability to increase sales in the future. The overhead cost reductions and the parallel recruitment efforts are consistent with improving our "Areas of Excellence" and the redeployment of resources in support of our strategy as an Applied Motion Technology/Know-How company. Key resources have been added in electrical design, mechanical design and in applied marketing and it is our belief these key resources will allow us to accelerate our current product re-design as well as our new product development efforts. We fully expect our recruiting efforts to result in cost effective and innovative new designs and solutions that will provide us with the technology platform to obtain a leadership position in our served market segments.

        Also during 2003 Allied Motion began the re-alignment of its sales team to focus on selected vertical target market segments. Already, this has resulted in a much better understanding of these markets and through the emphasis on our applications expertise we will now be aligned to provide improved support for our customers in the future which we believe should contribute to Allied Motion's growth in sales and profitability.

        During 2003 (on a pro-forma basis for the year including Motor Products for twelve months of 2002), sales increased by approximately $1 million and operating profits increased approximately $1.2 million. To accomplish this we utilized what we call a soft implementation of various processes available to our business units through our ever evolving and expanding set of tools. This tool kit contains a well defined set of processes, training programs and procedures that are fundamental to the way we operate our businesses. We have coined the term "AST", for Allied's Systematic Tools. Based on Lean and Six Sigma principles, we provide our employees with well defined methods to addresses various assessment, development, execution and process needs within Allied Motion. These "Tools" include strategy development, strategy deployment, applied marketing, value stream mapping, cellular manufacturing, SMED, Six Sigma, etc. The soft implementation used during the past year will move to a more vigorous and scheduled implementation in each of our business units in 2004. We believe this will allow us to improve profitability of our existing operations as well as effectively integrate new acquisitions.

        One of our major challenges, and a risk to our business, is to maintain and improve our price competitiveness. Our customers are continually being challenged by their markets and competitors to be price competitive and they are requiring their suppliers to deliver the highest quality product at the lowest price possible. For Allied Motion to continue to be competitive in its markets, we must have the ability to continuously improve our cost of doing business while maintaining and improving the quality and performance of our products. To accomplish this, we have placed significant emphasis on reducing our costs through the implementation of AST, re-designing products and designing new products for cost improvement and manufacturing efficiency, sourcing materials and components from global low cost sources and establishing manufacturing capabilities in low cost regions. The continuous improvement in our cost of doing business is an integral part of our corporate strategy.

Subsequent Acquisition

        On February 10, 2004, Allied Motion signed a merger agreement to acquire Owosso. The closing of the merger is scheduled for the second quarter of 2004. Owosso's sole operating subsidiary, Stature Electric, manufactures fractional and integral horsepower motors, gear motors, and motor part sets. Significant markets for Stature include commercial products and equipment, healthcare, recreation and non-automotive transportation. Stature's component products are sold throughout North America and in Europe, primarily to original equipment manufacturers that use them in their end products.

        Stature Electric excels at engineering, designing, packaging and applying integrated gearing and motor solutions for the commercial and industrial equipment, healthcare, recreation and non-automotive transportation markets. We utilized the framework of our strategy to ensure Stature Electric and Allied Motion were strategically aligned. The markets they serve and the technology they bring are both extensions of and expansions to our current company know-how.

        The consideration for the merger of $14 million will consist of the issuance of approximately 532,200 shares of Allied Motion common stock representing approximately 9.6% of the outstanding shares of Allied Motion after the merger, $1 million of cash payable to Owosso's preferred shareholders, assumption of $4.6 million of Owosso's debt and approximately $6 million of cash to settle the remainder of Owosso's debt and liabilities at closing. Additional subordinated notes for up to $500,000 may be issued by Allied Motion effective January 1, 2005 payable over five years if Stature achieves certain revenue levels in 2004. In addition, warrants to purchase 300,000 shares of Allied Motion common stock at $4.41 per share will be issued to Owosso's preferred shareholders. Allied Motion has received a commitment from PNC Business Credit and Silicon Valley Bank for up to $18.1 million to complete the acquisition and for working capital needs. The closing of the acquisition is subject to approval by Owosso's shareholders, the effectiveness of a Registration Statement for the Allied Motion common shares to be issued and customary closing conditions.

        In addition to the acquisition of Owosso and Stature Electric, Allied Motion continues to be in active discussions with other companies in pursuing strategic acquisitions to both provide external growth and to strengthen its technology base.

Outlook

        The following will provide a good snapshot of what Allied Motion will focus its plans on in 2004:

  •
  We will emphasize top line growth. Armed with our expanded "Areas of Excellence" we will launch innovative new products to our served markets and provide better service to our customers through our re-aligned sales team and market segment specialists.

  •
  We will remain loyal to our strategy and will be relentless in our efforts to continue cost reductions internally, utilizing "AST", Allied's Systematic Tools, and externally through our expanded strategic sourcing activities with an increased emphasis on low cost region suppliers.

  •
  We will continue to focus on strengthening our management team and hire top notch personnel to satisfy our critical resource requirements in our Areas of Excellence (applications and design engineering and applied marketing).

  •
  Through the use of "AST", Allied's Systematic Tools, we will ensure the successful integration of Stature within Allied and will position Stature to once again grow in the future.

  •
  We will remain diligent in our efforts to identify and cultivate additional acquisition and business development activities for our Company.

Operating Results

Year 2003 compared to Twelve Month Comparative Period

        Effective July 29, 2002, Allied Motion sold substantially all of its Power and Process Business and effective March 6, 2003, the Company sold its Calibrator Business, completing the sale of the Power and Process Business. Together, these two businesses comprised Allied Motion's Power and Process segment as historically reported. See Note 12 to the accompanying consolidated financial statements for more information regarding these events. In accordance with SFAS No. 144, these businesses have been presented as discontinued operations in the accompanying consolidated financial statements. As such, the operating results from continuing operations of Allied Motion now only include results from Allied

Motion's Motion Business. All activities related to the Power and Process segment are excluded from continuing operating results and are included in the results from discontinued operations.

        NET INCOME    Allied Motion achieved net income of $948,000 or $.19 per diluted share for the year 2003 compared to $225,000 or $.05 per diluted share for the Twelve Month Comparative Period. The improvement is due to the sale of the Power and Process Business, the addition of Motor Products, improved gross margins through the successful implementation of lean manufacturing initiatives, including modifying manufacturing processes to reduce costs, and a $442,000 tax benefit related to the realization of a prior year state income tax refund and resolution of certain income tax related issues.

        INCOME FROM CONTINUING OPERATIONS    Allied Motion achieved income from continuing operations of $948,000 or $.19 per diluted share for the year 2003 compared to a net loss of $59,000 or $.01 per diluted share for the Twelve Month Comparative Period. The improvement is due to the addition of Motor Products, the successful implementation of lean manufacturing initiatives, including modifying manufacturing processes to reduce costs, and a $442,000 tax benefit related to the realization of a prior year state income tax refund and resolution of certain income tax related issues.

        REVENUES    Revenues were $39,434,000 in year 2003 compared to $25,046,000 for the Twelve Month Comparative Period. Included in revenues for all of year 2003 and five months of the Twelve Month Comparative Period are revenues related to Motor Products, which was acquired on July 30, 2002. Exclusive of revenues from Motor Products, revenues increased 7% in year 2003 over the Twelve Month Comparative Period due to Allied Motion's success in expanding into new industry sectors including military and automotive applications. On a pro forma basis, including Motor Products revenues for the full twelve months ended December 31, 2002, revenues were 3% higher for 2003 compared to the comparable period last year.

        GROSS MARGINS    Gross margin as a percentage of revenues decreased to 26% for year 2003 from 27% for the Twelve Month Comparative Period. The primary reason for this decline is due to the impact of the Motor Products acquisition. Motor Products has not historically achieved as high a gross margin percentage from the industry sectors to which it sells as is achieved from other industry sectors to which Allied Motion sells its products. Gross margin of 26% in 2003 compares to 22% for the twelve months ended December 31, 2002 on a pro forma basis, including Motor Products for the full period. This improvement from the pro forma basis is primarily due to cost reductions and improved efficiency resulting from the implementation of lean manufacturing initiatives, savings in material costs from purchasing material from off-shore sources and from the restructuring of the operations.

        SELLING EXPENSES    Selling expenses were $2,022,000 and $1,183,000 in year 2003 and the Twelve Month Comparative Period, respectively. This increase is primarily due to the impact of Motor Products, increased selling expenses and commissions related to the increase in revenues, and increased expenses related to the development of a focused marketing strategy including website development.

        GENERAL AND ADMINISTRATIVE EXPENSES    General and administrative expenses were $4,596,000 in year 2003 compared to $4,311,000 in the Twelve Month Comparative Period. This increase was due to the impact of acquiring Motor Products, increased salary cost associated with the Company's new president and chief operating officer and additional incentive bonus charges.

        ENGINEERING AND DEVELOPMENT EXPENSES    Engineering and development expenses were $1,853,000 and $1,178,000 for year 2003 and the Twelve Month Comparative Periods, respectively. This increase was primarily due to the impact of acquiring Motor Products and additional expenditures associated with engineering product development.

        AMORTIZATION AND OTHER    Amortization and other expense was $315,000 in year 2003 and $132,000 in the Twelve Month Comparative Period. This increase is due to the amortization costs related to the amortizable intangible assets acquired in the Motor Products acquisition.

        RESTRUCTURING CHARGE    Restructuring charges were $211,000 and zero for year 2003 and the Twelve Month Comparative Period, respectively. The restructuring expense relates to moving expenses and severance costs arising from workforce reductions from consolidation of Allied Motion's manufacturing facilities.

        INTEREST EXPENSE    Interest expense for year 2003 was $226,000 and for the Twelve Month Comparative Period was $130,000. This increase is due to the additional borrowings related to the financing of the acquisition of Motor Products.

        INCOME TAXES    The provision for income taxes for year 2003 was $19,000 compared to a $17,000 benefit for the Twelve Month Comparative Period. The effective income tax rate as a percentage of income before income taxes from continuing operations was 2% in year 2003 and 47% in the Six Month Comparative Period. The difference in the effective tax rate between periods is primarily due to a $442,000 tax benefit related to the realization of a prior year state income tax refund and resolution of certain income tax related issues.

        DISCONTINUED OPERATIONS    Income from discontinued operations was zero in year 2003 compared to $284,000 in the Twelve Month Comparative Period. Included in the results for the Twelve Month Comparative Period is a pretax gain on the sale of the Power and Process Business of $1,699,000 which closed on July 29, 2002 and a writedown to the carrying value of the Calibrator Business of $259,000. Also included in the Twelve Month Comparative Period is operating income from discontinued operations of $292,000 and a pretax charge for litigation settlement and legal fees of $1,429,000 to settle an environmental contamination lawsuit filed in 2001 pursuant to which Allied Motion was named as a defendant. The lawsuit related to property that was occupied by Allied Motion's Power Business over 37 years ago. While Allied Motion believed the suit against the Company was without merit, it agreed to the settlement to eliminate future costs of defending itself and the risks associated with litigation.

Transition Period compared to Six Month Comparative Period

        NET INCOME    Allied Motion achieved net income of $328,000 or $.07 per diluted share for the Transition Period compared to a net loss of $163,000 or $.04 per diluted share for the Six Month Comparative Period.

        INCOME FROM CONTINUING OPERATIONS    Allied Motion achieved income from continuing operations of $45,000 or $.01 per diluted share for the Transition Period compared to $60,000 or $.01 per diluted share for the Six Month Comparative Period.

        REVENUES    Revenues were $17,191,000 in the Transition Period compared to $7,868,000 for the Six Month Comparative Period. Included in revenues for the Transition Period are revenues related to Motor Products, which was acquired on July 30, 2002. Exclusive of revenues from Motor Products, revenues increased 3% in the Transition Period over the Six Month Comparative Period due to Allied Motion's success in expanding into new industry sectors including military and automotive applications.

        GROSS MARGINS    Gross margin as a percentage of revenues decreased to 23% for the Transition Period from 30% for the Six Month Comparative Period. The primary reason for this decline is due to the impact of the Motor Products acquisition. Motor Products margin for the Transition Period was negatively impacted due to the costs associated with the integration of Ohio's manufacturing lines into the Michigan plant, including the hiring and training of more than 50 new employees. However, with the implementation of lean manufacturing and off-shore purchasing initiatives, the Company anticipates Motor Products gross margins to improve to align with Allied Motion's legacy business and for margins to increase company wide.

        SELLING EXPENSES    Selling expenses were $726,000 and $444,000 in the Transition Period and Six Month Comparative Period, respectively. This increase is primarily due to the impact of Motor Products.

        GENERAL AND ADMINISTRATIVE EXPENSES    General and administrative expenses were $2,217,000 in the Transition Period compared to $1,403,000 in the Six Month Comparative Period. This increase was primarily due to the additional $290,000 expense from the acquisition of Motor Products and increased salary costs and expenses of $233,000 as a result of hiring additional personnel including the president and chief operating officer of Allied Motion. Additionally the increase was due to $154,000 in business development expenses primarily related to Allied Motion's new strategic development and lean manufacturing initiatives.

        ENGINEERING AND DEVELOPMENT EXPENSES    Engineering and development expenses were $754,000 and $422,000 for the Transition and Six Month Comparative Periods, respectively. This increase was primarily due to the impact of Motor Products.

        AMORTIZATION AND OTHER    Amortization and other expense was $131,000 in the Transition Period and $4,000 in the Six Month Comparative Period. This increase is due to the amortization costs related to the amortizable intangible assets acquired in the Motor Products acquisition.

        INTEREST EXPENSE    Interest expense for the Transition Period was $130,000 and for the Six Month Comparative Period was $10,000. This increase is due to the additional borrowings related to the financing of the acquisition of Motor Products.

        PROVISION FOR INCOME TAXES    The provision for income taxes for the Transition Period was $40,000 and for the Six Month Comparative Period was $26,000. The effective income tax rate as a percentage of income before income taxes from continuing operations was 47% in the Transition Period and 31% in the Six Month Comparative Period. The difference in the effective tax rate between periods is primarily due to the impact of foreign taxes.

        DISCONTINUED OPERATIONS    Income from discontinued operations was $283,000 in the Transition Period compared to a loss from discontinued operations of $223,000 for the Six Month Comparative Period. Included in the results for the Transition Period is a pre-tax gain on the sale of the Power and Process Business of $1,699,000 which closed on July 29, 2002 and a pretax write down to the carrying value of the Calibrator Business of $259,000. Included in the results for the Six Month Comparative Period is a pretax gain on the sale of Si Fang of $674,000, net of selling costs. Operating loss in the Transition Period increased from the Six Month Comparative Period primarily because the sale of the Power and Process Business closed on July 29,2002 and only one month's activity is included in the results of the Transition Period compared to six months results included in the Six Month Comparative Period. The month of July has historically been the least profitable month of each fiscal year.

Fiscal year 2002 compared to Fiscal year 2001

        NET INCOME    Allied Motion had a net loss of $266,000 or $.06 per diluted share for fiscal year 2002 compared to net income of $1,996,000 or $.41 per diluted share for fiscal year 2001.

        INCOME FROM CONTINUING OPERATIONS    Allied Motion had a loss of $45,000 or $.01 per diluted share for fiscal year 2002 compared to income of $2,024,000 or $.42 per diluted share for fiscal year 2001. Results for fiscal year 2002 were adversely affected by the economic slowdown, particularly in the semiconductor and telecommunications markets.

        REVENUES    Revenues from continuing operations were $15,723,000 and $21,188,000 in fiscal 2002 and 2001, respectively. The decrease was primarily due to the overall economic slowdown especially in the semiconductor and telecommunications markets.

        GROSS MARGINS    Gross margin as a percentage of revenues decreased to 32% for fiscal year 2002 from 38% for fiscal year 2001. The decrease in gross margin was due to fixed overhead costs that could not be reduced in direct correlation to reduced revenue.

        SELLING EXPENSES    Selling expenses were $901,000 and $1,162,000 in fiscal years 2002 and 2001, respectively. The decrease was due to decreased commissions and selling expenses related to the decrease in revenues.

        GENERAL AND ADMINISTRATIVE EXPENSES    General and administrative expenses were $3,497,000 in fiscal year 2002 compared to $3,200,000 in fiscal year 2001. This increase was primarily due to increased employee bonus costs.

        ENGINEERING AND DEVELOPMENT EXPENSES    Engineering and development expenses were $846,000 and $962,000 for fiscal years 2002 and 2001, respectively. This decrease was due to cost reductions made by the Company in reaction to the economic slowdown.

        AMORTIZATION AND OTHER    Amortization and other expense were $5,000 and $57,000 for fiscal years 2002 and 2001, respectively. This decrease was primarily due to the amortization of the goodwill associated with the July 1, 1998 acquisition of Emoteq UK being completed in fiscal year 2001.

        INTEREST EXPENSE    There was no interest expense for fiscal year 2002 compared to $82,000 for fiscal year 2001. The decrease is due to the elimination of Allied Motion's outstanding debt during the first quarter of fiscal year 2002.

        BENEFIT FROM INCOME TAXES    The benefit from income taxes for fiscal year 2002 was $31,000 compared to a provision for income taxes of $598,000 for fiscal year 2001. The effective income tax rate as a percentage of income before income taxes from continuing operations was a 41% benefit in fiscal year 2002 compared to a 23% provision in fiscal year 2001. The difference in the effective tax rate between periods is primarily due to expenses not deductible for tax purposes and changes in the valuation allowance against the balance of deferred tax assets.

        DISCONTINUED OPERATIONS    Discontinued operations had a loss of $221,000 for fiscal year 2002 compared to $28,000 for fiscal year 2001. Included in the results for fiscal year 2002 is a pre-tax charge for litigation settlement and related legal fees of $1,429,000 to settle an environmental contamination lawsuit filed in 2001 pursuant to which Allied Motion was named as a defendant. The lawsuit related to property that was occupied by Allied Motion's Power Business over 37 years ago.

While Allied Motion believed the suit against Allied Motion was without merit, it agreed to the settlement to eliminate future costs of defending itself and the risks associated with litigation.

        Also included in the results for fiscal year 2002 is the gain on the sale of Allied Motion's investment in the Si Fang joint venture and equity income from the remaining joint venture investments in China, totaling $833,000 before tax, compared to $1,170,000 equity income from all joint ventures included in fiscal year 2001. Also included in the results for fiscal year 2001 is a pre-tax restructuring charge of $587,000 related to the restructuring of Allied Motion's Process Business.

        Overall, operating results from discontinued operations decreased in fiscal year 2002 over fiscal year 2001 primarily due to the litigation settlement and reduced income from China joint venture activities, offset by improved margins achieved in fiscal year 2002 due to changes in product mix sold and the effect of the restructuring charge in fiscal 2001.

Liquidity and Capital Resources

        Allied Motion's liquidity position as measured by cash and cash equivalents increased $5,000 during the Year 2003 to a balance of $1,960,000 at December 31, 2003. Cash flow provided by operating activities was $2,152,000 in Year 2003 while cash used in operating activities was $187,000, $1,428,000, and $744,000 in the Twelve Month Comparative Period, the Transition Period, and the Six Month Comparative Period, respectively. Cash flow provided from operations was $552,000 in fiscal year 2002 and $815,000 in fiscal year 2001. The differences are primarily due to changes in operating results and working capital changes.

        Cash of $764,000 and $5,584,000 was used in investing activities during Year 2003 and the Twelve Month Comparative Period, respectively. Cash of $5,077,000 was used by investing activities during the Transition Period, while cash of $2,559,000 and $1,997,000 was generated by investing activities in the Six Month Comparative Period and fiscal year 2002, respectively. Cash of $1,003,000 was used by investing activities in fiscal year 2001. During Year 2003 Allied Motion made payments of $300,000 related to the acquisition of Motor Products and received $500,000 and $149,000 from the sale of the Power and Process Business and the Calibrator Business, respectively. During the Twelve Month Comparative Period which includes the Transition Period, Allied Motion made payments of $12,184,000, including acquisition costs, related to the acquisition of Motor Products and received $7,020,000 in payments, net of expenses paid, related to the sale of the Power and Process Business. The cash generated in the Six Month Comparative Period and fiscal year 2002 includes $3,020,000 cash received from the sale of Si Fang. Purchases of property and equipment were $1,113,000, $865,000, $423,000, $461,000, $903,000 and $908,000 for Year 2003, the Twelve Month Comparative Period, the Transition Period, the Six Month Comparative Period and fiscal years 2002 and 2001, respectively. During the Year 2003, the Twelve Month Comparative Period and the Transition Period, restricted cash balances decreased by zero, $445,000 and $510,000, respectively while during the Six Month Comparative Period, and fiscal years 2002 and 2001, restricted cash balances increased by $55,000, $120,000 and $95,000, respectively.

        During year 2003 financing activities used $1,447,000 in cash while $4,162,000 in cash was provided in the Twelve Month Comparative Period. Financing activities provided $4,104,000 in cash for the Transition Period but used cash of $349,000, $291,000 and $769,000 in the Six Month Comparative Period and in fiscal years 2002 and 2001, respectively. In 2003, Allied Motion made $2,000,000 in repayments on the line-of-credit, received $500,000 from new capital leases entered into during year 2003, made repayments of $21,000 on its capital leases and received $74,000 from stock transactions under employee benefit stock plans. Financing activities for the Twelve Month Comparative Period focused primarily on the activities during the Transition Period when Allied Motion received proceeds from its line-of-credit and term loan agreements of $4,000,000 and made payments of $167,000 on its term loan. Allied Motion also received net proceeds of $329,000 related to the activities of the employee benefit stock plans in the Twelve Month Comparative Period. During the Transition Period, besides the line-of-credit activity and term loan payments discussed above, Allied Motion received net proceeds of $271,000 related to the activities of employee benefit stock plans. During fiscal year 2002, $553,000 of cash was used to pay off the line of credit. This was offset by net proceeds from the activities of employee benefit stock plans of $262,000. In fiscal year 2001, Allied Motion made net repayments of $993,000 to the line of credit, offset by $224,000 of cash received from activities of employee benefit stock plans.

        At December 31, 2003, Allied Motion had $1,833,000 of debt obligations, compared with $4,133,000, zero, and $553,000 at December 31, 2002 and fiscal years ended June 30, 2002 and 2001, respectively. The December 31, 2003 debt represents borrowings on the Company's current long-term financing agreement (Agreement) with Silicon Valley Bank (Silicon), which was amended during the Transition Period to increase the Maximum Credit Limit on the line-of-credit to $4,000,000 and to add an additional $1,750,000 term loan to the Agreement.

        Under the amended Agreement, borrowing on the line-of-credit is restricted to the Maximum Credit Limit which is calculated as the lesser of $4,000,000 or 80% of the Company's eligible receivables plus the lesser of 1) 25% of Allied Motion's eligible inventory, or 2) 30% of Allied Motion's eligible receivables, or 3) $750,000. The Agreement was to mature on September 10, 2003 but was amended to extend the maturity date to June 30, 2004. The interest rate on the line-of-credit prior to the year 2003 amendment was equal to the prime rate plus 1.5%, but was lowered to the prime rate plus 1% (5% at December 31, 2003) with the new amendment. The interest rate may be adjusted on a quarterly basis, but not above prime rate plus 1%, if Allied Motion achieves certain defined financial ratios. In addition to interest, the line bears a monthly unused line fee at 0.375% on the difference between the amount of the credit limit and the average daily principal balance of the line-of-credit outstanding during the month. Allied Motion borrowed $2,250,000 on July 30, 2002 under this line-of-credit to fund the purchase of Motor Products but made $1,500,000 in repayments during Year 2003. As of December 31, 2003, the amount available under the line of credit was $2,843,000.

        Also under the amended Agreement, Allied Motion obtained a term loan of $1,750,000. The term loan requires forty-two monthly principal payments of $41,667 plus interest through February 2, 2006. The loan matures the earlier of February 1, 2006 or the date the line-of-credit terminates which is June 30, 2004. Accordingly, amounts outstanding under the term loan have been classified as a current liability. The loan bears interest at 8.38%, but may be adjusted on a quarterly basis, but not above 8.38%, if Allied Motion achieves certain defined financial ratios. Allied Motion borrowed $1,750,000 under this term loan on July 30, 2002 to fund the purchase of Motor Products.

        Both loan facilities are secured by all of the assets of Allied Motion. The Agreement prohibits Allied Motion from paying dividends and requires that Allied Motion maintain compliance with certain covenants related to tangible net worth and profitability. At December 31, 2003, Allied Motion was in compliance with all covenants.

        Allied Motion's working capital, capital expenditure and debt service requirements, including payment of the litigation settlement, are expected to be funded from cash provided by operations, Allied Motion's existing cash balance and amounts available under the line of credit facility. The Company believes the capital currently available to it is sufficient for its currently anticipated needs for the next twelve months, but if additional capital is needed in the future, Allied Motion would pursue additional capital via debt or equity financing. A key component of Allied Motion's liquidity relates to the availability of amounts under the line of credit with Silicon Valley Bank. Any lack of availability of this facility could have a material adverse impact on Allied Motion's liquidity position.

        In relation to the proposed acquisition of Owosso, Allied Motion has received a commitment from PNC Business Credit and Silicon Valley Bank for up to $18.1 million to complete the acquisition and for working capital needs. The commitment consists of up to $10.5 million of borrowings under a revolving line of credit facility, $3.0 million of borrowings under a new term loan agreement and a stand-by letter of credit of up to $4.6 million to collateralize industrial revenue bonds.

Price Levels and the Impact of Inflation

        Prices of Allied Motion's products have not increased significantly as a result of inflation during the past several years, primarily due to competition. The effect of inflation on Allied Motion's costs of production has been minimized through production efficiencies and lower costs of materials. Allied Motion anticipates that these factors will continue to minimize the effects of any foreseeable inflation and other price pressures from the industries in which it operates. As Allied Motion's manufacturing activities mainly utilize semi-skilled labor, which is relatively plentiful in the areas surrounding Allied Motion's production facilities, Allied Motion does not anticipate substantial inflation-related increases in the wages of the majority of its employees.

Critical Accounting Policies

        Allied Motion has prepared its financial statements in conformity with accounting principles generally accepted in the United States, and these statements necessarily include some amounts that are based on informed judgments and estimates of management. Allied Motion's significant accounting policies are discussed in Note 1 to the consolidated financial statements. Allied Motion's critical accounting policies are subject to judgments and uncertainties which affect the application of such policies. Allied Motion uses historical experience and all available information to make these judgments and estimates. As discussed below Allied Motion's financial position or results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. Allied Motion's critical accounting policies include:

        Allied Motion maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance is based on historical experience and judgments based on current economic and customer specific factors. Significant judgments are made by management in connection with establishing our customers' ability to pay at the time of shipment. Despite this assessment, from time to time, Allied Motion's customers are unable to meet their payment obligations. Allied Motion continues to monitor customers' credit worthiness, and use judgment in establishing the estimated amounts of customer receivables which may not be collected. A significant change in the liquidity or financial position of Allied Motion's customers could have a material adverse impact on the collectibility of accounts receivable and future operating results.

        Inventory is valued at the lower of cost or market. Allied Motion monitors and forecasts expected inventory needs based on sales forecasts. Inventory is written down or written off when it becomes obsolete or when it is deemed excess. These determinations involve the exercise of significant judgment by management. If actual market conditions are significantly different than those projected by management the recorded reserve may be adjusted, and such adjustments may have a significant impact on our results of operations. Demand for our products can fluctuate significantly, and in the past we have recorded substantial charges for inventory obsolescence

        Allied Motion records deferred tax assets and liabilities for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts recorded in the consolidated financial statements, and for operating loss and tax credit carryforwards. Realization of the recorded deferred tax assets is dependent upon Allied Motion generating sufficient taxable income in the appropriate tax jurisdiction in future years to obtain benefit from the reversal of net deductible temporary differences and from tax credit and operating loss carryforwards. A valuation allowance is provided to the extent that management deems it more likely than not that the net deferred tax assets will not be realized. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are changed.

        Allied Motion reviews the carrying values of its long-lived assets, including goodwill and identifiable intangibles, whenever events or changes in circumstances indicate that such carrying values may not be fully recoverable. Under previous standards, the assets had to be carried at historical cost if the projected cash flows from their use would recover their carrying amounts on an undiscounted basis and without considering interest. However, if projected cash flows were less than their carrying value, even by one dollar, the long-lived assets had to be reduced to their estimated fair value. Considerable judgment was and is required to project such cash flows and, if required, estimate the fair value of the impaired long-lived asset. Effective July 1, 2002, Allied Motion adopted SFAS No. 142. SFAS No. 142 provides a more restrictive fair value test to evaluate goodwill and long-lived asset impairment. Depending upon future assessments of fair value, there could be impairment recorded related to goodwill and other long-lived assets.

Contractual Commitments

        For more information on Allied Motion's contractual obligations on operating leases and contractual commitments, see Notes 4 and 8 to the consolidated financial statements. At December 31, 2003, Allied Motion's commitments under these obligations were as follows (in thousands):

Year ended December 31,	Operating Leases	Capital Leases(1)	Line of Credit(2)	Term Loan(3)	Litigation Settlement	Total
2004	$716	$166	$750	$1,083	$250	$2,965
2005	576	167	—	—	—	743
2006	432	156	—	—	—	588
2007	402	57	—	—	—	459
2008	411	—	—	—	—	411
Thereafter	1,769	—	—	—	—	1,769

	$4,306	$546	$750	$1,083	$250	$6,935

(1)
The capital lease commitments include amounts representing interest.

(2)
The line of credit Agreement matures on June 30, 2004 but can be extended upon agreement by Silicon.

(3)
The term loan matures the earlier of February 1, 2006 or the date the line-of-credit terminates which is currently June 2004. Assuming Allied Motion's line of credit will be renewed annually, the required principal payments would be $500,000 in 2004, $500,000 in 2005 and $83,000 in 2006. This allows for the term loan to be repaid over a forty-two month period.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of loss that may impact the financial position, results of operations or cash flows of Allied Motion due to adverse changes in financial and commodity market prices and rates. The company is exposed to market risk in the areas of changes in United States interest rates and changes in foreign currency exchange rates as measured against the United States dollar. These exposures are directly related to its normal operating and funding activities. Historically, and as of December 31, 2003, the company has not used derivative instruments or engaged in hedging activities.

Interest Rate Risk

        The interest payable on Allied Motion's line-of-credit is variable based on the prime rate, and, therefore, affected by changes in market interest rates. The line-of-credit matures in June 2004. Allied Motion manages interest rate risk by investing excess funds in cash equivalents bearing variable interest rates that are tied to various market indices. As a result, Allied Motion does not believe that reasonably possible near-term changes in interest rates will result in a material effect on future earnings, fair values or cash flows of the company. A change in the interest rate of 1% on Allied Motion's variable rate debt would have the impact of changing interest expense by approximately $7,500 annually.

Foreign Currency Risk

        After July 29, 2002, upon the sale of the Power and Process Business, Allied Motion had one foreign wholly-owned subsidiary which was located in England, but during Year 2003, this subsidiary was merged into its parent company located in the United States. Historically sales from this operation were typically denominated in British Pounds, thereby creating exposures to changes in exchange rates. Allied Motion did not believe that reasonably possible near-term changes in exchange rates would result in a material effect on future earnings, fair values or cash flows of the company, and therefore, chose not to enter into foreign currency hedging instruments.

 INDEPENDENT AUDITORS' REPORT

        The Board of Directors and Stockholders of Allied Motion Technologies Inc.:

        We have audited the accompanying consolidated balance sheets of ALLIED MOTION TECHNOLOGIES INC. (a Colorado corporation) AND SUBSIDIARIES as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' investment and comprehensive income, and cash flows for the year ended December 31, 2003, the six-month period ended December 31, 2002, and for each of the years in the two-year period ended June 30, 2002. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement Schedule II-Valuation and Qualifying Accounts for the year ended December 31, 2003, the six-month period ended December 31, 2002, and for each of the years in the two-year period ended June 30, 2002. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003, the six-month period ended December 31, 2002, and for each of the years in the two-year period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, Allied Motion Technologies Inc. and subsidiaries adopted the provisions of Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," effective July 1, 2002.

KPMG LLP

Denver, Colorado
February 19, 2004

 ALLIED MOTION TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2003	December 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$1,960	$1,955
Current assets of segment held for sale	—	684
Trade receivables, net of allowance for doubtful accounts of $106 and $148 at December 31, 2003 and 2002, respectively	5,971	5,481
Inventories, net	3,867	3,953
Deferred income taxes	1,247	777
Prepaid expenses and other	592	846

Total Current Assets	13,637	13,696
Property, plant and equipment, net	6,423	6,431
Deferred income taxes	—	480
Goodwill and intangible assets	7,437	7,741

Total Assets	$27,497	$28,348

Liabilities and Stockholders' Investment
Current Liabilities:
Current liabilities of segment held for sale	$—	$535
Current maturities of capital lease obligations	134	—
Debt obligations	1,833	4,133
Accounts payable	2,230	2,375
Accrued liabilities and other	3,059	2,562
Income taxes payable	445	713

Total Current Liabilities	7,701	10,318
Litigation settlement, net of current portion	—	250
Long-term capital lease obligations, net of current portion	345	—
Deferred income taxes	430	—
Pension and post-retirement obligations	2,962	2,803

Total Liabilities	11,438	13,371
Commitments and Contingencies
Stockholders' Investment:
Preferred stock, par value $1.00 per share, authorized 5,000 shares; no shares issued or outstanding	—	—
Common stock, no par value, authorized 50,000 shares; 5,021 and 4,837 shares issued at December 31, 2003 and 2002, respectively	8,383	8,100
Loan receivable from Employee Stock Ownership Plan	(200)	—
Retained earnings	7,797	6,849
Cumulative translation adjustments	79	28

Total Stockholders' Investment	16,059	14,977

Total Liabilities and Stockholders' Investment	$27,497	$28,348

See accompanying notes to consolidated financial statements.

 ALLIED MOTION TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

		For the six-month period ended December 31, 2002	For the fiscal years ended June 30,
	For the year ended December 31, 2003
			2002	2001
Revenues	$39,434	$17,191	$15,723	$21,188
Cost of products sold	29,167	13,169	10,620	13,118

Gross margin	10,267	4,022	5,103	8,070
Operating costs and expenses:
Selling	2,022	726	901	1,162
General and administrative	4,596	2,217	3,497	3,200
Engineering and development	1,853	754	846	962
Amortization and other	315	131	5	57
Restructuring charges	211	—	—	—

Total operating costs and expenses	8,997	3,828	5,249	5,381

Operating income (loss)	1,270	194	(146)	2,689
Other income (expense), net:
Interest expense	(226)	(130)	—	(82)
Other (expense) income, net	(77)	21	70	15

Total other (expense) income, net	(303)	(109)	70	(67)

Income (loss) before income taxes from continuing operations	967	85	(76)	2,622
(Provision) benefit for income taxes	(19)	(40)	31	(598)

Income (loss) from continuing operations	948	45	(45)	2,024
Discontinued Operations
Gain on the sale of Power and Process Business, net of tax	—	1,019	—	—
Operating loss from discontinued operations, net of tax	—	(736)	(221)	(28)

Income (loss) from discontinued operations	—	283	(221)	(28)

Net income (loss)	$948	$328	$(266)	$1,996

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.19	$0.01	$(0.01)	$0.45
Income (loss) from discontinued operations	—	0.06	(0.05)	(0.01)

Net income (loss) per share	$0.19	$0.07	$(0.06)	$0.44

Basic weighted average common shares	4,925	4,817	4,644	4,493

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.19	$0.01	$(0.01)	$0.42
Income (loss) from discontinued operations	—	0.06	(0.05)	(0.01)

Net income (loss) per share	$0.19	$0.07	$(0.06)	$0.41

Diluted weighted average common shares	5,061	4,970	4,644	4,834

See accompanying notes to consolidated financial statements.

 ALLIED MOTION TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
AND COMPREHENSIVE INCOME

(In thousands)

	Common Stock
			Loans Receivable For Stock	Retained Earnings	Cumulative Translation Adjustments	Comprehensive Income
	Shares	Amount
Balances, June 30, 2000	4,460	$6,717	$(235)	$4,791	$34
Stock transactions under employee benefit stock plans	61	149	75
Tax benefit from disqualifying stock dispositions		178
Shares issued to repurchase subsidiary stock	76	309
Foreign currency translation adjustment					(186)	$(186)
Net income				1,996		1,996

Comprehensive income						$1,810

Balances, June 30, 2001	4,597	7,353	(160)	6,787	(152)
Stock transactions under employee benefit stock plans	93	235	27
Tax benefit from disqualifying stock dispositions		223
Reclassification of loan to officer			133
Foreign currency translation adjustment					324	$324
Net loss				(266)		(266)

Comprehensive income						$58

Balances, June 30, 2002	4,690	7,811	—	6,521	172
Stock transactions under employee benefit stock plans	131	225
Issuance of restricted stock	16	42
Stock compensation expense		22
Foreign currency translation adjustment					134	$134
Net income				328		328
Reclassification adjustment for amounts included in net income					(278)	(278)

Comprehensive income						$184

Balances, December 31, 2002	4,837	8,100	—	6,849	28
Stock transactions under employee benefit stock plans	183	271	(200)
Issuance of restricted stock	1	3
Stock compensation expense		9
Foreign currency translation adjustment					51	$51
Net income				948		948

Comprehensive income						$991

Balances, December 31, 2003	5,021	$8,383	$(200)	$7,797	$79

See accompanying notes to consolidated financial statements.

 ALLIED MOTION TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

		For the six-month period ended December 31, 2002	For the fiscal years ended June 30,
	For the year ended December 31, 2003
			2002	2001
Cash Flows From Operating Activities:
Net income (loss)	$948	$328	$(266)	$1,996
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,359	555	754	831
Provision for doubtful accounts	47	64	84	150
Provision for obsolete inventory	135	128	674	79
Accrued litigation settlement and legal fees	—	—	1,300	—
Gain on sale of Power and Process Business	—	(1,699)	—	—
Equity income from investments in joint ventures, net of dividends	—	—	(159)	(977)
Gain on sale of investment in joint venture	—	—	(674)	—
Deferred income tax provision (benefit)	440	107	(1,135)	372
Other	100	23	247	176
Changes in assets and liabilities, net of effects from acquisition and dispositions:
(Increase) decrease in -
Trade receivables	(414)	1,036	(76)	12
Inventories, net	(74)	(215)	(747)	(530)
Prepaid expenses and other	(82)	(49)	(290)	(130)
(Decrease) increase in -
Accounts payable	(201)	(23)	134	(340)
Accrued liabilities and other	(106)	(1,683)	706	(824)

Net cash provided by (used in) operating activities	2,152	(1,428)	552	815
Cash Flows From Investing Activities:
Purchase of property and equipment	(1,113)	(423)	(903)	(908)
Payment for the purchase of Motor Products	(300)	(12,184)	—	—
Proceeds from sale of Power and Process Business	649	7,020	—	—
Changes in restricted cash	—	510	(120)	(95)
Proceeds from sale of joint venture investment	—	—	3,020	—

Net cash (used in) provided by investing activities	(764)	(5,077)	1,997	(1,003)
Cash Flows From Financing Activities:
Borrowings on line-of-credit and term loan	—	4,000	—	124
Repayments on line-of-credit and term loan	(2,000)	(167)	(553)	(1,117)
Proceeds from capital leases	500	—	—	—
Repayments on capital leases	(21)	—	—	—
Stock transactions under employee benefit stock plans	74	271	262	224

Net cash (used in) provided by financing activities	(1,447)	4,104	(291)	(769)
Effect of foreign exchange rate changes on cash	64	78	109	(60)

Net increase (decrease) in cash and cash equivalents	5	(2,323)	2,367	(1,017)
Cash and cash equivalents at beginning of period	1,955	4,278	1,911	2,928

Cash and cash equivalents at end of period	$1,960	$1,955	$4,278	$1,911

Supplemental disclosure of cash flow information:
Net cash paid (received) during the period for:
Interest	$226	$128	$6	$94
Income taxes	(254)	—	90	179

See accompanying notes to consolidated financial statements.

 ALLIED MOTION TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

        Allied Motion Technologies, Inc. is engaged in the business of designing, manufacturing and selling motion control products to a broad spectrum of customers throughout the world primarily for the commercial motor, industrial motion control, and aerospace and defense markets. Prior to October 2002, the Company was known as Hathaway Corporation. In connection with the sale of its Power and Process Business (see Note 12), the Hathaway name became the property of the buyers. At the October 2002 Annual Meeting of Stockholders, the stockholders approved an amendment to the Articles of Incorporation changing the Company's name to Allied Motion Technologies Inc.

        On July 30, 2002, the Company purchased 100% of the stock of Motor Products—Owosso Corporation and Motor Products—Ohio Corporation (collectively "Motor Products") from Owosso Corporation, a publicly held corporation, for $11,800,000. Motor Products, located in Owosso, Michigan has been a motor producer for more than fifty years and is a vertically integrated manufacturer of customized, highly engineered sub-fractional horsepower permanent magnet DC and brushless DC motors serving a wide range of original equipment applications. The motors are used in HVAC and actuation systems in a variety of markets including trucks, buses, RV's, off-road vehicles, health, fitness, medical and industrial equipment. The Company acquired Motor Products to further its Motion Strategy. See Note 2 for further information about the acquisition of Motor Products.

  Fiscal Year End Change

        The Board of Directors approved a change in the fiscal year end from June 30 to December 31 which was effective July 1, 2002; and therefore the Company reported a six month period ended December 31, 2002. The following table describes the periods presented in the Consolidated Financial Statements and related notes thereto:

Period:	Referred to as:
Audited results from January 1, 2003 through December 31, 2003	Year 2003
Audited results from July 1, 2002 through December 31, 2002	Transition Period
Unaudited results from July 1, 2001 through December 31, 2001	Six Month Comparative Period
Audited results from July 1, 2001 through June 30, 2002	Fiscal Year 2002
Audited results from July 1, 2000 through June 30, 2001	Fiscal Year 2001

        The results of operations for the Six Month Comparative Period (unaudited) are as follows (in thousands, except per share data):

Revenues	$7,868
Gross margin	2,388
Operating income	115
Income from continuing operations	60
Operating loss from discontinued operations	(223)
Net loss	(163)
Basic and diluted income per share from continuing operations	.01
Basic and diluted net loss per share	(.04)

  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation.

  Cash and Cash Equivalents

        Cash and cash equivalents include instruments which are readily convertible into cash (original maturities of three months or less) and which are not subject to significant risk of changes in interest rates. Cash flows in foreign currencies are translated using an average rate.

  Restricted Cash

        Restricted cash consists of certificates of deposit that serve as collateral for letters of credit issued on behalf of the Company.

  Inventories

        Inventories include costs of materials, direct labor and manufacturing overhead, and are stated at the lower of cost (first-in, first-out basis) or market, as follows (in thousands):

	December 31, 2003	December 31, 2002
Parts and raw materials, net	$2,205	$2,332
Work-in-process, net	1,006	940
Finished goods, net	656	681

	$3,867	$3,953

        Reserves established for anticipated losses on excess or obsolete inventories were approximately $881,000 and $1,024,000 at December 31, 2003 and 2002, respectively.

  Property, Plant and Equipment

        Property, plant and equipment is classified as follows (in thousands):

	Useful lives	December 31, 2003	December 31, 2002
Land		$150	$150
Building and improvements	39 years	1,511	1,479
Machinery, equipment, tools and dies	2-8 years	7,800	6,932
Furniture, fixtures and other	3-10 years	1,484	1,643

		10,945	10,204
Less accumulated depreciation and amortization		(4,522)	(3,773)

		$6,423	$6,431

        Depreciation and amortization expense is provided using the straight-line method over the estimated useful lives of the assets. Amortization of building improvements and leased equipment is provided using the straight-line method over the life of the lease term or the life of the assets, whichever is shorter. Maintenance and repair costs are charged to operations as incurred. Major additions and improvements are capitalized. The cost and related accumulated depreciation of retired or sold property are removed from the accounts and any resulting gain or loss, if any, is reflected in earnings.

        Depreciation expense was approximately $1,044,000, $354,000, $371,000 and $310,000 in year 2003, the Transition Period and fiscal years 2002 and 2001, respectively.

  Goodwill

        Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination. On July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" (SFAS No. 142) and ceased amortization of its goodwill. In addition, the Company has determined that the classifications of its intangible assets previously acquired and the related useful lives established were not impacted by the provisions of SFAS No. 142. Goodwill is required to be tested for impairment annually, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. In accordance with SFAS No. 142, the Company performed its transitional goodwill impairment testing as of July 1, 2002 and determined that no impairments existed at that date. SFAS No. 142 requires a goodwill impairment test on an annual basis. The Company completed its annual analysis of the fair value of its goodwill at September 30, 2003 and determined there was no indicated impairment of its goodwill. There can be no assurance that future goodwill impairments will not occur.

  Intangible Assets

        Intangible assets, other than goodwill, are recorded at cost and are amortized over their estimated useful lives using the straight-line method.

  Impairment of Long-Lived Assets

        On July 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 did not address the accounting for a segment of a business accounted for as a discontinued operation, which resulted in two accounting models for long-lived assets to be disposed of. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale, and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations.

        The Company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Under SFAS No. 144, long-lived assets must be carried at historical cost if the projected cash flows from their use will recover their carrying amounts on an undiscounted basis and without considering interest. However, if projected cash flows are less than their carrying value, even by one dollar, the long-lived assets must be reduced to their estimated fair value. Considerable judgment is required to project such cash flows and, if required, estimate the fair value of the impaired long-lived asset. No impairments of long-lived assets were recorded in year 2003, the Transition Period or in the fiscal years ended June 30, 2002 or 2001.

  Warranty

        The Company offers warranty coverage for its products for periods ranging from 12 to 18 months after shipment, with the majority of its products for 12 months. The Company estimates the costs of repairing products under warranty based on the historical average cost of the repairs. The assumptions used to estimate warranty accruals are reevaluated periodically in light of actual experience and, when appropriate, the accruals are adjusted. Estimated warranty costs are recorded at the time of sale of the related product, and are considered a cost of sale. Accrued warranty costs were $185,000 and $212,000 as of December 31, 2003 and 2002, respectively.

  Accrued Liabilities

        Accrued liabilities consist of the following (in thousands):

	December 31, 2003	December 31, 2002
Compensation and fringe benefits	$1,245	$1,309
Litigation and legal fees (Note 8)	300	425
Customer deposits	458	—
Other accrued expenses	1,056	828

	$3,059	$2,562

  Foreign Currency Translation

        In accordance with SFAS No. 52, "Foreign Currency Translation," the assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using current exchange rates. Revenues and expenses are translated at average rates prevailing during the period. The resulting translation adjustments are recorded in the other comprehensive income component of stockholders' investment in the accompanying consolidated balance sheets. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

  Engineering and Development Expenses

        Engineering and development expenses are expensed as incurred.

  Revenue Recognition

        The Company recognizes revenue when products are shipped or delivered (shipping terms may be either FOB shipping point or destination) and title has passed to the customer, persuasive evidence of an arrangement exists, the selling price is fixed or determinable, and collectibility is reasonably assured.

  Basic and Diluted Income per Share from Continuing Operations

        Basic income (loss) per share from continuing operations is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding. Diluted income or loss per share from continuing operations is determined by dividing the net income or loss by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of stock options determined utilizing the treasury stock method. Outstanding options totaling 136,000, 153,000, and 341,000 had a dilutive effect for year 2003, the Transition Period and fiscal years 2001, respectively. Stock options to purchase 734,000, 971,000, 890,000, and 240,000 shares of common stock (without regard to the treasury stock method), were excluded from the calculation of diluted income (loss) per share for year 2003, the Transition Period and fiscal years 2002 and 2001, respectively, since the results would have been anti-dilutive.

  Comprehensive Income

        Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by and distributions to stockholders. Adjustments for comprehensive income for all years presented are limited to cumulative translation adjustments from the translation of the financial statements of the Company's foreign subsidiaries.

  Stock-Based Compensation

        The Company accounts for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. All options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant and therefore no stock-based compensation cost is reflected in net income (loss), except as discussed in Note 6. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123", the Company's net income (loss) would have been adjusted to the following amounts (in thousands, except per share data):

		For the Transition Period Ended December 31, 2002	For the Fiscal Years Ended June 30,
	For the year Ended December 31, 2003
			2002	2001
Actual net income (loss)	$948	$328	$(266)	$1,996
Pro forma net (loss) income	$375	$71	$(1,005)	$1,364
Actual basic net income (loss) per share	$0.19	$0.07	$(0.06)	$0.44
Pro forma basic net income (loss) per share	$0.08	$0.01	$(0.21)	$0.30
Actual diluted net income (loss) per share	$0.19	$0.07	$(0.06)	$0.41
Pro forma diluted net income (loss) per share	$0.07	$0.01	$(0.21)	$0.28

        Cumulative compensation cost recognized is adjusted for forfeitures by a reduction of adjusted compensation expense in the period of forfeiture.

        For SFAS No. 123 purposes, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

		For the Transition Period Ended December 31, 2002
			For the Fiscal Years Ended June 30,
	For the year Ended December 31, 2003
			2002	2001
Risk-free interest rate	2.9%	3.9%	3.9%	5.9%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected life	6 years	6 years	6 years	6 years
Expected volatility	102.7%	108.6%	120.7%	89.5%

        The weighted average fair value of options granted, assuming the Black-Scholes option-pricing model, during year 2003, the Transition Period ended December 31, 2002 and fiscal years ended June 30, 2002 and 2001 was $1.64, $2.00, $2.57, and $4.19, respectively. The total fair value of options granted was $324,000, $461,000, $1,069,000, and $1,897,000 in year 2003, the Transition Period ended December 31, 2002 and fiscal years ended June 30, 2002 and 2001, respectively. These amounts are being amortized ratably over the vesting periods of the options for purposes of this disclosure.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  Fair Values of Financial Instruments

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, trade receivables, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturities of these financial instruments. The carrying amount of the line-of-credit approximates its fair value because the underlying instrument is a variable rate note that reprices frequently. The carrying amount of the term loan approximates its fair value because the fixed interest rate is a current fair market interest rate.

  Income Taxes

        The current provision for income taxes represents actual or estimated amounts payable or refundable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. A valuation allowance may be provided to the extent management deems it is more likely than not that deferred tax assets will not be realized. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income, in the appropriate taxing jurisdictions, during the periods in which temporary differences become deductible. Management believes that it is more likely than not that the Company will realize the benefits of these temporary differences and operating loss and tax credit carryforwards, net of valuation allowances.

  Concentration of Credit Risk

        Trade receivables subject the Company to the potential for credit risk. To reduce this risk, the Company performs evaluations of its customers' financial condition and creditworthiness at the time of sale, and updates those evaluations when necessary.

  Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

        Certain prior year balances were reclassified to conform to the current year presentation. Those reclassifications had no impact on net income or stockholders' investment as previously reported.

2.     MOTOR PRODUCTS ACQUISITION

        On July 30, 2002, the Company purchased 100% of the stock of Motor Products from Owosso Corporation, a publicly held corporation, for $11,800,000. The Company incurred approximately $712,000 in acquisition costs, which resulted in a total purchase price of $12,512,000. The Company paid $11,500,000 in cash at closing and $300,000 was paid in January 2003 and was included in debt obligations in the accompanying December 31, 2002 balance sheet.

        The Company acquired Motor Products to further its strategy of expanding its motion business. Motor Products was very well aligned with the Company due to the commitment to lean manufacturing processes and an extensive design and applications engineering knowledge base.

        The acquisition was accounted for using the purchase method of accounting, and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based on their respective estimated fair values at the date of acquisition which in part was determined by a third-party appraisal. The net purchase price allocation was as follows (in thousands):

Trade receivables	$2,927
Inventories	2,300
Other current assets	56
Property, plant and equipment	5,377
Amortizable intangible assets	2,670
Goodwill	4,861
Accrued liabilities and other current liabilities	(2,937)
Pension and post-retirement obligations	(2,742)

Net purchase price	$12,512

        The acquired goodwill and intangible assets will be deductible for tax purposes. The amortizable intangible assets will be amortized as discussed in Note 3.

        The accompanying consolidated financial statements include the operating results of Motor Products subsequent to July 30, 2002.

        The following presents the Company's unaudited pro forma financial information from continuing operations for the six months ended December 31, 2002 and the fiscal year ended June 30, 2002. The pro forma statements of operations give effect to the acquisition of Motor Products as if it had occurred at July 1, 2001. The pro forma financial information is for informational purposes only and does not purport to present what the Company's results would actually have been had the acquisition actually occurred at the beginning of each fiscal period or to project the Company's results of operations for any future period (in thousands, except per share data).

	For the Transition Period ended December 31, 2002	For the Fiscal Year ended June 30, 2002
Revenues	$19,303	$37,746
Gross margin	4,230	7,973
Operating income (loss)	108	(163)
Loss from continuing operations	$(23)	$(243)
Diluted loss per share from continuing operations	$.00	$(.05)

3.     GOODWILL AND INTANGIBLE ASSETS

        Included in goodwill and intangible assets on the Company's consolidated balance sheets are the following intangible assets (in thousands):

	December 31, 2003	December 31, 2002	Estimated Life
Goodwill	$5,213	$5,202

Amortizable intangible assets
Customer lists	1,930	1,930	8 years
Trade name	740	740	10 years
Accumulated amortization	(446)	(131)

Total intangible assets	2,224	2,539

Total goodwill and intangible assets	$7,437	$7,741

        The change in the carrying amount of goodwill for year 2003 is as follows (in thousands):

Balance as of December 31, 2002	$5,202
Goodwill resulting from adjustments to purchase price allocation	11

Balance as of December 31, 2003	$5,213

        Amortization expense for intangible assets for the year 2003 and Transition Period was $315,000 and $131,000, respectively. Estimated amortization expense for intangible assets is $315,000 for each of the years ended December 31, 2004 through 2008.

        The impact of not amortizing goodwill, net of taxes, for Fiscal Years 2002 and 2001 would not have a material impact on previously reported results.

4.     DEBT OBLIGATIONS

        Debt obligations consisted of the following (in thousands):

	December 31, 2003	December 31, 2002
Line of credit	$750	$2,250
Term loan	1,083	1,583
Note payable related to acquisition of Motor Products	—	300

Total	1,833	4,133
Less current maturities	(1,833)	(4,133)

Long-term debt obligations	$—	$—

        The Company has entered into a long-term financing agreement (Agreement) with Silicon Valley Bank (Silicon) which was to mature on May 7, 2003. On July 30, 2002, the Company and Silicon amended the Agreement increasing the credit limit on the line-of-credit to $4,000,000.

        Under the amended Agreement, borrowing on the line-of-credit is restricted to the Maximum Credit Limit which is calculated as the lesser of $4,000,000 or 80% of the Company's eligible receivables plus the lesser of 1) 25% of the Company's eligible inventory, or 2) 30% of the Company's eligible receivables, or 3) $750,000. The amended Agreement was to mature on September 10, 2003 but was further amended to extend the maturity date to June 30, 2004. The interest rate on the line-of-credit prior to the year 2003 amendment was equal to the prime rate plus 1.5%, but was lowered to the prime rate plus 1% (5% at December 31, 2003) with the new amendment. The interest rate may be adjusted on a quarterly basis, but not above prime rate plus 1%, if the Company achieves certain defined financial ratios. In addition to interest, the line bears a monthly unused line fee of 0.375% on the calculated difference between the amount of the credit limit and the average daily principal balance of the line-of-credit outstanding during the month. The Company borrowed $2,250,000 on July 30, 2002 under this line-of-credit to fund the purchase of Motor Products but made $1,500,000 in repayments during year 2003. As of December 31, 2003, the amount available under the line of credit was $2,843,000.

        Also under the amended Agreement, the Company obtained a term loan of $1,750,000. The term loan requires forty-two monthly principal payments of $41,667 plus interest through February 1, 2006. The term loan matures the earlier of February 1, 2006 or the date the line-of-credit terminates which is June 30, 2004. Accordingly, all amounts outstanding under the term loan have been classified as a current liability. The loan bears interest at 8.38%, but may be adjusted on a quarterly basis, but not above 8.38%, if the Company achieves certain defined financial ratios. The Company borrowed $1,750,000 under this term loan on July 30, 2002 in connection with the purchase of Motor Products.

        The loans are secured by all of the assets of the Company. The Agreement prohibits the Company from paying dividends and requires that the Company maintain compliance with certain covenants related to tangible net worth and profitability. At December 31, 2003, the Company was in compliance with all covenants.

5.     INCOME TAXES

        The benefit (provision) for income taxes is based on income (loss) before income taxes from continuing operations as follows (in thousands):

		For the Transition Period ended December 31, 2002	For the fiscal years ended June 30,
	For the year ended December 31, 2003
			2002	2001
Domestic	$900	$(287)	$(601)	$2,693
Foreign	67	372	525	(71)

(Loss) income before income taxes from continuing operations	$967	$85	$(76)	$2,622

        Components of the total benefit (provision) for income taxes are as follows (in thousands):

		For the Transition Period ended December 31, 2002	For the fiscal years ended June 30,
	For the year ended December 31, 2003
			2002	2001
Current benefit (provision):
Domestic	$441	$(103)	$(310)	$(204)
Foreign	(20)	(22)	(505)	—

Total current benefit (provision)	421	(125)	(815)	(204)
Deferred benefit (provision)—domestic	(440)	(107)	1,135	(372)

Benefit (provision) for income taxes	$(19)	$(232)	$320	$(576)

        The benefit (provision) for income taxes differs from the amount determined by applying the federal statutory rate as follows (in thousands):

		For the Transition Period ended December 31, 2002	For the fiscal years ended June 30,
	For the year ended December 31, 2003
			2002	2001
Tax benefit (provision) on income from continuing operations, computed at statutory rate	$(328)	$(29)	$26	$(891)
State tax, net of federal benefit	(88)	(27)	20	(87)
Nondeductible expenses and goodwill amortization	(48)	(8)	(31)	(10)
Impact of foreign tax rates and credits	3	22	—	—
Adjustments to prior year accruals(1)	144	—	—	207
Prior year state tax refund(2)	298	—	—	—
Change in valuation allowance	—	—	—	186
Other		2	16	(3)

Benefit (provision) for income taxes from continuing operations	(19)	(40)	31	(598)
Benefit (provision) for income taxes from discontinued operations	—	(192)	289	22

Benefit (provision) for income taxes	$(19)	$(232)	$320	$(576)

(1)
Adjustments relate to the successful resolution of certain prior year income tax related issues.

(2)
Refund relates to the realization of a prior year state income tax refund for Motor Products from periods prior to the acquisition.

        The tax effects of significant temporary differences and credit and operating loss carryforwards that give rise to the net deferred tax assets are as follows (in thousands):

	December 31, 2003	December 31, 2002
Deferred tax assets:
Allowances and other accrued liabilities	$597	$477
Tax credit carryforwards	500	572
Net operating loss carryforwards	1,035	665
Valuation allowance	(352)	(424)

Net deferred tax assets	1,780	1,290

Deferred tax liability:
Property, plant and equipment	(868)	(5)
Intangibles	(95)	(28)

Net deferred tax liability	(963)	(33)

Net deferred tax assets	$817	$1,257

        The net deferred tax assets are classified as follows in the accompanying consolidated balance sheets (in thousands):

	December 31, 2003	December 31, 2002
Current deferred tax assets	$1,247	$777
Non-current deferred tax assets	—	480
Non-current deferred tax liabilities	(430)	—

Net deferred tax assets	$817	$1,257

        The Company has domestic tax credit carryforwards of $500,000 expiring in 2005 through 2008 and a domestic net operating loss carryforward of $2,875,000 expiring in 2022 through 2023. Tax credit carryforwards of $72,000 expired in 2003. As a result, a corresponding reduction in the valuation allowance was recorded.

        Realization of the Company's net deferred tax asset is dependent upon the Company generating sufficient taxable income in the appropriate tax jurisdictions in future years to obtain benefit from the reversal of net deductible temporary differences and from tax credit carryforwards. The Company has recorded a valuation allowance due to the uncertainty related to the realization of certain deferred tax assets existing at December 31, 2003. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are changed. Management believes that it is more likely than not that the Company will realize the benefits of the net deferred tax asset, net of valuation allowances as of December 31, 2003.

6.     STOCK COMPENSATION

  Allied Motion Stock Option Plan

        At December 31, 2003, there were options outstanding to purchase 1,323,430 shares of common stock and options available for grant to purchase 119,540 shares under the Company's stock option plans. Under the terms of the plans, options may not be granted at less than 85% of fair market value. Generally, all options granted to date have been granted at fair market value as of the date of grant. Options generally become exercisable evenly over three years starting one year from the date of grant and expire seven years from the date of grant.

        As of June 30, 2002, 112,360 options were granted in excess of the shares authorized under the stock option plans. The Company accounted for the over-issued stock options using variable plan accounting. Variable plan accounting requires the Company to recognize the difference between the fair market value of the stock and the exercise price of the excess options issued as compensation expense, to the extent that the fair market value exceeds the exercise price. A portion of the excess option grants were considered "fixed" on July 28, 2002 due to the forfeiture of 112,360 options related to the sale of the Company's Power and Process Business. The remainder were considered "fixed" on October 24, 2002 when the Company's stockholders approved an additional 400,000 available for grant. On those dates, compensation cost of $39,000 was calculated based upon the then-current fair market values of the underlying common stock and will be recognized over the three -year vesting period of the options. Total compensation expense related to these stock options was $9,000 and $11,000 for 2003 and the Transition Period, respectively.

        In conjunction with the sale of the Power and Process Business, all options held by employees of the business sold became immediately exercisable and expired on the closing date of the sale or thirty days later. All unexercised options on the expiration dates were forfeited and became eligible for future grant by the Company. The Company recorded compensation expense of $11,000 in the Transition Period related to the accelerated vesting of these options

        Option activity during year 2003, the Transition Period ended December 31, 2002 and fiscal years ended June 30, 2000 and 2001 was as follows:

	Number of Shares	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
Outstanding at June 30, 2000	661,503	$2.37	410,800	$2.49
Granted	452,700	5.43
Forfeited	(32,936)	3.75
Exercised	(28,630)	1.93

Outstanding at June 30, 2001	1,052,637	3.66	460,857	2.36
Granted	415,960	2.93
Forfeited	(18,600)	4.25
Exercised	(15,000)	1.62

Outstanding at June 30, 2002	1,434,997	3.46	680,814	3.07
Granted	230,000	2.39
Forfeited	(346,674)	4.24
Exercised	(125,993)	1.72

Outstanding at December 31, 2002	1,192,330	3.21	685,535	3.41
Granted	197,000	1.98
Forfeited	(65,900)	3.89

Outstanding at December 31, 2003	1,323,430	3.00	836,242	3.35

        Exercise prices for options outstanding and exercisable at December 31, 2003 are as follows:

	Range of Exercise Prices			Total
	$1.13 – $2.34	$2.40 – $2.90	$3.20 – $6.72	$1.13 – $6.72
Options Outstanding:
Number of options	368,500	557,170	397,760	1,323,430
Weighted average exercise price	$1.82	$2.61	$4.63	$3.00
Weighted average remaining contractual life	4.0 years	4.9 years	6.2 years	5.0 years
Options Exercisable:
Number of options	201,500	303,170	331,572	836,242
Weighted average exercise price	$1.80	$2.68	$4.91	$3.35

  Emoteq Corporation Stock Option Plan

        Prior to fiscal year 2001, the Company had granted options for shares of common stock of Emoteq Corporation (Emoteq, a wholly-owned subsidiary) to officers and key employees of Emoteq. The options were granted with exercise prices equal to the fair value of the underlying common stock on the date of grant, and consisted of time vesting options and performance vesting options. During fiscal year 2001 all of the outstanding (and also fully vested) stock options were exercised and 223,636 shares of Emoteq common stock, representing 12% ownership of Emoteq, were issued. Proceeds to the

Company from the exercises totaled $498,000. Under the terms of the Emoteq stock option plan and the related stockholders' agreements, the stockholders had a liquidity put option that they could exercise only after owning the stock for at least six months. If the holder of the shares elected this put option, the Company would be required to purchase the shares of Emoteq at their then current fair market value. After holding the shares for at least six months, all such holders of Emoteq common stock exercised their put options and consequently, the Company purchased the shares for $1,006,000, the fair value of the shares, for consideration consisting of Company common stock, notes payable and cash. The Company recorded $352,000 of cost in excess of net assets acquired (goodwill) related to the purchase of these Emoteq shares. The Emoteq stock option plan and stockholders' agreements were terminated in August 2001.

        Option activity for the Emoteq plan during the fiscal year ended June 30, 2001 was as follows:

	Number of Shares		Weighted Average Exercise Price
	Time Vested	Performance Vested	Time Vested	Performance Vested
Outstanding at June 30, 2000	168,118	55,518	$2.46	$1.51
Exercised	(168,118)	(55,518)	2.46	1.51

Outstanding at June 30, 2001	—	—	—	—

        Prior to the exercise of the Emoteq stock options, the Company accounted for the performance vested options under variable plan accounting.

7.     LOANS RECEIVABLE FOR STOCK

        The Leveraged Employee Stock Ownership Plan and Trust (the Plan) allows eligible Company employees to participate in ownership of the Company. The $200,000 receivable at December 31, 2003 represents the full amount the Company loaned to the Plan during year 2003 so that the Plan could acquire from the Company 130,719 newly issued shares of the Company's common stock. The note bears an annual interest rate of 5.75% and is scheduled to mature May 31, 2018. The terms of the Plan require the Company to make an annual contribution equal to the greater of i) the Board established percentage of pretax income before the contribution (5% in year 2003, the Transition Period and fiscal years 2002 and 2001) or ii) the annual interest payable on the note. Company contributions to the Plan were $51,000, $29,000, $37,000 and $133,000 in year 2003, the Transition Period and fiscal years 2002 and 2001, respectively.

8.     COMMITMENTS AND CONTINGENCIES

  Operating Leases

        At December 31, 2003, the Company maintains leases for certain facilities and equipment. Minimum future rental commitments under all non-cancelable operating leases are as follows (in thousands):

Year ending December 31,	Total
2004	$716
2005	576
2006	432
2007	402
2008	411
Thereafter	1,769

$4,306

        Rental expense was $703,000, $243,000, $531,427 and $557,427 in Year 2003, the Transition Period and fiscal years 2002 and 2001, respectively.

  Capital Leases

        The Company leases certain machinery and equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in the accompanying consolidated balance sheet as property, plant and equipment and was $500,000 and zero at December 31, 2003 and 2002, respectively. Accumulated amortization of the leased equipment at December 31, 2003 and December 31, 2002 was $18,000 and zero, respectively. Amortization of assets under capital leases is included in depreciation expense.

        The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2003, are as follows (in thousands):

Year ending December 31,
2004	$166
2005	167
2006	156
2007	57

Total minimum lease payments	546
Less: amount representing interest	67

Present value of net minimum lease payments	479
Less: Current maturities of capital lease obligations	134

Long-term capital lease obligations	$345

  Severance Benefit Agreements

        The Company has entered into annually renewable severance benefit agreements with certain key employees which, among other things, provide inducement to the employees to continue to work for the Company during and after any period of threatened takeover. The agreements provide the employees with specified benefits upon the subsequent severance of employment in the event of change in control of the Company and are effective for 24 months thereafter. The maximum amount of salary that could be required to be paid under these contracts, if such events occur, totaled approximately $1,848,000 as of December 31, 2003. In addition to the salary above, severance benefits include payment of 20% of annual salary for life, disability, accident and health insurance for 24 months and a pro-rata calculation of bonus for the current year.

  Consulting Agreement

        Effective September 1, 1998, the Company entered into a consulting agreement (Consulting Agreement) with the Chairman of the Board of Directors who is a major stockholder. Under the Consulting Agreement, he will be compensated for providing consulting services to the Company as requested by the Chief Executive Officer. During Year 2003, the Transition Period and fiscal years 2002 and 2001 there was no compensation paid to the Chairman of the Board under the Consulting Agreement.

  Stock Repurchase Program

        Under an employee stock repurchase program approved by the Board of Directors, the Company may repurchase its common stock from its employees at the current market value. The Company's Agreement with Silicon limits employee stock repurchases to $125,000 per fiscal year. The number of shares repurchased under the program was 1,968 for Year 2003 and zero for the Transition Period and fiscal years 2002 and 2001.

  Litigation

        In 2001, the Company was named, with other parties, as a defendant in an environmental contamination lawsuit. During the Transition Period, the Company agreed to settle this lawsuit. Accordingly, as of June 30, 2002, an estimated charge for the settlement and related legal fees of $1,429,000 ($961,000, net of tax) was recorded. This charge is included in the results of discontinued operations. The lawsuit relates to property that was occupied by the Company's Power business over thirty-seven years ago. While the Company believes the suit was without merit, it agreed to the settlement to eliminate the future costs of defending itself and the uncertainty and risks associated with litigation. As of December 31, 2003, the amount of settlement, exclusive of legal costs, remaining to be paid was $250,000 included in Accrued liabilities and other in the accompanying consolidated balance sheet.

        The Company is also involved in certain actions that have arisen out of the ordinary course of business. Management believes that resolution of the actions will not have a significant adverse affect on the Company's consolidated financial position or results of operations.

9.     PENSION AND POSTRETIREMENT WELFARE PLANS

  Pension Plan

        Motor Products has a defined benefit pension plan covering substantially all of its hourly union employees. The benefits are based on years of service, the employee's compensation during the last three years of employment, and accumulated employee contributions.

        In accordance with SFAS No. 132, Employers Disclosure About Pensions and Other Post-Retirement Benefits, the following tables provide a reconciliation of the change in benefit obligation, the change in plan assets and the net amount recognized in the Consolidated Balance Sheet at December 31, 2003 and December 31, 2002 (in thousands):

	December 31, 2003	December 31, 2002
Change in projected benefit obligation:
Projected benefit obligation at beginning of period*	$3,073	$3,370
Service cost	85	41
Employee contributions	13	6
Interest cost	185	89
Actuarial loss (gain)	82	(359)
Benefits paid	(193)	(74)

Projected benefit obligation at end of period	$3,245	$3,073

Change in plan assets:
Fair value of plan assets at beginning of period*	$2,770	$2,858
Actual return (loss) on plan assets	541	(20)
Employee contributions	13	6
Benefits and expenses paid	(193)	(74)

Fair value of plan assets at end of period	$3,131	$2,770

*
Beginning of period for December 31, 2002 was July 30, 2002, the date of the Motor Products acquisition.

	December 31, 2003	December 31, 2002
Excess of projected benefit obligation over fair value of plan assets	$114	$303
Unrecognized gain	441	223

Accrued pension cost	$555	$526

        The accumulated benefit of obligation for the pension plan was $3,165,000 at December 31, 2003 and $2,969,000 at December 31, 2002.

        Components of net periodic pension expense included in the consolidated statement of operations for the year 2003 and Transition Period are as follows:

	For the year ended December 31, 2003	For the Transition Period ended December 31, 2002
Service cost	$85	$41
Interest cost on projected benefit obligation	185	89
Expected return on assets	(241)	(115)

Net periodic pension expense	$29	$15

        The weighted average assumptions used to determine benefit obligations were as follows:

	December 31, 2003	December 31, 2002
Discount rate	6.00%	6.25%
Rate of compensation increases	5.00%	5.00%

        The weighted average assumptions used to determine net periodic benefit cost are as follows:

	For the year ended December 31, 2003	For the Transition Period ended December 31, 2002
Discount rate	6.00%	6.25%
Expected long-term rate of return on plan assets	9.00%	10.00%
Rate of compensation increases	5.00%	5.00%

        The Company does not expect to fund the pension plan in 2004.

        The expected rate of return is based on the targeted asset allocation of 65% equity securities and 35% fixed income securities.

        The pension plan assets allocation at December 31, 2003 and 2002 were as follows:

	December 31, 2003	December 31, 2002
Cash equivalents	1%	1%
Equity securities	65%	69%
Fixed income securities	34%	30%

Total	100%	100%

        The pension assets are managed by an outside investment manager. The Company's investment policy with respect to pension assets is to make investments solely in the interest of the participants and beneficiaries of the plans and for the exclusive purpose of providing benefits accrued and defraying the reasonable expenses of administration. The Company strives to maintain investment diversification to assist in minimizing the risk of large losses.

  Postretirement Welfare Plan

        Motor Products provides postretirement medical benefits and life insurance benefits to current and former employees hired before January 1, 1994 who retire from Motor Products. No contributions from retirees are required and the plan is funded on a pay-as-you-go basis. The Company recognizes the expected cost of providing such post-retirement benefits during employees' active service periods.

        The following tables provide a reconciliation of the change in the accumulated postretirement benefit obligation and the net amount recognized in the Consolidated Balance Sheet at December 31, 2003 and December 31, 2002 (in thousands):

	December 31, 2003	December 31, 2002
Change in postretirement benefit obligation:
Accumulated postretirement benefit obligation at beginning of period*	$2,327	$2,230
Service cost	61	21
Interest cost	122	59
Actuarial loss (gain)	(295)	50
Benefits paid	(79)	(33)

Accumulated postretirement benefit obligation at end of period	$2,136	$2,327

Accumulated postretirement benefit obligation	$2,136	$2,327
Unrecognized net gain (loss) attributable to assumption changes during the year	271	(50)

Accrued postretirement benefit cost	$2,407	$2,277

*
Beginning of period for December 31, 2002 was July 30, 2002, the date of the Motor Products acquisition.

        Net periodic postretirement benefit costs included in the Consolidated Statement of Operations for year 2003 and the Transition Period is as follows (in thousands):

	For the year ended December 31, 2003	For the Transition Period ended December 31, 2002
Service cost	$61	$21
Interest cost	122	59
Amortization of (Gain) loss	(5)	—

Total	$178	$80

        For measurement purposes, an annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to the ultimate rate by a said year, and remain at that level thereafter, per the following:

	December 31, 2003	December 31, 2002
Annual rate of increase per capita of covered health care benefits	9.50%	9.50%
Ultimate rate	4.00%	4.25%
Year ultimate rate is reached	2014	2013

        The healthcare cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed healthcare cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2003 by $438,000 and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for year 2003 by $45,600. Decreasing the assumed healthcare postretirement benefit obligation as of December 31, 2003 by 1% decreases the accumulated postretirement benefit obligation by $333,500 and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for year 2003 by $34,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.00% and 6.25% as of December 31, 2003 and 2002, respectively. The weighted average discount rate used to determine the net periodic postretirement benefit cost was 6.00% for 2003 and 6.25% for 2002.

        The Company expects to contribute approximately $85,000 to the postretirement welfare plan during 2004. The accrued postretirement benefit cost has been reflected as a non-current liability due to the insignificance of estimates to be funded in 2004.

10.   RESTRUCTURING CHARGES

        Restructuring charges include the costs associated with the Company's strategy of reducing its facility requirements and implementing lean manufacturing initiatives. These charges consist of costs that are incremental to the Company's ongoing operations and, for Year 2003, include employee termination related charges.

        The Company recorded restructuring charges of $211,000 in Year 2003, primarily associated with workforce reductions which were paid in the first half of the year.

        At December 31, 2003, there were no outstanding liabilities related to the restructuring charges included in accrued liabilities and other in the consolidated balance sheet.

11.   SEGMENT INFORMATION

        SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires disclosure of operating segments, which as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

        The Company operates in one segment for the manufacture and marketing of motion control products for original equipment manufacturers and end user applications. In accordance with SFAS No. 131, the Company's chief operating decision maker has been identified as the Office of the Chief Executive Officer, which reviews operating results to make decisions about allocating resources and assessing performance for the entire company. SFAS No. 131, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under SFAS No. 131 due to their similar customer base and similarities in: economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. Since the Company operates in one segment, all financial information required by SFAS No. 131 can be found in the accompanying consolidated financial statements and within this note.

        The Company's wholly-owned foreign subsidiary in the United Kingdom was merged into the Emoteq subsidiary during Year 2003 and is included in the accompanying consolidated financial statements. Financial information related to the foreign subsidiary is summarized below (in thousands):

		For the Transition Period ended and as of December 31, 2002
	For the year ended and as of December 31, 2003		For the fiscal years ended and as of June 30,
			2002	2001
Revenues derived from foreign subsidiary	$773	$735	$1,399	$289
Identifiable assets	34	1,296	1,179	209

        Sales to international customers were $7,371,000, $3,572,000, $4,880,000, and $6,451,000 in year 2003, the Transition Period and fiscal years 2002 and 2001, respectively.

        During Year 2003, the Transition Period and Fiscal Year 2002, no single customer accounted for more than 10% of total revenues. During fiscal years 2001 one customer accounted for 20% of the Company's consolidated revenue from continuing operations.

12.   DISCONTINUED OPERATIONS

        On July 29, 2002, the Company sold substantially all the assets of its Power and Process Business to Qualitrol Power Products, LLC (Qualitrol Power) and its affiliate Danaher UK Industries, Limited (DUKI). Both Qualitrol Power and DUKI are direct or indirect subsidiaries of Danaher Corporation, a publicly traded corporation under the symbol DHR. The Power and Process Business was comprised of power instrumentation products, systems and automation products, and process instrumentation products. It also included investments in two Chinese joint ventures; a 25% interest in Kehui and a 40% interest in HPMS, which were also sold (See Note 13).

        Proceeds from the sale of substantially all of the Power and Process Business were $8,182,000 plus the assumption of certain related liabilities. Selling costs incurred were $1,278,000. The after tax gain on the sale was $1,019,000. The Company received net proceeds of $7,020,000 in the Transition Period and $500,000 in the year 2003.

        The remaining assets of the Power and Process Segment related to the Company's Calibrator Business. On March 6, 2003, the Company completed the sale of its Calibrator Business to a subsidiary of Martel Electronics Corp. The proceeds consisted of $200,000 received on March 6, 2003 plus $50,000 due on March 6, 2004. The amount due is included in prepaid expenses and other current assets in the accompanying December 31, 2003 balance sheet. After consideration of selling costs of $51,000 incurred in the first quarter of 2003, the net proceeds on the sale were $199,000. Due to a writedown of the carrying value of the Calibrator Business to its estimated fair value at September 30, 2002, there was no gain or loss recorded on the finalization of the sale.

        In accordance with SFAS No. 144, the consolidated financial statements of the Company have been recast to present these businesses as discontinued operations. Accordingly, the revenues, costs and expenses and assets and liabilities of these discontinued operations have been excluded from the respective captions in the accompanying Consolidated Statements of Operations and Balance Sheets and have been reported in the various statements under the captions, "Income (loss) from discontinued operations", "Current assets of segment held for sale" and "Current liabilities of segment held for sale" for all periods. In addition, certain of these Notes have been recast for all periods to reflect the discontinuance of these operations.

        Summary results for the discontinued operations are as follows (in thousands):

	For the Transition Period ended December 31, 2002	For the fiscal years ended June 30,
		2002	2001
Revenues	$1,342 (a)	$26,336	$27,198

Income (loss) from discontinued operations:
Gain on the sale of Power and Process, net of tax provision of $680	$1,019	$—	$—

Operating results:
Loss from operations	(1,224)	(510)	(50)
Tax benefit	488	289	22

Operating loss from discontinued operations	(736)	(221)	(28)

Income (loss) from discontinued operations	$283	$(221)	$(28)

(a)
Includes one month Power and Process Business revenues and six months Calibrator Business revenues.

        Amounts included in the December 31, 2002 Consolidated Balance Sheet for discontinued operations are as follows (in thousands):

Current assets of segment held for sale
Trade receivables, net	$165
Inventories, net	351
Property, plant and equipment	97
Prepaid expenses and other	71

Total	$684

Current liabilities of segment held for sale
Accounts payable	$53
Accrued liabilities	450
Product warranty reserve	32

Total	$535

13.   INVESTMENTS IN JOINT VENTURES

        The Company had three joint venture investments in China—a 20% interest in Hathaway Si Fang Protection and Control Company, Ltd. (Si Fang), a 25% interest in Zibo Kehui Electric Company Ltd. (Kehui) and a 40% interest in Hathaway Power Monitoring Systems Company, Ltd. (HPMS). The Company accounted for these investments using the equity method of accounting. On July 29, 2002, the Company sold its investments in Kehui and HPMS as part of the sale of its Power and Process Business. On July 5, 2001, the Company sold its investment in Si Fang for $3,020,000 in cash. The Company recorded a pretax gain on this sale, net of selling costs, of $674,000.

        The Company recorded the following in its consolidated statements of operations, all of which are now included in the results of discontinued operations (in thousands):

	For the fiscal years ended June 30,
	2002	2001
Share of income under equity method of accounting	$159	$1,170
Gain on sale of investment in Si Fang	674	—

14.   SUBSEQUENT EVENTS (UNAUDITED)

        On February 10, 2004, the Company signed a merger agreement to acquire Owosso Corporation (OTCBB: OWOS) located in Watertown, New York. Owosso's sole operating subsidiary is Stature Electric, Inc. The merger consideration of $14 million will consist of the issuance of approximately 532,200 shares of Allied Motion common stock representing approximately 9.6% of the outstanding shares of the Company after the merger, $1 million of cash payable to Owosso's preferred shareholders, assumption of $4.6 million of Owosso's debt and approximately $6 million of cash to settle the remainder of Owosso's debt and liabilities at closing. Additional subordinated notes for up to $500,000 may be issued by Allied Motion effective January 1, 2005 payable over five years if Stature achieves certain revenue levels in 2004. In addition, warrants to purchase 300,000 shares of Company common stock at $4.41 per share will be issued to Owosso's preferred shareholders. The Company has received a commitment from PNC Business Credit and Silicon Valley Bank for up to $18.1 million to complete the acquisition and for working capital needs. The closing of the acquisition is subject to approval by Owosso's shareholders, the effectiveness of a registration statement for the Company's securities and customary closing conditions.

15.   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        Selected quarterly financial data for each of the four quarters in year 2003, the two quarters in the Transition Period and the four quarters in fiscal year 2002 is as follows (in thousands, except per share data):

Year 2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$9,176	$9,736	$9,838	$10,684
Gross margin	2,203	2,553	2,292	3,219
Income (loss) from continuing operations	(149)	302	403	392
Diluted (loss) income per share from continuing operations	(0.03)	0.06	0.08	0.07
Transition Period	First Quarter	Second Quarter
Revenues	$8,020	$9,171
Gross margin	1,896	2,126
Income (loss) from continuing operations	(52)	97
Income from discontinued operations	243	40
Diluted (loss) income per share from continuing operations	(0.01)	0.02

Fiscal year 2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$3,646	$4,222	$4,051	$3,804
Gross margin	996	1,392	1,290	1,425
Income (loss) from continuing operations	(73)	133	(57)	(48)
Income (loss) from discontinued operations	(165)	(57)	364	(363)
Diluted (loss) income per share from continuing operations	(0.01)	0.02	(0.01)	(0.01)

Included in the results of discontinued operations for the fourth quarter of fiscal year 2002 is a pretax charge for litigation settlement and related legal fees of $1,429,000.

ALLIED MOTION TECHNOLOGIES, INC.

FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions from Reserves	Additions due to Acquisition	Balance at End of Period
Year Ended December 31, 2003:
Reserve for bad debts	$148	$47	$(89)	$—	$106
Reserve for excess or obsolete inventories	$1,024	$135	$(278)	$—	$881
Valuation allowance for deferred tax assets	$424	$—	$(72)	$—	$352

Transition Period Ended December 31, 2002:
Reserve for bad debts	$64	$52	$(9)	$41	$148
Reserve for excess or obsolete inventories	$697	$92	$(224)	$459	$1,024
Valuation allowance for deferred tax assets	$424	$—	$—	$—	$424

Year Ended June 30, 2002:
Reserve for bad debts	$60	$34	$(30)	$—	$64
Reserve for excess or obsolete inventories	$690	$247	$(240)	$—	$697
Valuation allowance for deferred tax assets	$424	$—	$—	$—	$424

Year Ended June 30, 2001:
Reserve for bad debts	$54	$9	$(3)	$—	$60
Reserve for excess or obsolete inventories	$579	$111	$—	$—	$690
Valuation allowance for deferred tax assets	$610	$(186)	$—	$—	$424

Directors of Allied Motion

Name	Age	Position with Allied Motion
Eugene E. Prince	71	Chairman of the Board of Directors
Richard D. Smith	56	Chief Executive Officer, Chief Financial Officer and Director
Delwin D. Hock	68	Director
Graydon D. Hubbard	69	Director
George J. Pilmanis	65	Director

        Mr. Prince has served as a director of Allied Motion since October 1975 and as Chairman of the Board of Directors since January 1981. He served as President of the company from October 1975 and as Chief Executive Officer from September 1976 until his resignation from those offices on August 13, 1998. He retired from his employment with the company effective August 13, 1998 but served as a paid consultant through November 1999. Pursuant to his consulting agreement, as long as Mr. Prince owns at least 10% of the issued shares of Allied Motion, the Board of Directors shall nominate him for election to the Board of Directors. If he is elected, the Board of Directors will request that he be nominated for Chairman of the Board of Directors.

        Mr. Smith has served as a director of Allied Motion since August 1996. He has served as Chief Executive Officer since August 13, 1998. He served as President from August 13, 1998 until May 2002. He was Executive Vice President from August 1993 until August 1998. Mr. Smith served as Vice-President of Finance from June 1983 to August 1993. He has served as Chief Financial Officer since June 1983. Pursuant to Mr. Smith's employment agreement, as long as he is the Chief Executive Officer of the company and is willing to serve, the Board of Directors will nominate him for election to the Board.

        Mr. Hock has served as a director of Allied Motion since February 1997. He retired from his position as Chief Executive Officer of Public Service Company of Colorado, a gas and electric utility, in January 1996 and as Chairman of the Board of Directors in July 1997. From September 1962 to January 1996, Mr. Hock held various management positions at Public Service Company. He serves as a director on six separate entities overseeing the operation of funds in the American Century Investors fund complex.

        Mr. Hubbard has served as a director of Allied Motion since 1991. He is a retired certified public accountant and was a partner of Arthur Andersen LLP, the company's former independent public accountants, in its Denver office for more than five years prior to his retirement in November 1989. Mr. Hubbard is also an author.

        Mr. Pilmanis has served as a director of Allied Motion since 1993. For more than five years prior to his retirement in April 2003 he was chairman and president of Balriga International Corp., a privately held company concerned with business development in the Far East and Eastern Europe. In 2001 and 2003 he also served as Executive Director of the Foreign Investors Council in Latvia.

Executive Officers of Allied Motion

Name	Age	Position with Allied Motion
Richard D. Smith	56	Chief Executive Officer, Chief Financial Officer and Director
Richard S. Warzala	50	President and Chief Operating Officer

        Information with respect to Mr. Smith's employment experience is provided above.

        Mr. Warzala was appointed President of Allied Motion in May 2002 and has been employed by the company since October 2001. From March 2000 through March 2001, Mr. Warzala served as President of the Motion Components Group for Danaher Corporation. In 1993, he was named President of API

Motion, a subsidiary of American Precision Industries, Inc., and continued as President until 2000, when it was acquired by Danaher. From 1976 to 1993, he held various management positions at American Precision Industries, Inc.

Summary of Compensation of Executive Officers

        The following table shows the compensation earned by the Chief Executive Officer and the President of Allied Motion. The transition period reflects the change in Allied Motion's fiscal year effective December 31, 2002.

						Long-Term Compensation Awards
		Annual Compensation
Name & Principal position						Securities underlying options	All other compensation
	Period	Salary		Bonus
Richard D. Smith, CEO	2003 Transition 2002 2001	$ $ $ $	235,000 117,500 233,333 223,125	$ $ $ $	112,614 0 0 180,000	40,000 0 90,000 90,000	$ $ $ $	16,323 3,704 20,540 17,245	(1)
Richard S. Warzala, President and COO	2003 Transition 2002	$ $ $	225,000 112,500 117,500	$ $ $	107,821 0 0	40,000 200,000 200,000	$ $ $	17,553 2,919 2,014	(2)

(1)
All other compensation for Mr. Smith during year 2003 consists of Allied Motion contributions to defined contribution plans of $5,478, and Allied Motion paid life insurance premiums of $10,845.

(2)
All other compensation for Mr. Warzala during year 2003 consists of Allied Motion contributions to defined contribution plans of $5,478, and Allied Motion paid life insurance premiums of $12,075.

Option Grants in Last Fiscal Year

        The following table provides a summary of all stock options granted to the Chief Executive Officer and the President of Allied Motion in 2003. It also shows a calculation of the potential realizable value if the fair market value of shares of Allied Motion's common stock were to appreciate at either a 5% or 10% annual rate over the period of the option term.

	Individual Grants
		Percent of total options granted to employees in fiscal year			Potential realizable value at assumed annual rates of stock price appreciation for option term(3)
	Number of securities underlying options granted(1)
Name			Exercise or base price ($/Sh)(2)
				Expiration date	5%($)	10%($)
Richard Smith	40,000	20.0	$1.77	02/13/2010	$28,823	$28,823
Richard Warzala	40,000	20.0	$1.77	02/13/2010	$28,823	$28,823

(1)
The grants permit the exercise of options in exchange for shares of Allied Motion Common Stock as well as for cash. In connection with a merger, sale of assets, share exchange, or change of control of the company, the options become immediately vested and the Committee may allow surrender for cash, substitution or cancellation.

(2)
Exercise price was established at quoted market price for Allied Motion Common Stock on the date of grant.

(3)
The potential realizable value is calculated assuming the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised at the exercise price and the common stock received is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Allied Motion's estimate or projection of future increases in the price of common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information regarding option exercises and unexercised stock options held as of December 31, 2003 by the Chief Executive Officer and the President of Allied Motion:

	Shares Acquired on Exercise (#)		Number of Unexercised Options at period end (#)		Value of Unexercised In-the-Money Options at period end ($)(1)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard D. Smith	—	$—	440,000	—	$651,188	$—
Richard S. Warzala	—	$—	188,500	251,500	$264,765	$303,135

(1)
Fair market value of unexercised in-the-money options at period end is based on the closing price of $3.93 for Allied Motion Common Stock on December 31, 2003.

Employment Agreements With Executive Officers

        During the transition period ended December 31, 2002, Allied Motion had an employment agreement with Richard D. Smith, Chief Executive Officer, which became effective August 13, 1998 for a term of five years. A revised Agreement with Mr. Smith became effective August 1, 2003. Effective March 1, 2003, Allied Motion entered into an employment agreement with Mr. Richard S. Warzala. The agreements have an initial term of five years and continue subsequently on a year-to-year basis unless Allied Motion or the officer gives termination notice at least 60 days prior to expiration of the initial or subsequent terms. The agreements contain the provisions outlined below.

        Base Salary.    The agreements provide an annual base salary of not less than $235,000 for Mr. Smith (effective September 2001) and $225,000 for Mr. Warzala, and may be reviewed annually for increase on a merit basis.

        Annual Bonus.    Annual incentive bonuses are paid based on achieving performance criteria established annually by the Board of Directors. The performance criteria will recognize the overall financial performance of Allied Motion and the improvements made in financial results.

        Long-Term Incentive Payment Plan.    Allied Motion utilizes stock options for long-term incentives. In making its recommendations for grants of stock options, the Compensation Committee of Allied Motion's Board of Directors considers, among other things, officer's responsibilities and their efforts and performance in relation to the business plan and forecast. It also considers development of the company's business and products, performance of the company's products in the marketplace, impact of the company's products and product development on future prospects for the company, market performance of the company's common stock, the relationship between the benefits of stock options and improving shareholder value, the current level of stock options held, the shares available for option and the total shares under option grants. The Compensation Committee also considers customary business practices and long-term incentive plan benefits granted in comparison to such benefits provided to other executives in similar positions.

        Other Provisions.    Mssrs. Smith and Warzala participate in other benefits and perquisites as are generally provided by Allied Motion to its employees. In addition, Allied Motion provides each executive officer with $500,000 of life insurance for which the executive may designate the beneficiaries and an automobile.

        In the event of death, disability or termination by Allied Motion prior to a change in control, other than for cause, the agreements provide for limited continuation of salary and insurance benefits and for bonus prorations or settlements.

Change in Control Arrangements

        Allied Motion has entered into agreements with Mr. Smith and Mr. Warzala pursuant to which, upon termination by Allied Motion (other than for cause as defined in the agreement) or by the executive for good reason (as defined in the agreement) within 90 days prior to or 24 months following a change in control of the company, they are entitled to receive a severance payment equal to 2.5 times the sum of current annual base salary plus the amount paid under the Annual Bonus Plan for the preceding fiscal year, and an allocation for incentive compensation for the current year up to the date of termination and a monthly payment for a two year period to acquire insurance benefits. The agreements expire on December 31 of each year, however, they are extended automatically on January 1 of each year for a term of two years, unless notice of non-renewal is given by Allied Motion not later than the September 30 immediately preceding renewal. Allied Motion has similar agreements (providing lower severance multiples) with other key executives. The change in control agreements are applicable to a change in control of the company or of the subsidiary or division for which the executive is employed and require the key executives to remain in the employ of the company for a specified period in the event of a potential change in control of the company and provide employment security to them in the face of current pressures to sell the company or in the event of take-over threats, so that they can devote full time and attention to the company's efforts free of concern about discharge in the event of a change in control of the company. These agreements are common at other public companies. They are not excessive and are within industry standards. The Board of Directors has considered termination of these agreements and determined that the reasons for executing change in control agreements continue to be valid and concluded that notices of non-renewal would not be in the best interests of shareholders.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of Allied Motion's Board of Directors is comprised of Messrs. Pilmanis, Hock and Hubbard who are all non-employees. There are no relationships that would result in a compensation committee interlock.

Compensation of Directors

        The Allied Motion Board of Directors holds four regular full day meetings each year. Non-employee directors are compensated at the rate of $3,600 per full day meeting of the board, $1,100 for each additional one-half day meeting, $500 per hour for a telephone meeting, $1,100 per committee meeting, and $1,100 per half day for official travel to locations outside the Denver area.

        Non-employee board members are compensated at the rate of $275 per hour for the time spent consulting with the company at the request of the Board of Directors or the Executive Officers, preparing minutes of the Audit or Compensation Committees and on special assignment of such committees.

        The Company entered into a Consulting Agreement with Mr. Prince effective after his retirement from employment on August 31, 1998. Under the Agreement, Mr. Prince will provide consulting services to the Company on matters as requested by the Executive Officers. He will be compensated at the rate of $250 per hour. During 2003, Mr. Prince was not paid for providing any consulting services.

INFORMATION ABOUT OWOSSO CORPORATION

Business

        Owosso was incorporated in Pennsylvania and organized as a holding company in 1994. The holding company structure separated the administrative and financing activities of Owosso from the activities of its operating subsidiaries. As of July 30, 2002, Owosso had one operating subsidiary, Stature, representing Owosso's historical "Motors segment." Stature is a custom designer and manufacturer of motors and gear motors, including AC, DC, and Universal. Established in 1974 in Watertown, New York, Stature is a progressive company, which emphasizes a partnership approach in all aspects of its business.

        In 1998, Owosso formulated a long-term plan to concentrate on value-added components for industry. In connection with its implementation of that plan, Owosso began a series of divestitures beginning with the sale of the four businesses comprising its historical Agricultural Equipment segment. The sale of the last of those businesses was completed in January 2001 with the divestiture of Sooner Trailer Manufacturing Company ("Sooner Trailer"). During that time, however, Owosso experienced a significant downturn in its operating results and at the end of fiscal 2000 was out of compliance with covenants under its bank credit facility.

        Throughout fiscal 2001, Owosso remained out of compliance with financial covenants, including maintenance of minimum operating profit, under its bank credit facility. As a result, Owosso and its lenders entered into a series of amendments to the facility during fiscal 2001, 2002 and 2003, and in each case Owosso's lenders agreed to forebear from exercising their rights and remedies under the facility. In order to meet the lenders' requirements for reduced outstanding balances and to secure the lenders' agreement to forebear, Owosso engaged in a series of divestitures of its operating subsidiaries, concluding with the sale of its Motor Products subsidiaries, Motor Products Owosso Corporation and Motor Products Ohio Corporation in July of 2002. As disclosed under Note 11 "Long-term Debt," the amendments to the bank credit facility modified the interest rates charged, called for reductions in the outstanding balance during calendar 2001, 2002 and 2003, added additional reporting requirements, suspended payments of principal and interest on subordinated debt, prohibited the payment of preferred or common dividends, prohibited the purchase of Owosso's stock and added a covenant requiring the maintenance of minimum operating profit. On March 23, 2004, Owosso entered into a further amendment to the facility which extended the maturity date to June 30, 2004.

        Owosso intends to dispose of during fiscal 2004, the real estate at Owosso's former Snowmax Corporation subsidiary to a newly formed L.L.C., of which one of the three partners will be George B. Lemmon, Jr., Owosso's present CEO. Proceeds from this sale is expected to be around $312,000.

        Management believes that, along with the sale of asset, available cash and cash equivalents, cash flows from operations and available borrowings under Owosso's bank credit facility will be sufficient to fund Owosso's operating activities, investing activities and debt maturities through March 2004. It is management's intent to refinance Owosso's bank credit facility prior to its maturity in March 2004. However, there can be no assurance that management's plans will be successfully executed.

        On July 30, 2002, Owosso completed the sale of all of the outstanding stock of its Motor Products subsidiaries, manufacturers of fractional and integral horsepower motors. The purchase price paid by Allied Motion for the outstanding stock of Motor Products consisted of $11.5 million in cash and a promissory note in the principal amount of $300,000, paid six months after closing. Net cash proceeds of $10.7 million from the sale, after payment of certain transaction costs, were utilized to reduce outstanding bank debt. As a result of this transaction, Owosso presently has only one operating subsidiary, Stature.

        Owosso's historical Other segment included Dura-Bond Bearing Company ("Dura-Bond") and Cramer Company ("Cramer"). Dura-Bond manufactured replacement camshaft bearings, valve seats and shims for the automotive after-market. On November 2, 2000, Owosso completed the sale of the stock of Dura-Bond to a joint venture formed by Melling Tool Company of Jackson, Michigan and Engine Power Components, Inc. of Grand Haven, Michigan (the "Joint Venture"). The Joint Venture acquired the stock of Dura-Bond for approximately $4.6 million, the net assets of which included debt of approximately $5.0 million. Based upon the terms of the sale, Owosso recorded, in the fourth quarter of fiscal 2000, a pretax charge of $1.2 million to adjust the carrying value of Dura-Bond's assets to their estimated fair value.

        Cramer manufactured timers and subfractional horsepower motors for use in commercial applications. On December 4, 2000, Owosso completed the sale of the assets associated with the timer and switch line of Cramer to Capewell Components, LLC of South Windsor, Connecticut for cash of approximately $2.0 million, plus the assumption of approximately $400,000 in liabilities. As a result of the sale, the name of Owosso was changed from M.H. Rhodes, Inc. to Cramer Company. In connection with the sale of the timer and switch line and the anticipated sale of the remainder of the operating assets (excluding the real estate) of Cramer, Owosso recorded, in the fourth quarter of fiscal 2000, a pretax charge of $1.6 million to adjust the carrying value for the Cramer assets to their estimated fair value, based upon an estimated sales price of the assets. Such charge represented the write-down of goodwill of $400,000 and the write-down of other non-current assets of $1.2 million and was included in "Write-down of net assets held for sale" in the consolidated statements of operations for fiscal 2000. On September 23, 2001, Owosso sold substantially all of the remaining operating assets (excluding the real estate) of Cramer to the Chestnut Group of Wayne, Pennsylvania for cash proceeds of $565,000, plus the assumption of $317,000 in liabilities. In connection with that sale, Owosso recorded a further adjustment to the carrying value of the Cramer assets resulting in a pre-tax charge of $1.1 million, recorded in the third fiscal quarter of 2001. Owosso recorded a pretax charge of $270,000 in the fourth quarter of 2002 to adjust the carrying value for the Cramer real estate to the estimated fair value, based upon an estimated sales price of the assets and was included in "Write-down of net assets held for sale" in the consolidated statements of operations for fiscal 2002.

        Owosso's historical Coils segment manufactured heat exchange coils and included Astro Air Coils, Inc. ("Astro Air"), Snowmax, Inc. ("Snowmax"), and Astro Air UK, Limited ("Astro UK"). Astro UK was a joint venture with Owosso's largest customer, Bergstrom, Inc. On May 9, 2001, the sale of substantially all of the assets of Astro UK to ACR Heat Transfer Limited of Norfolk, England for cash of £450,000 (approximately $643,000) was completed. Based upon the terms of the sale, Owosso recorded, in the second quarter of 2001, a pretax charge of $700,000 to adjust the carrying value of Astro UK's assets to their estimated realizable value. No additional gain or loss was recorded upon completion of the sale. Proceeds from the sale were utilized to reduce Owosso's bank credit facility.

        On October 26, 2001, Owosso completed the sale of the assets of the remaining businesses in its Coils segment, Astro Air and Snowmax (together, the "Coils Subsidiaries"). The sale of the Coils Subsidiaries was effectuated pursuant to an Asset Purchase Agreement, dated as of October 26, 2001, by and among the Coils Subsidiaries, Astro Air, Inc., and Rex Dacus, the manager of the Coils segment and the person from whom Owosso acquired the assets and operations of Astro Air Coils, Inc. in 1998. Proceeds from the sale of $5.6 million were utilized to reduce Owosso's bank credit facility. Astro Air, Inc. also assumed approximately $3.7 million of liabilities. Owosso recorded a pretax charge of $9.3 million related to this sale in the fourth quarter of 2001. Owosso recorded a charge of $520,000 net of taxes in the fourth quarter of 2002 to adjust the carrying value for the real estate assets to the estimated fair value, based upon an estimated sales price of the assets. Owosso has reported the results of the Coils segment as discontinued operations for all periods presented in the consolidated statements of operations.

        On January 24, 2001, Owosso completed the sale of stock of Sooner Trailer to the McCasland Investment Group and certain members of Sooner Trailer's management for cash of $11.5 million, subject to certain post-closing adjustments based on changes in working capital, plus the assumption of debt of approximately $670,000. In May 2001, Owosso received approximately $2.0 million related to such post-closing adjustments. In connection with the anticipated sale, Owosso recognized a loss of $8.6 million in the fourth quarter of 2000 to adjust the carrying value of Sooner Trailer's assets to their estimated fair value based on an expected sales price. No additional gain or loss was recorded upon completion of the sale. Sooner Trailer had been included in Owosso's historical Agricultural Equipment segment (formerly known as the Trailers and Agricultural Equipment segment). Accordingly, Owosso has reported the results of Sooner Trailer as discontinued operations for all periods presented in the consolidated statements of operations.

        Products Liability Insurance.    Owosso currently maintains product liability insurance coverage of $1.0 million per occurrence and $2.0 million in aggregate annual coverage, and an umbrella policy for an additional $20.0 million of blanket liability protection per occurrence. There can be no assurance that such insurance will be sufficient to cover potential product liability claims or that Owosso will be able to maintain such insurance or obtain product liability insurance in the future at a reasonable cost.

        Competition.    Owosso's business is highly competitive. Competition is based primarily on design and application engineering capabilities and product reliability and quality, as well as price.

        Availability of Raw Materials.    Owosso obtains raw materials, component parts and supplies from a variety of sources, generally from more than one supplier. In certain cases, where it has an impact on improving quality control or cost control, Owosso obtains raw materials and component parts from sole source suppliers. Owosso anticipates it will have no significant problems with respect to sources or availability of the raw materials or component parts essential to the conduct of its business.

        Seasonality of the Business.    No material portion of Owosso's business is seasonal, nor was any historical segment's seasonal.

        Sales to Large Customers.    A significant portion of Owosso's sales are concentrated among a small number of customers. Sales to the two largest customers represented approximately 26%, 14% and 15% of total sales from continuing operations for 2003, 2002 and 2001, respectively. Owosso is no longer selling to the second largest customer in 2003 that accounted for 9% of it's sales.

        Sales Backlog.    Owosso's backlog of unfilled orders for the historical Motors segment was $6.4 million as of December 12, 2003, as compared to $5.5 million as of December 12, 2002.

        Environmental Issues.    Owosso is subject to federal, state and local environmental regulations with respect to its operations. Owosso believes that it is operating in substantial compliance with applicable environmental regulations. Manufacturing and other operations at Owosso's facilities may result, and may have resulted, in the discharge and release of hazardous substances and waste from time to time. Owosso routinely responds to such incidents as deemed appropriate pursuant to applicable federal, state and local environmental regulations. Under applicable federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, in, under or discharged from such property.

        In connection with Owosso's divestitures of its operating businesses over the past four years, it has agreed to indemnify buyers from and against certain known and unknown environmental liabilities. In addition, Owosso may be liable for the costs of removal or remediation of hazardous or toxic substances on, in, under or discharged from it's current or previously owned real property under applicable federal, state and local environmental laws, ordinances and regulations.

        A subsidiary of Owosso is a party to a consent decree with the State of Connecticut pursuant to which it has agreed to complete its environmental investigation of the site on which its Old Saybrook facility was previously located and conduct any remedial measures which may be required. Based upon the amounts recorded as liabilities, Owosso believes that the ultimate resolution of this matter will not have a material adverse effect on the financial results of Owosso.

        Employees.    Owosso has approximately 170 employees and believes that its relationship with its employees is good.

Properties

        Owosso's principal executive offices and manufacturing, warehousing and distribution facility are located at 22543 Fisher Road, Watertown, New York. This facility consists of approximately 112,000 square feet, of which 107,800 square feet are dedicated to manufacturing, warehousing and distribution, with the remaining portion dedicated to office space. This facility is utilized by Stature, Owosso's sole remaining business, and is subject to a mortgage securing a $4.6 million industrial revenue bond financing.

        Owosso's former principal executive offices, located at 2200 Renaissance Boulevard, King of Prussia, Pennsylvania, were under lease to expire in September 2006 with a base rent of approximately $305,000 per year. Owosso successfully negotiated a lease surrender agreement in December 2003 at a cost of $280,000 and vacated the office space in January 2004. Owosso paid $89,000 covering rent through March 2004. The landlord also has the right to negotiate an existing letter of credit held by the landlord as security under the lease and retain the proceeds therefrom in the amount of $191,000 on the termination date.

        Owosso continues to own a 90,000 square foot manufacturing facility located in Kilgore, Texas, which housed Owosso's former Snowmax subsidiary. During fiscal 2004, Owosso intends to dispose of this facility. An entity controlled by Mr. Lemmon, Owosso's President, CEO and Chairman, has expressed interest in purchasing such real estate, however no binding agreement has been entered into and any such sale will be subject to the approval of Owosso's audit committee. Based on current negotiations, Owosso estimates proceeds of approximately $312,000 if successful in completing the sale.

        Owosso believes that its machinery, plants and offices are in satisfactory operating condition and are adequate for Owosso's current needs.

Legal Proceedings

        As discussed above, Owosso is a party to various legal proceedings concerning environmental regulations. In addition, Owosso is a party to various lawsuits arising in the ordinary course of business, none of which are expected to be material with respect to the business assets or continuing operations of Owosso.

Owosso Selected Historical Consolidated Financial Data

        The information set forth below, which has been derived from Owosso's audited consolidated financial statements, has been restated to reflect the Coils segment and Agricultural Equipment as discontinued operations and should be read in conjunction with Owosso's consolidated financial statements and notes thereto and the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

	Fiscal Year Ended
	Oct. 26, 2003	Oct. 27, 2002(2)	Oct. 28, 2001	Oct. 29, 2000	Oct. 31, 1999(1)
	(in thousands, except share amounts)
STATEMENT OF OPERATIONS DATA:
Net sales	$17,715	$36,901	$54,326	$75,204	$84,214
Cost of products sold	14,374	31,242	43,897	59,429	65,009

Gross profit	3,341	5,659	10,429	15,775	19,205
Selling, general and administrative expenses	3,881	8,224	11,183	13,240	16,305
Goodwill impairment expense	5,331	—	—	—	—
Write-down of net assets held for sale	—	381	1,100	2,800	—

Income (loss) from operations	(5,871)	(2,946)	(1,854)	(265)	2,900
Interest expense	708	1,588	4,335	5,069	4,947
Gain on sale of business	—	(6,055)	—	—	—
Other (income) expense	(122)	—	(110)	530	(444)

Income (loss) from continuing operations before income taxes	(6,457)	1,521	(6,079)	(5,864)	(1,603)
Income tax benefit	(604)	(4,197)	(1,968)	(1,082)	(658)

Income (loss) from continuing operations	(5,853)	5,718	(4,111)	(4,782)	(945)
Discontinued operations:
Income (loss) from discontinued operations	—	(520)	(2,073)	(290)	2,722
Loss on disposal of discontinued operations	—	—	(10,040)	(8,600)	—
Cumulative effect of accounting change	—	—	(67)	—	—

Net income (loss)	(5,853)	5,198	(16,291)	(13,672)	1,777
Dividends and accretion on preferred stock	(1,370)	(1,349)	(1,316)	(1,121)	(1,095)

Net income (loss) available to common Shareholders	$(7,223)	$3,849	$(17,607)	$(14,793)	$682

Basic and diluted income (loss) available for common shareholders from continuing operations per share	(1.24)	$0.75	$(0.93)	$(1.01)	$(0.35)
Weighted average number of common shares outstanding (basic)	5,824	5,824	5,866	5,844	5,826
	Fiscal Year Ended
	Oct. 26, 2003	Oct. 27, 2002(2)	Oct. 28, 2001	Oct. 29, 2000	Oct. 31, 1999(1)
	(in thousands)
OTHER DATA:
Capital expenditures	$171	$132	$757	$1,195	$3,789
Depreciation and amortization	1,432	3,840	3,867	5,025	4,984
	Fiscal Year Ended
	Oct. 26, 2003	Oct. 27, 2002(2)	Oct. 28, 2001	Oct. 29, 2000	Oct. 31, 1999(1)
BALANCE SHEET DATA:
Total assets	$18,380	$27,970	$46,394	$81,163	$105,345
Total short-term and long-term obligations	11,096	13,545	29,604	49,968	54,222
Stockholders' (deficit) equity	(2,971)	4,252	403	18,432	33,984

(1)
Includes the results of operations of the Owosso's former Parker Industries subsidiary through its disposition on March 5, 1999. Fiscal 1999 included 53 weeks, while the other years presented included 52 weeks.

(2)
The results include Motor Products which was sold July, 30, 2002. See "Information about Owosso Corporation—Business" above for further information on the sale of Motor Products.

 OWOSSO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	February 1, 2004	January 26, 2003
Net sales	$4,522,000	$4,601,000
Costs of products sold	3,703,000	3,755,000

Gross profit	819,000	846,000
Selling, general and administrative expenses	1,184,000	928,000

Loss from operations	(365,000)	(82,000)
Interest expense	165,000	214,000

Loss before income taxes	(530,000)	(296,000)
Income tax benefit	(128,000)	(62,000)

Net loss	(402,000)	(234,000)
Dividends on preferred stock	345,000	341,000

Net loss available for common shareholders	$(747,000)	$(575,000)

Net loss per share	$(0.13)	$(0.10)

Basic and diluted weighted average number of common shares outstanding	5,824,000	5,824,000

See notes to condensed consolidated financial statements.

 OWOSSO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	February 1, 2004	October 26, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$258,000	$309,000
Restricted cash	401,000	400,000
Receivables, net	2,121,000	2,323,000
Inventories, net	1,974,000	1,745,000
Net assets held for sale	350,000	350,000
Prepaid expenses and other	237,000	251,000
Deferred taxes	240,000	240,000

Total current assets	5,581,000	5,618,000
PROPERTY, PLANT AND EQUIPMENT, NET	4,542,000	4,755,000
GOODWILL	3,074,000	3,074,000
CUSTOMER LIST, NET	4,700,000	4,800,000
OTHER ASSETS	130,000	133,000

TOTAL ASSETS	$18,027,000	$18,380,000

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable—trade	$1,885,000	$1,918,000
Accrued compensation and benefits	564,000	504,000
Accrued expenses	1,625,000	1,753,000
Current portion of long-term debt	11,161,000	10,968,000

Total current liabilities	15,235,000	15,143,000
LONG-TERM DEBT, LESS CURRENT PORTION	85,000	128,000
COMMON STOCK PUT OPTION	600,000	600,000
DEFERRED TAXES	1,446,000	1,446,000
ACCRUED PREFERRED STOCK DIVIDENDS	4,379,000	4,034,000
COMMITMENTS AND CONTINGENCIES (Note 14)

Total liabilities	21,745,000	21,351,000

SHAREHOLDERS' DEFICIT	(3,718,000)	(2,971,000)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$18,027,000	$18,380,000

See notes to condensed consolidated financial statements.

 OWOSSO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	February 1, 2004	January 26, 2003
OPERATING ACTIVITIES:
Net loss	$(402,000)	$(234,000)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	242,000	269,000
Amortization	100,000	100,000
Other	0	0
Changes in operating assets and liabilities which (used) provided cash	(115,000)	12,000

Net cash (used in) provided by operating activities	(175,000)	147,000

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(29,000)	(21,000)
Decrease in other assets	3,000	6,000

Net cash used in investing activities	(26,000)	(15,000)

FINANCING ACTIVITIES:
Net borrowings (payments) on line of credit	150,000	(500,000)
Payments on long-term debt	0	(62,000)

Net cash provided by (used in) financing activities	150,000	(562,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(51,000)	(430,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	309,000	524,000

CASH AND CASH EQUIVALENTS, END OF PERIOD	$258,000	$94,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$114,000	$197,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Dividends payable	$345,000	$341,000

See notes to condensed consolidated financial statements.

OWOSSO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.     NATURE OF BUSINESS

        Owosso—The consolidated financial statements represent the consolidated financial position, results of operations and cash flows of Owosso and its subsidiaries.

        Owosso has one operating subsidiary, Stature, representing Owosso's historical Motors segment. Stature is a custom designer and manufacturer of motors and gear motors both AC and DC, established in 1974 in Watertown, New York. Significant markets for Stature, or the Motors segment, include commercial products and equipment, healthcare, recreation and non-automotive transportation. The products are sold throughout North America and in Europe, primarily to original equipment manufacturers who use them in their end products.

        Financial Statements—The condensed consolidated balance sheet as of February 1, 2004 and the condensed consolidated statements of operations and cash flows for the three months ended February 1, 2004 and January 26, 2003 have been prepared by Owosso, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows as of February 1, 2004 and for all periods presented have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Owosso's October 26, 2003 Annual Report on Form 10-K.

        New Accounting Pronouncements—In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for Owosso for the interim period ended April 30, 2004, or earlier in certain instances. Such instances did not have a material effect on Owosso's consolidated financial statements in fiscal 2003.

        In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45 and amends certain other existing pronouncements. These changes are intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The Statement is generally effective for contracts entered into or modified after, and for hedging relationships designated after, June 30, 2003. Owosso's adoption of SFAS No. 149 did not have a material effect on its consolidated financial statements in fiscal 2003.

2.     BASIS OF PRESENTATION

        The accompanying condensed consolidated financial statements have been prepared assuming that Owosso will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Owosso has incurred losses from operations in each of the past four fiscal years and, as shown in the consolidated condensed financial statements, Owosso incurred a net loss of $402,000 for the three months ended February 1, 2004. In addition, at February 1, 2004, Owosso had a working capital deficiency since current liabilities exceeded its current assets by $9,654,000 and Owosso had a stockholders' deficit of $3,718,000 at February 1, 2004. Owosso is also out of compliance with covenants under its bank credit facility. The amount outstanding under the bank credit facility totaled $4,650,000 at February 1, 2004 which becomes due on June 30, 2004 (see note 4). These factors, among others, may indicate that Owosso will be unable to continue as a going concern for a reasonable period of time. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As disclosed in note 6, Owosso has entered into a definitive purchase agreement to sell Owosso. If the sale does not occur, then Owosso intends to refinance Owosso's bank credit facility prior to its maturity in March 2004. However, there can be no assurance that Owosso's plans will be successfully executed.

3.     INVENTORY

	February 1, 2004	October 26, 2003
Raw materials and purchased parts	$1,024,000	$912,000
Work in process	962,000	844,000
Finished goods	236,000	192,000

Total Inventory	2,222,000	1,948,000
Inventory Provision	248,000	203,000

Net Inventory	$1,974,000	$1,745,000

4.     LONG-TERM DEBT

        On January 22, 1999, Owosso entered into a new bank credit facility with Owosso's two primary banks, originally expiring in December 2002. The agreement included financial and other covenants, including fixed charge, cash flow and net worth ratios and restrictions on certain asset sales, mergers and other significant transactions. Owosso was not in compliance with such covenants at October 29, 2000. In February 2001, Owosso entered into an amendment to its bank credit facility agreement, wherein the lenders agreed to forbear from exercising their rights and remedies under the facility in connection with such non-compliance until February 15, 2002, at which time the facility was to mature. The amendment to the bank credit facility, which was further amended in February 2001, called for reductions in the outstanding balance during calendar 2001 and modified the interest rates charged. The amendment required additional collateral, effectively all the assets of Owosso, and reporting requirements, as well as the addition of a covenant requiring minimum operating profits. The amendment also required the suspension of principal and interest payments on subordinated debt, with an aggregate outstanding balance of $2.1 million as of October 28, 2001. Furthermore, the amendment to the facility prohibits the payment of preferred or common stock dividends and prohibited the purchase of Owosso's stock. Beginning in August 2001, Owosso was out of compliance with its minimum operating profit covenant. In February 2002, Owosso entered into a further amendment to the facility, which extended the maturity date to December 31, 2002. That amendment called for further reductions in the outstanding balance based on expected future asset sales, increases the interest rate charged and requires minimum EBITDA. In December 2002, Owosso entered into a further amendment to the facility, which extends the maturity date to December 31, 2003. This amendment calls for further reductions in outstanding balance based on expected future asset sales and cash flow generated from operations and requires minimum EBITDA. In April 2003, Owosso entered into a further amendment to the facility, which amended the financial covenant. In September 2003, Owosso entered into a further amendment to the facility, which waived a mandatory paydown. On March 23, 2004, Owosso entered into a further amendment to the facility, which extended the maturity date to June 30, 2004. Borrowings under the facility are charged interest at the Prime Rate plus 2.75% (6.75% at February 1, 2004).

        At February 1, 2004, $4,650,000 was outstanding under Owosso's bank credit facility and $202,000 was available for additional borrowing.

5.     EARNINGS (LOSS) PER SHARE

        Basic earnings per common share is computed by dividing net earnings (the numerator) by the weighted average number of common shares outstanding during each period (the denominator). The computation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased by the dilutive effect of stock options outstanding, computed using the treasury stock method, the dilutive effect of convertible preferred stock computed using the "if converted" method, and by the dilutive effect of the put option on common stock, computed using the reverse-treasury stock method. Due to the net loss for the periods presented, the effects of stock options and convertible preferred stock have been ignored for diluted loss per share because their effects would be antidilutive.

6.     POTENTIAL SALE OF COMPANY

        On February 10, 2004, Owosso reached a definitive agreement with Allied Motion Control Technologies, Inc. ("Allied") for the acquisition by Allied of all the shares of Owosso on the following terms: 0.068 shares of common stock of Allied for each share of common stock of Owosso, and a combination of 0.127 shares of Allied common stock, a warrant to purchase 0.28 shares of Allied common stock and cash of $0.9333 for each share outstanding of Owosso's Class A convertible preferred stock. Based on Owosso's 5,824,306 common shares and 1,071,428 preferred shares issued, the aggregate amount to common shareholders will be approximately $1.75 million, and the aggregate amount to preferred shareholders will be approximately $1.6 million. In addition, Allied has agreed to repay and assume up to $10.6 million of Owosso's outstanding debt, and Owosso's preferred shareholders may be entitled to Allied subordinated promissory notes with an aggregate principal amount of up to $500,000 based on the 2004 gross revenue of Stature. Accordingly, the transaction has an aggregate value of approximately $14.0 million, exclusive of any value attributable to the warrants and Allied notes. The board of directors of each company has approved the transaction. The consummation of the transaction is subject to the approval of Owosso's shareholders and other customary conditions. The transaction is expected to be completed prior to July 1, 2004.

Independent Auditors' Report

Board of Directors and Stockholders of Owosso Corporation
Watertown, New York

        We have audited the accompanying consolidated balance sheets of Owosso Corporation and subsidiaries as of October 26, 2003 and October 27, 2002, and the related consolidated statements of operations, changes in stockholders' (deficit) equity, and cash flows for each of the three fiscal years in the period ended October 26, 2003. Our audits also included the financial statement schedule on page 132. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Owosso Corporation and subsidiaries as of October 26, 2003 and October 27, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended October 26, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As described in Note 3 to the consolidated financial statements, in 2003 the Company changed its method of accounting for goodwill to conform with Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations, working capital and stockholders' equity deficiencies, and the Company's inability to comply with the covenants of its credit agreement raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Rochester, New York
December 5, 2003 (February 10, 2004 as to Note 19)

Owosso Consolidated Statement of Operations

	Year Ended
	October 26, 2003	October 27, 2002	October 28, 2001
Net sales	$17,715,000	$36,901,000	$54,326,000
Costs of products sold	14,374,000	31,242,000	43,897,000

Gross profit	3,341,000	5,659,000	10,429,000
Selling, general and administrative expenses	3,881,000	8,224,000	11,183,000
Goodwill impairment expense	5,331,000	—	—
Write-down of net assets held for sale	—	381,000	1,100,000

Loss from operations	(5,871,000)	(2,946,000)	(1,854,000)
Interest expense	708,000	1,588,000	4,335,000
Gain on sale of business	—	(6,055,000)	—
Other income	(122,000)	—	(110,000)

Income (loss) from continuing operations before income taxes	(6,457,000)	1,521,000	(6,079,000)
Income tax benefit	(604,000)	(4,197,000)	(1,968,000)

Income (loss) from continuing operations	(5,853,000)	5,718,000	(4,111,000)
Discontinued operations:
Loss from discontinued operations, net of income tax benefit of $0, $268,000 and $514,000	—	(520,000)	(2,073,000)
Loss on disposal of discontinued operations	—	—	(10,040,000)

Income (loss) before cumulative effect of accounting change	(5,853,000)	5,198,000	(16,224,000)
Cumulative effect of accounting change (net of tax of $34,000)	—	—	(67,000)

Net income (loss)	(5,853,000)	5,198,000	(16,291,000)
Dividends and accretion on preferred stock	(1,370,000)	(1,349,000)	(1,316,000)

Net income (loss) available for common stockholders	$(7,223,000)	$3,849,000	$(17,607,000)

Basic and diluted income (loss) per common share:
Income (loss) available for common stockholders from continuing operations	$(1.24)	$0.75	$(0.93)
Loss from discontinued operations	—	(0.09)	(2.06)
Cumulative effect of accounting change, net	—	—	(0.01)

Net income (loss) available for common stockholders per share	$(1.24)	$0.66	$(3.00)

Weighted average number of common shares outstanding:
Basic	5,824,000	5,824,000	5,866,000

Diluted	5,824,000	5,824,000	5,866,000

See notes to consolidated financial statements.

Owosso Consolidated Balance Sheets

	October 26, 2003	October 27, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$309,000	$524,000
Restricted cash	400,000	—
Receivables, net	2,323,000	3,111,000
Inventories, net	1,745,000	1,906,000
Net assets held for sale	350,000	800,000
Prepaid expenses and other	251,000	690,000
Tax refund receivable	—	919,000
Deferred taxes	240,000	295,000

Total current assets	5,618,000	8,245,000
PROPERTY, PLANT AND EQUIPMENT, NET	4,755,000	5,616,000
GOODWILL	3,074,000	8,405,000
CUSTOMER LIST, NET	4,800,000	5,200,000
OTHER ASSETS	133,000	504,000

TOTAL ASSETS	$18,380,000	$27,970,000

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable—trade	$1,918,000	$2,025,000
Accrued compensation and benefits	504,000	537,000
Accrued expenses	1,753,000	2,085,000
Current portion of long-term debt	10,968,000	8,951,000

Total current liabilities	15,143,000	13,598,000
LONG-TERM DEBT, LESS CURRENT PORTION	128,000	4,594,000
COMMON STOCK PUT OPTION	600,000	600,000
POSTRETIREMENT BENEFITS AND OTHER LIABILITIES	—	362,000
DEFERRED TAXES	1,446,000	1,900,000
ACCRUED PREFERRED STOCK DIVIDENDS	4,034,000	2,664,000
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' (DEFICIT) EQUITY
Convertible preferred stock Class A, 8% in 2003 and 7% in 2002 cumulative, $.01 par value: 10,000,000 shares authorized; 1,071,428 shares issued and outstanding (aggregate liquidation value 2003—$17,250,000 and 2002—$16,500,000)	15,000,000	15,000,000
Common stock, $.01 par value; authorized 15,000,000 shares; issued 5,874,345 shares in 2003 and 2002	59,000	59,000
Additional paid-in capital	21,179,000	21,179,000
Accumulated deficit	(38,810,000)	(31,587,000)

	(2,572,000)	4,651,000
Less treasury stock, at cost, 50,039 shares in 2003 and 2002	(399,000)	(399,000)

Total stockholders' (deficit) equity	(2,971,000)	4,252,000

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$18,380,000	$27,970,000

See notes to consolidated financial statements.

Owosso Consolidated Statements of Changes in Stockholders' (Deficit) Equity

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Treasury Stock	Total
BALANCE, OCTOBER 29, 2000	$15,000,000	$59,000	$21,743,000	$(142,000)	$(17,829,000)	$(399,000)	$18,432,000
Net loss					(16,291,000)		(16,291,000)
Other comprehensive income:
Cumulative translation adjustment				142,000			142,000

Total comprehensive income (loss)							(16,149,000)
Dividends					(1,316,000)		(1,316,000)
Exercise common stock put option			(600,000)				(600,000)
Issuance of common stock			36,000				36,000

BALANCE, OCTOBER 28, 2001	15,000,000	59,000	21,179,000	—	(35,436,000)	(399,000)	403,000
Net income					5,198,000		5,198,000
Dividends					(1,349,000)		(1,349,000)

BALANCE, OCTOBER 27, 2002	15,000,000	59,000	21,179,000	—	(31,587,000)	(399,000)	4,252,000
Net loss					(5,853,000)		(5,853,000)
Dividends					(1,370,000)		(1,370,000)

BALANCE, OCTOBER 26, 2003	$15,000,000	$59,000	$21,179,000	$—	$(38,810,000)	$(399,000)	$(2,971,000)

See notes to consolidated financial statements.

Owosso Consolidated Statement of Cash Flows

	Year Ended
	October 26, 2003	October 27, 2002	October 28, 2001
OPERATING ACTIVITIES:
Net income (loss)	$(5,853,000)	$5,198,000	$(16,291,000)
Loss from discontinued operations	—	520,000	12,113,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for deferred taxes	(399,000)	1,426,000	(238,000)
Write-down of net assets held for sale	—	381,000	1,100,000
Change in net assets held for sale	—	—	(543,000)
Interest rate swap contracts—market value adjustment	(110,000)	(589,000)	699,000
Goodwill impairment expense	5,331,000	—	—
Gain on the sale of business	—	(6,055,000)	—
Loss on sale of assets	—	—	4,000
Depreciation	1,032,000	2,454,000	2,798,000
Amortization	400,000	1,386,000	1,069,000
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	788,000	2,000	1,851,000
Inventories	161,000	907,000	715,000
Prepaid expenses and other	439,000	1,382,000	116,000
Tax refund receivable	919,000	—	—
Accounts payable	(107,000)	287,000	(1,212,000)
Accrued expenses	(617,000)	(1,566,000)	(672,000)

Net cash provided by continuing operations	1,984,000	5,733,000	1,509,000
Net cash used in discontinued operations	—	—	(5,678,000)

Net cash provided by (used in) operating activities	1,984,000	5,733,000	(4,169,000)

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(171,000)	(132,000)	(757,000)
Proceeds from the sale of businesses and assets	450,000	10,782,000	6,575,000
Decrease in other assets	371,000	—	729,000

Net cash provided by continuing operations	650,000	10,650,000	6,547,000
Net cash provided by discontinued operations	—	—	18,038,000

Net cash provided by investing activities	650,000	10,650,000	24,585,000

FINANCING ACTIVITIES:
Payments on line of credit	(2,400,000)	(15,100,000)	(19,100,000)
Restricted cash payment	(400,000)	—	—
Payments on long-term debt	(49,000)	(559,000)	(664,000)
Payments on related party debt	—	(400,000)	(600,000)
Dividends paid	—	—	(142,000)
Other	—	—	38,000

Net cash used in continuing operations	(2,849,000)	(16,059,000)	(20,468,000)
Net cash used in discontinued operations	—	—	(239,000)

Net cash used in financing activities	(2,849,000)	(16,059,000)	(20,707,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(215,000)	324,000	(291,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	524,000	200,000	491,000

CASH AND CASH EQUIVALENTS, END OF PERIOD	$309,000	$524,000	$200,000

Notes to Owosso's Consolidated Financial Statements

FISCAL YEARS ENDED OCTOBER 26, 2003, OCTOBER 27, 2002, AND OCTOBER 28, 2001

1.
NATURE OF BUSINESS

        The Company—The consolidated financial statements represent the consolidated financial position, results of operations and cash flows of Owosso Corporation and its subsidiaries (the "Company").

        The Company has one operating subsidiary, Stature Electric, Inc. ("Stature"), representing the Company's historical Motors segment. Stature is a custom designer and manufacturer of motors and gear motors both AC and DC, established in 1974 in Watertown, New York. Significant markets for Stature, or the Motors segment, include commercial products and equipment, healthcare, recreation and non-automotive transportation. The products are sold throughout North America and in Europe, primarily to original equipment manufacturers who use them in their end products.

        The Company completed the sale of all of the outstanding stock of Motor Products—Owosso Corporation and Motor Products—Ohio Corporation (together, "Motor Products"), manufacturers of fractional and integral horsepower motors, on July 30, 2002. Prior to that time, these entities were included in the results of the Motors segment.

        The Company's Other segment included Cramer Company (formerly known as M.H. Rhodes, Inc., and hereinafter referred to as "Cramer"). Cramer manufactured timers and subfractional horsepower motors for use in commercial applications. The Company completed the sale of the assets associated with the timer and switch line of Cramer on December 4, 2000. The Company disposed of substantially all of the remaining Cramer assets (excluding real property) in a separate transaction completed on September 23, 2001.

2.
BASIS OF PRESENTATION

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from operations in each of the past four fiscal years and, as shown in the consolidated financial statements, the Company incurred a net loss of $5,853,000 for the year ended October 26, 2003. In addition, at October 26, 2003 and October 27, 2002, the Company had a working capital deficiency since current liabilities exceeded its current assets by $9,525,000 and $5,353,000, respectively, and the Company had a stockholders' deficit of $2,971,000 at October 26, 2003. The Company is also out of compliance with covenants under its bank credit facility. The amount outstanding under the bank credit facility totaled $4,500,000 at October 26, 2003 which becomes due on March 31, 2004 (see note 9). These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As disclosed in note 19, the Company has entered into a definitive purchase agreement to sell the Company. If the sale does not occur, then the Company intends to refinance the Company's bank credit facility prior to its maturity in March 2004. However, there can be no assurance that the Company's plans will be successfully executed.

3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Consolidation—The consolidated financial statements of the Company include the accounts of Owosso Corporation and its majority owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

        Reclassifications—Certain reclassifications have been made to the 2002 financial statements to conform to the classifications used in 2003.

        Fiscal Year—The Company's fiscal year includes 52 or 53 weeks ending on the last Sunday in October. Fiscal years 2003, 2002 and 2001 consisted of 52-week years.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

        Cash and Cash Equivalents—Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less.

        Inventories—Inventories of the Company are recorded at cost, which is not in excess of market, determined on a first-in, first-out (FIFO) basis.

        Property, Plant and Equipment—Items of property, plant and equipment are stated at cost and are depreciated principally on the straight-line method over their estimated useful lives as follows:

Land improvements	10-20 years
Buildings	30 years
Machinery and equipment	3-10 years

        Customer list—The customer list is amortized on a straight-line basis over 20 years, its estimated useful life. Accumulated amortization totaled $3,200,000 and $2,800,000 as of October 26, 2003 and October 27, 2002, respectively. Amortization expense totaled $400,000 in each of 2003, 2002 and 2001. The Company expects to record amortization expense of $400,000 in each of the next five fiscal years.

        Asset Impairment for long-lived assets—The Company evaluates the carrying value of long-lived assets and other intangible assets, excluding goodwill, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

        Revenue Recognition—Revenue is recognized at the time the product is shipped and title of ownership has passed. An allowance for doubtful accounts of $35,000 and $49,000 has been recorded as of October 26, 2003 and October 27, 2002, respectively.

        Income Taxes—Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss and credit carry forwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

        Stock-Based Compensation—In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123 Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. As permitted in those standards, the Company has elected to continue to follow recognition provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to

Employees, and related interpretations in accounting for employee stock-based compensation. No employee stock-based compensation expense was recorded for the years ended October 26, 2003, October 27, 2002 and October 28, 2001.

        Proforma information regarding the Company's net income (loss) available for common stockholders and related per share amounts as required by SFAS No. 123 and SFAS No. 148 are as follows:

	2003	2002	2001
Net Income (loss) available for common stockholders:
As reported	$(7,223,000)	$3,849,000	$(17,607,000)
Proforma	$(7,263,000)	$3,790,000	$(17,745,000)
Net Income (loss) per share available for common stockholders:
As reported	$(1.24)	$0.66	$(3.00)
Proforma	$(1.25)	$0.65	$(3.02)

        The weighted average fair value of options granted in 2003 and 2001 is estimated as $2,200 and $48,000, respectively. The Company did not grant options in 2002. The fair value of options granted were estimated on the date of grant using the Binomial option pricing model with the following assumptions:

	2003	2001
Expected Life	5 years	5 years
Volatility	45%	59%
Risk-free interest rate	4.0%	4.51%
Dividend yield	0%	0%

        Earnings (loss) per Share—Basic earnings per common share is computed by dividing net earnings (the numerator) by the weighted average number of common shares outstanding during each period (the denominator). The computation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased by the dilutive effect of stock options outstanding, computed using the treasury stock method, the diluted effect of convertible preferred stock computed using the "if converted" method, and by the dilutive effect of the put option on common stock, computed using the reverse-treasury stock method.

        The following table summarizes those securities that could potentially dilute income (loss) for common shareholders per common share in the future that were not included in determining net income (loss) available for common shareholders per common share as the effect was antidilutive:

	2003	2002	2001
Potential common shares resulting from:
Stock options and put option on common stock	304,000	399,000	835,000
Convertible preferred stock	1,071,000	1,071,000	1,071,000

	1,375,000	1,470,000	1,906,000

        Comprehensive Income—The Company presents comprehensive income (loss) as a component of stockholders' equity. The components of comprehensive income are as follows:

	2003	2002	2001
Net income (loss)	$(5,853,000)	$5,198,000	$(16,291,000)
Foreign currency translation	0	0	142,000

Total comprehensive income (loss)	$(5,853,000)	$5,198,000	$(16,149,000)

        Derivatives—In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 was amended in June 2000 by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which addressed a limited number of issues causing implementation difficulties. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivative instruments as either assets or liabilities and measure them at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as hedges of the variability in cash flows associated with forecasted transactions, the effective portion of the gain or loss on such derivative instruments will generally be reported in other comprehensive income and the ineffective portion, if any, will be reported in net income. Such amounts recorded in accumulated other comprehensive income will be reclassified into net income when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with changes in the fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

        The Company was required to adopt the provisions of SFAS No. 133 effective October 30, 2000. The Company's derivative instruments outstanding, variable-to-fixed interest rate swaps, do not qualify for hedge accounting under SFAS No. 133. The adoption of SFAS No. 133 required the Company to mark its interest rate swaps to market. The result was to record a net liability of $101,000 with an offsetting charge to cumulative effect of accounting change. This amount, net of tax of $34,000, is reflected in the 2001 accompanying consolidated statement of operations as a "Cumulative effect of accounting change."

        Goodwill—In July 2001, the Financial Accounting Standards Board issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations but, instead, would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company adopted SFAS No. 142 on October 28, 2002 and, based on its transitional goodwill impairment test, the Company was not required to record a goodwill impairment charge as of October 28, 2002.

        Actual net income (loss) available for common stockholders and the related per share amounts for the years ended October 26, 2003, October 27, 2002 and October 28, 2001 and as adjusted net income

(loss) and the related per share amounts for 2002 and 2001 had the nonamortization provisions of SFAS No. 142 been applied in those periods are as follows:

	2003	2002	2001
Net Income (loss) available for common stockholders:
As reported	$(7,223,000)	$3,849,000	$(17,607,000)
Goodwill amortization	—	990,000	665,000

As adjusted	$(7,223,000)	$4,839,000	$(16,942,000)

Net income (loss) per share available for common stockholders:
As Reported	$(1.24)	$0.66	$(3.00)
As Adjusted	$(1.24)	$0.83	$(2.89)

        The Company's annual assessment of goodwill impairment is conducted in the first quarter of its fiscal year. The Company completed its annual goodwill impairment test in the first quarter of fiscal 2004 and concluded that its goodwill was partially impaired. Accordingly, in the fourth quarter of fiscal 2003, the Company recorded an expense for goodwill impairment totaling $5,331,000 in the accompanying 2003 consolidated statement of operations. As disclosed in note 19, the Company has entered into a definitive purchase agreement to sell the Company. The fair value of the Company was estimated based on the terms of the definitive purchase agreement.

        New Accounting Pronouncements—In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." There was no effect on the Company's financial statements from the adoption of SFAS No. 145 in fiscal 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others" ("FIN 45"). FIN 45 requires that a liability be recorded on the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The Company's adoption of FIN 45 did not have an effect on its consolidated financial statements in fiscal 2003.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for the Company for the interim period ended April 30, 2004, or earlier in certain instances. Such instances did not have a material effect on the Company's consolidated financial statements in fiscal 2003.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45 and amends certain other existing pronouncements. These changes are intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The Statement is generally effective for contracts entered into or modified after, and for hedging relationships designated after, June 30, 2003. The Company's adoption of SFAS No. 149 did not have a material effect on its consolidated financial statements in fiscal 2003.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in the balance sheet. This Statement is effective for mandatory redeemable instruments entered into or modified after May 31, 2003 and for all other instruments for interim periods beginning after June 15, 2003. The Company's adoption of SFAS No. 150 did not have a material effect on its consolidated financial statements in fiscal.

4.
SUPPLEMENTAL CASH FLOW INFORMATION

        Cash payments for interest in 2003, 2002 and 2001 were $674,000, $2,530,000 and $3,594,000, respectively. Cash paid (or received) for income taxes was $(1,215,000), $(4,481,000) and $226,000 for 2003, 2002 and 2001, respectively. Dividends recorded and not paid in 2003, 2002 and 2001 totaled $1,370,000, $1,349,000 and $1,316,000, respectively.

5.
DISPOSITIONS OF BUSINESSES

        Cramer—On December 4, 2000, the Company completed the sale of the assets associated with the timer and switch line of Cramer to Capewell Components, LLC of South Windsor, Connecticut for cash of approximately $2,000,000, plus the assumption of approximately $400,000 in liabilities. In connection with the sale, the name of the Company was changed from M.H. Rhodes, Inc. to Cramer Company. On September 23, 2001, the Company sold substantially all of the remaining assets of Cramer to the Chestnut Group of Wayne, Pennsylvania for cash proceeds of $565,000, plus the assumption of $317,000 in liabilities. In connection with such sale, the Company recorded an adjustment to the carrying value of the Cramer assets resulting in a pre-tax charge of $1,100,000, recorded in the third fiscal quarter of 2001.

        Motor Products—On July 30, 2002, Owosso Corporation, (the "Company") completed the sale of all of the outstanding stock of Motor Products—Owosso Corporation, and Motor Products—Ohio Corporation, (together, "Motor Products"), manufacturers of fractional and integral horsepower motors. The purchase price paid by Allied (F.K.A. Hathaway Motion Control Corporation) (the "Buyer") for the outstanding stock of Motor Products consisted of $11.5 million in cash and a promissory note in the principal amount of $300,000, paid six months after closing. Net cash proceeds of $10.7 million from the sale, after payment of certain transaction costs, were utilized to reduce outstanding bank debt. The Company has reported a gain of $6,055,000 on the sale of this business in the accompanying consolidated statement of operations for the year ended October 27, 2002.

6.
DISCONTINUED OPERATIONS

        Coils Segment—On May 9, 2001, the Company completed the sale of substantially all of the assets of Astro Air UK to ACR Heat Transfer, Ltd., of Norfolk, England for cash of £450,000 (approximately $643,000). Based upon the terms of the sale, the Company recorded, in the second quarter of 2001, a pretax charge of $700,000 to adjust the carrying value of Astro UK's assets to their estimated realizable value. No additional gain or loss was recorded upon completion of the sale.

        On October 26, 2001, the Company completed the sale of the assets of its Coils segment, which included Astro Air and Snowmax (together, the "Coils Subsidiaries"). The sale of the Coils Subsidiaries was effectuated pursuant to an Asset Purchase Agreement, dated as of October 26, 2001, by and among the Coils Subsidiaries, Astro Air, Inc. (the "Buyer"), and Rex Dacus, the manager of the Coils segment and the person from whom the Company acquired the assets and operations of Astro Air Coils, Inc. in 1998. Proceeds from the sale were $5,600,000 of cash and the assumption of approximately $3,700,000 of liabilities. The Company recorded a pretax charge of $9,340,000 related to this sale in the fourth quarter of 2001.

        Revenues from discontinued operations were $35,608,000 for 2001.

7.
INVENTORIES

	2003	2002
Raw materials and purchased parts	$744,000	$810,000
Work in process	844,000	909,000
Finished goods	157,000	187,000

Total	$1,745,000	$1,906,000

8.
PROPERTY, PLANT AND EQUIPMENT

	2003	2002
Land and improvements	$112,000	$112,000
Buildings and improvements	3,350,000	3,350,000
Machinery and equipment	12,202,000	12,115,000
Construction in progress	120,000	53,000

Total	15,784,000	15,630,000
Accumulated depreciation	11,029,000	10,014,000

Property, plant and equipment, net	$4,755,000	$5,616,000

9.
LONG-TERM DEBT

	2003	2002
Revolving credit agreement	$4,500,000	$6,900,000
Term loans, payable in monthly installments through 2007 at 5%, collateralized by certain real property	550,000	599,000
Industrial revenue bonds, payable in varying installments through 2018 at a variable rate (1.1% at October 26, 2003), collateralized by certain real property, building and equipment	4,550,000	4,550,000
Subordinated promissory notes, payable in varying installments through 2005 at rates from 7.6% to 11%	1,496,000	1,496,000

Total long-term debt	11,096,000	13,545,000
Less current portion	10,968,000	8,951,000

Long-term debt, net of current portion	$128,000	$4,594,000

        The aggregate amount of required payments on long-term debt is as follows:

Year ending October:
2004	$10,968,000
2005	128,000

Total	$11,096,000

        On January 22, 1999, the Company entered into a new bank credit facility with the Company's two primary banks, originally expiring in December 2002. The agreement included financial and other covenants, including fixed charge, cash flow and net worth ratios and restrictions on certain asset sales, mergers and other significant transactions. The Company was not in compliance with such covenants at October 29, 2000. In February 2001, the Company entered into an amendment to its bank credit facility agreement, wherein the lenders agreed to forbear from exercising their rights and remedies under the facility in connection with such non-compliance until February 15, 2002, at which time the facility was to mature. This amendment to the bank credit facility called for reductions in the outstanding balance during calendar 2001 and modified the interest rates charged. The amendment required additional collateral, effectively all of the assets of the Company, and reporting requirements, as well as the addition of a covenant requiring minimum operating profits. The amendment also required the suspension of principal and interest payments on subordinated debt, with an aggregate outstanding balance of $2.1 million as of October 28, 2001. Furthermore, the amendment to the facility prohibits the payment of preferred or common stock dividends and prohibits the Company from purchasing its stock. Beginning in August 2001, the Company was out of compliance with its minimum operating profit covenant. In February 2002, the Company entered into a further amendment to the facility, which extended the maturity date to December 31, 2002. That amendment calls for further reductions in the outstanding balance based on expected future asset sales, increased the interest rate charged and requires minimum EBITDA. In December 2002, the Company entered into a further amendment to the facility, which extends the maturity date to December 31, 2003. This amendment calls for further reductions in outstanding balance based on expected future asset sales and cash flow generated from operations and requires minimum EBITDA. In April 2003, the Company entered into a further amendment to the facility which amended the financial covenant. In September 2003, the Company entered into a further amendment to the facility which waived a mandatory paydown. In December 2003, the Company entered into a further amendment to the facility which extended the maturity date to March 31, 2004. Borrowings under the facility are charged interest at the Prime Rate plus 2.75% (6.75% at October 26, 2003). The Company's lender required the Company to place $400,000 in a restricted cash account to be used to service the debt.

        At October 26, 2003, $4,500,000 was outstanding under the Company's bank credit facility and $611,000 was available for additional borrowing. The average amount outstanding in 2003 was $5,528,000 and the weighted average interest rate was 7.0%.

        Repayment of the Industrial Revenue Bonds of Stature Electric has been guaranteed by the Company and its subsidiaries.

        The Company has classified primarily all of its long-term debt as a current liability in the accompanying consolidated balance sheet at October 26, 2003 as a result of not complying with the covenants in the revolving credit agreement.

        Derivative Interest Rate Contracts—The Company had previously had an interest rate swap agreement with one of its banks with a notional amount of $4,850,000 which expired in fiscal 2003. The agreement required the Company to make quarterly fixed payments on the notional amount at 4.22% through October 2003 in exchange for receiving payments at the BMA Municipal Swap Index. The Company entered into the interest rate swap agreement to change the fixed/variable interest rate mix of its debt portfolio to reduce the Company's aggregate risk to movements in interest rates. Such swap agreements do not meet the stringent requirements for hedge accounting under SFAS No. 133. Accordingly, changes in the fair value of such agreements are recorded in the accompanying consolidated statements of operations as a component of interest expense. The fair market value of the swap agreement liability was $0 and $110,000 at October 26, 2003, and October 27, 2002 respectively. The credit to interest expense related to this agreement in 2003 and 2002 totaled $110,000 and $589,000 respectively.

10.
FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following disclosures of the estimated fair value of financial instruments were made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

        Cash and Cash Equivalents, Accounts Receivable, and Accounts Payable—The carrying amount of these items are a reasonable estimate of their fair value.

        Short-term Debt and Long-term Debt—Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues. Accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

11.
BENEFIT PLAN

        Benefit Plan—The Company sponsors a defined contribution 401(k) plan covering substantially all of its employees. Eligible employees may contribute up to 15% of their compensation to this plan and their contributions are matched by the Company at a rate of 50% on the first 4% of the employees' contribution. The plan also provides for a fixed contribution of 3% of eligible employees' compensation. Pension expense related to this plan was $213,000, $333,000 and $895,000 for 2003, 2002 and 2001 respectively.

12.
COMMITMENTS AND CONTINGENCIES

        The Company leased office space production facilities and equipment under operating leases. Operating lease expense was approximately $285,000, $285,000 and $623,000 for 2003, 2002 and 2001, respectively, net of sublease rentals and reimbursements of utilities of $119,000, $119,000 and $119,000 for 2003, 2002 and 2001, respectively. The lease on the former corporate headquarters office space was to expire in September 2006 with a base rent of approximately $305,000. The Company successfully negotiated a lease surrender agreement in December 2003 at a cost of $280,000 and vacated the office space in January 2004. The Company paid $89,000 covering rent through March 2004. The landlord also has the right to negotiate an existing letter of credit held by the landlord as security under the lease and retain the proceeds therefrom in the amount of $191,000 on the termination date.

        At October 26, 2003, outstanding letters of credit totaled approximately $5,184,000 which primarily guarantees industrial revenue bonds.

        The Company is subject to federal, state and local environmental regulations with respect to its operations. The Company believes that it is operating in substantial compliance with applicable environmental regulations. Manufacturing and other operations at the Company's facilities may result, and may have resulted, in the discharge and release of hazardous substances and waste from time to time. The Company routinely responds to such incidents as deemed appropriate pursuant to applicable federal, state and local environmental regulations.

        In connection with the Company's divestitures of its operating businesses over the past four years, it has agreed to indemnify buyers from and against certain known and unknown environmental liabilities. In addition, the Company may be liable for the costs of removal or remuneration of hazardous or toxic substances on, in, under or discharged from it's current or previously owned real property under applicable federal, state and local environmental laws, ordinances and regulations.

        A subsidiary of the Company is a party to a consent decree with the State of Connecticut pursuant to which it has agreed to complete its environmental investigation of the site on which its Old Saybrook facility was previously located and conduct any remedial measures which may be required. Based upon the amounts recorded as liabilities, the Company believes that the ultimate resolution of this matter will not have a material adverse effect on the consolidated financial results of the Company.

        In addition to the matters reported herein, the Company is involved in litigation dealing with certain aspects of its business operations. The Company believes that settlement of such litigation will not have a material adverse effect on its consolidated financial position or results of operations.

13.
MAJOR CUSTOMERS

        A significant portion of the Company's sales are concentrated among a small number of customers. Sales to the two largest customers represented approximately 26%, 14%, and 15%, of total sales from continuing operations for 2003, 2002 and 2001, respectively. Subsequent to October 26, 2003, the Company is no longer selling to the second largest customer that accounted for 9% of its sales in 2003.

14.
INCOME TAX EXPENSE

        The income tax provision for continuing operations consists of the following:

	2003	2002	2001
Current:
Federal	$(237,000)	$(5,767,000)	$(1,861,000)
State	32,000	44,000	131,000
Deferred—Federal	(372,000)	1,598,000	(257,000)
Deferred—State	(27,000)	(72,000)	19,000

Income tax benefit	$(604,000)	$(4,197,000)	$(1,968,000)

        A reconciliation of the income tax provision as presented in the consolidated statements of operations is as follows:

	2003	2002	2001
Income tax benefit from continuing operations	$(604,000)	$(4,197,000)	$(1,968,000)
Income tax expense (benefit) from discontinued operations	0	(268,000)	(514,000)
Income tax benefit associated with cumulative effect of accounting change	0	0	(34,000)

Total income tax benefit	$(604,000)	$(4,465,000)	$(2,516,000)

        The reconciliation of the statutory federal income tax rate and the effective rate, for continuing operations, is as follows:

	2003	2002	2001
Federal income tax provision at statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal income tax benefit	(0.3)	(1.2)	(1.7)
Goodwill impairment charge	(28.1)	0.0	0.0
Amortization of goodwill	0.0	22.1	(6.1)
Effect of disposition of businesses	0.0	0.0	0.6
Meal and Entertainment Expense	(0.1)	0.0	0.0
Change in valuation allowance	0.3	(331.6)	0.0
Other	3.6	0.5	5.6

Effective tax rate, continuing operations	9.4%	(276.2)%	32.4%

        The difference between the statutory federal rate and the reported amount of income tax expense attributable to continuing operations is primarily due to non-deductible goodwill and change in the valuation allowance resulting from the utilization of the capital loss carryforward and the five year carryback of net operating losses related to the changes in tax laws.

        The components of the Company's net deferred tax assets and liabilities are as follows:

	2003	2002
Deferred tax asset:
Accruals and reserves	$683,000	$1,633,000
Tax credits and loss carryforwards	7,031,000	6,690,000
Other	9,000	11,000

Total gross deferred tax assets	7,723,000	8,334,000
Valuation allowance	(6,866,000)	(6,645,000)

Net deferred tax assets	$857,000	$1,689,000

Deferred tax liability:
Intangibles	$1,759,000	$1,976,000
Property, plant and equipment	304,000	1,318,000

Total gross deferred tax liabilities	$2,063,000	$3,294,000

Net deferred tax liability	$(1,206,000)	$(1,605,000)

        These amounts are included in the accompanying consolidated financial statements as follows:

	2003	2002
Current deferred tax assets	$240,000	$295,000
Non-current deferred tax liabilities	(1,446,000)	(1,900,000)

Net deferred tax liability	$(1,206,000)	$(1,605,000)

        The Company has recorded valuation allowances which management has determined are sufficient to reduce its deferred tax assets to an amount which is more likely than not to be realized. The Company's valuation allowances relate primarily to intangible assets, federal and state net operating loss carry-forwards, and other state deferred tax assets.

        The Company has approximately $3,081,000 of net operating loss carry forwards as of October 26, 2003 for federal income tax reporting purposes and which expire between 2006 and 2023. Approximately $2,498,000 of these net operating losses are subject to annual utilization limitations under Section 382 of the Internal Revenue Code. The Company also has approximately $11,051,000 of capital loss carry forwards as of October 26, 2003 for federal income tax reporting purposes and which expire in 2006.

15.
COMMON STOCK PUT OPTION

        During 2001 the Company received notice from a former employee and shareholder requesting payment of $8.00 per share for 75,000 shares of common stock of the Company owned by him under a conditional put right that a subsidiary of the Company had granted to such shareholder. The shareholder in question renewed his request in late 2002. Neither the Company nor the subsidiary of the Company that had granted the conditional put right believes that the shareholder has a contractual right to require the purchase of his shares at this time, principally due to a negative covenant in the Company's bank credit facility precluding the Company and its subsidiaries from making any payments or other distributions with respect to the Company's common stock. While the Company believes that it has complied with all terms associated with the put right, including those excusing performance when payment is precluded by financing documents, it has recorded a liability totaling $600,000 as of October 26, 2003 and October 27, 2002 related to this matter.

16.
CONVERTIBLE PREFERRED STOCK

        In connection with the acquisition of Stature in October 1995, the Company issued 1,071,428 of its 10,000,000 authorized preferred shares of Class A convertible preferred stock with a stated value of $14.00 per share. Such preferred stock was convertible into the Company's common stock on a one-for-one basis, at the holders' option, through October 2000, at which time, the Company had the right, but was not obligated, to redeem the preferred stock for cash at its stated value of $14.00 per share. Neither the option to convert the preferred stock into the Company's common stock, nor the Company's right to redeem the preferred stock, has been exercised. The Company's option to redeem the preferred stock continues after October 2000, with the redemption price increasing annually until it reaches $21.00 in 2009 for a maximum liquidation amount of $22,500,000.

        The preferred stock earns quarterly cash dividends as a percentage of the stated value of $15,000,000 at a rate of 5% per annum through October 2000. Thereafter, the dividend percentage rate increases 1% each year to its maximum rate of 10% in November 2004 and thereafter. Since the preferred stock was not converted by October 2000, the increasing rate dividend is accounted for by the accrual of amounts in excess of the cash dividend through the consolidated statements of operations using the effective interest method, at a rate of 8.7%. Dividends accrued but not paid on the preferred stock were $4,034,000 and $2,664,000 for October 26, 2003 and October 27, 2002, respectively.

        The Company may not pay any common stock dividends unless all preferred dividend requirements have been met. The convertible preferred shareholders are entitled to vote as a class to elect one member of the Board of Directors of the Company, provided at least 40% of the originally issued Class A preferred stock is outstanding. The convertible preferred stock has liquidation priority over common stock. In certain circumstances, the issuance of other classes of securities require the approval of the Class A preferred shareholders. In connection with the amendment to the Company's bank credit facility in February 2001, the Company is prohibited from making future preferred stock dividend payments.

17.
STOCK OPTION PLANS

        In 1998, the Company adopted a long-term incentive plan (the "Incentive Plan") which permits the granting of Stock Options, Stock Appreciation Rights, Restricted Stock, Long-Term Performance Awards, Performance Shares and Performance Units. Officers, other employees and directors of the Company are eligible to receive awards under the Incentive Plan. The maximum number of shares of Common Stock of the Company that may be made the subject of awards granted under the Incentive Plan is 500,000. Stock options granted under the Incentive Plan generally vest over five years and are exercisable for periods up to ten years from the date of grant at a price which equals fair value at the date of grant.

        The Company also maintains a stock option plan (the "1994 Plan"), designed to serve as an incentive for retaining valuable employees and directors. All employees and directors of the Company are eligible to participate in the 1994 Plan. The 1994 Plan provides for the granting of options to purchase an aggregate of up to 500,000 shares of common stock of the Company. Options granted generally vest over five years and are exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.

        The 1994 Plan provides for the automatic acceleration of the exercisability of all outstanding options upon the occurrence of a change in control (as defined) and for the cancellation of options and cash payment to the holders of such canceled options upon the occurrence of certain events constituting a change in control. The 1994 Plan may be amended, altered or discontinued at any time, but no amendment, alteration or discontinuation will be made which would impair the rights of an optionee with respect to an outstanding stock option without the consent of the optionee.

        The following schedule summarizes stock option activity and status:

	Year Ended
	October 26, 2003		October 27, 2002		October 28, 2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	324,000	$6.33	760,000	$5.16	880,000	$5.84
Granted	10,000	0.22	0		75,000	1.03
Cancelled	(105,000)	8.81	(436,000)	4.30	(195,000)	6.64

Outstanding, end of year	229,000	$5.38	324,000	$6.33	760,000	$5.16

Exercisable, end of year	162,400	$6.94	229,000	$7.74	398,000	$7.13

        The following table summarizes information about stock options outstanding at October 26 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$ 0.22	10,000	9.44	$0.22	—	$—
$ 1.00 - $ 1.13	25,000	7.54	$1.05	—	$—
$ 1.44	30,000	6.98	$1.44	12,000	$1.44
$ 3.16	14,000	6.14	$3.16	8,400	$3.16
$ 4.16 - $ 5.75	40,000	5.15	$4.16	32,000	$4.16
$ 5.88 - $ 8.00	67,000	4.14	$7.78	67,000	$7.78
$ 8.88 - $11.38	31,000	2.09	$9.20	31,000	$9.20
$12.00	12,000	0.99	$12.00	12,000	$12.00

	229,000	5.00	$5.38	162,400	$6.94

18.
SEGMENT INFORMATION

        The Company is organized based upon the products and services it offers. Under this organizational structure, the Company has two business segments: Motors and Other.

        The Motors segment, the Company's only remaining business segment, is comprised of Stature Electric, Inc., established in 1974 in Watertown, New York. Stature is a custom designer and manufacturer of motors and gear motors, including AC, DC and Universal. Significant markets for Stature, or the Motors segment, include commercial products and equipment, healthcare, recreation and non-automotive transportation. Stature's component products are sold throughout North America and in Europe, primarily to original equipment manufacturers who use them in their end products. Prior to July 30, 2002, the Motors segment also included the operations of Motor Products—Owosso Corporation and Motor Products—Ohio Corporation.

        The Company's Other segment includes Cramer, a business that manufactured timers and subfractional horsepower motors for use in commercial applications. The Company completed the sale of the assets associated with the timer and switch line of Cramer on December 4, 2000 and, in connection with the sale, changed the name of the company from M.H. Rhodes, Inc. to Cramer Company. The Company disposed of substantially all of the remaining Cramer assets (excluding real property) in a separate transaction completed on September 23, 2001.

        The Company derives substantially all of its revenues from within the United States. Information about interest expense, other income and income taxes is not provided on a segment level. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

        The following table reflects, from continuing operations, net sales, income (loss) from operations, capital additions, and depreciation and amortization expense for the fiscal years ended October 2003, 2002 and 2001 and identifiable assets as of October 2003, 2002 and 2001 for each segment:

	2003	2002	2001
Identifiable assets:
Motors	$17,912,000	$25,376,000	$38,506,000
Other	12,000	845,000	1,181,000
Net assets held for sale	350,000	350,000	1,078,000
Corporate	106,000	1,399,000	5,629,000

Total identifiable assets	$18,380,000	$27,970,000	$46,394,000

Net sales:
Motors	$17,715,000	$36,901,000	$51,356,000
Other	—	—	2,970,000

Total net sales	$17,715,000	$36,901,000	$54,326,000

Income (loss) from operations:
Motors(1)	$(4,315,000)	$716,000	$4,669,000
Other(2)	122,000	(381,000)	(1,417,000)
Corporate(3)	(1,678,000)	(3,281,000)	(5,106,000)

Total income (loss) from operations	$(5,871,000)	$(2,946,000)	$(1,854,000)

Capital Additions:
Motors	$171,000	$132,000	$695,000
Corporate	—	—	62,000

Total capital additions	$171,000	$132,000	$757,000

Depreciation and amortization expense:
Motors	$1,421,000	$3,694,000	$3,711,000
Corporate	11,000	146,000	156,000

Total depreciation and amortization expense	$1,432,000	$3,840,000	$3,867,000

(1)
Includes an expense of $5,331,000 for goodwill impairment in 2003.

(2)
Includes write-down of net assets held for sale of $0 in 2003, $381,000 in 2002 and $1,100,000 in 2001.

(3)
Includes unallocated corporate expenses, primarily salaries and benefits, information technology, and other administrative expenses.

19.
SUBSEQUENT EVENT

        On February 10, 2004, the Company reached a definitive agreement with Allied Motion Control Technologies, Inc. ("Allied") for the acquisition by Allied of all the shares of the Company on the following terms: 0.068 shares of common stock of Allied for each share of common stock of the Company, and a combination of .127 shares of Allied common stock, a warrant to purchase 0.28 shares of Allied common stock and cash of $0.9333 for each share outstanding of the Company's Class A convertible preferred stock. Based on the Company's 5,824,306 common shares and 1,071,428 preferred shares issued, the aggregate amount to common shareholders will be approximately $1.75 million, and the aggregate amount to preferred shareholders will be approximately $1.6 million. In addition, Allied has agreed to repay up and assume to $10.6 million of the Company's outstanding debt, and the Company's preferred shareholders may be entitled to Allied subordinated promissory notes with an aggregate principal amount of up to $500,000 based on the 2004 gross revenue of Stature. Accordingly, the transaction has an aggregate value of approximately $14.0 million, exclusive of any value attributable to the warrants and Allied notes. The board of directors of each Company has approved the transaction. The consummation of the transaction is subject to the approval of the Company's shareholders and other customary conditions. The transaction is expected to be completed prior to July 1, 2004.

20.
QUARTERLY INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended October 26, 2003
Net sales	$4,601,000	$4,423,000	$4,399,000	$4,292,000
Gross profit	846,000	855,000	814,000	826,000
Net loss	(234,000)	(165,000)	(115,000)	(5,339,000)
Net loss available for common shareholders	(575,000)	(507,000)	(458,000)	(5,683,000)
Basic and diluted loss per common share	(0.10)	(0.09)	(0.08)	(0.96)
Year Ended October 27, 2002
Net sales	$8,993,000	$11,107,000	$11,415,000	$5,386,000
Gross profit	1,055,000	1,875,000	1,672,000	1,057,000
Income (loss) from continuing operations	(1,555,000)	4,451,000	(1,119,000)	3,941,000
Loss from discontinued operations	—	—	—	(520,000)
Net income (loss)	(1,555,000)	4,451,000	(1,119,000)	3,421,000
Net income (loss) available for common shareholders	(1,890,000)	4,115,000	(1,457,000)	3,081,000
Basic and diluted earnings (loss) per common share:
Continuing operations	(0.32)	0.70	(0.25)	0.62
Discontinued operations	—	—	—	(0.09)

        Loss from continuing operations for the fourth quarter of 2003 included an expense of $5,331,000 for goodwill impairment.

        Loss from continuing operations for the fourth quarter of 2002 included $381,000 for the writedown of assets held for sale.

        Income (loss) from discontinued operations for the fourth quarter of 2002 included $520,000 for the write-down of assets held for sale.

Owosso Corporation

Financial Statement Schedule

Valuation and Qualifying Accounts and Reserves

For the three years ended October 26, 2003

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts(a)	Deductions(b)	Balance at End of Period
For the year ended October 26, 2003
Allowances on:
Accounts receivable	$49,000	$(14,000)			$35,000
Inventory	235,000			(31,000)	204,000
For the year ended October 27, 2002
Allowances on:
Accounts receivable	$388,000	$(56,000)	$(21,000)	$(262,000)	$49,000
Inventory	926,000		(384,000)	(307,000)	235,000
For the year ended October 28, 2001
Allowances on:
Accounts receivable	$233,000	$155,000	$—	$—	$388,000
Inventory	1,162,000	62,000	—	(298,000)	926,000

(a)
Reflects reclassification to Net Assets Held for Sale

(b)
As to accounts receivable and inventory, primarily represents amounts written off against related assets.

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

        Owosso was incorporated in Pennsylvania and organized as a holding company in 1994. The holding company structure separated the administrative and financing activities of Owosso from the activities of its operating subsidiaries. As of July 30, 2002, Owosso had one operating subsidiary, Stature, representing Owosso's historical "Motors segment." Stature's component products are sold throughout North America and in Europe, primarily to original equipment manufacturers who use them in their end products.

        In 1998, Owosso formulated a long-term plan to concentrate on value-added components for industry. In connection with its implementation of that plan, Owosso began a series of divestitures beginning with the sale of the four businesses comprising its former Agricultural Equipment segment. The sale of the last of those businesses was completed in January 2001 with the divestiture of Sooner Trailer Manufacturing Company ("Sooner Trailer"). During that time, however, Owosso experienced a significant downturn in its operating results and at the end of fiscal 2000 was out of compliance with covenants under its bank credit facility.

        Throughout fiscal 2001, Owosso remained out of compliance with financial covenants, including maintenance of minimum operating profit, under its bank credit facility. As a result, Owosso and its lenders entered into a series of amendments to the facility during fiscal 2001, 2002 and 2003, and in each case Owosso's lenders agreed to forebear from exercising their rights and remedies under the facility. In order to meet the lenders' requirements for reduced outstanding balances and to secure the lenders' agreement to forebear, Owosso engaged in a series of divestitures of its operating subsidiaries, concluding with the sale of its Motor Products subsidiaries, Motor Products Owosso Corporation and Motor Products Ohio Corporation in July of 2002. As disclosed under Note 11 "Long-term Debt," the amendments to the bank credit facility modified the interest rates charged, called for reductions in the outstanding balance during calendar 2001, 2002, and 2003, added additional reporting requirements, suspended payments of principal and interest on subordinated debt, prohibited the payment of preferred or common dividends, prohibited the purchase of Owosso's stock and added a covenant requiring the maintenance of minimum operating profit. In December 2003, Owosso entered into a further amendment to the facility, which extended the maturity date to March 31, 2004.

        During fiscal 2004, Owosso intends to dispose of the real estate at Owosso's former Snowmax Corporation subsidiary. An entity controlled by George B. Lemmon, Jr., Owosso's President and CEO, has expressed interest in purchasing such real estate, however no binding agreement has been entered into and any such sale will be subject to the approval of Owosso's audit committee. Based on current negotiations, Owosso estimates proceeds of approximately $312,000 if successful in completing the sale.

        Management believes that, along with the sale of the real estate, available cash and cash equivalents, cash flows from operations and available borrowings under Owosso's bank credit facility will be sufficient to fund Owosso's operating activities, investing activities and debt maturities through March 2004. It is management's intent to refinance Owosso's bank credit facility prior to its maturity in March 2004. However, there can be no assurance that management's plans will be successfully executed.

        On July 30, 2002, Owosso completed the sale of all of the outstanding stock of its Motor Products subsidiaries, manufacturers of fractional and integral horsepower motors. The purchase price paid by Allied Motion for the outstanding stock of Motor Products consisted of $11.5 million in cash and a promissory note in the principal amount of $300,000, payable six months after closing. Net cash proceeds of $10.7 million from the sale, after payment of certain transaction costs, were utilized to reduce outstanding bank debt. As a result of this transaction, Owosso presently has only one operating subsidiary, Stature.

        Owosso's historical Other segment included Dura-Bond Bearing Company ("Dura-Bond") and Cramer Company ("Cramer"). Dura-Bond manufactured replacement camshaft bearings, valve seats and shims for the automotive after-market. On November 2, 2000, Owosso completed the sale of the stock of Dura-Bond to a joint venture formed by Melling Tool Company of Jackson, Michigan and Engine Power Components, Inc. of Grand Haven, Michigan (the "Joint Venture"). The Joint Venture acquired the stock of Dura-Bond for approximately $4.6 million, the net assets of which included debt of approximately $5.0 million. Based upon the terms of the sale, Owosso recorded, in the fourth quarter of fiscal 2000, a pretax charge of $1.2 million to adjust the carrying value of Dura-Bond's assets to their estimated fair value. Such charge represented a reduction in goodwill and was included in "Write-down of net assets held for sale" in the consolidated statements of operations for fiscal 2001.

        Cramer manufactured timers and subfractional horsepower motors for use in commercial applications. On December 4, 2000, Owosso completed the sale of the assets associated with the timer and switch line of Cramer to Capewell Components, LLC of South Windsor, Connecticut for cash of approximately $2.0 million, plus the assumption of approximately $400,000 in liabilities. As a result of the sale, the name of Owosso was changed from M.H. Rhodes, Inc. to Cramer Company. In connection with the sale of the timer and switch line and the anticipated sale of the remainder of the operating assets (excluding the real estate) of Cramer, Owosso recorded, in the fourth quarter of fiscal 2000, a pretax charge of $1.6 million to adjust the carrying value for the Cramer assets to their estimated fair value, based upon an estimated sales price of the assets. Such charge represented the write-down of goodwill of $400,000 and the write-down of other non-current assets of $1.2 million and was included in "Write-down of net assets held for sale" in the consolidated statements of operations for fiscal 2000. On September 23, 2001, Owosso sold substantially all of the remaining operating assets (excluding the real estate) of Cramer to the Chestnut Group of Wayne, Pennsylvania for cash proceeds of $565,000, plus the assumption of $317,000 in liabilities. In connection with that sale, Owosso recorded a further adjustment to the carrying value of the Cramer assets resulting in a pre-tax charge of $1.1 million, recorded in the third fiscal quarter of 2001. Owosso recorded a pretax charge of $270,000 in the fourth quarter of 2002 to adjust the carrying value for the Cramer real estate to the estimated fair value, based upon an estimated sales price of the assets and was included in "Write-down of net assets held for sale" in the consolidated statements of operations for fiscal 2002.

        Owosso's historical Coils segment manufactured heat exchange coils and included Astro Air Coils, Inc. ("Astro Air"), Snowmax, Inc. ("Snowmax"), and Astro Air UK, Limited ("Astro UK"). Astro UK was a joint venture with Owosso's largest customer, Bergstrom, Inc. On May 9, 2001, the sale of substantially all of the assets of Astro UK to ACR Heat Transfer Limited of Norfolk, England for cash of £450,000 (approximately $643,000) was completed. Based upon the terms of the sale, Owosso recorded, in the second quarter of 2001, a pretax charge of $700,000 to adjust the carrying value of Astro UK's assets to their estimated realizable value. No additional gain or loss was recorded upon completion of the sale. Proceeds from the sale were utilized to reduce Owosso's bank credit facility.

        On October 26, 2001, Owosso completed the sale of the assets of the remaining businesses in its Coils segment, Astro Air and Snowmax (together, the "Coils Subsidiaries"). The sale of the Coils Subsidiaries was effectuated pursuant to an Asset Purchase Agreement, dated as of October 26, 2001, by and among the Coils Subsidiaries, Astro Air, Inc., and Rex Dacus, the manager of the Coils segment and the person from whom Owosso acquired the assets and operations of Astro Air Coils, Inc. in 1998. Proceeds from the sale of $5.6 million were utilized to reduce Owosso's bank credit facility. Astro Air, Inc. also assumed approximately $3.7 million of liabilities. Owosso recorded a pretax charge of $9.3 million related to this sale in the fourth quarter of 2001. Owosso recorded a charge of $520,000 net of taxes in the fourth quarter of 2002 to adjust the carrying value for the real estate assets to the estimated fair value, based upon an estimated sales price of the assets. Owosso has reported the results of the Coils segment as discontinued operations for all periods presented in the consolidated statements of operations.

        On January 24, 2001, Owosso completed the sale of stock of Sooner Trailer to the McCasland Investment Group and certain members of Sooner Trailer's management for cash of $11.5 million, subject to certain post-closing adjustments based on changes in working capital, plus the assumption of debt of approximately $670,000. In May 2001, Owosso received approximately $2.0 million related to such post-closing adjustments. In connection with the anticipated sale, Owosso recognized a loss of $8.6 million in the fourth quarter of 2000 to adjust the carrying value of Sooner Trailer's assets to their estimated fair value based on an expected sales price. No additional gain or loss was recorded upon completion of the sale. Sooner Trailer had been included in Owosso's historical Agricultural Equipment segment (formerly known as the Trailers and Agricultural Equipment segment). Accordingly, Owosso has reported the results of Sooner Trailer as discontinued operations for all periods presented in the consolidated statements of operations.

Critical Accounting Policies

        The SEC recently issued disclosure guidance for critical accounting policies. The SEC defines critical accounting policies as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

        Our significant accounting policies are described in Note 3 to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following accounting policies could be deemed to be critical by SEC.

        Use of estimates.    In preparing the Consolidated Financial Statements we use estimates in determining the economic useful lives of our assets, obligations under our employee benefit plans, provisions for doubtful accounts, provisions for restructuring charges, tax valuation allowances and various other recorded or disclosed amounts. Estimates require us to use our judgment. While we believe that our estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, our assets, liabilities or results of operations may be overstated or understated.

        Contingencies.    We account for contingencies in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record estimated loss from a loss contingency when information available prior to issuance of the Consolidated Financial Statement indicates that it is probable that an asset has been impaired or liability has been incurred at the date of the Consolidated Financial Statements and the amount of the loss can be reasonable estimated. Accounting for contingencies such as environmental, legal and income tax matters requires us to use our judgment. While we believe that our accruals for these matters are adequate, if the actual loss from a loss contingency is significantly different from the estimated loss, our results of operations may be overstated or understated.

        Impairments of Long-Lived Assets.    We record impairments losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted future cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed are reported at the lower of the carrying amount or fair value, less cost to sell. If the actual value is significantly less than the estimated value, our assets may be overstated.

        Inventories.    We record the value of inventory at the lower of cost or market, and periodically review the book value of products and product lines to determine if they are properly valued. We also periodically review the composition of our inventories and seek to identify slow-moving inventories. In connection with those reviews, we seek to identify products that may not be properly valued and assess the ability to dispose of them at a price greater than cost. If it is determined that the cost is less than market value, then cost is used for inventory valuation. If a write down to current market value is necessary, the market value cannot be greater than the net realizable value, sometimes called the ceiling (defined as selling price less cost to complete and dispose), and cannot be lower than net realizable value less a normal profit margin, sometimes called the floor. If the actual value is significantly less than the recorded value, our assets may be overstated.

Results of Operations

        Owosso's fiscal year includes 52 or 53 weeks, ending on the last Sunday in October. Fiscal years 2003, 2002 and 2001 consisted of 52 weeks.

Three months ended February 1, 2004 compared to three months ended January 26, 2003

        Net sales.    Net sales for the first quarter of 2004 decreased 1.7%, or $79,000, to $4,522,000, as compared to net sales of $4,601,000 in the prior year quarter. The current year quarter consisted of 14 weeks compared to 13 weeks in the prior year quarter.

        Loss from operations.    For the first quarter of 2004, Owosso reported a loss from operations of $365,000 as compared to a loss from operations of $82,000 in the prior year first quarter. The results reflect an increase in selling, general and administrative expenses of $256,000 from the prior year quarter mostly due to the successful termination of the lease for the Corporate office resulting in a one time charge of $227,000.

        Interest expense.    Interest expense was $165,000 in 2004 as compared to $214,000 in 2003. Interest expense decreased primarily as a result of lower interest rates and debt levels.

        Income tax expense (benefit).    Owosso recorded an income tax benefit of $128,000 in 2004 compared to $62,000 in the prior year quarter.

        Net loss available for common shareholders.    Net loss available for common shareholders was $747,000, or $.13 per share, in the first quarter of 2004, as compared to a net loss of $575,000, or $.10 per share, in the prior year quarter. Loss available for common shareholders is calculated by subtracting dividends on preferred stock of $345,000 and $341,000 for 2004 and 2003, respectively.

Year ended October 26, 2003 compared to year ended October 27, 2002

        Net sales.    Net sales for 2003 were $17.7 million, as compared to net sales of $36.9 million in 2001, a decrease of 52.0%. These results include the effects of the disposition of Motor Products in July 2002, the loss of Owosso's second biggest customer, the effects of the general economic slowdown on Owosso's primary markets, particularly the recreational vehicle markets, as well as the effects of increased Pacific Rim competition in the healthcare market.

        Loss from operations.    For 2003, Owosso recorded a loss from operations of $5.9 million, as compared to a loss from operations of $2.9 million in 2002. These results include a $5.3 million goodwill impairment expense for 2003.

        Interest expense.    Interest expense decreased to $708,000 for 2003 from $1.6 million in the prior year, primarily as a result of lower debt levels. The current period includes a credit of $110,000 resulting from a decrease in the fair market value of Owosso's interest rate swap agreement that expired October 1, 2003.

        Other (income) expense.    For 2003, Owosso recorded other income of $122,000. This was primarily the result of Owosso negotiating a settlement with all of the Cramer retirees covered by a post retirement benefit. As a result of the settlement, Owosso paid out $76,000 and recognized a gain of $165,000.

        Income tax expense (benefit).    Owosso recorded an income tax benefit of $604,000 for 2003. Owosso recorded an income tax benefit at an effective rate of 9.4% for 2003.

        Income (loss) from discontinued operations.    For 2002, Owosso recorded a loss from discontinued operations, representing the remaining real estate asset of the Coils segment, of $520,000 (net of income tax expense of $268,000). There were no discontinued operations in 2003.

        Net income (loss) available for common shareholders.    Net loss available for common shareholders was $7.2 million, or $1.24 per share, in 2003, as compared to net income of $3.8 million, or $0.66 per share, in 2002. Income (loss) available for common shareholders is calculated by subtracting dividends of preferred stock of $1.4 million for 2003 and 1.3 million for 2002.

Year ended October 27, 2002 compared to year ended October 28, 2001

        Net sales.    Net sales for 2002 were $36.9 million, as compared to net sales of $54.3 million in 2001, a decrease of 32.0%. Net sales from Motors, Owosso's only remaining segment decreased to $36.9 million in 2002, as compared to $51.4 million in 2001, a decrease of 28.2%. These results include the effects of the disposition of Motor Products in July 2002, the effects of the general economic slowdown on Owosso's primary markets, particularly the heavy truck and recreational vehicle markets, as well as the effects of increased Pacific Rim competition in the healthcare market. These results also include the effect of disposing of Cramer's operating assets (excluding the real estate) in 2001. Sales attributed to Cramer were $2.9 million in 2001.

        Loss from operations.    For 2002, Owosso recorded a loss from operations of $2.9 million, as compared to a loss from operations of $1.9 million in 2001. These results reflect decreased sales volumes and decreased margins caused by price pressures and changes in product mix, as well as the under absorption of overhead costs, partially offset by a reduction in selling, general and administrative expenses. The 2002 fiscal year loss includes a charge of $381,000, as compared to $1.1 million in 2001 for the write-down of net assets held for sale, related to the Cramer real estate asset.

        Interest expense.    Interest expense decreased to $1.6 million for 2002 from $4.3 million in the prior year, primarily as a result of lower debt levels. The 2002 fiscal year includes a credit of $589,000 resulting from a decrease in the fair market value of Owosso's interest rate swap agreements as a result of decreases in interest rates.

        Other (income) expense.    For 2001, other (income) expense primarily represents the partial recovery of a note received in connection with the sale of certain Cramer assets in 1999 (the "Cramer Note Receivable").

        Income tax expense (benefit).    Owosso recorded an income tax benefit of $4.5 million for 2002 of which $4.3 million was as a result of recent changes in federal tax laws, which allow the carryback of net operating losses for five years. Owosso recorded an income tax expense at an effective rate of 6.4% for 2002, excluding the $4.3 million tax benefit, as compared to an effective tax rate of 32.4% in the prior year.

        Income (loss) from discontinued operations.    For 2002, Owosso recorded a loss from discontinued operations, representing the remaining real estate asset of the Coils segment, of $520,000 (net of income tax expense of $268,000). For 2001, Owosso recorded a loss from discontinued operations, representing the operations of the Coils segment, of $12.1 million (net of income tax expense of $514,000) on revenues of $35.6 million. The fiscal 2001 year results reflect a pre-tax loss on the sale of the Coils segment of $10.0 million.

        Net income (loss) available for common shareholders.    Net income available for common shareholders was $3.8 million, or $.66 per share, in 2002, as compared to a net loss of $17.6 million, or $3.00 per share, in 2001. Net income (loss) available for common shareholders is calculated by subtracting dividends of preferred stock of $1.3 million for both 2002 and 2001.

Liquidity and Capital Resources

        Cash and cash equivalents were $258,000 at February 1, 2004. Owosso had negative working capital of $9.7 million at February 1, 2004, as compared to negative working capital of $9.5 million at October 26, 2003. Net cash used in operating activities was $175,000, as compared to net cash provided by operating activities from of $147,000 in the prior year quarter.

        Cash flows used in investing activities included $29,000 for capital expenditures for equipment. Owosso currently plans to invest approximately $200,000 during the remainder of fiscal 2004. Management anticipates funding capital expenditures with cash from operations and borrowings under Owosso's revolving credit facility.

        Net cash provided by financing activities from continuing operations included net borrowings of $150,000 under Owosso's revolving credit agreement.

        At February 1, 2004, $4,650,000 was outstanding under Owosso's revolving credit facility. On January 22, 1999, Owosso entered into a new bank credit facility with Owosso's two primary banks, originally expiring in December 2002. The agreement included financial and other covenants, including fixed charge, cash flow and net worth ratios and restrictions on certain asset sales, mergers and other significant transactions. Owosso was not in compliance with such covenants at October 29, 2000. In February 2001, Owosso entered into an amendment to its bank credit facility agreement, wherein the lenders agreed to forbear from exercising their rights and remedies under the facility in connection with such non-compliance until February 15, 2002, at which time the facility was to mature. The amendment to the bank credit facility, which was further amended in February 2001, called for reductions in the outstanding balance during calendar 2001 and modified the interest rates charged. The amendment required additional collateral, effectively all the assets of Owosso, and reporting requirements, as well as the addition of a covenant requiring minimum operating profits. The amendment also required the suspension of principal and interest payments on subordinated debt, with an aggregate outstanding balance of $2.1 million as of October 28, 2001. Furthermore, the amendment to the facility prohibits the payment of preferred or common stock dividends and prohibited the purchase of Owosso's stock. Beginning in August 2001, Owosso was out of compliance with its minimum operating profit covenant. In February 2002, Owosso entered into a further amendment to the facility, which extended the maturity date to December 31, 2002. That amendment called for further reductions in the outstanding balance based on expected future asset sales, increases the interest rate charged and requires minimum EBITDA. In December 2002, Owosso entered into a further amendment to the facility, which extends the maturity date to December 31, 2003. This amendment calls for further reductions in outstanding balance based on expected future asset sales and cash flow generated from operations and requires minimum EBITDA. In April 2003, Owosso entered into a further amendment to the facility, which amended the financial covenant. In September 2003, Owosso entered into a further amendment to the facility, which waived a mandatory paydown. In December 2003, Owosso entered into a further amendment to the facility, which extended the maturity date to March 31, 2004. Borrowings under the facility are charged interest at the Prime Rate plus 2.75% (6.75% at February 1, 2004).

Contractual Obligations

        The following table summarizes the Company's future obligations, based on original maturities, under contracts as of October 26, 2003:

Contractual Obligations	2004	2005	2006	2007	2008	Thereafter	Total
Revolving Credit Agreement	$4,500,000	$—	$—	$—	$—	$—	$4,500,00
Term Loans	288,000	88,000	93,000	81,000	—	—	550,000
Industrial Revenue Bonds	600,000	600,000	600,000	81,000	—	—	4,500,000
Subordinated Promissory Notes	1,368,000	128,000	—	—	—	—	1,496,000

Total	6,756,000	816,000	693,000	981,000	900,000	950,000	11,096,000

Environmental Matters

        Owosso is subject to federal, state and local environmental regulations with respect to its operations. Owosso believes that it is operating in substantial compliance with applicable environmental regulations. Manufacturing and other operations at Owosso's facilities may result, and may have resulted, in the discharge and release of hazardous substances and waste from time to time. Owosso routinely responds to such incidents as deemed appropriate pursuant to applicable federal, state and local environmental regulations.

        In connection with Owosso's divestitures of its operating businesses over the past four years, it has agreed to indemnify buyers from and against certain known and unknown environmental liabilities. In addition, Owosso may be liable for the costs of removal or remediation of hazardous or toxic substances on, in, under or discharged from it's current or previously owned real property under applicable federal, state and local environmental laws, ordinances and regulations.

        A subsidiary of Owosso is a party to a consent decree with the State of Connecticut pursuant to which it has agreed to complete its environmental investigation of the site on which its Old Saybrook facility was previously located and conduct any remedial measures which may be required. Based upon the amounts recorded as liabilities, Owosso believes that the ultimate resolution of this matter will not have a material adverse effect on the financial results of Owosso.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements within the meaning of Item 303(a)(4) of Regulation S-K.

Recently Issued Financial Accounting Standards

        In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No.145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". There was no effect on Owosso's financial statements from the adaptation of SFAS No. 145 in fiscal 2003.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others" ("FIN 45"). FIN 45 requires that a liability be recorded on the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. Owosso's adoption of FIN 45 did not have an effect on its consolidated financial statements in fiscal 2003.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for Owosso for the interim period ended April 30, 2004, or earlier in certain instances. Such instances did not have a material effect on Owosso's consolidated financial statements in fiscal 2003.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45 and amends certain other existing pronouncements. These changes are intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The Statement is generally effective for contracts entered into or modified after, and for hedging relationships designated after, June 30, 2003. Owosso's adoption of SFAS No. 149 did not have a material effect on its consolidated financial statements in fiscal 2003.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in the balance sheet. This Statement is effective for mandatory redeemable instruments entered into or modified after May 31, 2003 and for all other instruments for interim periods beginning after June 15, 2003. Owosso's adoption of SFAS No. 150 did not have a material effect on its consolidated financial statements in fiscal 2003.

Quantitative and Qualitative Disclosures About Market Risk

        Owosso uses a bank credit facility, industrial revenue bonds and term loans to finance a significant portion of its operations. These on-balance sheet financial instruments, to the extent they provide for variable rates of interest, expose Owosso to interest rate risk resulting from changes in the prime rate.

        To the extent that Owosso's financial instruments expose Owosso to interest rate risk and market risk, they are presented in the table below. The table presents principal cash flows and related interest rates by year of original maturity for Owosso's bank credit facility, industrial revenue bonds and term loans in effect at February 1, 2004. Fair values included herein have been determined based upon rates currently available to Owosso for debt with similar terms and the original maturities. Note 4 to the consolidated financial statements should be read in conjunction with the table below (dollar amounts in thousands).

	Year of Maturity
							Total Due at Maturity	Fair Value at 2/1/04
	2004	2005	2006	2007	2008	Thereafter
Debt:
Fixed Rate	$1,656	$216	$93	$81	$—	$—	$2,046	$2,046
Average Interest Rate	9.0%	6.4%	5.0%	5.0%
Variable Rate	$5,250	$600	$600	$900	$900	$950	$9,200	$9,200
Average Interest Rate	6.1%	1.1%	1.1%	1.1%	1.1%	1.1%

COMPOSITION OF THE BOARD OF DIRECTORS AND
EXECUTIVE MANAGEMENT OF THE SURVIVING CORPORATION

        The merger agreement provides that the directors and executive officers of AMOT immediately before the effective time will be the directors of the surviving corporation upon the merger. Mr. Richard Smith is the president and current director of AMOT and Mr. Richard Warzala is the current vice president and director of AMOT. Allied Motion expects that they will be the initial directors and executive officers of the surviving corporation upon the merger. For a detailed discussion of the employment experience of Messrs. Smith and Warzala, see the section of this proxy statement/prospectus entitled "Information About Allied Motion—Executive Officers of Allied Motion" beginning on page 97.

DESCRIPTION OF ALLIED MOTION CAPITAL STOCK

        We set forth below a description of Allied Motion's capital stock. The following statements are brief summaries of, and are subject to the provisions of, Allied Motion's articles of incorporation and bylaws and the relevant provisions of the Colorado Business Corporation Act.

Authorized Capitalization

        Allied Motion's capital structure consists of 50,000,000 authorized shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, $1 par value per share. As of February 23, 2004, an aggregate of 5,019,978 shares of Allied Motion Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The Allied Motion Common Stock is currently listed on the NASDAQ Small Cap Market under the symbol "AMOT."

Voting Rights

        Except as otherwise provided for any series of Allied Motion preferred stock, all voting rights are vested in the holders of Allied Motion Common Stock. Each holder of Allied Motion Common Stock has one vote for each share held on each matter to be voted on by the shareholders of Allied Motion. There is no cumulative voting in the election of directors.

Dividends

        After all accumulated and unpaid dividends required to be paid upon any shares of preferred stock for all previous dividend periods have been paid or set apart, and after or concurrently with the setting aside of any and all amounts then required to be set aside for any sinking fund obligation, then dividends may be declared upon and paid to the holders of Allied Motion Common Stock.

Rights Upon Liquidation

        In the event of voluntary or involuntary liquidation or dissolution of Allied Motion, after payment in full of all amounts required to be paid to the holders of the preferred stock, the holders of Allied Motion Common Stock are entitled to share ratably in all remaining assets of Allied Motion.

Relationship to Preferred Stock

        The rights of a holder of shares of Allied Motion Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. Allied Motion's board of directors has the authority to divide any or all of the shares of preferred stock into, and to authorize the issuance of, one or more series of preferred stock. Before issuance of shares of each series, the Allied Motion board of directors is required to fix for each such series, subject to the provisions of Colorado law and Allied Motion's articles of incorporation, the powers, designations, preferences and other special rights of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors.

Transfer Agent

        The registrar and transfer agent for shares of Allied Motion Common Stock is American Stock Transfer & Trust Company.

DESCRIPTION OF THE WARRANTS

        The warrants to purchase Allied Motion Common Stock which will be issued to the holders of Owosso Preferred Stock in connection with the merger will be issued pursuant to warrant agreements. The following summary of certain provisions of the form of warrant agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement. In the description that follows, we summarize particular provisions of the warrant agreement. This summary does not restate the warrant agreement, excludes certain definitions and other information contained in the warrant agreement and may not include all of the provisions of the warrant agreement that you may feel are important. It is the warrant agreement, and not this summary, that defines your rights as a warrant holder.

General

        Each warrant, when exercised, initially will entitle the warrant holder to purchase .28 shares of Allied Motion Common Stock at an exercise price per share of $4.41. The warrants will initially entitle the warrant holders to purchase an aggregate of 300,000 fully paid and non-assessable shares of Allied Motion Common Stock. The exercise price and the number of shares of Allied Motion Common Stock issuable upon exercise of a warrant are both subject to adjustment in certain circumstances described below.

        The warrants may be exercised on any business day between the first anniversary of effective date of the merger and 5:00 p.m., Eastern time, on the seventh anniversary of the effective date of the merger. Any warrant not so exercised will become void, and all rights of the holders under the warrants and the warrant agreement will cease.

        The warrants may not be sold, assigned, pledged, hypothecated, encumbered or in any manner transferred or disposed of, in whole or in part, except in compliance with the provisions of the state and/or federal securities laws, the terms and conditions of the Merger Agreement, and the terms and conditions of the Warrant Agreement. All warrant certificates will be numbered and registered in a warrant register as they are issued. We are entitled to treat the registered holder of any warrant on the warrant register as the owner in fact of such warrant for all purposes and will not be bound to recognize any other claim to or interest in such warrant on the part of any other person or entity.

Exercise of Warrants

        In order to exercise all or any of the warrants, the holder is required to surrender to Allied Motion the warrant certificate, the executed election to purchase form, and the purchase price. Payment of the purchase price may be made as follows:

  •
  in United States currency by cash or delivery of a certified check or bank draft payable to the order of Allied Motion or by wire transfer to Allied Motion;

  •
  by instructing Allied Motion to reduce the number of shares of Allied Motion Common Stock eligible to be purchased pursuant to the warrant by the number (rounded up, if a fractional number, to the nearest whole number) of shares of Allied Motion Common Stock having a net value equal to the purchase price of the exercised warrants;

  •
  by surrender to Allied Motion for cancellation certificates representing shares of Allied Motion Common Stock owned by the holder (properly endorsed for transfer in blank) having an aggregate current market price on the date the warrant is exercised equal to the purchase price; or

  •
  any combination of the foregoing.

        Upon surrender of the warrant certificate and payment of the purchase price, Allied Motion will, as soon as practicable but not later than three trading days, cause to be issued and delivered a certificate or certificates for the number of full shares of Allied Motion Common Stock purchased.

        Allied Motion is not required to issue fractional shares of Allied Motion Common Stock on the exercise of warrants. If any fraction of a share of common stock would, except for the foregoing sentence, be issuable on the exercise of any warrant, Allied Motion will pay to the holder an amount in cash equal to the current market price per share of Allied Motion Common Stock multiplied by such fraction, to the nearest whole cent. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights or Obligations As Shareholders

        Holders of unexercised warrants are not entitled, as such, to any rights of a shareholder of Allied Motion. Nothing contained in the warrant shall be construed as imposing any obligation on the holder to purchase any securities or as imposing any liabilities on the holder as a shareholder of Allied Motion, whether such obligation or liabilities are asserted by Allied Motion or by creditors of Allied Motion.

Adjustments

        The purchase price payable and the number of shares of Allied Motion Common Stock purchasable upon the exercise of a warrant may be adjusted upon the occurrence of certain events, including the:

  •
  distribution of any shares of capital stock of Allied Motion (other than shares of Allied Motion Common Stock), evidence of its indebtedness or assets (excluding regularly scheduled cash dividends payable out of legally available funds) or options or convertible securities to subscribe for or purchase any of its securities (other than Allied Motion Common Stock);

  •
  payment of a dividend in shares of Allied Motion Common Stock, or the division, combination or reclassification of shares of Allied Motion Common Stock; or

  •
  combination or consolidation, by reclassification or otherwise, of Allied Motion Common Stock into a lesser number of shares.

        No adjustment in the purchase price or in the number of shares of Allied Motion Common Stock issuable upon exercise of a warrant will be required unless the adjustment would result in an increase or decrease of at least 1% in the purchase price. However, any adjustment that is not made as a result of the foregoing will be carried forward and taken into account in any subsequent adjustment.

Consolidation, Merger, etc.

        If Allied Motion shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the shares of Allied Motion Common Stock, sale of all or substantially all of Allied Motion's assets or recapitalization of the Allied Motion Common Stock), then each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which the holder would have been entitled as a result of such transaction had the warrants been exercised immediately prior thereto.

Reservation of Common Stock

        For so long as any warrants remain outstanding, Allied Motion will reserve a sufficient number of authorized and unissued shares to provide for the exercise of the warrants. The shares of Allied Motion Common Stock, when issued and paid for in accordance with the warrant agreement, will be validly and legally issued, fully paid and nonassessable, and free from all taxes, liens, security interests, encumbrances, preemptive rights and charges created by or through Allied Motion.

DESCRIPTION OF THE SUBORDINATED NOTES

        In the event that the custom motor and gear motors design and manufacturing business currently operated by Stature achieves certain gross revenue during the calendar year ending December 31, 2004, Allied Motion will issue up to $500,000 in subordinated promissory notes on a prorated basis to holders of Owosso Preferred Stock.

        The following summary of certain provisions of the subordinated promissory notes that may be issued to the holders of Owosso Preferred Stock is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the promissory note and related subordination agreement. In the description that follows, we summarize particular provisions of the subordinated notes. However, it is the promissory note and related subordination agreement, and not this summary, that defines your rights as a subordinated note holder.

General

        The subordinated notes bear interest at the annual rate of 6 1/2%. Level payments of principal and interest shall be due and payable on the first day of April 2005 and the first day of each calendar quarter thereafter, with the entire unpaid principal balance of the subordinated note, together with all accrued and unpaid interest thereon, due and payable on January 1, 2010. Payments are applied first to accrued and unpaid interest and then to the principal balance of the subordinated note. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        Allied Motion, at its option, may at any time prepay the subordinated note in whole or from time to time in part (but only in integral multiples of $10,000), together with accrued and unpaid interest thereon to the date of prepayment, without penalty or premium.

Subordination

        Holders of the subordinated notes agree that the subordinated notes and the obligations represented thereby, and all other indebtedness, liabilities and obligations of Allied Motion under the subordinated notes are expressly subordinate to the indebtedness of Allied Motion to PNC Bank, National Association and Silicon Valley Bank, which are sometime referred to collectively in this proxy statement/prospectus as the "Banks," and certain other lenders in accordance with the terms of the subordination agreement with the Banks.

        Under the terms of the subordination agreement with the Banks, Allied Motion is permitted to pay all scheduled payments of principal and interest when due to the holders of the subordinated notes, so long as:

  •
  no event of default has occurred under any loan document between the Banks and Allied Motion,

  •
  Allied Motion has a certain coverage ratio as specified in the subordination agreement, and

  •
  Allied Motion has a certain level of availability to borrow funds from its senior lenders as specified in the subordination agreement.

Events of Default

        Each of the following will constitute an event of default under the subordinated promissory notes:

  •
  Allied Motion fails to make, within ten days after its due date, any payment of principal or interest on the subordinated notes;

  •
  Allied Motion defaults in the performance of any obligation to the holder of a subordinated note, and such default is not cured or waived within 30 days after receipt of appropriate written notice;

  •
  certain events in bankruptcy, insolvency or reorganization of Allied Motion.

        In any such event, and at any time thereafter, if such default shall then be continuing, the holder of the subordinated note may, by written notice to Allied Motion, declare the entire unpaid principal balance of the subordinated note, together with interest accrued thereon and with all other sums due or owed by Allied Motion thereunder, due and payable, in which event such amounts shall be due and payable immediately without presentment, demand, protest or other notice of any kind. However, all rights of the holder of a subordinated note upon the occurrence of a default are expressly subject to the terms of the subordination agreement with the Banks.

COMPARISON OF SHAREHOLDER RIGHTS

        After the merger, shareholders of Owosso will become shareholders Allied Motion. Their rights will then be governed by Allied Motion's articles of incorporation and bylaws and the Colorado Business Corporation Act. Presently, Owosso shareholders' rights are governed by its articles of incorporation and bylaws and the Pennsylvania Business Corporation Law.

        The following summary describes the material differences which may affect the rights of holders of Owosso capital stock and Allied Motion capital stock. This summary is not, however, a complete statement of all differences between rights of the holders of Allied Motion Common Stock and Owosso Common Stock and is qualified by the Colorado Business Corporation Act, the Pennsylvania Business Corporation Law and the various documents of Allied Motion and Owosso referred to in this summary. You should carefully read this entire proxy statement/prospectus and refer to the other documents referred to in this summary for a more complete understanding of the differences among the rights of Allied Motion shareholders and Owosso shareholders.

Corporate Governance

        The rights of Allied Motion shareholders are governed by Colorado law and by Allied Motion's articles of incorporation and bylaws. Upon completion of the merger, the rights of Allied Motion shareholders will continue to be governed by Colorado law and Allied Motion's articles of incorporation and bylaws. The rights of Owosso shareholders are governed by Pennsylvania law and by Owosso's articles of incorporation and bylaws. Upon completion of the merger, those Owosso shareholders who receive Allied Motion common stock as merger consideration will be governed by Colorado law and Allied Motion's articles of incorporation and bylaws.

Authorized Capital Stock

        The authorized capital stock of Allied Motion consists of (i) 50,000,000 shares of Allied Motion Common Stock, no par value per share, of which 5,021,221 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $1 per share, of which no shares are issued and outstanding. The authorized capital stock of Owosso consists of: (i) 15,000,000 shares of Owosso Common Stock, par value $.01 per share, of which, 5,874,345 shares are issued, 50,039 such shares are held in Owosso's treasury, and 5,824,306 are outstanding; and (ii) 10,000,000 shares of Owosso Preferred Stock, par value $.01 per share, of which, 1,071,428 shares are issued and outstanding.

Board Authority to Issue Capital Stock

        Colorado law provides that the board of directors may determine, in whole or in part, the preferences, limitations and relative rights of any class or series of capital stock. Allied Motion's articles of incorporation provide that the Allied Motion board of directors has the full power and authority to establish one or more series and to issue shares of preferred stock. The board shall determine the voting rights, designations, the rate and other conditions regarding dividends, redemption conditions, preferential amounts payable upon voluntary or involuntary liquidations, conversion rights, whether any shares shall be redeemed through sinking fund payments and any other relative powers, preferences, rights, qualifications, limitations and restrictions of such series of preferred stock.

        Under Pennsylvania law, the division of shares into classes and into series within any class, the determination of the designation and the number of shares of any class or series and the determination of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series of a business corporation may be accomplished by the original articles of incorporation or by any amendment thereof. Owosso's articles of incorporation provide that Owosso's board of directors has the full power and authority to establish one or more series and to issue shares of Owosso Preferred Stock and to determine the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of each series of Owosso Preferred Stock, including but not limited to, dividend rates and manner or payment, preferential amounts payable upon voluntary or involuntary liquidations, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices.

Voting Power of Capital Stock

        Under Colorado and Pennsylvania law, shareholders are entitled to one vote per share of common stock held by such shareholder. Holders of Owosso Preferred Stock are entitled to one vote for each share of common stock into which their shares may be converted. Under Owosso's articles of incorporation, each share of Owosso Preferred Stock may be converted, subject to adjustments for certain issues and upon certain events as described in Owosso's articles of incorporation, into one share of Owosso Common Stock at the option of the holders of Owosso Preferred Stock. Holders of both Owosso Common Stock and Owosso Preferred Stock possess similar voting rights. However, holders of Owosso Preferred Stock must vote as a separate group and authorize, by the affirmative vote of the holders of a majority of the outstanding shares of Owosso Preferred Stock, any action that would: (1) alter or change the powers, preferences, rights, qualifications, limitations or restrictions of the class; (2) reclassify common shares or any other class or series of stock created after creation of the class into shares of any class or series of capital stock that would receive equal or more preferential treatment; or (3) increase the authorized number of shares of Owosso Preferred Stock or any other class or series of Owosso's capital stock.

Board of Directors

        Board Size.    Colorado and Pennsylvania law provide that the board of directors of a domestic corporation shall consist of one or more directors as fixed by or in accordance with the corporation's bylaws. The Allied Motion bylaws provide that the number of directors shall consist of not less than three nor more than six directors. Currently, Allied Motion has five directors. The Owosso bylaws provide that the board of directors of Owosso shall consist of such number of directors as may be determined by the board of directors of Owosso. However, as long as at least 40% of the shares of Owosso Preferred Stock issued as of October 31, 1995 are outstanding, the holders of Owosso Preferred Stock, voting as a separate group, shall have the special and exclusive right to elect one director to the board. Under Pennsylvania law and the Owosso bylaws, directors need not be residents of Pennsylvania or a shareholder of Owosso to qualify to serve as a director.

        Election of Directors.    Under Colorado and Pennsylvania law, unless otherwise provided in a corporation's articles of incorporation, if a quorum is present at a shareholder meeting, directors may be elected by a majority of the votes entitled to vote at that meeting. The Owosso articles of incorporation do not modify the procedures prescribed by Pennsylvania law. However, the Allied Motion articles of incorporation provide that directors shall be elected by the holders of at least two-thirds of the shares entitled to vote thereon.

        Removal of Directors.    Colorado law provides that the directors of a corporation may be removed by the vote of the holders of a majority of the shares entitled to vote thereon with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. The Allied Motion articles of incorporation and bylaws modify Colorado law by providing that a removal with or without cause must be approved by the holders of at least two-thirds of the shares entitled to vote. Pennsylvania law provides that unless otherwise provided in a bylaw adopted by the shareholders, the entire board of directors or any individual director may be removed from office without cause by the vote of the shareholders, or the holders of a class or series of shares entitled to elect directors, or the class of directors. Owosso's bylaws follow the procedures prescribed by Pennsylvania law. Owosso's articles of incorporation provide that any director elected solely by the holders of Owosso Preferred

Stock shall not be subject to removal, other than for cause, unless such removal is approved by a majority of such holders entitled to vote.

        Board Vacancies.    Under Colorado law, unless different rules for filling vacancies are specified in the articles of incorporation, a vacancy that occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, by the board, or by the affirmative vote of a majority of the remaining directors, even though less than a quorum. The Allied Motion articles of incorporation do not modify the procedures prescribed by Colorado law. Pennsylvania law and the Owosso bylaws provide that vacancies on the board of directors of Owosso, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, though less than a quorum, or by a sole remaining director or, if one or more directors resigns effective at a future date, the applicable vote of the directors then in office, including those who have so resigned, and each person so selected shall serve for the balance of the unexpired term. Owosso's articles of incorporation state that if a directorship elected solely by holders of Owosso Preferred Stock becomes vacant, the President or any other officer must, upon the written request of the holders of shares representing 25% of the voting power of the outstanding shares of Owosso Preferred Stock, call a special meeting so that the holders of Owosso Preferred Stock may determine who should fill the vacancy.

        Cumulative Voting for Directors.    Cumulative voting entitles each shareholder to cast as aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected. Under Colorado law, cumulative voting is permitted only if it is specifically provided for in the corporation's articles of incorporation. Allied Motion has not provided for cumulative voting in its articles of incorporation. Under Pennsylvania law, shareholders have the right to cumulative voting unless otherwise provided in its articles of incorporation. Owosso's articles of incorporation provide that Owosso's shareholders do not have the right to cumulative voting in connection with the election of directors.

Shareholder Meetings

        Quorum Requirements.    Under Colorado law, unless otherwise provided in the articles of incorporation or the Colorado Business Corporation Act, the holders of a majority of the voting power of the shares entitled to vote at a meeting shall constitute a quorum, but a quorum shall not consist of fewer than one-third of the votes entitled to be cast by the voting group. The articles of incorporation of Allied Motion do not modify the Colorado law. Pennsylvania law and the Owosso bylaws provide that a quorum for a meeting of shareholders of Owosso consists of the presence of shareholders, in person or represented by proxy, entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting.

        Notice of Meetings.    Under Colorado law and the Allied Motion bylaws, holders of Allied Motion Common Stock are entitled to at least ten but not more than 60 days' prior written notice for each regular meeting and special meeting. In addition, Colorado law and Allied Motion's bylaws require that notice of a meeting at which the number of authorized shares is to be increased shall be given at least 30 days prior to the meeting. Under Pennsylvania law and Owosso's bylaws, notice of a meeting shall be given to each shareholder entitled to vote thereat at least ten days prior to the day named for a meeting called to consider a fundamental change under Chapter 19 of the Pennsylvania Business Corporation Law, or five days prior to the day named for the meeting in any other case.

        Ability to Call Special Meetings.    Under Colorado law and the Allied Motion bylaws, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the corporation's bylaws or by resolution of the board of directors, or by written demand from a shareholder or shareholders holding ten percent or more of the shares entitled to vote on the matters entitled to vote on the matters to be presented at the meeting. Under Pennsylvania law, shareholders of a public registered corporation are not entitled by statute to call a special meeting of shareholders. Owosso's bylaws provide that special meetings of the shareholders may be called by the Chairman of the Board, the President or the Secretary of Owosso pursuant to the written request of Owosso's board.

        Shareholder Action by Written Consent.    Under Colorado law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action, unless otherwise restricted by the articles of incorporation. The Allied Motion articles of incorporation do not modify the Colorado law. Pennsylvania law provides that unless otherwise restricted in the bylaws, an action may be authorized by the shareholders of a corporation without meeting by unanimous written consent. An action may be authorized by less than unanimous consent of the shareholders of a public registered corporation only if specifically provided in the articles of incorporation. Owosso's bylaws provide that any action permitted to be taken at a meeting of the shareholders or a class of shareholders may be taken without a meeting if that action is authorized by the written consent of the holders of a majority of the shares entitled to vote.

Voting Rights with respect to Extraordinary Corporate Transactions

        Merger, Consolidation or Sale of Assets.    Under Colorado law, the sale, lease, transfer or other disposition of all or substantially all of a corporation's property and assets other than in the usual and regular course of business must be authorized at a shareholders meeting by a majority of the voting power of the shares entitled to vote. In addition, under Colorado law, an agreement of merger, exchange or consolidation must be approved by the directors of each constituent corporation and adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. A greater vote may by required if provided in a corporation's articles of incorporation or bylaws or if required by the board of directors.

        The Allied Motion articles of incorporation require the affirmative vote of two-thirds of the shares entitled to vote for any merger or consolidation of Allied Motion with or into any other corporation, or a sale, lease, exchange or other disposition of all or substantially all of the assets, or the dissolution of Allied Motion.

        Under Pennsylvania law, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Except as otherwise provided by the bylaws of a corporation, the shareholders of a corporation do not have to approve a board of directors-approved plan of merger if, among other situations,

  •
  the surviving or new corporation is a domestic business corporation with articles of incorporation that are identical to the articles of incorporation of the constituent corporation (except for changes permitted by a board of directors without shareholder approval under Pennsylvania law),

  •
  each share of the constituent corporation outstanding immediately prior to the effective date of the merger is to continue to be outstanding or will be converted into an identical share of the surviving or new corporation after the effective date of the merger,

  •
  the shareholders of the constituent corporation are to hold, in the aggregate, shares of the surviving or new corporation to be outstanding immediately after effectiveness of the plan of merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors,

  •
  immediately prior to the transaction, another corporation that is a party to the transaction directly or indirectly owns 80% or more of the outstanding shares of each class of the constituent corporation, and

  •
  co shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors pursuant to the plan of merger or consolidation.

        Owosso's bylaws do not modify the Pennsylvania law.

        Articles of Incorporation.    Under Colorado law, if a quorum exists, an amendment to the articles of incorporation generally is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a larger affirmative vote is required by the corporation's articles of incorporation or bylaws or by the board of directors or shareholders proposing the amendment. Prior to submitting an amendment for a shareholder vote, the amendment must be recommended by the board of directors to the shareholders unless the amendment is proposed by shareholders or unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. In addition, holders of an outstanding class or series are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the provisions of the articles, if the amendment would have certain effects on the class or series of stock, such as changing the number of shares in the class or changing the rights or preferences of the class or series. The Allied Motion articles of incorporation do not contain a provision governing amendment of the articles of incorporation and, therefore, the Colorado law applies.

        Pennsylvania law requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon to amend the articles of incorporation, provided that shareholder approval is not required for certain non-material amendments, such as a change in the corporate name, a provision for perpetual existence, or, if the corporation has only one class of shares outstanding, in order to effect a stock split, a change in the number and par value of the authorized shares. The Owosso articles of incorporation are silent as to requirements for, or restrictions on, amendments to the articles of incorporation.

        Bylaws.    Colorado law and the Allied Motion bylaws provide that the power to make, amend or repeal the bylaws is vested in the board, unless the shareholders, in making, amending or repealing a particular bylaw, expressly provide that the directors may not amend or repeal such bylaw. Colorado law and the Allied Motion bylaws also provide that the authority of the board of directors is subject to the power of the shareholders to make, amend or repeal such bylaws by a majority vote of the shareholders at any annual meeting or at a special meeting called for such purpose. Moreover, the board of directors may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. The board may adopt or amend a bylaw to increase the number of directors.

        Under Pennsylvania law, the shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws of a business corporation. Except to the extent Pennsylvania law reserves the power exclusively to the shareholders regarding subjects specified therein, the authority to adopt, amend and repeal bylaws may be expressly vested by the bylaws in the board of directors, subject to the power of the shareholders to change such action. Pennsylvania law further provides that unless otherwise provided in a bylaw adopted by the shareholders, whenever the bylaws require for the taking of any action by the shareholders or a class of shareholders a specific number or percentage of votes, the provision of the bylaws setting forth that requirement shall not be amended or repealed by any lesser number or percentage of votes of the shareholders or of the class of shareholders. Owosso's bylaws provided that the bylaws may be adopted, amended or repealed by a majority vote of the shareholders entitled to vote thereon at any regular or special meeting duly convened or, except for a bylaw on a subject expressly committed to the shareholders under Pennsylvania law, by a majority vote of the members of Owosso's board of directors at any regular or special meeting duly convened, subject always to the power of the shareholders to change such action by the directors.

Indemnification of Directors, Officers and Employees

        Under Colorado law, a corporation may indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses so long as such person:

  •
  acted in good faith; and

  •
  reasonably believed that (i) in the case of conduct in an official capacity with the corporation, that the conduct was in the best interests of the corporation, or (ii) in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

  •
  in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

        Colorado law provides that, unless limited by the articles of incorporation, a corporation shall indemnify a person who was wholly successful in defense of any proceeding to which the person is a party because the person is or was a director, against reasonable expenses incurred in connection with the proceeding. The Allied Motion articles of incorporation state that Allied Motion shall indemnify and advance expenses to a director of the corporation to the fullest extent permitted by Colorado law.

        Pennsylvania law and Owosso's bylaws permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law and Owosso's bylaws further provide that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

        Under Pennsylvania law and Owosso's bylaws, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a bylaw or by vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law and Owosso's bylaws permit such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        Pennsylvania law and Owosso's bylaws permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability.

Limitation of Liability of Directors

        Under Colorado law, a corporation may include in its articles of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' liability for monetary damage for breaches of their fiduciary duty of care. Under Colorado law, a director's liability cannot be eliminated or limited for:

  •
  any breach of a director's duty of loyalty to the corporation and its shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful distributions voted for or assented to by a director; or

  •
  receipt of an improper personal benefit.

        The Allied Motion articles of incorporation provide that, to the fullest extent permitted by Colorado law, a director shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as director.

        Pennsylvania law provides that if a bylaw adopted by the shareholders so provides, a director will not be personally liable for monetary damages unless the corporation includes a provision limiting the personal liability of directors for monetary damages for actions taken as a director, except to the extent that the director has breached or failed to perform his or her duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. Owosso's bylaws do not contain such a provision.

Dissenters' and Appraisal Rights

        Under Colorado law, dissenting shareholders are entitled to dissenters' rights in connection with the lease, sale, exchange, transfer or certain other dispositions of all or substantially all of the assets of a corporation. In addition, shareholders of a Colorado corporation are entitled, except in limited situations, to dissenters' rights in connection with any merger or exchange which requires a shareholder vote by the Colorado corporation's shareholders. If dissenting shareholders have complied with the procedures prescribed by Colorado law, following the effective date of the transaction, the corporation is required to remit to each dissenting shareholder the amount the corporation estimates to be the fair value of the shareholder's shares, plus interest, accompanied by certain other documents. Finally, under Colorado law, the corporation generally pays all costs of the proceedings, unless a court determines that a shareholder acted arbitrarily, vexatiously or not in good faith.

        Under Pennsylvania law, shareholders may perfect dissenters' rights with regard to corporate actions involving certain mergers; consolidations; sale, lease or exchange of substantially all the assets of the corporation (under limited circumstances); or the elimination of cumulative voting. For more information regarding dissenters' rights in connection with the merger, please see "The Merger—Appraisal Rights" on page 23.

Payment of Dividends

        Under Colorado law, a corporation may pay dividends if (i) the corporation will be able to pay its debts in the ordinary course of business after paying the or (ii) the corporation's total assets continue to exceed its liabilities plus any amounts required to pay any preferential rights.

        Under Pennsylvania law, unless otherwise restricted by the bylaws, the board of directors may make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution.

        Owosso's bylaws provide that distributions upon the shares of Owosso's capital stock, whether by dividend, purchase or redemption or other acquisition of its shares subject to any provisions of its articles of incorporation, may be authorized by the board of directors at any regular or special meeting of the board and may be paid directly or indirectly in cash, in property or by the incurrence of indebtedness by Owosso.

        Owosso's articles of incorporation provide that the holder of each share of Owosso Preferred Stock will be entitled to receive, when and as declared by the board of directors, cash dividends up to ten percent per annum of the stated value of the Owosso Preferred Stock.

Additional Rights of Owosso Preferred Stock Holders

        In addition to the rights discussed above, holders of Owosso Preferred Stock have the following additional rights under Owosso's articles of incorporation:

  •
  Rights on Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up of Owosso, whether voluntary or involuntary, the holders of shares of Owosso Preferred Stock then outstanding will be entitled to be paid out of the assets of Owosso available for distribution to its shareholders, before any payments are made to the holders of any stock ranking on liquidation junior to the Owosso Preferred Stock, an amount up to 150% of the stated value of the Owosso Preferred Stock. After payment has been made to the holders of shares of Owosso Preferred Stock of the full preference amount, the holders of shares of any classes of stock ranking on liquidation junior to the Owosso Preferred Stock will be entitled, to the exclusion of and without participation by the holders of shares of Owosso Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of Owosso available for distribution to its shareholders.

  •
  Redemption. In the event Owosso either authorizes, creates or issues any class or series of capital stock (or debt securities convertible into shares of capital stock) ranking prior to or on parity with the Owosso Preferred Stock or ceases to be a company registered under the Exchange Act, any holder of Owosso Preferred Stock, will have the right to require Owosso to redeem the shares of Owosso Preferred Stock held by such holder at a price per share equal to an amount up to 150% of the stated value of the Owosso Preferred Stock. Additionally, Owosso has the right to redeem all or any portion of the outstanding shares of Owosso Preferred Stock at a price per share equal to an amount up to 150% of the stated value of the Owosso Preferred Stock.

        Holders of Owosso Common Stock are not entitled to receive any of the foregoing additional rights received by holders of Owosso Preferred Stock.

Business Combinations and Anti-Takeover Provisions

        Colorado law does not have provisions that prohibit business combinations or have an anti-takeover effect.

        However, the Allied Motion articles of incorporation provide that the affirmative vote of holders of not less than two-thirds of the shares entitled to vote shall be required to approve a "business combination" and if any class of shares is entitled to vote as a class, the affirmative vote of not less than two-thirds of the shares of each class of shares entitled to vote shall also be required. However, the two-thirds voting requirement shall not be required to approve a business combination if two-thirds of the "continuing directors" of Allied Motion (defined as directors who were members of Allied Motion's board immediately prior to the time Allied Motion became involved in a business transaction)

approve the business combination. If two-thirds of the continuing directors approve the business combination, only an affirmative vote of the holders of a majority of the shares entitled to vote shall be required. As provided in the Allied Motion articles of incorporation, a business combination means: (1) any merger, consolidation or share exchange of Allied Motion or a subsidiary of Allied Motion with another party; (2) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or a substantial part of the assets of the assets of Allied Motion or Allied Motion's subsidiary; (3) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or a substantial part of the assets of another party to Allied Motion or Allied Motion's subsidiary; (4) the issuance or transfer by Allied Motion or Allied Motion's subsidiary of any securities of Allied Motion or Allied Motion's subsidiary to another party; (5) any reclassification of securities, recapitalization or other comparable transaction involving Allied Motion that would have the effect of increasing the voting power of any other party with respect to Allied Motion; (6) any agreement, contract or other arrangement providing for any of the transactions described in (1) - (5). However, "business combination" shall not include any transaction if the approval of such a transaction is not required under Colorado law and the transaction has been approved by a two-thirds vote of Allied Motion's continuing directors. Moreover, a "business combination" shall not include a pro rata distribution of property to Allied Motion's shareholders.

        Pennsylvania law provides that, if a shareholder of a corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to be treated differently in a corporate dissolution from other shareholders of the same class, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder. Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors ("disqualified directors") affiliated or associated with, or nominated by, the interested shareholder. Pennsylvania law further provides that a director who has held office for at least 24 months prior to the date of vote on the proposed transaction is not a disqualified director.

        Pennsylvania law also prohibits certain business combinations between the corporation and an interested shareholder except under specified circumstances. An "interested shareholder" is defined in the statute as one who, directly or indirectly, is the beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. A "business combination" includes a merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation with the interested shareholder or with, involving or resulting in any other corporation which is, or, after the merger, consolidation, share exchange or division would be, an affiliate or associate of the interested shareholder. A "business combination" also includes a sale or other disposition to the interested shareholder or any affiliate or associate of the interested shareholder of assets of the corporation or any subsidiary (i) having an aggregate market value equal to 10% or more of the aggregate market value of the corporation's consolidated assets, (ii) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of such corporation, or (iii) representing 10% or more of the consolidated earning power or net income of such corporation. A "business combination" also includes certain transactions with an interested shareholder involving the issuance of shares of a corporation or its subsidiary having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares under certain circumstances, the adoption of a plan for the liquidation or dissolution of the corporation pursuant to certain agreements with an interested shareholder and certain reclassifications and loans involving the interested shareholder. The prohibition against such business combinations does not apply under specified circumstances and if the corporation has opted out of this statutory provision. Owosso has not opted out of this statutory provision.

        Owosso is subject to various statutory "anti-takeover" provisions of Pennsylvania law, including Subchapters 25E, 25F, 25G and 25H of Pennsylvania Business Corporation Law. Subchapter 25E of Pennsylvania Business Corporation Law (relating to control transactions) provides that, if any person or group acquires 20% or more of the voting power of a corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium. Subchapter 25F of Pennsylvania Business Corporation Law (relating to business combinations) delays for five years and imposes conditions upon business combinations between an interested shareholder and the corporation. As described above, the term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes, and an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares. Subchapter 25G of Pennsylvania Business Corporation Law (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a corporation from voting such shares unless the disinterested shareholders approve such voting rights. Failure to obtain such approval exposes the owner of the shares to the risk of a forced sale of the stock to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and 25J of Pennsylvania Business Corporation Law. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the shareholder approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration. Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Subchapters 25E, 25F, 25G and 25H of the Pennsylvania Business Corporation Law contain a wide variety of transactional and status exemptions, exclusions and safe harbors. Pursuant to Owosso's articles of incorporation, Owosso has opted out of Subchapters 25E, 25G and 25H of the Pennsylvania Business Corporation Law.

        In addition, Pennsylvania law permits an amendment to the corporation's articles of incorporation or other corporation action, if approved by shareholders, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights. Pennsylvania law also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. Pennsylvania law expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of Pennsylvania law.

        The business combination provisions of Pennsylvania law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Owosso that are not negotiated with and approved by the board of directors of Owosso. Owosso is not aware of any effort or intent to gain control of Owosso or any effort to organize a proxy contest or to accumulate shares of Owosso.

        The foregoing discussion of similarities and material differences between the rights of Allied Motion and Owosso shareholders under their respective organizational documents and applicable law is only a summary of some of the provisions of those documents and does not purport to be a complete description of all of the similarities and differences, and is qualified in its entirety by reference to the corporate law of Colorado and Pennsylvania and the full text of the articles of incorporation and bylaws of each of Allied Motion and Owosso.

SHAREHOLDER PROPOSALS

        Owosso will hold a fiscal 2004 annual meeting of its shareholders only if the merger is not completed. If Owosso holds its fiscal 2004 annual meeting, it expects to do so in a manner that complies with its certificate of incorporation and bylaws.

        In order for a director nomination or shareholder proposal to be presented by a Owosso shareholder at the next annual meeting, should one be necessary, notice of nomination or proposal must be delivered by the shareholder to the secretary of Owosso at the address below within 15 days after Owosso publicly announces the date of the annual meeting. The proposal must be an appropriate subject for shareholder action under applicable law. In the event that Owosso receives notice of a shareholder proposal by the date set forth above, then so long as Owosso includes in its proxy statement for the annual meeting information on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to a shareholder proposal, except to the extent limited by the Securities and Exchange Commission's rules governing shareholder proposals. Send shareholder proposals to Jeffrey Swanson, Corporate Controller, 22543 Fisher Road, PO Box 6660, Watertown, NY 13601.

WHERE YOU CAN FIND MORE INFORMATION

        Allied Motion and Owosso file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Allied Motion and Owosso file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room.

        Allied Motion's and Owosso's SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. Information contained on Allied Motion's and Owosso's websites is not part of this proxy statement/prospectus.

        Allied Motion has filed a registration statement on Form S-4 to register with the SEC the Allied Motion Common Stock that Allied Motion will issue in the merger. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus also constitutes a proxy statement of Owosso to Owosso shareholders and a prospectus of Allied Motion for the shares of Allied Motion Common Stock that Allied Motion will issue to Owosso shareholders in the merger. You may obtain copies of the Form S-4 (and any amendments to the Form S-4) in the manner described above.

LEGAL MATTERS

        Certain legal matters relating to the validity of the Allied Motion Common Stock issuable in connection with the merger have been passed upon for Allied Motion by Jaeckle Fleischmann & Mugel, LLP.

EXPERTS

        The consolidated financial statements and schedules of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2003 and 2002, and for the year ended December 31, 2003, the six month period ended December 31, 2002 and for each of the years in the two-year period ended June 30, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covers the adoption of Statements of Financial Accounting Standards No. 141 Business Combinations and No. 142 Goodwill and Other Intangible Assets, effective July 1, 2002.

        The consolidated financial statements of Owosso as of October 26, 2003 and October 27, 2002 and for each of the three years in the period ended October 26, 2003 included in this proxy statement/prospectus and the related consolidated financial statement schedule included elsewhere in the proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting for goodwill in 2003 and an explanatory paragraph regarding a going concern uncertainty), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MISCELLANEOUS

        No person has been authorized to give any information or make any representation on behalf of Allied Motion or Owosso not contained in this proxy statement/prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus and, with respect to material incorporated into this document by reference, the dates of such referenced material.

        If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

ALLIED MOTION TECHNOLOGIES, INC.,

AMOT, INC.

and

OWOSSO CORPORATION

Dated as of February 10, 2004

A-i

A-ii

A-iii

TABLE OF DEFINITIONS

Definition	Section Defined
Acquisition Proposal	7.3(b)
Acquisition Transaction	7.3(a)
Additional Preferred Merger Consideration	3.2(a)
Agreement	1st paragraph
Articles of Merger	1.2
Assumed Employees	7.12(b)
Business Day	1.2
Cash Payment	3.4(a)
CERCLA	4.18
Certificates	3.3(b)
Claims	4.18
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Exchange Ratio	3.1(b)(i)
Common Merger Consideration	3.1(b)(i)
Company	1st paragraph
Company Audited Balance Sheets	4.5(b)
Company Audited Financial Statements	4.5(b)
Company Benefit Plan	4.11(a)
Company Board Approval	4.3(a)
Company Board Recommendation	7.3(c)
Company Charter	4.1(a)
Company Common Stock	3.1(b)(i)
Company Contract	4.15(a)
Company Disclosure Schedule	Article 4 preamble
Company ERISA Affiliate	4.11(a)
Company Insurance Policies	4.17
Company Intellectual Property	4.14(a)
Company Leased Real Property	4.15(c)
Company Leases	4.15(c)
Company Licensed Intellectual Property	4.14(a)
Company Options	3.4
Company Owned Intellectual Property	4.14(a)
Company Permits	4.13(b)
Company Permitted Encumbrances	4.14(e)
Company Preferred Stock	3.1(b)(ii)
Company Reports	4.5(a)
Company Securities	3.3(b)
Company Shareholder Approval	4.3(a)
Confidentiality Agreement	7.2(c)
D&O Insurance Policy	7.10(a)
Effective Time	1.2
ERISA	4.11(c)
Excess Parent Common Stock	3.3(d)
Exchange Act	4.5(a)
Exchange Agent	3.3(a)

A-a

Existing Products	3.2(a)
GAAP	3.2(a)
Governmental Entity	4.4
Gross Revenues	3.2(a)
Indemnified Parties	7.10(b)
Independent Accountant	3.2(c)
Industrial Revenue Bonds	7.14
Intellectual Property	4.14(a)
"knowledge"	4.8
Liability Notice of Disagreement	8.3(f)
Liens	4.2(b)
Material Adverse Effect	4.1(a)
Merger	Recitals
Merger Consideration	3.1(b)(ii)
Merger Sub	1st paragraph
Multiemployer Plan	4.11(c) & 5.11(c)
Multiple Employer Plan	4.11(c) & 5.11(c)
Net Liabilities	8.3(f)
Non-Competition Agreements	Recitals
Notice of Disagreement	3.2(c)
Parent	1st paragraph
Parent Audited Balance Sheets	5.5(b)
Parent Audited Financial Statements	5.5(b)
Parent Benefit Plan	5.11(a)
Parent Common Stock	3.1(b)(i)
Parent Contract	5.15(a)
Parent Disclosure Schedule	Article 5 preamble
Parent ERISA Affiliate	5.11(a)
Parent Insurance Policies	5.17
Parent Intellectual Property	5.14(a)
Parent Leased Real Property	5.15(c)
Parent Leases	5.15(c)
Parent Licensed Intellectual Property	5.14(a)
Parent Owned Intellectual Property	5.14(a)
Parent Permits	5.13(b)
Parent Permitted Encumbrances	5.14(e)
Parent Preferred Stock	5.2(a)
Parent Reports	5.5(a)
Parent Significant Subsidiaries	5.1
Parties	1st paragraph
PBCL	1.1
Preferred Exchange Ratio	3.1(b)(ii)
Preferred Merger Consideration	3.1(b)(ii)
Preferred Representative	3.2(c)
Preferred Shareholders	3.2(a)
Proxy Statement/Prospectus	7.1
Registration Statement	5.4
Released Person	8.3(n)
Releasing Person	8.3(n)
Report	3.2(c)

A-b

Requisite Regulatory Approval	8.1(c)
Reserved Shares	5.2(a)
S1	1.4
S2	1.4
S3	1.4
Response Actions	4.18
SEC	4.4
Securities Act	4.5(a)
Shareholder Meeting	7.4
Shareholder Proposal	7.4
Special Committee	7.3(b)
Statement of Liabilities	8.3(f)
Stature	3.2(a)
Stature Balance Sheets	4.5(b)
Stature Products	3.2(a)
Stock Plans	3.4(a)
Subordinated Debt	4.16
Subordinated Notes	3.2(a)
Subordination Agreement	3.2(a)
Subsidiary	4.1(a)
Superior Proposal	7.3(b)
Surviving Corporation	Recitals
Tax/Taxes	4.9(c)
Tax Return	4.9(c)
Termination Date	9.1(c)
Third Party Intellectual Property	4.14(a)
Voting Agreements	Recitals
Warrant/Warrants	3.1(b)(ii)

A-c

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of February 10, 2004 (the "Agreement"), is by and among Allied Motion Technologies, Inc., a Colorado corporation ("Parent"), AMOT, Inc., a Pennsylvania corporation and wholly owned Subsidiary of Parent ("Merger Sub"), and Owosso Corporation, a Pennsylvania corporation (the "Company") (collectively, the "Parties").

RECITALS

        WHEREAS, the respective Boards of Directors of each of the Parties have, by unanimous vote, approved and declared advisable this Agreement, pursuant to which the Company shall merge with Merger Sub (the "Merger"), with Merger Sub being the surviving corporation in the Merger (the "Surviving Corporation"), upon the terms and subject to the conditions, and with the effects, set forth in this Agreement;

        WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, certain shareholders of the Company listed on Exhibit A are entering into agreements in the form attached hereto as Exhibit A (the "Voting Agreements") with Parent, pursuant to which they have agreed, among other things, to vote in favor of approval of this Agreement;

        WHEREAS, as a condition to the completion of the transactions contemplated by this Agreement, certain shareholders of the Company listed on Exhibit B are entering into non-competition agreements with Parent in the forms attached hereto as Exhibit B (the "Non-Competition Agreements");

        WHEREAS, as a condition to the Closing of the transactions contemplated by this Agreement, prior to the Merger, the Company shall merge with its wholly owned subsidiary, Stature (as defined below in Section 3.2(a)), with the Company being the surviving corporation;

        WHEREAS, the Parties intend that the Merger shall constitute a taxable sale of assets and liquidation of the Company under the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and other transactions contemplated hereby and also to prescribe certain conditions to the Merger and other transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Pennsylvania Business Corporation Law (the "PBCL"), at the Effective Time, Merger Sub shall be merged with the Company in accordance with the applicable provisions of the PBCL. Following the Effective Time, the Merger Sub shall continue as the Surviving Corporation and shall be a direct or indirect, wholly owned Subsidiary of Parent and the Merger Sub shall succeed to all of the rights and obligations of the Company, and the separate corporate existence of the Company shall cease, all as specified in the PBCL.

        Section 1.2    Closing; Effective Time.     The closing of the Merger (the "Closing") shall take place at the offices of Jaeckle Fleischmann & Mugel, LLP, Twelve Fountain Plaza, Buffalo, New York 14202 at 10:00 a.m., Eastern time, on the third Business Day immediately following the date on which the last of the conditions set forth in Article VIII hereof is satisfied or waived (other than conditions that by their nature cannot be satisfied until the Closing Date, but subject to satisfaction or waiver of such conditions), or at such other time and date and place as Parent and the Company shall mutually agree

(the "Closing Date"). The term "Effective Time" shall mean the time and date of the filing by the Company of properly executed articles of merger (the "Articles of Merger") with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL, or at such later time as agreed to by the Parties and set forth in the Articles of Merger. The term "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which the commercial banks in the State of New York are authorized or required by law to remain closed.

        Section 1.3    Effects of Merger.     The Merger will have the effects set forth in the applicable provisions of the PBCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4    Tax Consequence.     It is intended that the Merger constitute a taxable sale of assets and liquidation of the Company under the Code, and the Parties hereto agree to treat the Merger consistently with this intention for all purposes at all times prior to and following the Closing, unless required to do otherwise by law. Prior to the Effective Time, the following will occur: Parent will create a wholly-owned subsidiary ("S1") which will create two wholly-owned subsidiaries ("S2" and "S3"); Parent will contribute the stock of Merger Sub to S1; and Parent will cause S1 to contribute 50% of the stock of Merger Sub to each of S2 and S3.

ARTICLE II
DIRECTORS, OFFICERS AND CHARTER DOCUMENTS

        Section 2.1    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, which individuals shall serve as directors of the Surviving Corporation until the earlier of their resignation or removal or their otherwise ceasing to be directors or until their respective successors are duly appointed or elected in accordance with applicable law.

        Section 2.2    Officers.     The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall serve until their resignation or removal or their otherwise ceasing to be officers or until their respective successors are duly appointed or elected in accordance with applicable law.

        Section 2.3    Articles of Incorporation and Bylaws of Surviving Corporation.     At the Effective Time: (i) the Articles of Incorporation of the Merger Sub in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Merger Sub in effect immediately before the Effective Time shall become the Bylaws of the Surviving Corporation until altered, amended or repealed as provided under the PBCL or in the Articles of Incorporation or Bylaws of the Surviving Corporation (which Articles of Incorporation and Bylaws shall include provisions consistent with the requirements of Section 7.10(b) of this Agreement).

ARTICLE III
TREATMENT OF SECURITIES

        Section 3.1    Effect of the Merger on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

        (a)   Cancellation of Certain Company Securities. Each share, if any, of Company Common Stock and Company Preferred Stock that is held in the treasury of the Company and all shares of Company Common Stock and Company Preferred Stock, if any, that are owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment or distribution shall be made with respect thereto.

        (b)   Conversion of Company Securities. By virtue of the Merger and without any action on the part of any holder thereof:

          (i)    Each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares cancelled pursuant to Section 3.1(a) of this Agreement, and shares as to which appraisal rights have been exercised pursuant to Section 3.1(e) below, shall cease to be outstanding and shall cease to exist and shall be converted automatically, subject to Sections 3.1(d) and 3.3(d) below, into the right to receive .068 (the "Common Exchange Ratio") fully paid and nonassessable shares of common stock, no par value per share, of Parent (the "Parent Common Stock") (such fraction of a share of Parent Common Stock, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 3.3(d), collectively are referred to as the "Common Merger Consideration").

          (ii)   Each share of class A convertible preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than shares cancelled pursuant to Section 3.1(a) of this Agreement, shall cease to be outstanding and shall be retired and cease to exist and be converted automatically, subject to Section 3.1(d) and 3.3(d) below, into the right to receive: (A) cash in the amount of $.9333 per share; (B) .127 (the "Preferred Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock; and (C) a warrant to purchase .28 shares of Parent Common Stock pursuant to a warrant substantially in the form of Exhibit C attached hereto (each a "Warrant" and collectively the "Warrants") (the "Preferred Merger Consideration" and, together with the Common Merger Consideration and the Additional Preferred Merger Consideration, the "Merger Consideration").

          (iii)  At the Effective Time, each Certificate theretofore representing shares of Company Common Stock (except as provided in Section 3.1(e) with respect to shares of Company Common Stock as to which appraisal rights have been exercised) or shares of Company Preferred Stock, as the case may be shall, without any action on the part of the Company, Parent or the holder thereof, represent, and shall be deemed to represent from and after the Effective Time, the right to receive the applicable Merger Consideration as determined in accordance with Sections 3.1(b)(i) and 3.1(b)(ii) above and shall cease to represent any rights in any shares of capital stock of the Company or the Surviving Corporation.

        (c)   Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock, Company Common Stock or Company Preferred Stock shall be changed into a different number of shares by reason of any stock split, combination of shares, or any dividend payable in stock shall be declared thereon with a record date within such period, the Common Exchange Ratio and the Preferred Exchange Ratio shall be appropriately adjusted to provide the holders of Company Common Stock and Company Preferred Stock the same economic effect contemplated by this Agreement prior to such event.

        (d)   Appraisal Rights. Notwithstanding Sections 3.1(b)(i), shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger Agreement or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with the PBCL shall not be converted into the Common Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the Common Merger Consideration, as applicable. The Company shall give

Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Payments to holders of Company Common Stock under this Section 3.1(d) shall be made by the Company out of its own funds.

        Section 3.2    Additional Preferred Merger Consideration.

        (a)   Amount of Additional Preferred Merger Consideration. In the event that the Company's wholly-owned subsidiary, Stature Electric Inc. ("Stature"), or any division or business which succeeds to the business operations of Stature, achieves Gross Revenues (as hereinafter defined) of at least eighteen million three hundred seventy thousand dollars ($18,370,000) during the calendar year ending December 31, 2004, the Parent shall issue subordinated promissory notes substantially in the form attached hereto as Exhibit D (the "Subordinated Notes") to holders of Company Preferred Stock immediately prior to the Effective Time (the "Preferred Shareholders"), prorated by such Preferred Shareholders' Company Preferred Stock ownership as follows (the "Additional Preferred Merger Consideration") and each Preferred Shareholder shall execute a subordination agreement substantially in the form attached hereto as Exhibit D (each a "Subordination Agreement"): (i) if Gross Revenues for such period are less than eighteen million three hundred seventy thousand dollars ($18,370,000), then no Subordinated Notes will be issued; (ii) if Gross Revenues are equal to or greater than nineteen million six hundred thousand dollars ($19,600,000) then Subordinated Notes for a total principal amount of five hundred thousand dollars ($500,000) will be issued; (iii) if Gross Revenues are greater than eighteen million three hundred and seventy thousand dollars ($18,370,000) but less than nineteen million six hundred thousand dollars ($19,600,000), then the total principal amount of the Subordinated Notes will equal the product of five hundred thousand dollars ($500,000) multiplied by a fraction the numerator of which is the difference between the actual amount of the Gross Revenues minus eighteen million three hundred and seventy thousand dollars ($18,370,000) and the denominator of which is one million two hundred and thirty thousand dollars ($1,230,000). "Gross Revenues" shall mean all revenues of Stature for calendar year 2004 calculated: (A) in accordance with accounting principles generally accepted in the United States ("GAAP"), applied on a consistent basis and in accordance with past practice; (B) in a manner consistent with Stature's previous calculation of such revenues for its three previous fiscal years; and (C) based on all sales of Stature Products by Stature, Parent or any affiliate of Parent to third parties not affiliated with the Parent. "Stature Products" shall mean all motors and related products in the existing product lines of Stature at the Effective Time (the "Existing Products"), all motors and related products which constitute improvements or modifications to the Existing Products, and any motors or related products which are based on or derived from the proprietary technology of Stature at the Effective Time, and shall include any transaction involving the sale or licensing of any such proprietary technology.

For purposes of clarification and the elimination of ambiguity, the following sets forth the calculation of Additional Merger Consideration under this Section 3.2(a) based on Gross Revenues of $19,000,000. The calculation of Additional Merger Consideration based on Gross Revenues of $19,000,000 would be governed by clause (iii) of foregoing paragraph. Consequently, Additional Merger Consideration based on Gross Revenues of $19,000,000 would be equal to $256,098, calculated pursuant to the following formula:

$500,000 × [($19,000,000*—$18,370,000)/$1,230,000] = $256,098

*represents actual amount of Gross Revenues

        (b)   Issuance of Subordinated Notes. Any Subordinated Notes to be issued pursuant to Section 3.2(a) above shall be issued promptly after the final Gross Revenues are determined in accordance with Section 3.2(c); provided, however, that such Subordinated Notes shall be effective as of

January 1, 2005 such that interest on the principal amounts thereof shall accrue commencing on January 1, 2005. At such time, Parent shall issue to each Preferred Shareholder a Subordinated Note in the principal amount obtained by multiplying the Additional Preferred Merger Consideration by a fraction the numerator of which is the number of shares of Company Preferred Stock owned by such Preferred Shareholder at the Effective Time and the denominator of which is 1,071,428.

        (c)   Calculation of Stature Gross Revenues. No later than February 28, 2005, the Surviving Corporation shall prepare a statement of Stature's Gross Revenues (the "Report") and deliver such report to the Preferred Shareholders at the last address provided to Parent by each Preferred Shareholder (in a notice to Parent delivered in accordance with the provisions of Section 10.3 below). In the event that any of the Preferred Shareholders dispute the amount of Stature's Gross Revenues set forth in the Report, within thirty (30) days following delivery of the Report: (i) the Preferred Shareholders shall appoint a single Preferred Shareholder with legal authority to represent all the Preferred Shareholders in such dispute (the "Preferred Representative"); and (ii) the Preferred Representative shall give written notice of the nature of such dispute to Parent, which notice shall set forth in reasonable detail the specific objection ("Notice of Disagreement"). Calculation of Gross Revenues set forth in the Report shall become final and binding upon the Parties if the Surviving Corporation does not receive the Notice of Disagreement from the Preferred Representative prior to the expiration of such thirty (30) day period. During such thirty (30) day period the Preferred Shareholders shall be given reasonable access during normal business hours to relevant records of the Surviving Corporation (and Parent and its affiliates, if applicable) relating to, and the procedures carried out by the Surviving Corporation in connection with the Surviving Corporation's preparation of the Report and the determination of Stature's Gross Revenues set forth in the Report. Parent and the Preferred Representative shall use good faith efforts to resolve, in writing, the disputed amounts identified in the Notice of Disagreement within fifteen (15) calendar days after the Surviving Corporation's receipt thereof. If such dispute has not been resolved by the parties within the fifteen (15) day period, the disputed amounts, and the final amount of the Gross Revenues shall be recalculated by an independent accounting firm mutually agreed upon by Parent and the Preferred Representative, or in the event that the Parties are unable to agree, the Buffalo, New York office of PriceWaterhouseCoopers, LLP (the "Independent Accountant"). The Independent Accountant shall make a ratable allocation of its charges for such work as a part of its determination, based on the proportion by which the amount in dispute was determined in favor of Parent or the Preferred Shareholders respectively, and the Independent Accountant's charges shall be payable by such parties based on such determination. In such event, the amount of Gross Revenues as calculated by the Independent Accountant shall be final and binding on the parties.

        Section 3.3    Exchange of Certificates for Merger Consideration.

        (a)   Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent that is reasonably acceptable to the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, certificates representing the shares of Parent Common Stock, the Warrants and the cash that constitute the Merger Consideration.

        (b)   Exchange and Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock or Company Preferred Stock (collectively, "Company Securities") whose shares were converted into the right to receive the applicable Preferred Merger Consideration or Common Merger Consideration pursuant to Section 3.1(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon actual delivery of the certificates to the Exchange Agent (and which shall be in such form as is reasonably satisfactory to the Company); and (ii) instructions for use in effecting the surrender of the

Certificates in exchange for Preferred Merger Consideration or Common Merger Consideration, as applicable, and any cash in lieu of fractional shares of Parent Common Stock. Following the Merger, (i) each former holder of Company Common Stock shall be entitled to receive: (a) a book-entry statement reflecting ownership of (or, if requested, a certificate representing) that number of whole shares of Parent Common Stock into which the shares of Company Common Stock held by such holder (after taking into account all shares of Company Common Stock then held by such holder) were converted in accordance with Section 3.1(b); and (ii) cash in lieu of fractional shares of Parent Common Stock which such holder has the right to receive pursuant to Section 3.3(d); and (ii) each former holder of Company Preferred Stock shall be entitled to receive: (a) a book-entry statement reflecting ownership of (or, if requested, a certificate representing) that number of whole shares of Parent Common Stock into which the shares of Company Preferred Stock held by such holder (after taking into account all shares of Company Preferred Stock then held by such holder) were converted in accordance with Section 3.1(b); (ii) cash and Warrants as determined pursuant to Section 3.1(b)(ii); and (iii) cash in lieu of fractional shares of Parent Common Stock which such holder has the right to receive pursuant to Section 3.3(d). In the event that the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate (other than a certificate representing shares of Company Common Stock or Company Preferred Stock (i) to be cancelled in accordance with Section 3.1(a), or (ii) with respect to which appraisal rights have been exercised pursuant to Section 3.1(e)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration contemplated by this Section 3.3. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article III.

        (c)   Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

        (d)   No Fractional Securities. In lieu of any fractional securities, each holder of Company Securities who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to such holder's respective proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to this Article III. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of: (i) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Company Securities (such excess being collectively called the "Excess Parent Common Stock"). The Exchange Agent, as agent for the former holders of Company Securities, shall sell the Excess Parent Common Stock at the prevailing prices on NASDAQ (or on the principal exchange on which the

Parent Common Stock is then traded or quoted). The sales of the Excess Parent Common Stock by the Exchange Agent shall be executed on NASDAQ (or such other exchange) through one or more member firms of NASDAQ (or such other exchange) and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sales of Excess Parent Common Stock. Until the net proceeds of such sales have been distributed to the former holders of Company Securities that were converted into the right to receive Parent Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Securities in lieu of any fractional interests in shares of Parent Common Stock, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

        (e)   Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter, there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock then outstanding on the records of the Company. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and represent the right to receive the Common Merger Consideration or Preferred Merger Consideration, as applicable, as provided in Section 3.1 and in this Section 3.3.

        (f)    Termination of Exchange Agent. All funds or securities held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed on the first anniversary of the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment the applicable Merger Consideration to which such holder may be due, subject to applicable law.

        (g)   Escheat. To the fullest extent permitted by applicable law, neither Parent nor the Surviving Corporation shall be liable to any person for any funds or securities delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h)   Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

        (i)    Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates which, prior to the Effective Time, represented shares of Company Common Stock or Company Preferred Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law, and shall pay all amounts so deducted and withheld for the account of, or for the benefit of, the applicable holder on or prior to the date such amounts are required to be paid to the applicable Tax authority or Governmental Entity. To the extent that amounts are so withheld or deducted and paid, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock, as the case may be, in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

        (j)    No Further Ownership Rights in Company Common Stock and Company Preferred Stock. All Preferred Merger Consideration and Common Merger Consideration paid upon the conversion of shares of Company Preferred Stock and Company Common Stock, respectively, in accordance with the terms of Articles I, II and III (including any cash paid pursuant to Section 3.3(d)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Preferred Stock or Company Common Stock, as the case may be. From and after the Effective Time, the Certificates evidencing shares of Company Common Stock or Company Preferred Stock shall no longer represent ownership or equity interests in the Company, but rather the right to receive the applicable Merger Consideration (or, appraisal rights if such are perfected and not withdrawn as provided in Section 3.1(e) (relating to appraisal rights)) as set forth above in this Agreement.

        Section 3.4    Company Options; Stock Plans.

        (a)   Prior to the Effective Time, the Company's Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options or similar rights (the "Company Options") heretofore granted under any stock option or similar plan of the Company (the "Stock Plans") without any payment therefore except as otherwise provided in this Section 3.4. Immediately prior to the Effective Time, the Company shall accelerate the vesting of all Company Options which are listed on Schedule 3.4 of the Company Disclosure Schedule and each then vested Company Option shall no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefore, to a payment in cash by the Company (subject to any applicable withholding taxes), at the Effective Time, equal to the product of: (i) the total number of Company Common Shares subject to such vested Company Option; and (ii) the excess, if any, of $.30 over the exercise price per Company Common Share subject to such vested Company Option (such amounts payable hereunder being referred to as the "Cash Payment"). All other Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, holders of Company Options will have no rights other than the rights of the holders of vested Company Options to receive the Cash Payment in cancellation and settlement thereof.

        (b)   As soon as practicable following the Effective Time (and in any event not later than ten Business Days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms), if required, with respect to the Company's 401(k) Retirement Savings Plan, and shall maintain the effectiveness of such registration statement or registrations statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as plan participation interests in the Company's 401(k) Retirement Savings Plan are required to be registered.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific section references, the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 4.1    Corporate Organization.

        (a)   The Company is duly organized and validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, or their Subsidiaries, as the case may be, any change or effect that is or would reasonably be expected to be materially adverse to: (i) the business, operations, results of operations or financial condition of such Party and its Subsidiaries taken as a whole; or (ii) the ability of such Party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change or effect relating to or arising from the execution, announcement, or consummation of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" when used with respect to any entity, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such entity for financial reporting purposes. The Company has previously made available to Parent true and complete copies of: (i) the Articles of Incorporation of the Company (the "Company Charter") and the Bylaws of the Company, each as in effect as of the date of this Agreement; and (ii) the minutes of the meetings of the Board of Directors and any committee thereof in respect of meetings of the Board of Directors and such committees held since October 28, 2001 through the date hereof, other than meetings of the Board of Directors for which minutes have not heretofore been prepared (the proceedings of which have been described in all material respects to counsel for Parent) or the subject of which was this Agreement and the transactions contemplated hereby.

        (b)   Each Company Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and, where such status is recognized, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        Section 4.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of: (i) 15,000,000 shares of Company Common Stock, par value $.01 per share, of which, 5,874,345 shares are issued, 50,039 such shares are held in the Company's treasury, and 5,824,306 are outstanding; and (ii) 10,000,000 shares of Company Preferred Stock, par value $.01 per share, of which, 1,071,428 shares are issued and outstanding and no such shares are held in the Company's treasury. Except as set forth on Schedule 4.2(a) of the Company Disclosure Schedule, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, preemptive rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Securities or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Securities. Schedule 4.2(a) contains a list of all option holders of the Company, the number of shares subject to each option, the exercise price of each option and the expiration date of each option.

        (b)   Schedule 4.2(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, the name and state of incorporation of such Subsidiary, and the number and type(s) of its outstanding shares of capital stock or other equity interests. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company's Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any equity interest in any firm, corporation, partnership or other entity, whether incorporated or unincorporated, or has any obligation or has made any commitment to acquire any such interest or to make any investment. No Company Subsidiary owns any capital stock of the Company.

        Section 4.3    Authority; No Violation.

        (a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized and this Agreement has been duly and validly adopted by the Company's Board of Directors. Except for: (i) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL; and (ii) the affirmative votes of both (a) the holders of shares representing a majority of the voting power of the shares of Company Common Stock and Company Preferred Stock outstanding on the record date of such vote, voting together as a single class; and (b) the holders of a majority of the shares of the Company Preferred Stock outstanding on the record date of such vote (the "Company Shareholder Approval"), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Company's Board of Directors, by unanimous vote thereof: (i) has adopted this Agreement and the transactions contemplated hereby and declared this Agreement advisable (the "Company Board Approval"); (ii) has directed that this Agreement and the Merger be submitted to the shareholders of the Company for approval at the Shareholder Meeting; and (iii) subject to Sections 7.3 and 7.4, recommends that shareholders of the Company approve this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

        (b)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, including the Merger, nor compliance by the Company with any of the terms or provisions hereof, will: (i) violate any provision of the Company Charter or the Bylaws of the Company, or violate or conflict with any agreement or instrument pursuant to which any shares of capital stock of the Company, or securities exercisable for or convertible into shares of capital stock of the Company, have been issued; or (ii) subject to the making of the filings and obtaining the approvals referred to in Section 4.4 and the effectiveness of such filings and/or receipt of the consents and approvals in connection therewith: (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or require any increased payment under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, Liens or payments which, individually or in the aggregate, will not have a Material Adverse Effect on the Company.

        Section 4.4    Consents and Approvals.     Except for: (a) the filing with the Securities and Exchange Commission (the "SEC") of: (i) the Proxy Statement/Prospectus; and (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL; (c) the filings with any court, administrative agency or commission or other governmental, regulatory or self-regulatory authority or instrumentality (each a "Governmental Entity") as required under applicable law in each case as set forth in Schedule 4.4 of the Company Disclosure Schedule; (d) the Company Shareholder Approval; (e) such filings, consents and approvals required by applicable law with respect to any Company Permit; and (f) such other filings, the failure of which to make would not, individually or in the aggregate, have a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with: (A) the execution and delivery by the Company of this Agreement; and (B) the consummation by the Company of the transactions contemplated hereby.

        Section 4.5    SEC Reports; Financial Statements.

        (a)   The Company has made available to Parent an accurate and complete copy of each: (i) report, schedule, final registration statement, prospectus and definitive proxy statement filed by the Company with the SEC on or after October 29, 2001 and prior to the date hereof pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934 (the "Exchange Act") (the "Company Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date, provided that, if the Company amends any of the Company Reports, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter; and (ii) communication mailed by the Company to its shareholders since October 29, 2001 and prior to the date hereof. As of their respective dates, the Company Reports and communications: (A) complied in all material respects with requirements of the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder applicable thereto; and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date.

        (b)   The Company has previously made available to Parent copies of: (i) the consolidated balance sheets (the "Company Audited Balance Sheets") of the Company and its Subsidiaries as of October 28, 2001, October 27, 2002 and October 26, 2003, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the fiscal years ended October 28, 2001, October 27, 2002 and October 26, 2003, as reported in the Company's Annual Report on Form 10-K for the fiscal years ended October 28, 2001, October 27, 2002 and October 26, 2003 filed with the SEC under the Exchange Act; and (ii) the unaudited balance sheets of Stature as of October 28, 2001, October 27,

2002 and October 26, 2003 (the "Stature Balance Sheets"), and the related statements of operations and cash flows of Stature for the fiscal years then ended (such financial statements included in such Annual Report, together with the Company Audited Balance Sheets and the Stature Balance Sheets, are collectively referred to herein as the "Company Audited Financial Statements"), in each case, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Company. The Company Audited Financial Statements (including the related notes, where applicable): (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations, cash flows and, in the case of the Company Audited Financial Statements, changes in shareholders' equity (deficit), of the Company and its Subsidiaries for the periods indicated (subject, in the case of the unaudited financial statements, to normal audit adjustments which are not expected, individually or in the aggregate, to be material); (ii) have been prepared consistent with the books and records of the Company and its Subsidiaries and consistent with the Company's accounting policies and procedures; (iii) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

        Section 4.6    Broker's Fees.     Except as set forth on Schedule 4.6 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees payable on behalf of the Company in connection with the Merger or the other transactions contemplated by this Agreement.

        Section 4.7    Absence of Certain Changes or Events.

        (a)   Since October 26, 2003, no event or events have occurred which have had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   Since October 26, 2003 through the date hereof, other than the execution and delivery of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        (c)   Neither the Company nor any of its Subsidiaries has, since October 26, 2003 through the date hereof: (i) except in the ordinary course of business or as required by applicable law or an agreement which has been disclosed prior to the date hereof in the Company Reports and a copy provided by the Company to Parent: (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of October 26, 2003; or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses or commissions (other than bonuses for fiscal year 2003, including, without limitation, those bonuses identified in the minutes of the Company's Compensation Committee dated December 18, 2003, which are to be paid to employees of the Company other than George Lemmon Jr., whose bonus and severance will be provided for in the agreement referred to in Section 8.3(m) below, and customary commissions for fiscal year 2003) or (ii) suffered any material strike, work stoppage, slowdown, or other labor disturbance.

        (d)   Except as disclosed on Schedule 4.7(d) of the Company Disclosure Schedule, since October 26, 2003 through the date hereof, the Company has not granted any stock options with respect to Company Common Stock or Company Preferred Stock to any director, officer, employee, or independent contractor of the Company or any of its Subsidiaries.

        (e)   Since October 26, 2003 through the date hereof, neither the Company nor any of its Subsidiaries has taken any action described in Section 6.2 that if taken after the date hereof and prior to the Effective Time would violate such provision.

        Section 4.8    Legal Proceedings.     Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations: (i) of any nature against the Company or any of its Subsidiaries; or (ii) as of the date hereof, challenging the validity or propriety of the transactions contemplated by this Agreement. For purposes of this Agreement, the "knowledge" of any person that is not an individual means, with respect to any matter, in question, the actual knowledge of such person's executive officers and other officers having primary responsibility for such matter in each case, based upon reasonable inquiry consistent with such person's title and responsibilities.

        Section 4.9    Taxes and Tax Returns.

        (a)   Except as disclosed on Schedule 4.9 of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has duly and timely filed and will duly and timely file all Tax Returns required to be filed by it and has duly paid or made adequate provision for the payment of all Taxes and other governmental charges which have been incurred (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls), and all such Tax Returns are accurate and complete in all material respects; and (ii) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. There are no disputes pending related to, or claims asserted for, Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have adequate reserves. Proper and accurate amounts have been withheld by the Company and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws. There are no liens for Taxes upon any property or assets of the Company or its Subsidiaries except liens for current Taxes not yet due. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company or any of its Subsidiaries for any period. Neither the Company nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent) or has any liability for the Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law).

        (b)   Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any similar provision of state, local or foreign law).

        (c)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and the term "Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes.

        Section 4.10    Certain Other Tax Matters.     Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that could reasonably be expected to prevent the Merger from qualifying as a taxable sale of assets and liquidation of the Company under the Code.

        Section 4.11    Employees; Benefit Plans.

        (a)   Set forth on Schedule 4.11(a) of the Company Disclosure Schedule is a true and complete list of each Company Benefit Plan but excluding government-sponsored programs. For purposes of this Agreement, "Company Benefit Plan" means any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer, director or consultant of the Company or any Company ERISA Affiliate or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company ERISA Affiliate or to which the Company or any Company ERISA Affiliate contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practices, agreement or other arrangement, but excluding any government-sponsored programs (e.g., social security or national health coverage). A "Company ERISA Affiliate" is any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

        (b)   The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans (including a written description of any unwritten Company Benefit Plan) and: (i) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two years; (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan; (iii) the summary plan description for such Company Benefit Plan (if any); and (iv) the Form 5500 for such Company Benefit Plan (if applicable) for each of the last three years. Except as specifically provided in the foregoing documents made available to Parent or as required by this Agreement, there are no amendments to any Company Benefit Plan that have been adopted or approved nor has the Company or any Company ERISA Affiliate undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan, other than such amendments as may be required by changes in applicable law.

        (c)   With respect to the Company Benefit Plans: (i) each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code; (ii) each Company Benefit Plan has been administered in all material respects in accordance with its terms; (iii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (except for such Company Benefit Plans that: (A) have not yet received a determination letter but for which the remedial amendment period for submitting a determination letter has not yet expired; or (B) are maintained under a prototype plan (or similar form or pattern plan) for which the Internal Revenue Service has issued a favorable opinion letter (or similar approval letter) that, in the Company's reasonable judgment, adequately addresses such plan's qualified status), and there are no existing circumstances nor any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Company Benefit Plan; (iv) except as set forth on Schedule 4.11(c) of the Company Disclosure Schedule, no Company Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 302 of ERISA or Section 412 or 4971 of the Code; (v) no Company Benefit Plan provides benefits coverage, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond the last day of the month in which their retirement or other termination of service occurred, other than coverage mandated by applicable law and other than any post-termination exercise periods for stock options; (vi) except as set forth on Schedule 4.11(c) of the Company Disclosure Schedule, no material liability under Title IV of ERISA or Part 6 of Title I of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a material liability thereunder; (vii) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control (a "Multiple Employer Plan"), within the meaning of Section 4063 of ERISA and none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (viii) except as set forth on Schedule 4.11(c) of the Company Disclosure Schedule, all contributions or other amounts payable by the Company or any Company ERISA Affiliate with respect to each Company Benefit Plan and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's financial statements; (ix) none of the Company, any Company ERISA Affiliate or, to the Company's knowledge, any other person, including any fiduciary, has engaged in a transaction in connection with which the Company, any Company ERISA Affiliate or any Company Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the knowledge of the Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto; and (xi) each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

        (d)   Schedule 4.11(d) of the Company Disclosure Schedule sets forth: (i) an accurate and complete description of each provision of any Company Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; and (ii) to the Company's knowledge a good faith estimate of the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company and its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        (e)   Except to the extent required by any Company Benefit Plan or by operation of the provisions of any individual employment or change in control agreement previously disclosed to Parent and set forth in Schedule 4.11(e) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor the Company's Board of Directors has taken any action to accelerate the vesting of any stock options or other equity-based compensation awards in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        Section 4.12    Securities Laws Matters.

        (a)   With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company Reports filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company.

        (b)   The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as such term is defined in rule 13(a)-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        (c)   The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Company's knowledge, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

        Section 4.13    Compliance with Applicable Law, Permits and Licenses.

        (a)   Neither the Company nor any of its Subsidiaries: (i) is in any material respect in conflict with, or in default or violation in any material respect of; or (ii) has been charged by any Governmental Entity with any unresolved violation of: any material law, rule, regulation, order, directive, injunction, judgment or decree applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective owned or leased properties is bound or affected.

        (b)   The Company, its Subsidiaries and their respective employees hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of the Company and its Subsidiaries (the "Company Permits"). Each of the Company and its Subsidiaries is, and for the past five years has been, in compliance in all material respects with the terms of the Company Permits, all of the Company Permits are in full force and effect and no suspension, revocation or material modification of any of them is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, do reasonable grounds exist for any such action.

        Section 4.14    Intellectual Property; Proprietary Rights; Employee Restrictions; Assets.

        (a)   All material: (i) copyrights, including copyright registrations and copyright applications; (ii) trademarks, including trademark registrations and applications for registration; (iii) patents and patent applications; (iv) service marks, including service mark registrations and applications for registration; (v) trade names; (vi) Internet domain names; (vii) databases; (viii) computer programs, including source code, object code, algorithms, structure, display screens, layouts, development tools, instructions, templates, and computer software user interfaces; (ix) know-how; (x) trade secrets; (xi) customer lists; (xii) proprietary technology; (xiii) processes and formulae; (xiv) marketing materials; (xv) inventions; (xvi) trade dress; (xvii) logos; and (xviii) designs (collectively "Intellectual Property") used by the Company or its Subsidiaries in their respective businesses (collectively, "Company Intellectual Property") are owned by the Company or such Subsidiaries by operation of law, or have been validly assigned to the Company or such Subsidiaries ("Company Owned Intellectual Property") or the Company or its Subsidiaries otherwise have the right to use such Intellectual Property in their business as currently conducted ("Company Licensed Intellectual Property"). The Company Intellectual Property is sufficient in all material respects to carry on the business of the Company as presently conducted. The Company or one of its Subsidiaries has exclusive ownership of all Company Owned Intellectual Property used by the Company or its Subsidiaries, or is entitled to use all Company

Licensed Intellectual Property, in the Company's business as presently conducted, subject, in the case of Company Licensed Intellectual Property, to the terms of the license agreements covering such Company Licensed Intellectual Property a summary of which is set forth in Schedule 4.14(a) of the Company Disclosure Schedule. The Company and its Subsidiaries, and to the knowledge of the Company, the other parties thereto are not in material breach of any of the license agreements covering the Company Licensed Intellectual Property. The present business activities or products of the Company do not infringe on any Intellectual Property of others ("Third Party Intellectual Property").

        (b)   To its knowledge, the Company has not received any notice or other claim from any third party asserting that any of the Company's present activities or products infringe or may infringe any Third Party Intellectual Property of such third party.

        (c)   Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) the Company has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information material to its business as presently conducted; (ii) the Company has taken all reasonable measures in accordance with customary industry practice to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) to the knowledge of the Company, all trade secrets and other confidential information of the Company that are material to its business are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company; and (iv) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for the Company or such Subsidiary.

        (d)   To the knowledge of the Company, no university or government agency (whether federal or state) has any claim of right to or ownership in the Company Owned Intellectual Property. The Company is not aware of any material infringement, dilution or misappropriation by others of the Company Owned Intellectual Property, or any material violation of the confidentiality of any of its proprietary information. To the Company's knowledge, the Company is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Company or any of its Subsidiaries.

        (e)   Each of the Company and its Subsidiaries has good, valid and marketable title to, or good, valid and marketable leasehold interests in, all its properties and other assets (other than Company Intellectual Property, which is addressed in Section 4.14 (a) through (d)) as are necessary in the conduct of, or material to the business of the Company and its Subsidiaries as currently conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that, either individually or in the aggregate, do not interfere in any material respect, with the Company's conduct of its business or affect in any material respect the value of such property or other assets (the "Company Permitted Encumbrances"). Except as disclosed on Schedule 4.14(e) of the Company Disclosure Schedule or the Company Permitted Encumbrances, all such properties and other assets, other than properties or other assets in which the Company or any of its Subsidiaries has a leasehold interest, are owned by the Company or a Subsidiary free and clear of all Liens.

        (f)    (i) Each lease of real or personal property which is material to the conduct of the business of the Company and its Subsidiaries and to which the Company or its Subsidiaries is a party is valid and binding on the Company or any of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries have in all material respects performed all material obligations required to be performed by it to date under each such lease, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default under any such lease.

        Section 4.15    Certain Contracts; Leases.

        (a)   Except as set forth on Schedule 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports; (ii) which materially restricts the conduct of any line of business by the Company or upon consummation of the transactions contemplated by this Agreement will restrict the conduct of any line of business by Parent, or Parent's Subsidiaries or the ability of Parent or any of Parent's Subsidiaries to engage in any line of business; (iii) which upon consummation of the transactions contemplated by this Agreement will subject any of the Company or any of its affiliates to any exclusivity arrangements with or to a labor union or guild (including any collective bargaining agreement); or (iv) (other than any plan or agreement covered by Section 4.11 hereof) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), together with any material license or contract relating to Company Intellectual Property, whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "Company Contract," and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. The Company has heretofore made available to Parent a true and complete copy of each Company Contract.

        (b)   (i) Each Company Contract is valid and binding on the Company or any of its Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Company Contract; and (iii) to the knowledge of the Company, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default under any such Company Contract.

        (c)   Schedule 4.15(c) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by the Company or its Subsidiaries (the "Company Leased Real Property"). Except as set forth on Schedule 4.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property. All of the leases or subleases of the Company Leased Real Property (the "Company Leases") are valid, binding and in full force and effect. The Company and its Subsidiaries have not subjected any Lease to any mortgage, pledge, lien, encumbrance, sublease, assignment, license, or other agreement granting to any third party any material interest in such Lease or any right to the use or occupancy of any Company Leased Real Property. The Company or a Subsidiary, as lessee under each Lease, is now in possession of all of the applicable Company Leased Real Property except for the sublease to Communications Media Incorporated dated June 1, 2000.

        (d)   The Merger will not cause an event of default under any of the Company Leases or, in the alternative, the Company will obtain the consent and waiver of the landlord under any applicable Company Leases relative to the Merger. In any event, the Company shall obtain an estoppel certificate from each landlord under the Company Leases, in form reasonably acceptable to each Party: (i) confirming the material terms of the Company Leases; and (ii) stating that no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a material default under any Company Leases or as a result of the Merger.

        Section 4.16    Indebtedness; Absence of Undisclosed Liabilities.     Except as set forth in Schedule 4.16 of the Company Disclosure Schedule, all liabilities of the Company are current. Except for: (a) those liabilities that are disclosed in the footnotes to or reserved against on the Company Audited Financial Statements (and only to the extent of such disclosure or reserve); (b) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby or for fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; and (c) liabilities or obligations not required by GAAP to be disclosed or provided for in the Company Audited Financial Statements and that were incurred in the ordinary course of business consistent with past practice which have not had or would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any indebtedness, obligation, or liability of any nature whatsoever (whether known or unknown, absolute, accrued, asserted or unasserted, determined, determinable, contingent or otherwise and whether due or to become due whether relating to operations of, or property currently or previously owned by, the Company or any of its present or past Subsidiaries). Schedule 4.16 of the Company Disclosure Schedule sets forth all indebtedness for money borrowed by the Company or any of its Subsidiaries, including all subordinated debt of the Company (the "Subordinated Debt") and all debt owing to the Jefferson County Industrial Development Agency (the "JCIDA Debt"), and accurately discloses for each such indebtedness the payee, the original amount of the loan, the current unpaid balance of the loan, the interest rate and the maturity date.

        Section 4.17    Insurance.     The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries (the "Company Insurance Policies"). Each of such Company Insurance Policies is in full force and effect as of the date of this Agreement. From October 28, 2001 through the date hereof, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation of any Company Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage; (b) invalidation of any Company Insurance Policy; (c) refusal of any coverage or rejection of any material claim under any Insurance Policy; or (d) material adjustment in the amount of the premiums payable with respect to any Company Insurance Policy.

        Section 4.18    Environmental Liability.     There are no legal, judicial, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations or remediation activities (collectively "Claims" or "Response Actions") of any nature seeking to impose, or that reasonably could result in the imposition of, on the Company or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company there is no reasonable basis for any such Claim or Response Action that could reasonably be expected to impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, directive, injunction, letter or memorandum by or with any court, governmental authority, regulatory agency, Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 4.19    State Takeover Law.     The Company has taken all appropriate actions so that the provisions contained in Chapter 25 of the PBCL will not apply with respect to or as a result of the execution or performance of this Agreement or the transactions contemplated by this Agreement, including the execution and performance of the Voting Agreements.

        Section 4.20    Form S-4 Proxy Statement/Prospectus.     None of the information to be supplied by Company or its Subsidiaries for inclusion in the Form S-4 or the Proxy Statement/Prospectus will, at the time of the filing of the Form S-4 and the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply, as of the date of filing, in the case of the Form S-4, and the date of mailing, in the case of the Proxy Statement/Prospectus, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Company with respect to information supplied by Parent for inclusion therein.

        Section 4.21    Transactions with Affiliates.     Except as set forth in Schedule 4.21 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

        Section 4.22    Labor Relations; Collective Bargaining Agreements.     Neither Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Company or its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Company or any of its Subsidiaries. No labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no labor disputes, strikes, slowdowns or work stoppages against Company or any of its Subsidiaries pending or threatened against Company or any of its Subsidiaries. Since October 29, 2000, no unfair labor practice or labor charge or complaint has been made or is outstanding with respect to Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all provisions of applicable law pertaining to the employment of employees, including such laws relating to labor relations, equal employment, fair employment practices, immigration, workers' compensation, terms and conditions of employment, employee classification, wages, hours or work, equal opportunity and occupational health and safety.

        Section 4.23    Dividends.     Since October 26, 2003, neither the Company nor any of its Subsidiaries have declared or paid any dividends or other distributions upon any of its capital stock or returned any capital to the shareholders of the Company or paid or made any distribution of property or cash to the shareholders of the Company.

        Section 4.24    Product Labeling, Product Liability and Product Warranty.     The Company and its Subsidiaries are in compliance with all federal, state and local laws and regulations relating to product labeling, product safety and public health and safety. Except as set forth in Schedule 4.24 of the Company Disclosure Schedule or in connection with routine warranty claims, neither the Company nor any of its Subsidiaries has received any notice of any claim that any product now or heretofore offered for sale or sold by the Company or distributed by the Company in connection with product sales is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed. Neither the Company nor its Subsidiaries has ever been ordered by a government agency to recall a product, and to the Company's knowledge, there are no circumstances that could give rise to such a product recall. To the Company's knowledge, there are no circumstances that could cause the Company to experience costs for warranty claims in the future that are materially higher than the costs historically experienced by the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the Parent Disclosure Schedule delivered by the Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific section references, the Parent and Merger Sub hereby represent and warrant to the Company as follows:

        Section 5.1    Corporate Organization.     Each of Parent, Merger Sub and Parent's "Significant Subsidiaries" (as defined in Regulation S-X promulgated by the SEC) (the "Parent Significant Subsidiaries") is duly organized and validly existing as a corporation in good standing under the laws of the state of its incorporation. Each of Parent, Merger Sub and the Parent Significant Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. The Parent has previously made available to the Company true and complete copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, each in effect as of the date of this Agreement.

        Section 5.2    Capitalization.

        (a)   The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, no par value per share, and 5,000,000 shares of preferred stock, par value $1 per share ("Parent Preferred Stock"). As of December 31, 2003, 5,021,221 shares of Parent Common Stock are issued and outstanding and no shares of Parent Preferred Stock are issued and outstanding, in each case, not subject to any preemptive rights. No shares of Parent Common Stock and no shares of Parent Preferred Stock are held in treasury by Parent or by Subsidiaries of Parent. Except in connection with this Agreement and except as set forth on Schedule 5.2(a) of the Parent Disclosure Schedule: (i) there are no options, warrants, rights, puts, calls, commitments or other contracts, arrangements or understandings issued by or binding upon Parent requiring or providing for; and (ii) there are no outstanding debt or equity securities of Parent which upon the conversion, exchange or exercise thereof would require or provide for the issuance by Parent of any new or additional shares of Parent Common Stock or Parent Preferred Stock (or any other securities of Parent) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for Parent Common Stock or Parent Preferred Stock (or any other securities of Parent). Except as set forth on Schedule 5.2(a) of the Parent Disclosure Schedule, since December 31, 2002 through the date hereof, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date and the vesting of restricted stock units. The authorized capital stock of Merger Sub consists of 200 shares of Common Stock of Merger Sub, of which, as of the date hereof, 100 shares are issued and outstanding and are owned beneficially and of record by Parent or a wholly owned indirect or direct subsidiary of Parent. Parent has reserved for issuance the total number of shares of Parent Common Stock issuable upon exercise of the Warrants to be issued pursuant to Section 3.1(b)(ii) (the "Reserved Shares"). The Reserved Shares, the shares of Parent Common Stock to be issued as Common Merger Consideration or Preferred Merger Consideration hereunder, and the Warrants to be issued pursuant to Section 3.1(b)(ii) have been duly authorized and validly reserved and all such shares shall, upon issuance, be validly issued, fully paid, nonassessable, and not subject to any preemptive rights, free and clear of all security interests, liens, claims, pledges or other encumbrances of any nature whatsoever (except for any such rights, securities interests, liens, claims, pledges or other encumbrances arising from any action taken by a shareholder of the Company and except for any encumbrances imposed by federal, state or foreign securities laws) and with no personal liability attaching to the ownership thereof. Neither Parent nor any of its controlled affiliates owns, in the aggregate, in excess of 0.1% of the total voting power of the outstanding Company Securities (other than pursuant to this Agreement or the Voting Agreements).

        (b)   Each Parent Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and, where such status is recognized, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Parent; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        Section 5.3    Authority; No Violation.

        (a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized. This Agreement has, by unanimous vote, been duly and validly approved and declared advisable by the Board of Directors of each of Parent and Merger Sub. No other corporate proceedings on the part of Parent and Merger Sub, other than the approval by Parent as the sole shareholder of Merger Sub of this Agreement (which shall be obtained prior to the Effective Time), are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

        (b)   Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement will: (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the Articles of Incorporation or Bylaws of Merger Sub; or (ii) subject to the making of the filings referred to in Section 5.5 of this Agreement and the effectiveness of such filings and/or receipt of the consents and approvals in connection therewith: (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub; or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, or require any increased payment under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, liens or payments which, individually or in the aggregate, will not have a Material Adverse Effect on Parent.

        Section 5.4    Consents and Approvals.     Except for (a) the filing with the SEC of: (i) the Proxy Statement/Prospectus; (ii) a Registration Statement of Parent on Form S-4 with respect to shares of Parent Common Stock and Warrants which may be issued to shareholders of the Company in the Merger (together with any amendments or supplements thereto, the "Registration Statement"); and (iii) such reports under the Exchange Act as may be required in connection with this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby; (b) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement; (c) the filing of applications for the authorization of quotation on NASDAQ or such other national exchange on which the Parent Common Stock is quoted or listed at the Effective Time of the Parent Common Stock issuable under this Agreement and such other filings as may be required under the rules and regulations of NASDAQ or other exchange; (d) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company; (e) the filings with any Governmental Entity as required under applicable law in each case as expressly set forth in Schedule 5.4 of the Parent Disclosure Schedule; (f) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL; (g) consents and approvals previously obtained; (h) such filings, consents and approvals required by applicable law with respect to any Company Permits or Parent Permits; and (i) such other filings the failure of which to make would not have a Material Adverse Effect on Parent, no consents or approvals of or filings or registrations with any Governmental Entity or third party are necessary in connection with: (A) the execution and delivery by Parent or Merger Sub of this Agreement; and (B) the consummation by Parent or Merger Sub of the transactions contemplated hereby.

        Section 5.5    SEC Reports; Financial Statements.

        (a)   Parent has made available to the Company an accurate and complete copy of each: (i) report, schedule, final registration statement, prospectus and definitive proxy statement filed by Parent with the SEC on or after June 30, 2002 and prior to the date hereof pursuant to the Securities Act or the Exchange Act (the "Parent Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date, provided that, if Parent amends any of the Parent Reports, the fact of the filing of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter; and (ii) communication mailed by Parent to its shareholders since June 30, 2002 and prior to the date hereof. As of their respective dates, the Parent Reports and communications: (A) complied in all material respects with requirements of the Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder applicable thereto; and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date.

        (b)   Parent has previously made available to the Company copies of: (i) the consolidated balance sheets (the "Parent Audited Balance Sheets") of Parent and its Subsidiaries as of June 30, 2002 and December 31, 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year ended June 30, 2002, and the transitional period ended December 31, 2002 as reported in Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and Parent's Report on Form 10-KT for the transitional period ended December 31, 2002 filed with the SEC under the Exchange Act (such financial statements included in such Annual Report, together with the Parent Audited Balance Sheets, the "Parent Audited Financial Statements"), in each case, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Parent. The Parent Audited Financial Statements (including the related notes, where applicable): (i) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations, cash flows and, in the case of the Parent Audited Financial Statements, changes in shareholders' equity, of Parent and its Subsidiaries for the periods indicated (subject, in the case of the unaudited financial statements, to normal audit adjustments which are not expected, individually or in the aggregate, to be material); (ii) have been prepared consistent with the books and records of Parent and its Subsidiaries and consistent with

Parent's accounting policies and procedures; (iii) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

        (c)   With respect to each Annual Report on Form 10-K, each Report on Form 10-KT and each Quarterly Report on Form 10-Q included in the Parent Reports filed since August 29, 2002 and prior to the date hereof, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of Parent.

        Section 5.6    Broker's Fees.     Except for the agreement between Parent and Blitzer, Ricketson and Fine Co., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees payable on behalf of Parent in connection with the Merger or the other transactions contemplated by this Agreement.

        Section 5.7    Absence of Certain Changes or Events.

        (a)   Since December 31, 2002, no event or events have occurred which have had or would have, individually or in the aggregate, a Material Adverse Effect on Parent.

        (b)   Since December 31, 2002 through the date hereof, except as disclosed in the Parent Reports, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

        (c)   Neither Parent nor any of its Subsidiaries has, since December 31, 2002 through the date hereof: (i) except in the ordinary course of business or as required by applicable law or an agreement which has been disclosed prior to the date hereof in the Parent Reports and a copy provided by Parent to the Company: (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2002; or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses or commissions (other than customary bonuses for fiscal year 2003 and customary commissions for fiscal year 2003) or (ii) suffered any material strike, work stoppage, slowdown, or other labor disturbance.

        (d)   Except as disclosed on Schedule 5.7(d) of the Parent Disclosure Schedule, since December 31, 2002 through the date hereof, Parent has not granted any stock options or warrants with respect to Parent Common Stock or Parent Preferred Stock to any director, officer, employee, or independent contractor of Parent or any of its Subsidiaries.

        Section 5.8    Legal Proceedings.     Except as set forth on Schedule 5.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations: (i) of any nature against Parent or any of its Subsidiaries; or (ii) as of the date hereof, challenging the validity or propriety of the transactions contemplated by this Agreement.

        Section 5.9    Taxes and Tax Returns.

        (a)   Except as disclosed on Schedule 5.9 of the Parent Disclosure Schedule: (i) each of Parent and its Subsidiaries has duly and timely filed and will duly and timely file all Tax Returns required to be filed by it and has duly paid or made adequate provision for the payment of all Taxes and other governmental charges which have been incurred (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls), and all such Tax Returns are accurate and complete in all material respects; and (ii) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. There are no disputes pending related to, or claims asserted for, Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have adequate reserves. Proper and accurate amounts have been withheld by Parent and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws. There are no liens for Taxes upon any property or assets of Parent or its Subsidiaries except liens for current Taxes not yet due. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of Parent or any of its Subsidiaries for any period. Neither Parent nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code. Neither Parent nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. Neither Parent nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement. Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which Parent is the common parent) or has any liability for the Taxes of any person (other than Parent or its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law).

        (b)   Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any similar provision of state, local or foreign law).

        Section 5.10    Certain Tax Matters.     Parent has not taken or agreed to take any action, has not failed to take any action and does not know of any fact, agreement, plan or other circumstance, in each case that could reasonably be expected to prevent the Merger from qualifying as a taxable sale of assets and liquidation of the Company under the Code.

        Section 5.11    Employees; Benefit Plans.

        (a)   Set forth on Schedule 5.11(a) of Parent Disclosure Schedule is a true and complete list of each Parent Benefit Plan but excluding government-sponsored programs. For purposes of this Agreement, "Parent Benefit Plan" means any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer, director or consultant of Parent or any Parent ERISA Affiliate or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any Parent ERISA Affiliate or to which Parent or any Parent ERISA Affiliate contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practices, agreement or other arrangement, but excluding any government-sponsored programs (e.g., social security or national health coverage). A "Parent ERISA Affiliate" is any trade or business, whether or not incorporated, which together with the Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

        (b)   Parent has heretofore made available to the Company true and complete copies of each Parent Benefit Plan (including a written description of any unwritten Parent Benefit Plan) and: (i) the actuarial report for such Parent Benefit Plan (if applicable) for each of the last three years; (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Benefit Plan; (iii) the summary plan description for such Parent Benefit Plan (if any); and (iv) the Form 5500 for such Parent Benefit Plan (if applicable) for each of the last two years. Except as specifically provided in the foregoing documents made available to the Company or as required by this Agreement, there are no amendments to any Parent Benefit Plan that have been adopted or approved nor has Parent or any Parent ERISA Affiliate undertaken to make any such amendments or to adopt or approve any new Parent Benefit Plan, other than such amendments as may be required by changes in applicable law.

        (c)   With respect to Parent Benefit Plans: (i) each of the Parent Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code; (ii) each Parent Benefit Plan has been administered in all material respects in accordance with its terms; (iii) each of the Parent Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (except for such Parent Benefit Plans that: (A) have not yet received a determination letter but for which the remedial amendment period for submitting a determination letter has not yet expired; or (B) are maintained under a prototype plan (or similar form or pattern plan) for which the Internal Revenue Service has issued a favorable opinion letter (or similar approval letter) that, in Parent's reasonable judgment, adequately addresses such plan's qualified status), and there are no existing circumstances nor any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Parent Benefit Plan; (iv) except as set forth on Schedule 5.11(c) of the Parent Disclosure Schedule, no Parent Benefit Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code; (v) except as set forth on Schedule 5.11(c) of the Parent Disclosure Schedule, no Parent Benefit Plan provides benefits coverage, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond the last day of the month in which their retirement or other termination of service occurred, other than coverage mandated by applicable law and other than any post-termination exercise periods for stock options; (vi) except as set forth on Schedule 5.11(c) of the Parent Disclosure Schedule, no material liability under Title IV of ERISA or Part 6 of Title I of ERISA has been incurred by Parent, or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring a material liability thereunder; (vii) except as set forth on Schedule 5.11(c) of the Parent Disclosure Schedule, no Parent Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control (a "Multiple Employer Plan"), within the meaning of Section 4063 of ERISA and none of the Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (viii) except as set forth on Schedule 5.11(c) of Parent Disclosure Schedule, all contributions or other amounts payable by Parent or any Parent ERISA Affiliate with respect to each Parent Benefit Plan and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on Parent's financial statements; (ix) none of Parent, any Parent ERISA Affiliate or, to Parent's knowledge, any other person, including any fiduciary, has engaged in a transaction in connection with which Parent, any Parent ERISA Affiliate or any Parent Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the knowledge of Parent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of Parent Benefit Plans or any trusts related thereto; and (xi) each individual who renders services to Parent or any of its Subsidiaries who is classified by Parent or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Parent Benefit Plans) is properly so characterized.

        (d)   Schedule 5.11(d) of Parent Disclosure Schedule sets forth: (i) an accurate and complete description of each provision of any Parent Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of its Subsidiaries, or could limit the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust; and (ii) to Parent's knowledge a good faith estimate of the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by Parent and its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        (e)   Except to the extent required by any Parent Benefit Plan or by operation of the provisions of any individual employment or change in control agreement previously disclosed to Parent and set forth in Schedule 5.11(e) of Parent Disclosure Schedule, as of the date hereof, neither Parent nor Parent's Board of Directors has taken any action to accelerate the vesting of any stock options or other equity-based compensation awards in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        Section 5.12    Securities Laws Matters.

        (a)   Parent's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent's auditors: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

        (b)   Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to Parent's knowledge, such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and its principal financial officer to material information required to be included in Parent's periodic reports required under the Exchange Act.

        Section 5.13    Compliance with Applicable Law, Permits and Licenses.

        (a)   Neither Parent nor any of its Subsidiaries: (i) is in any material respect in conflict with, or in default or violation in any material respect of; or (ii) has been charged by any Governmental Entity with any unresolved violation of: any material law, rule, regulation, order, directive, injunction, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective owned or leased properties is bound or affected.

        (b)   Parent, its Subsidiaries and their respective employees hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Parent and its Subsidiaries (the "Parent Permits"). Each of Parent and its Subsidiaries is, and for the past five years has been, in compliance in all material respects with the terms of Parent Permits, all of the Parent Permits are in full force and effect and no suspension, revocation or material modification of any of them is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, do reasonable grounds exist for any such action.

        Section 5.14    Intellectual Property; Proprietary Rights; Employee Restrictions; Assets.

        (a)   All Intellectual Property used by Parent or its Subsidiaries in their respective businesses (collectively, "Parent Intellectual Property") are owned by Parent or such Subsidiaries by operation of law, or have been validly assigned to Parent or such Subsidiaries ("Parent Owned Intellectual Property") or Parent or its Subsidiaries otherwise have the right to use such Intellectual Property in their business as currently conducted ("Parent Licensed Intellectual Property"). Parent Intellectual Property is sufficient in all material respects to carry on the business of Parent as presently conducted. Parent or one of its Subsidiaries has exclusive ownership of all Parent Owned Intellectual Property used by Parent or its Subsidiaries, or is entitled to use all Parent Licensed Intellectual Property, in Parent's business as presently conducted, subject, in the case of Parent Licensed Intellectual Property, to the terms of the license agreements covering such Parent Licensed Intellectual Property. Parent and its Subsidiaries, and to the knowledge of Parent, the other parties thereto are not in material breach of any of the license agreements covering the Parent Licensed Intellectual Property. The present business activities or products of Parent do not infringe on any Third Party Intellectual Property.

        (b)   To its knowledge, Parent has not received any notice or other claim from any third party asserting that any of Parent's present activities or products infringe or may infringe any Third Party Intellectual Property of such third party.

        (c)   Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (i) Parent has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information material to its business as presently conducted; (ii) Parent has taken all reasonable measures in accordance with customary industry practice to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) to the knowledge of Parent, all trade secrets and other confidential information of Parent that are material to its business are not part of the public domain or knowledge, nor, to the knowledge of Parent, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for Parent; and (iv) to the knowledge of Parent, no employee or consultant of Parent or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for Parent or such Subsidiary.

        (d)   To the knowledge of Parent, no university or government agency (whether federal or state) has any claim of right to or ownership in the Parent Owned Intellectual Property. Parent is not aware of any material infringement, dilution or misappropriation by others of the Parent Owned Intellectual Property, or any material violation of the confidentiality of any of its proprietary information. To Parent's knowledge, Parent is not making unlawful use of any confidential information or trade secrets of any past or present employees of Parent or any of its Subsidiaries.

        (e)   Each of Parent and its Subsidiaries has good, valid and marketable title to, or good, valid and marketable leasehold interests in, all its properties and other assets (other than Parent Intellectual Property, which is addressed in Section 5.14 (a) through (d)) as are necessary in the conduct of, or material to the business of Parent and its Subsidiaries as currently conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that, either individually or in the aggregate, do not interfere in any material respect, with Parent's conduct of its business or affect in any material respect the value of such property or other assets (the "Parent Permitted Encumbrances"). Except as disclosed on Schedule 5.14(e) of the Parent Disclosure Schedule or for Parent Permitted Encumbrances,

all such properties and other assets, other than properties or other assets in which Parent or any of its Subsidiaries has a leasehold interest, are owned by Parent or a Subsidiary free and clear of all Liens.

        (f)    (i) Each lease of real or personal property which is material to the conduct of the business of Parent and its Subsidiaries and to which Parent or its Subsidiaries is a party is valid and binding on Parent or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries have in all material respects performed all material obligations required to be performed by it to date under each such lease, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default under any such lease.

        Section 5.15    Certain Contracts; Leases.

        (a)   Except as set forth on Schedule 5.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports; (ii) which materially restricts the conduct of any line of business by Parent or upon consummation of the transactions contemplated by this Agreement will restrict the conduct of any line of business by Parent, or Parent's Subsidiaries or the ability of Parent or any of Parent's Subsidiaries to engage in any line of business; (iii) which upon consummation of the transactions contemplated by this Agreement will subject Parent or any of its affiliates to any exclusivity arrangements with or to a labor union or guild (including any collective bargaining agreement); or (iv) (other than any plan or agreement covered by Section 5.11 hereof) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 5.15(a), together with any material license or contract relating to Parent Intellectual Property, whether or not set forth in the Parent Disclosure Schedule, is referred to herein as a "Parent Contract," and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. Parent has heretofore made available to the Company a true and complete copy of each Parent Contract.

        (b)   (i) Each Parent Contract is valid and binding on Parent or any of its Subsidiaries, as applicable, and in full force and effect; (ii) Parent and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it to date under each Parent Contract; and (iii) to the knowledge of the Parent, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default under any such Parent Contract.

        (c)   Schedule 5.15(c) of the Parent Disclosure Schedule sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by Parent or its Subsidiaries (the "Parent Leased Real Property"). Except as set forth on Schedule 5.15(c) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not own any real property. All of the leases or subleases of the Parent Leased Real Property (the "Parent Leases") are valid, binding and in full force and effect. Parent and its Subsidiaries have not subjected any Parent Lease to any mortgage, pledge, lien, encumbrance, sublease, assignment, license, or other agreement granting to any third party any material interest in such Parent Lease or any right to the use or occupancy of any Parent Leased Real Property. Parent or a Subsidiary, as lessee under each Parent Lease, is now in possession of all of the applicable Parent Leased Real Property.

        Section 5.16    Absence of Undisclosed Liabilities.     Except as set forth in Schedule 5.16 of the Parent Disclosure Schedule, all liabilities of Parent are current. Except for: (a) those liabilities that are disclosed in the footnotes to or reserved against on the Parent Audited Financial Statements (and only to the extent of such disclosure or reserve); (b) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby or for fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby; and (c) liabilities or obligations not required by GAAP to be disclosed or provided for in the Parent Audited Financial Statements and that were incurred in the ordinary course of business consistent with past practice which have not had or would not have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has incurred any indebtedness, obligation or liability of any nature whatsoever (whether known or unknown, absolute, accrued, asserted or unasserted, determined, determinable, contingent or otherwise and whether due or to become due whether relating to operations of, or property currently or previously owned by, Parent or any of its present or past Subsidiaries). Schedule 5.16 of the Parent Disclosure Schedule sets forth all indebtedness for money borrowed by the Parent or any of its subsidiaries and accurately discloses for each such indebtedness the payee, the original amount of the loan, the current balance of the loan, the interest rate and the maturity date.

        Section 5.17    Insurance.     Parent has made available to the Company a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of Parent and its Subsidiaries (the "Parent Insurance Policies"). Each of such Parent Insurance Policies is in full force and effect as of the date of this Agreement. From June 30, 2001 through the date hereof, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation of any Parent Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage; (b) invalidation of any Parent Insurance Policy; (c) refusal of any coverage or rejection of any material claim under any Parent Insurance Policy; or (d) material adjustment in the amount of the premiums payable with respect to any Parent Insurance Policy.

        Section 5.18    Environmental Liability.     There are no Claims or Response Actions of any nature seeking to impose, or that reasonably could result in the imposition of, on Parent or any of its Subsidiaries any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent there is no reasonable basis for any such Claim or Response Action that could reasonably be expected to impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, directive, injunction, letter or memorandum by or with any court, governmental authority, regulatory agency, Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 5.19    Form S-4 Proxy Statement/Prospectus.     None of the information to be supplied by Parent or its Subsidiaries for inclusion in the Form S-4 or the Proxy Statement/Prospectus will, at the time of the filing of the Form S-4 and the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply, as of the date of filing, in the case of the Form S-4, and the date of mailing, in the case of the Proxy Statement/Prospectus, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by the Company for inclusion therein.

        Section 5.20    Transactions with Affiliates.     Except as set forth in Schedule 5.20 of the Parent Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of Parent, on the other hand.

        Section 5.21    Labor Relations; Collective Bargaining Agreements.     Except as set forth on Schedule 5.21 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. No labor organization or group of employees of Parent or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no labor disputes, strikes, slowdowns or work stoppages against Parent or any of its Subsidiaries pending or threatened against Parent or any of its Subsidiaries. Since June 30, 2000 no unfair labor practice or labor charge or complaint has been made or is outstanding with respect to Parent or any of its Subsidiaries. Parent and its Subsidiaries have complied in all material respects with all provisions of applicable law pertaining to the employment of employees, including such laws relating to labor relations, equal employment, fair employment practices, immigration, workers' compensation, terms and conditions of employment, employee classification, wages, hours or work, equal opportunity and occupational health and safety.

        Section 5.22    Dividends.     Since December 31 2002, neither Parent nor any of its Subsidiaries have declared or paid any dividends or other distributions upon any of its capital stock or returned any capital to the shareholders of Parent or paid or made any distribution of property or cash to the shareholders of Parent.

        Section 5.23    Product Labeling, Product Liability and Product Warranty.     Parent and its Subsidiaries are in compliance in all material respects with all federal, state and local laws and regulations relating to product labeling, product safety and public health and safety. Except as set forth in Schedule 5.23 of the Parent Disclosure Schedule or in connection with routine warranty claims, neither Parent nor any of its Subsidiaries has received any notice of any claim that any product now or heretofore offered for sale or sold by Parent or distributed by Parent in connection with product sales is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed. Neither Parent nor its Subsidiaries has ever been ordered by a government agency to recall a product, and to Parent's knowledge, there are no circumstances that could give rise to such a product recall. To Parent's knowledge, there are no circumstances that could cause Parent to experience costs for warranty claims in the future that are materially higher than the costs historically experienced by Parent.

        Section 5.24    Conduct of Business.     Merger Sub is a corporation formed solely for the purpose of consummating the Merger and the other transactions contemplated hereby and has not engaged in any business activity except as contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1    Conduct of Businesses Prior to the Merger Closing.     Commencing upon execution of this Agreement and continuing through to the Closing, except as expressly contemplated or permitted by this Agreement the Company shall, and shall cause its Subsidiaries to: (i) conduct its business in the ordinary course consistent with past practices; (ii) use its best efforts to maintain and preserve intact its business organization and business relationships and to retain the services of its key officers and key employees; and (iii) use its good faith best efforts to limit the Company's legal expenses to be incurred in connection with the transactions contemplated by this Agreement to two hundred thousand dollars ($200,000) (plus disbursements), and it shall promptly notify Parent in the event that it anticipates that such legal expenses will exceed such amount.

        Section 6.2    Company Forbearances.     Commencing upon execution of this Agreement and continuing through to the Closing, except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent or refusal shall not be unreasonably delayed or withheld):

        (a)   incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance, provided, however, that the Company shall be entitled to draw against its operating line of credit in a manner consistent with past practice;

        (b)   (i) adjust, split, combine or reclassify any capital stock;

          (ii)   make, declare or pay any dividend (other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options issued and outstanding as of the date hereof under the Company Stock Plans;

          (iii)  grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

          (iv)  issue any additional shares of capital stock except pursuant to the exercise of stock options under the Company Stock Plans issued and outstanding as of the date hereof and in accordance with the terms of such instrument;

        (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its lines of business, material properties or assets to any individual, corporation or other entity, other than to a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except pursuant to contracts or agreements in force at the date hereof;

        (d)   except pursuant to contracts or agreements in force at the date of this Agreement and made available to Parent prior to the date of this Agreement, make any material investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company or any wholly owned Subsidiary thereof;

        (e)   except for transactions in the ordinary course of business consistent with past practice which would not reasonably be expected to have a Material Adverse Effect on the Company, terminate, or amend or waive any material provision of, any Company Contract, as the case may be, or make any material change in any instrument or agreement governing the terms of any lease or contract other than normal renewals of contracts and leases without material adverse changes of terms, or its securities;

        (f)    Except to the extent required by law or an existing agreement, increase in any manner the compensation or benefits of any of its employees, directors, consultants, independent contractors or service providers, pay any pension, severance or retirement benefits not required by any existing plan or agreement to any such employees, directors, consultants, independent contractors or service providers or enter into, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including without limitation any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment or consulting agreement with or for the benefit of any employee, director, consultant, independent contractor or service provider or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or cause the funding of any rabbi trust or similar arrangement;

        (g)   settle any material claim, action or proceeding;

        (h)   amend its Articles of Incorporation or its Bylaws or enter into any agreement with its shareholders in their capacity as such;

        (i)    other than in the ordinary course of business consistent with past practice, (i) sell or enter into any material license agreement with respect to any Company Intellectual Property used by it in its business with any person or entity or buy or enter into any material license agreement with respect to Third Party Intellectual Property of any person or entity; (ii) sell or transfer to any person or entity any material rights to any Company Intellectual Property used by it in its business; or (iii) enter into or materially amend any Company Contract, as the case may be, pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any material products of its or any of its Subsidiaries;

        (j)    enter into any "non-compete" or similar agreement that would materially restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent and its Subsidiaries (excluding the Surviving Corporation and its Subsidiaries);

        (k)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

        (l)    implement or adopt any change in its accounting principles, practices or methods, other than as consistent with or as may be required by law, GAAP or regulatory guidelines;

        (m)  settle or compromise any material liability for Taxes, file any material Tax Return (including any amended Tax Return), make any material Tax election or change any method of accounting for Tax purposes;

        (n)   enter into any new, or amend or otherwise alter any current, Company Affiliate Transaction;

        (o)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2; or

        (p)   Permit the Company's 401(k) Retirement Savings Plan to purchase or otherwise acquire additional shares of Company Common Stock.

        Section 6.3    Parent Obligations.     During the period from the date hereof to the Effective Time: (a) Parent shall not without the prior written consent of the Company, adopt any amendments to its Articles of Incorporation which would materially adversely affect the terms and provisions of the Parent Common Stock or the rights of the holders of such shares; (b) without the Company's consent, neither Parent nor any of its affiliates shall, directly or indirectly, except pursuant to this Agreement or the Voting Agreements, purchase or otherwise acquire any Company Securities or otherwise intentionally vote or acquire the right to vote Company Securities; and (c) Parent shall cause Merger Sub to perform its obligations hereunder.

        Section 6.4    Certain Tax Matters.     Commencing upon execution of this Agreement and continuing through to the Closing, each Party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a taxable sale of assets and liquidation of the Company under the Code.

        Section 6.5    Other Matters.     Commencing upon the execution of this Agreement and continuing through the Closing, neither the Company nor Parent shall, and each of them shall cause its respective Subsidiaries not to, take any action that is intended or would reasonably be expected to result in: (a) any of its representations and warranties (or, in the case of Parent, the representations and warranties of Parent and Merger Sub) set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time; (b) any of the conditions to the Merger set forth in Article VIII not being satisfied; or (c) a violation of any provision of this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS

        Section 7.1    Filings Under Securities Laws.     As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC the Registration Statement, which will contain: (i) the prospectus of Parent relating to the shares of Parent Common Stock and the Warrants to be issued in connection with the Merger (the "Prospectus"); and (ii) the proxy statement of the Company relating to the Shareholder Meeting (the "Proxy Statement" and, together with the Prospectus, the "Proxy Statement/Prospectus"). Each of the Company and Parent shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement/Prospectus to its shareholders. Parent and the Company will promptly notify each other of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information, and will promptly supply each other with copies of all correspondence between the parties and the SEC with respect thereto. If, at any time prior to the Effective Time, any event should occur relating to or affecting the Company, Parent or Merger Sub, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Registration Statement or the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable federal or state securities laws, distributing to the Company's shareholders such amendment or supplement. Parent shall use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and furnish all information concerning the Company and the holders of the Company Securities as may be reasonably requested by Parent in connection with any such action.

        Section 7.2    Access to Information.

        (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of the Parties shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other Parties, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. Access shall be reasonably related to the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement. During such period, each of the Parties shall, and shall cause their respective Subsidiaries to, make available to the other Parties: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which such party is not permitted to disclose under applicable law); and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)   Each of the Parties shall hold all information furnished by or on behalf of any other Party or any of such Party's Subsidiaries or representatives pursuant to Section 7.2(a) in confidence except to the extent that failure to disclose would constitute a violation of law and, in that case, the Party required to disclose such information will, to the extent practicable, provide prior notice of its intent to disclose such information to the other Party. The Company acknowledges and agrees that the execution, delivery and performance by Parent and its affiliates of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby shall not be deemed a breach of Parent's obligations under this Section 7.2(b).

        (c)   Each of the Parties shall hold all information furnished by or on behalf of any other Party or any of such Party's Subsidiaries or representatives pursuant to Section 7.2(a) or 7.2(b) in confidence to the extent required by, and in accordance with, the provisions of this Agreement and the provisions of the Confidentiality Agreement between Parent and the Company, dated as of November 26, 2002 (the "Confidentiality Agreement") except to the extent that failure to disclose would constitute a violation of law and, in that case, the Party required to disclose such information will, to the extent practicable, provide prior notice of its intent to disclose such information to the other Party. The Company acknowledges and agrees that the execution, delivery and performance by Parent and its Affiliates of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby shall not be deemed a breach of Parent's obligations under the Confidentiality Agreement.

        (d)   No investigation by any of the Parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        Section 7.3    Acquisition Transactions.

        (a)   Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any offer or other proposal to acquire any of the business, properties or assets of the Company and its Subsidiaries or any capital stock of the Company or its Subsidiaries, in each case whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction") and promptly request that all confidential information with respect to any proposed Acquisition Transaction furnished by or on behalf of the Company be returned and the Company shall use its best efforts to cause any officer, director or employee of the Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by the Company or any of its Subsidiaries, not to initiate, solicit, negotiate, knowingly encourage or provide non-public or confidential information to facilitate any Acquisition Transaction or any proposal with respect to any Acquisition Transaction.

        (b)   After the date hereof and prior to the Effective Time or the earlier termination of this Agreement pursuant to the terms hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (i) initiate, solicit, negotiate, knowingly encourage, provide confidential information to facilitate, or enter into any agreement with respect to, any bona fide written proposal or offer (an "Acquisition Proposal") to engage in an Acquisition Transaction; or (ii) enter into any agreement with respect to any Acquisition Proposal (other than this Agreement and any confidentiality and "standstill" agreement required pursuant to subsection (C) of the proviso of this Section 7.3(b)) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger, this Agreement or the transactions contemplated hereby; provided, however, that if, at any time prior to the Effective Time, the Company receives a written Acquisition Proposal that was not solicited after the date hereof or that did not otherwise result from a breach of this Section 7.3 and that the Company's Board of Directors or the Special Committee of the Company's Board of Directors (the

"Special Committee") determine in good faith, after consultation with their legal and financial advisors, is a Superior Proposal (as defined below), the Company may, in response to such Acquisition Proposal and subject to the Company's compliance with this Section 7.3(b), (x) furnish information with respect to the Company to the person making such Acquisition Proposal, provided that the Company contemporaneously furnishes a copy of any information supplied to the person making the Acquisition Proposal to Parent to the extent it has not done so previously, and (y) participate in discussions and negotiations with respect to such Acquisition Proposal if, and only to the extent that (A) the Company's Board of Directors and the Special Committee, after consultation with and taking into consideration the advice of their legal advisors, determine in good faith that such action is required for the Company's Board of Directors or the Special Committee to comply with its fiduciary duties to the Company, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company receives from such person an executed confidentiality and "standstill" agreement on terms substantially similar to those in the confidentiality and standstill agreement between the Company and Parent. The term "Superior Proposal" means an Acquisition Proposal which was not solicited or encouraged, directly or indirectly, after the date hereof by the Company, any of the Company's representatives or any other affiliate and which, in the good faith determination of the Company's Board of Directors or the Special Committee, taking into consideration, to the extent deemed appropriate by the Company's Board of Directors or the Special Committee, such interests and factors that may be considered in making such a determination under the PBCL, and the advice from a financial advisor of nationally recognized reputation, (A) if accepted, is highly likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to the Company than the transactions contemplated by this Agreement and (C) which financing, to the extent required, is then committed or which if not committed is capable of being obtained by such Person. The Company shall notify the Parent in writing of its receipt of any Acquisition Proposal (which notice shall include a copy of such Acquisition Proposal).

        (c)   Neither the Company nor the Company's Board of Directors or any committee thereof (including the Special Committee) shall, or shall authorize or permit any of its representatives to, (A) withhold, withdraw, modify, change or fail to make, or propose publicly to withhold, withdraw, modify, change or fail to make, in a manner adverse to Parent, the recommendation of the Company's Board of Directors and the Special Committee that the Company Shareholders approve and adopt this Agreement and the transactions contemplated thereby (the "Company Board Recommendation"), (B) approve, endorse, or recommend, or propose publicly to approve, endorse, or recommend, any Acquisition Proposal (other than the Merger), (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (other than the Merger) or (D) release or permit the release of any person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement under which the Company or any of the Company Subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced such agreement at the request of Parent. Nothing in this Agreement shall prohibit the Company or Parent, as the case may be, from making disclosure (and such disclosure in and of itself shall not be deemed to be a change in the Recommendations) of the fact that an Acquisition Proposal has been proposed, the identity of the person making such proposal or the material terms of such proposal to the extent, and only to the extent that, based on the advice of the Company's legal advisors, such disclosure is required by law. Further, notwithstanding anything contained in this Agreement to the contrary, in the event that an Acquisition Proposal is made and the Company's Board of Directors or Special Committee determines in good faith, after consultation with their legal and financial advisors, that such Acquisition Proposal is a Superior Proposal after the Company has complied with its obligations pursuant to this Section 7.3, the Company's Board of

Directors or the Special Committee may (if and only to the extent that the Company's Board of Directors or the Special Committee, after consultation with and taking into consideration the advice of its legal advisors, determines in good faith that such action is required for the Company's Board of Directors or the Special Committee to comply with its fiduciary duties to the Company) take any of the actions specified in clauses (A), (B) or (D) of this Section 7.3(c), no earlier than five Business Days following Parent's receipt from the Company of notice pursuant to Section 7.3(b) in connection with an Acquisition Proposal and engages in good faith negotiations with Parent in accordance with the requirements of Section 7.3(e).

        (d)   The Company shall promptly provide to Parent any information regarding the Company or its Subsidiaries provided after the date hereof to any corporation, partnership, person or other entity or group making an Acquisition Proposal, unless such information has been previously provided to Parent.

        (e)   In the event that the Company's Board of Directors or Special Committee determines that an Acquisition Proposal constitutes a Superior Proposal, the Company shall give Parent written notice of such determination and provide Parent with the terms of such Superior Proposal. For a period of not less than five Business Days after Parent's receipt from the Company of notice described in the preceding sentence, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement in an effort to make the Acquisition Proposal that constituted a Superior Proposal no longer constitute a Superior Proposal.

        Section 7.4    Shareholders' Approval.     Subject to the other provisions of this Section 7.4, the Company shall use its best efforts to cause a special meeting of shareholders of the Company (the "Shareholder Meeting") to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the Company Shareholder Approval (the "Shareholder Proposal"). The Company's Board of Directors shall use its best efforts to obtain from the shareholders of the Company the votes required by the PBCL and/or the Company Charter in favor of the approval of this Agreement and any other matters required thereby to be approved and shall recommend to the shareholders of the Company that they so vote at the Shareholder Meeting or any adjournment or postponement thereof; provided that the Company's Board of Directors shall not be required to use such best efforts to obtain the vote in favor of the approval of this Agreement and such other matters or to make or continue to make such recommendation if such Board of Directors, after having received and considered the advice of, and after consultation with, its independent, outside legal counsel, has determined that the making of such reasonable best efforts to obtain the vote in favor of the approval of this Agreement and such other matters or making or continuing to make such recommendation would cause the members of the Company's Board of Directors to breach their fiduciary duties under applicable laws. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is earlier terminated in accordance with its terms, the Company shall be required to submit the Shareholder Proposal for approval by its shareholders at the Shareholder Meeting, whether with or without the recommendation of the Company's Board of Directors.

        Section 7.5    Legal Conditions to the Merger.

        (a)   Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts: (i) to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities; (ii) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated by this Agreement; and (iii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        (b)   Notwithstanding anything to the contrary in paragraph (a) above or any other provision of this Agreement: (i) the Company shall not, without the prior written consent of Parent, agree to divest any assets or businesses of the Company or any of its affiliates or to in any way limit the ownership or operation of any business of the Company or its affiliates; and (ii) neither Parent nor the Company shall be required to: (A) divest or encumber any assets or corporations of Parent or the Company, respectively, or any of their respective affiliates (provided that in connection with the obtaining of the approval of any Governmental Entity of the transactions contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to, agree to divest, encumber, and to divest or encumber, any of its or their assets or corporations at the request of Parent and provided that such divestiture is conditioned upon consummation of the Merger); or (B) enter into any agreements that in any way limit the ownership or operation of any business of Parent or the Company, respectively, or any of their respective affiliates.

        (c)   Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided that Parent or the Company can restrict access by the other Party to such documents that discuss the pricing or dollar value of the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

        (d)   The Parent and the Company shall, upon request, furnish the other Parties with all information concerning themselves, their Subsidiaries and their Subsidiaries' affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent or the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

        (e)   The Company and Parent shall, and Parent shall cause Merger Sub to, promptly advise the other Parties upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        Section 7.6    Affiliates.     The Company shall use its best efforts to cause each person, listed on Exhibit E hereto to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the Effective Time, a written agreement, in the form of Exhibit E hereto, as applicable, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock to be received by such "affiliate" in the Merger, other than as contemplated in such written agreement. Other than those persons listed on Exhibit E, there are no "affiliates" (for purposes of Rule 145 under the Securities Act) of the Company.

        Section 7.7    Stock Exchange Quotation or Listing.     Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be authorized for quotation on NASDAQ or such other national exchange on which the Parent Common Stock may then be quoted or listed prior to the Effective Time.

        Section 7.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

        Section 7.9    Advise of Changes.     Parent and the Company shall each promptly advise the other Party of any change or event having a Material Adverse Effect on it, and Parent and the Company shall each promptly advise the other of any change or event that it believes is or constitutes or is reasonably likely to be or constitute a material breach of any of its representations, warranties or covenants contained herein.

        Section 7.10    Directors' and Officers' Indemnification and Insurance.

        (a)   Parent shall cause to be maintained in effect for a period of not less than one year and not more than three years from the Effective Time a directors' and officers' liability insurance policy, with policy limits of not less than one million dollars ($1,000,000) and not more than three million dollars ($3,000,000), covering the directors and officer of the Company (the "D&O Insurance Policy"). The D&O Insurance Policy will be underwritten by a reputable insurance company. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, with the prior written consent of the Company, a prepaid policy has been obtained prior to the Effective Time for purposes of this Section 7.10(a), which policy provides the Company's directors and officers with coverage in the amount of not less than one million dollars ($1,000,000) and not more than three million dollars ($3,000,000) for an aggregate period of not less than one year and not more than three years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such policy has been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 7.10(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.10(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.10(a) applies shall be third party beneficiaries of this Section 7.10(a)).

        (b)   From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company or of any of its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters relating to their duties or actions in their capacity as such (or in such capacity in another corporation, partnership, joint venture, trust or other enterprise at the request of the Company) and existing or occurring at or prior to the Effective Time (including those matters relating to the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted to be so indemnified by the Surviving Corporation or such Subsidiary, as the case may be, under applicable law. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume all rights of the Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective Articles of Incorporation or Bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (true and complete copies of which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended October 26, 2003, in the case of the Company, and otherwise have been made available to Parent prior to the date hereof) as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries provided to Parent prior to the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with its obligations thereunder. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by law. The right to indemnification conferred by this Section 7.10 shall include the right to be advanced and paid by the Surviving Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such Indemnified Party provides an undertaking reasonably satisfactory in form and substance to the Surviving Corporation to repay such advanced expenses to the extent required by law or the terms of the applicable indemnification provision.

        (c)   From and after the Effective Time until the second anniversary thereof, Parent shall cause: (i) the Articles of Incorporation and Bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to indemnification and to limitation of certain liabilities of directors and officers than are set forth as of the date of this Agreement in the Company Charter and Bylaws of the Company; and (ii) the Certificate of Incorporation and Bylaws (or similar organizational documents) of each Subsidiary of the Surviving Corporation to contain the current provisions regarding indemnification of directors and officers which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

        (d)   In the event that Parent or the Surviving Corporation or the respective successors or assigns of each: (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall ensure that proper provision shall be made so that such successors and assigns of Parent or the Surviving Corporation or the respective successors or assigns of each, as the use may be, shall assume all of the obligations thereof set forth in this Section 7.10.

        (e)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.10 is not prior to or in substitution for any such claims under such policies.

        (f)    The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.10 applies without the consent of the affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.10 applies shall be third party beneficiaries of this Section 7.10). For the avoidance of doubt, any failure by the Surviving Corporation to pay any amounts under this Section 7.10 for any reason whatsoever (including that such entity has ceased to exist) shall entitle the Indemnified Parties to fulfillment by Parent of such obligations of the Surviving Corporation.

        Section 7.11    Taxable Stock Purchase.     Following the Effective Time, neither the Company, the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any commercially reasonable action or cause any commercially reasonable action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a taxable sale of assets and liquidation of the Company under the Code

        Section 7.12    Employee Matters.

        (a)   Parent will cause the Surviving Corporation to honor the obligations of the Company or any of its Subsidiaries as of the Effective Time under the provisions of all employment, bonus, consulting, termination, severance, change in control and indemnification agreements, all of which are set forth on Schedule 7.12 of the Company Disclosure Schedule, between and among the Company or any of its Subsidiaries, on the one hand, and any current or former officer, director, consultant or employee of the Company or any of its Subsidiaries, on the other hand, provided that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such agreements to the extent permitted by the respective terms of such agreement.

        (b)   Parent and the Surviving Corporation will cause their respective employee benefit and compensation plans (including, without limitation, pension, profit-sharing, retirement, savings, 401(k), vacation, paid time-off, employee, retiree health and other employee financial welfare or other benefit plans) covering any of the employees of the Company who are employed by the Surviving Corporation as of the Effective Time (the "Assumed Employees") on or after the Effective Time to count service that has been recognized by the Company and its affiliates, without duplication of benefits, for purposes of eligibility to participate and vesting, but not benefit accrual, to the same extent such service was recognized under any similar Company Benefit Plans, provided that the foregoing shall not apply for newly established plans for which prior service is not taken into account. Parent and the Surviving Corporation will also cause all (i) waiting periods; and (ii) pre-existing conditions and proof of insurability provisions, for all conditions that all Assumed Employees and their covered dependents have as of the Effective Time, under each plan that would otherwise be applicable to newly hired employees to be waived with respect to Assumed Employees to the same extent waived to the extent waivable or satisfied under the Company Benefit Plans for the year in which the Merger occurs.

        (c)   Parent and the Surviving Corporation will give Assumed Employees credit, for purposes of Parent's and the Surviving Corporation's vacation and/or other paid leave benefit programs, for such employees' accrued and unpaid vacation and/or paid leave balance as of the Effective Time; provided, however, that Assumed Employees will not be provided with duplicative service credit for vacation or other paid leave programs.

        Section 7.13    Registration Statement.

        (a)   If at any time prior to the date of the Shareholder Meeting, or any adjournment thereof, any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to the Registration Statement, the Company shall notify Parent thereof by reference to this Section 7.13(a) and such event shall be so described. Any such amendment or supplement shall be filed as promptly as practicable with the SEC and, as and to the extent required by law, disseminated to the shareholders of the Company, and such amendment or supplement shall comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

        (b)   If at any time prior to the date of the Shareholder Meeting, or any adjournment thereof, any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to the Registration Statement, Parent shall notify the Company thereof by reference to this Section 7.13(b) and such event shall be so described. Any such amendment or supplement shall be filed as promptly as practicable with the SEC and, as and to the extent required by law, disseminated to the shareholders of the Company, and such amendment or supplement shall comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

        Section 7.14    Company Industrial Revenue Bonds.     The Company shall use its best efforts to assist Parent in making arrangements pursuant to which the Company's Industrial Revenue Bonds, all of which are set forth on Schedule 7.14 of the Company Disclosure Schedule (the "Industrial Revenue Bonds") shall remain outstanding after consummation of the transactions contemplated hereunder. The Company shall cooperate with Parent, meet with the lenders of the funds provided by the Industrial Revenue Bonds and allow Parent access to the Company's books and records for the purpose of enabling Parent to make arrangements to keep the Industrial Revenue Bonds in place.

        Section 7.15    Subordinated Debt Settlement.     The Company shall use its best efforts to reach a settlement with the holders of the Subordinated Debt which complies with the provisions of Section 8.3(d).

ARTICLE VIII
CONDITIONS

        Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the Parties to effect the Merger shall be subject to the following conditions:

        (a)   Shareholder Approval. The Company Shareholder Approval shall have been obtained.

        (b)   Stock Exchange Listings. The shares of Parent Common Stock to be issued in the Merger or upon exercise of the Warrants described in Section 3.1(b)(ii) shall have been authorized for quotation on NASDAQ or such other national exchange on which the Parent Common Stock may be quoted or listed as of the Closing Date.

        (c)   Other Approvals. All notifications, consents, authorizations and approvals required to be made with or obtained from any Governmental Entity prior to the Effective Time (including without limitation, with respect to any Company Permit (without giving effect to the word "material" in the definition thereof)): (A) under applicable federal, state, local and foreign laws relating to the operation of the business of the Company and its Subsidiaries; or (B) the failure of which to make or obtain would have a Material Adverse Effect on the Company or Parent, shall have been made or obtained for the transactions contemplated by this Agreement (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approval"); provided that the foregoing clause shall apply to the obligations of the Company to consummate the Merger only to the extent that the failure to make or obtain such notification, consent, authorization or approval would make consummation of the Merger an illegal act by the Company.

        (d)   Effectiveness of Registration Statement. The Registration Statement shall have been filed and shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e)   No Injunctions or Restraints; Illegality. No injunction prohibiting the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger, and no Governmental Entity shall have instituted any proceeding or be threatening to institute any proceeding seeking such an order, injunction or decree.

        (f)    Articles of Merger. The Articles of Merger shall have been filed with and approved by the Department of State of the Commonwealth of Pennsylvania.

        Section 8.2    Conditions to Obligations of the Company.     The obligations of the Company to effect the Merger are also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

        (a)   Representations and Warranties. (i) The representations and warranties of the Parent and Merger Sub set forth in Article V of this Agreement that are qualified as to materiality or Material Adverse Effect shall have been true and correct as of the date of the Agreement or shall be true and correct on and as of the Effective Time with the same force and effect as if made as of such date, or (ii) any representation or warranty of the Parent and Merger Sub set forth in the Agreement that is not so qualified shall have been true and correct in all material respects as of the date of the Agreement or shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule in accordance with Section 7.9 hereof made or purported to have been made after the date of the Agreement shall be disregarded). The Company shall have received certificates signed on behalf of the Parent and the Merger Sub by a duly authorized officer to such effect.

        (b)   Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent by an appropriate executive officer to such effect.

        Section 8.3    Conditions to Obligations of Parent.     The obligations of Parent to effect the Merger are also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

        (a)   Representations and Warranties and Covenants. The representations and warranties of the Company set forth in Article IV of this Agreement that are qualified as to materiality or Material Adverse Effect shall have been true and correct as of the date of the Agreement or shall be true and correct on and as of the Effective Time with the same force and effect as if made as of such date; or (b) any representation or warranty of the Company set forth in the Agreement that is not so qualified shall have been true and correct in all material respects as of the date of the Agreement or shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule in accordance with Section 7.9 hereof made or purported to have been made after the date of the Agreement shall be disregarded), and the Parent and Merger Sub shall have received certificates signed on behalf of the Company by a duly authorized officer to such effect; and (ii) the covenants contained in Article VI hereof shall have been performed and complied with, as the case may be and Parent and Merger Sub shall have received a certificate to that effect signed on behalf of the Company by a duly authorized officer.

        (b)   Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received certificates signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

        (c)   Restrictions on Transfer. Parent and the individuals set forth on Exhibit F attached hereto shall have executed and delivered an agreement, in a form substantially similar to the form set forth on Exhibit F whereby such individuals agree not to transfer the Parent Common Stock issued in accordance with the transactions contemplated by this Agreement, subject to customary transfer exceptions, for the period of time set forth opposite their names on Exhibit F.

        (d)   Subordinated Debt Settlement and Repayment. All of the Company's Subordinated Debt, all of which is set forth on Schedule 4.16 of the Company Disclosure Schedule shall be paid off at approximately 40% of the total current principal amount outstanding (a total payment of $1,058,429 to be divided among all subordinated debt holders as set forth on Schedule 4.16 of the Company Disclosure Schedule) as full and final payment for all outstanding obligations owed to them as of the Closing Date and Parent shall have received all subordinated notes from each party, marked cancelled.

        (e)   Industrial Revenue Bonds. Parent shall have made arrangements to keep in place the Industrial Revenue Bonds of the Company or, in the alternative, shall have paid off the full principal and accrued interest owing thereon at Closing, without prepayment penalty.

        (f)    Net Liabilities. The sum of (x) the Net Liabilities, plus (y) (i) the amount of the principal and interest of the Company's Industrial Revenue Bonds outstanding on the Closing Date, (ii) the cash paid at Closing to the Preferred Shareholders and (iii) the amount necessary to payoff in full all amounts owing in connection with the Senior Debt (as set forth in Section 8.3(h) below), the Subordinated Debt and the JCIDA Debt, will not exceed eleven million six hundred thousand dollars ($11,600,000). The "Net Liabilities" means the difference between (x) the "Liabilities" (as defined below) and (y) the liquidation value of the assets of the Company and its Subsidiaries (other than Stature). For purposes of this Section 8.3(f), all references to the Company shall mean the Company prior to the merger identified in the fourth whereas clause of this Agreement, so that neither the assets, liabilities or obligations of Stature (other than, if any, Stature's liabilities under the JCIDA Debt, the Subordinated Debt and the Senior Debt) shall be included as, respectively, assets, liabilities or obligations of the Company and its Subsidiaries. "Liabilities" means as of the Closing Date: (a) the sum of (i) all incurred or accrued liabilities and obligations, both recorded and unrecorded, of the Company and its Subsidiaries (other than Stature) and shall include any remaining obligations pursuant to any office or equipment leases and any obligations under any change of control, employee stay bonus or severance agreements and any other obligations or liabilities that arise in connection with the Merger transaction, and (ii) all of those incurred or accrued liabilities and obligations, both recorded and unrecorded, of the Parent and its Subsidiaries which arise in connection with the Merger transaction and which would not have been incurred or accrued by Parent and its Subsidiaries (other than Stature) if Parent had acquired the stock of Stature instead of participating in the Merger (e.g., costs incurred or accrued in connection with obtaining the D&O Insurance Policy and costs incurred in connection with the bonuses awarded by the Company's Compensation Committee on December 18, 2003), except that no liability or obligation identified under clause (i) above shall constitute a liability or obligation under this clause (ii); but (b) shall not include (i) legal fees and legal expenses incurred by the Company in connection with this Agreement and the consummation of the transactions contemplated hereby, (ii) any tax liability of the Company relating to the repayment of the Subordinated Debt or JCIDA Debt as required hereby or any tax liabilities of the Company, Parent or the Subsidiaries of either the Company or Parent which are imposed or otherwise payable by reason of the consummation of either the merger identified in the fourth whereas clause of this Agreement or the Merger, or both, (iii) the following fees and expenses incurred by the Parent—professional fees and expenses (including legal and accounting), bank fees and expenses incurred in connection with the financing of the Merger transaction, consultants' fees and expenses (including environmental), and appraisal fees and expenses, and (iv) any liability in regard of any non-competition agreement with Michael Koepke. All determinations of liabilities and obligations shall be made in accordance with GAAP, consistently applied.

        Five days prior to the date scheduled as the Closing Date, the Company will deliver to the Parent a statement of Net Liabilities (the "Statement of Liabilities"). In the event that Parent disputes the inclusion or exclusion of an item or the proper amount of an item in the Statement of Liabilities,

Parent shall, within five (5) days following delivery of the Statement of Liabilities, give the Company written notice of the nature of such dispute, which notice shall set forth in reasonable detail the specific objection ("Liability Notice of Disagreement"). The Statement of Liabilities shall become final and binding upon the Parties if the Company does not receive the Liability Notice of Disagreement from the Parent prior to the expiration of such five (5) day period. During such five (5) day period the Parent shall be given reasonable access during normal business hours to relevant records of the Company relating to, and the procedures carried out by the Company in connection with the Company's preparation of the Statement of Liability. Parent and the Company shall use good faith efforts to resolve, in writing, the disputed amounts identified in the Liability Notice of Disagreement within five (5) days after the Company's receipt thereof. If such dispute has not been resolved by the parties within the five (5) day period, the disputed amounts, and the final amount of the Net Liabilities shall be determined by the Independent Accountant. For purposes of this Section 8.3(f), the Parties shall bear the costs of the Independent Accountant equally.

        (g)   Non-Competition Agreement. Lowell Huntsinger, Randall James and Morris Felt shall have each executed and delivered a Non-Competition Agreement with Parent and its affiliates substantially in the form of Exhibit B attached hereto.

        (h)   Repayment of Senior Debt. Parent shall have repaid all senior debt of the Company under credit facilities, all of which are set forth on Schedule 8.3(h) of the Company Disclosure Schedule.

        (i)    Landlord Consents, Waivers and Estoppel Certificates. The landlord consents and waivers, if necessary, and landlord estoppel certificates described in Section 4.15(d) shall have been obtained.

        (j)    Sale of Texas Property. Prior to the Closing the Company shall have sold its Texas property located at FM 1252 West, Kilgore, Texas 75662, on an as-is basis, for a purchase price of not less than three hundred and eleven thousand dollars ($311,000).

        (k)   JCIDA Debt Settlement and Repayment. All of the JCIDA Debt, all of which is set forth on Schedule 4.16 of the Company Disclosure Schedule, shall be paid off at approximately 60% of the total current principal amount outstanding as full and final payment for all outstanding obligations owed to them as of the Closing Date and Parent shall have received all subordinated notes from each party, marked cancelled.

        (l)    Merger of Stature. Prior to the Closing Stature shall have been merged with and into the Company.

        (m)  Revision of Executive Salary Continuation Agreement. The Company and George Lemmon Jr. shall have amended the Owosso Corporation Executive Salary Continuation Agreement, in a manner reasonably satisfactory to Parent, to revise (i) the dates on which Mr. Lemmon is entitled to payments under such agreement and (ii) the manner in which Mr. Lemmon is to receive fringe benefits.

        (n)   Release. The Company shall cause each of Morris Felt, Lowell Huntsinger, George Lemmon, The John F. Northway, Sr. Trust, Randall James, John Reese and Lemmon Drop Enterprises (each, a "Releasing Person") to execute a release, in a form reasonably satisfactory to Parent, whereby the Releasing Person irrevocably releases and forever discharges the Parent and the Company and their respective affiliates, subsidiaries, successors, assigns, participants, directors, officers, employees, agents, consultants and attorneys (each, a "Released Person") of and from all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever which such Releasing Person or any of its affiliates may now have or claim to have against the Parent or the Company or any other Released Person on account of or in any way related to the Releasing Person's purchase or ownership of shares of the Company, the Merger Agreement and the transactions contemplated otherwise evidenced thereby, whether presently known or unknown and of every nature and extent whatsoever.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

        (a)   by mutual consent of Parent and the Company in a written instrument;

        (b)   by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (c)   by Parent or the Company if the Effective Time shall not have occurred on or before July 1, 2004 (the "Termination Date"), unless the failure of the Effective Time to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; provided, however, that if on such date each of the conditions set forth in Article VIII other than those set forth in Section 8.1(a) (Shareholder Approvals), Section 8.1(c) (Other Approvals) or Section 8.1(e) (No Injunctions or Restraints; Illegality) has been fulfilled or is capable of being fulfilled, then such date shall be automatically extended for thirty (30) days

        (d)   (i) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach by Parent or Merger Sub of any of its covenants or agreements or any of its representations or warranties set forth in this Agreement, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a) (Representations and Warranties) or 8.2(b) (Performance of Obligations) of this Agreement, and which is not cured as promptly as practicable and in any case within thirty (30) days following written notice by the Company to Parent or by its nature or timing cannot be cured prior to the Closing Date; or (ii) by Parent (provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained herein) if: (A) there shall have been a breach by the Company of any of its covenants or agreements or any of its representations or warranties set forth in this Agreement, which breach, in any such case, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a) (Representations and Warranties) or 8.3(b) (Performance of Obligations) of this Agreement; or (B) there shall have been a material breach (including any transfer or other disposition of any Company Securities in violation thereof) by any party to a Voting Agreement (other than Parent) of any of its respective covenants or agreements or any of its respective representations or warranties set forth in such Voting Agreement, and which, in the case of either of clause (A) or (B), is not cured as promptly as practicable and in any case within thirty (30) days following written notice by Parent to the Company or by its nature or timing cannot be cured prior to the Closing Date;

        (e)   by the Company if the Company has proposed to enter into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with Section 7.3, provided that the Company has complied with all of the provisions Section 7.3, including the notice provisions therein, and that simultaneously with terminating this Agreement the Company makes all payments required to be made to Parent pursuant to Section 9.2(b);

        (f)    by Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, or modified or amended in any respect materially adverse to Parent, its approval or recommendation of this Agreement or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have failed to publicly affirm its approval or recommendation of this Agreement within 10 days of Parent's request made after any Acquisition Proposal shall have been disclosed to the Company's shareholders generally; or

        (g)   by Parent or the Company, if the shareholders of the Company fail to approve this Agreement upon a vote held at a duly held meeting of shareholders called for such purpose (including any adjournment or postponement thereof), but subject, in the case of termination by the Company, to its obligation to make the payment required by Section 9.2(b), if applicable.

        Section 9.2    Effect of Termination.

        (a)   In the event of termination of this Agreement by Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub or the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that: (i) Sections 7.2(c), 10.2, 10.7, 10.8 and this Section 9.2 shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or out of intentional misconduct or fraud.

        (b)   The Company agrees to pay to Parent a fee equal to $500,000, by wire transfer of immediately available funds, if:

          (i)    the Company terminates this Agreement pursuant to Section 9.1(e);

          (ii)   Parent terminates this Agreement pursuant to Section 9.1(f);

          (iii)  (A) the Company terminates this Agreement pursuant to Section 9.1(c) at a time when Parent would have been permitted to terminate this Agreement pursuant to Section 9.1(d)(ii) as a result of a willful or bad faith breach of any material covenant or agreement contained in this Agreement; and (B) prior to such termination, an Acquisition Proposal (other than pursuant to this Agreement) shall have been disclosed publicly or to the Company in excess of the aggregate Merger Consideration; or

          (iv)  this Agreement is terminated pursuant to Section 9.1(g); provided, however, that the Company shall not be obligated to make the payment required by this Section 9.2(b) if the officers of the Parent appointed by those shareholders of the Company listed in Exhibit A hereto as such shareholders' proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such shareholder, do not vote (or do not cause to be voted) such shareholder's shares of Company Common Stock and Company Preferred Stock at the Shareholders' Meeting in favor of the Merger, in each case as contemplated by such shareholder's Voting Agreement.

        Section 9.3    Amendment.     Subject to compliance with applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented at the Shareholder Meeting by the shareholders of the Company; provided, however, that after adoption of this Agreement by the Company's shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

        Section 9.4    Extension; Waiver.     At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties;

(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Company Securities hereunder, other than as contemplated by this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X
GENERAL PROVISIONS

        Section 10.1    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Closing.

        Section 10.2    Expenses.     Except as set forth in Section 9.2, all costs and expenses (including without limitation professional fees and transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company.

        Section 10.3    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when received by facsimile or similar device if subsequently confirmed by a writing sent within twenty-four (24) hours after the giving of such notice; (b) upon receipt if delivered personally; or (c) on the date of receipt, if sent by FedEx or other national overnight delivery service; and in any case, addressed as follows:

        (a)   if to the Company, to:

    Owosso Corporation
    2200 Renaissance Boulevard, Suite 150
    King of Prussia, PA 19406
    Attention: Mr. George B. Lemmon, Jr.
    Telephone: (315) 782-5910
    Telecopier: (315) 782-1917

        with a copy to:

    Pepper Hamilton LLP
    3000 Two Logan Square
    Eighteenth and Arch Streets
    Philadelphia, Pennsylvania 19103-2799
    Attention: Elam M. Hitchner III, Esq.
    Telephone: 215-981-4000
    Telecopier: 215-981-4750

        and

        (b)   if to Parent or Merger Sub, to:

    Allied Motion Technologies, Inc.
    23 Inverness Way East, Suite 150
    Englewood, Colorado 80112
    Attention: Mr. Richard Smith
    Telephone: 303-799-8520
    Telecopier: 303-799-8521

        with a copy to:

    Jaeckle Fleischmann & Mugel, LLP
    800 Fleet Bank Building
    12 Fountain Plaza
    Buffalo, New York 14202
    Attention: Tim C. Loftis, Esq.
    Telephone: 716-856-0600
    Telecopier: 716-856-0432

        Section 10.4    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, table of definitions and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 10.5    Counterparts.     This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 10.6    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        Section 10.7    Governing Law.

        (a)   This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

        (b)   Each Party irrevocably submits to the jurisdiction of any state court of the State of New York, or any federal court sitting in Erie County, New York in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

        (c)   To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

        (d)   Each Party waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 10.7.

        Section 10.8    Publicity; Announcements.     The initial press release concerning the Merger and the transactions contemplated hereby will be a joint release. Except as otherwise required by applicable law or the rules of NASDAQ, none of the Parties hereto shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld (provided that the consent of Parent shall be deemed to be the consent of Merger Sub). Prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent (which shall not be unreasonably withheld) issue or cause the publication of any press release or other public announcement with respect to any material developments in the business strategy of the Company and its Subsidiaries, except for any such press release or public announcement required by applicable law or the rules of NASDAQ (in which case the Company shall, to the extent practicable, consult with Parent prior to making such release or announcement).

        Section 10.9    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise provided in Section 7.10, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

        Section 10.10    Specific Enforcement.     The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. A Party is entitled to seek injunctive relief to prevent any breach and to enforce terms or provisions if such breach would serve as a basis of terminating this Agreement by such Party. The rights provided by this section are in addition to any other remedy to which the Parties are entitled at law or in equity including an action seeking damages.

        Section 10.11    Disclosure of Tax Treatment/Structure.     Notwithstanding anything herein to the contrary, at the earliest of the date of the first public announcement of the discussions relating to the transactions contemplated hereby, the date of the public announcement of the transactions contemplated hereby or the date of the execution of this Agreement, each party to the transactions (and each employee, representative, agent and advisor of each such party) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions and other tax analysis) that are provided to the party relating to such tax treatment and tax structure; provided, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with any applicable securities laws. In addition, no party shall be subject to any restriction concerning its consulting with its tax advisor regarding the tax treatment or tax structure of the transactions at any time.

(Signature page follows)

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ALLIED MOTION TECHNOLOGIES, INC.
By:	/s/ RICHARD D. SMITH
Name:	Richard D. Smith
Title:	CEO
OWOSSO CORPORATION
By:	/s/ GEORGE LEMMON JR.
Name:	George Lemmon Jr.
Title:	President & CEO
AMOT, INC.
By:	/s/ RICHARD D. SMITH
Name:	Richard D. Smith
Title:	President

(Signature page to Agreement and Plan of Merger)

APPENDIX B

PENNSYLVANIA CONSOLIDATED STATUTES ANNOTATED
TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS
PART II. CORPORATIONS
SUBPART B. BUSINESS CORPORATIONS
ARTICLE B. DOMESTIC BUSINESS CORPORATIONS GENERALLY
CHAPTER 15. CORPORATE POWERS, DUTIES AND SAFEGUARDS
SUBCHAPTER D. DISSENTERS RIGHTS

SECTION 1571.    Application and Effect of Subchapter

        (a)   General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

  Section 1906(c) (relating to dissenters rights upon special treatment).

  Section 1930 (relating to dissenters rights).

  Section 1931(d) (relating to dissenters rights in share exchanges).

  Section 1932(c) (relating to dissenters rights in asset transfers).

  Section 1952(d) (relating to dissenters rights in division).

  Section 1962(c) (relating to dissenters rights in conversion).

  Section 2104(b) (relating to procedure).

  Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

  Section 2325(b) (relating to minimum vote requirement).

  Section 2704(c) (relating to dissenters rights upon election).

  Section 2705(d) (relating to dissenters rights upon renewal of election).

  Section 2904(b) (relating to procedure).

  Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

  Section 7104(b)(3) (relating to procedure).

        (b)   Exceptions.—

          (1)   Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

              (i)  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

             (ii)  held beneficially or of record by more than 2,000 persons.

          (2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

              (i)  (Repealed.)

             (ii)  Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

            (iii)  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

          (3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

        (c)   Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

        (d)   Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2)   a copy of this subchapter.

        (e)   Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

        (f)    Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

        (g)   Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

        (h)   Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

SECTION 1572.    Definitions

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

          "Shareholder." A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

SECTION 1573.    Record and Beneficial Holders and Owners

        (a)   Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

        (b)   Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574.    Notice of Intention to Dissent

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575.    Notice to Demand Payment

        (a)   General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4)   Be accompanied by a copy of this subchapter.

        (b)   Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576.    Failure to Comply with Notice to Demand Payment, Etc.

        (a)   Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

        (b)   Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

        (c)   Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577.    Release of Restrictions or Payment for Shares

        (a)   Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

        (b)   Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

        (c)   Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2)   A statement of the corporation's estimate of the fair value of the shares.

          (3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

        (d)   Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SECTION 1578.    Estimate by Dissenter of Fair Value of Shares

        (a)   General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

        (b)   Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579.    Valuation Proceedings Generally

        (a)   General rule.—Within 60 days after the latest of:

          (1)   effectuation of the proposed corporate action;

          (2)   timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3)   timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

        (b)   Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

        (c)   Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

        (d)   Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

        (e)   Effect of corporation's failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580.    Costs and Expenses of Valuation Proceedings

        (a)   General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

        (b)   Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

        (c)   Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 7-108-402 of the Colorado Business Corporation Act ("CBCA") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. Our articles of incorporation provide eliminating a director's liability, except to the extent such exemption from liability is not permitted by the statute.

        Section 7-109-103 of the CBCA provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, an officer, and agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of or to hold any similar position with, another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. Our articles of incorporation do not contain any such limitation, and provide that we must indemnify such persons satisfying the standards under this provision of the Corporation Act.

        Section 7-109-102 of the CBCA provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding. Our bylaws require us to indemnify such individuals in the circumstances permitted by the statute.

        Under Section 7-109-107 of the CBCA, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Our bylaws require us to indemnify and advance expenses to any officer of the Company or any of its subsidiaries and any general manager of any division of the Company who is not a director to the maximum extent permitted by the statute consistent with public policy, and may indemnify and advance expenses to any other officer, employee or agent of the Company who is not a director to any extent permitted by the statute consistent with public policy as determined by the Board of Directors.

        We have also entered into indemnification agreements with our directors to indemnify them and to advance expenses to the fullest extent permitted by law. In addition, the agreement provides that no claim or cause of action may be asserted by us against such director after the date the director ceases to be a director or after one year. We have also agreed to maintain directors' and officers' liability insurance, subject to certain limitations.

        The above discussion of our articles of incorporation, bylaws, the CBCA and the indemnification agreements is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 21. Exhibits and Financial Statement Schedules.

2.1	Agreement and Plan of Merger by and among Allied Motion Technologies Inc., AMOT, Inc. and Owosso Corporation, dated as of February 10, 2004 (included as Appendix A to the proxy statement/prospectus filed herewith).
3.1	Restated Articles of Incorporation (incorporated by reference).
3.2	Amendment to Articles of Incorporation dated September 24, 1993 (incorporated by reference).
3.3	By-laws of the Company adopted August 11, 1994 (incorporated by reference).
4.1	Form of Warrant to Purchase Stock (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
5.1	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.1
Loan and Security Agreement dated May 7, 1998 between Hathaway Corporation and certain subsidiaries of Hathaway Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.16 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
10.2
Schedule to Loan and Security Agreement dated May 7, 1998 between Hathaway Corporation and certain subsidiaries of Hathaway Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.17 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
10.3	The Amended 1991 Incentive and Nonstatutory Stock Option Plan dated August 1, 1998 (incorporated by reference to Exhibit 10.19 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
10.4
Consulting Agreement between Hathaway Corporation and Eugene E. Prince dated September 1, 1998 (incorporated by reference to Exhibit 10.20 to the Company's Form 10-K for the fiscal year ended June 30, 1999).
10.5	Year 2000 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated September 21, 2000).
10.6	2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit B to the Company's Proxy Statement dated September 21, 2000).

10.7
Asset Purchase Agreement By and Among Qualitrol Power Products, LLC, Danaher UK Industries Limited, Hathaway Systems Corporation, Hathaway Industrial Automation, Inc., Hathaway Process Instrumentation Corporation, Hathaway Systems, Ltd. and Hathaway Corporation (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement dated June 24, 2002).
10.8
Stock Purchase Agreement among Motor Products—Owosso Corporation, Motor Products—Ohio Corporation, Owosso Corporation and Hathaway Motion Control Corporation (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2002).
10.9	Amendment dated July 10, 2002 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2002).
10.10	Amendment dated July 30, 2002 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2002).
10.11	Amendment No. 1 to the Hathaway Corporation Year 2000 Stock Incentive Plan (incorporated by reference to Exhibit B to the Company's Proxy Statement dated September 30, 2002).
10.12
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and George B. Lemmon, Jr. (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.13
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and The John F. Northway, Sr. Trust (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.14
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and Lowell Huntsinger (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.15
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and Morris R. Felt (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.16
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and Randall V. James (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.17
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and John Reese (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.18
Employment Agreement between Allied Motion Technologies Inc. and Richard D. Smith, effective August 1, 2003 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.19
Change of Control Agreement between Allied Motion Technologies Inc. and Richard D. Smith, effective July 24, 2003 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.20
Employment Agreement between Allied Motion Technologies Inc. and Richard S. Warzala, effective March 1, 2003 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).

10.21
Change of Control Agreement between Hathaway Corporation and Richard S. Warzala, effective May 1, 2002 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.22	Amendment dated September 26, 2003 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.23	Amendment dated February 19, 2004 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company's Form 10-KT for the fiscal year ended December 31, 2002).
23.1	Consent of KPMG LLP (filed herewith).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
23.3	Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
24	Powers of Attorney (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
99.1	Form of proxy card for holders of Owosso Corporation common stock (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
99.2	Form of proxy card for holders of Owosso Corporation preferred stock (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).

Item 22. Undertakings.

        The undersigned Registrant hereby undertakes:

          (a)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)   To file, during any period which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (c)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (h)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado on March 26, 2004.

ALLIED MOTION TECHNOLOGIES INC.
By:	/s/ RICHARD D. SMITH Richard D. Smith Chief Executive Officer and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on March 26, 2004.

Signature	Title

* Eugene E. Prince	Chairman of the Board
* Richard D. Smith	Director, Chief Executive Officer and Chief Financial Officer
* Delwin D. Hock	Director
* Graydon D. Hubbard	Director
* George J. Pilmanis	Director
*/s/ RICHARD D. SMITH Richard D. Smith Individually and as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Allied Motion Technologies Inc., AMOT, Inc. and Owosso Corporation, dated as of February 10, 2004 (included as Appendix A to the proxy statement/prospectus filed herewith).
3.1	Restated Articles of Incorporation (incorporated by reference).
3.2	Amendment to Articles of Incorporation dated September 24, 1993 (incorporated by reference).
3.3	By-laws of the Company adopted August 11, 1994 (incorporated by reference).
4.1	Form of Warrant to Purchase Stock (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
5.1	Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.1
Loan and Security Agreement dated May 7, 1998 between Hathaway Corporation and certain subsidiaries of Hathaway Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.16 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
10.2
Schedule to Loan and Security Agreement dated May 7, 1998 between Hathaway Corporation and certain subsidiaries of Hathaway Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.17 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
10.3	The Amended 1991 Incentive and Nonstatutory Stock Option Plan dated August 1, 1998 (incorporated by reference to Exhibit 10.19 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
10.4
Consulting Agreement between Hathaway Corporation and Eugene E. Prince dated September 1, 1998 (incorporated by reference to Exhibit 10.20 to the Company's Form 10-K for the fiscal year ended June 30, 1999).
10.5	Year 2000 Stock Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated September 21, 2000).
10.6	2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit B to the Company's Proxy Statement dated September 21, 2000).
10.7
Asset Purchase Agreement By and Among Qualitrol Power Products, LLC, Danaher UK Industries Limited, Hathaway Systems Corporation, Hathaway Industrial Automation, Inc., Hathaway Process Instrumentation Corporation, Hathaway Systems, Ltd. and Hathaway Corporation (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement dated June 24, 2002).
10.8
Stock Purchase Agreement among Motor Products—Owosso Corporation, Motor Products—Ohio Corporation, Owosso Corporation and Hathaway Motion Control Corporation (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2002).
10.9	Amendment dated July 10, 2002 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2002).
10.10	Amendment dated July 30, 2002 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 2002).

10.11	Amendment No. 1 to the Hathaway Corporation Year 2000 Stock Incentive Plan (incorporated by reference to Exhibit B to the Company's Proxy Statement dated September 30, 2002).
10.12
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and George B. Lemmon, Jr. (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.13
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and The John F. Northway, Sr. Trust (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.14
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and Lowell Huntsinger (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.15
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and Morris R. Felt (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.16
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and Randall V. James (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.17
Voting Agreement and Irrevocable Proxy, dated as of February 10, 2004, by and between Allied Motion Technologies Inc. and John Reese (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
10.18
Employment Agreement between Allied Motion Technologies Inc. and Richard D. Smith, effective August 1, 2003 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.19
Change of Control Agreement between Allied Motion Technologies Inc. and Richard D. Smith, effective July 24, 2003 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.20
Employment Agreement between Allied Motion Technologies Inc. and Richard S. Warzala, effective March 1, 2003 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.21
Change of Control Agreement between Hathaway Corporation and Richard S. Warzala, effective May 1, 2002 (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.22	Amendment dated September 26, 2003 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
10.23	Amendment dated February 19, 2004 to Loan Documents for Silicon Valley Bank (incorporated by reference to the Company's Form 10-K for the fiscal year ended December 31, 2003).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21 to the Company's Form 10-KT for the fiscal year ended December 31, 2002).
23.1	Consent of KPMG LLP (filed herewith).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
23.3	Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).

24	Powers of Attorney (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
99.1	Form of proxy card for holders of Owosso Corporation common stock (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).
99.2	Form of proxy card for holders of Owosso Corporation preferred stock (incorporated by reference to the Company's Registration Statement on Form S-4 filed March 15, 2004).